Exhibit 10.1

FIRST AMENDED AND RESTATED

REVOLVING CREDIT

AND

SECURITY AGREEMENT

PNC BANK, NATIONAL ASSOCIATION

(AS LENDER AND AS AGENT)

PNC CAPITAL MARKETS LLC

(AS JOINT LEAD ARRANGER AND SOLE BOOK RUNNER)

FIRST NATIONAL BANK OF PENNSYLVANIA

(AS LENDER AND AS SYNDICATION AGENT),

F.N.B. CAPITAL MARKETS

(AS JOINT LEAD ARRANGER)

M&T BANK

(AS LENDER AND AS DOCUMENTATION AGENT)

WITH

AIR & LIQUID SYSTEMS CORPORATION

UNION ELECTRIC STEEL CORPORATION

ALLOYS UNLIMITED AND PROCESSING, LLC

AKERS NATIONAL ROLL COMPANY

AKERS SWEDEN AB

AKERS AB

AND

UNION ELECTRIC STEEL UK LIMITED

(BORROWERS)

AND

THE GUARANTORS FROM TIME TO TIME PARTY HERETO

Effective as of JUNE 29, 2021

CUSIP #00905RAB2

i

III.	INTEREST AND FEES	84

	3.1. Interest	84
	3.2. Letter of Credit Fees	85
	3.3. Facility Fee	86
	3.4. [Reserved]	86
	3.5. Computation of Interest and Fees	86
	3.6. Maximum Charges	86
	3.7. Increased Costs	87
	3.8. Alternate Rate of Interest	88
	3.9. Capital Adequacy	97
	3.10. Taxes	98
	3.11. Replacement of Lenders	100

IV.	COLLATERAL: GENERAL TERMS	101

	4.1. Security Interest in the Collateral	101
	4.2. Perfection of Security Interest	101
	4.3. Preservation of Collateral	102
	4.4. Ownership and Location of Collateral	103
	4.5. Defense of Agent’s and Lenders’ Interests	103
	4.6. Inspection of Premises	104
	4.7. Appraisals	104
	4.8. Receivables; Deposit Accounts and Securities Accounts	104
	4.9. Inventory	109
	4.10. [Reserved]	109
	4.11. Exculpation of Liability	109
	4.12. Financing Statements	109

V.	REPRESENTATIONS AND WARRANTIES	109

	5.1. Authority	109
	5.2. Formation and Qualification	110
	5.3. Survival of Representations and Warranties	110
	5.4. Tax Returns	110
	5.5. Financial Statements	110
	5.6. Entity Names	111
	5.7. O.S.H.A. Environmental Compliance	111
	5.8. Solvency; No Litigation, Violation, Indebtedness or Default; ERISA Compliance	112
	5.9. Patents, Trademarks, Copyrights and Licenses	114
	5.10. Licenses and Permits	114
	5.11. Default of Indebtedness	114
	5.12. No Default	114
	5.13. No Burdensome Restrictions	114
	5.14. No Labor Disputes	115
	5.15. Margin Regulations	115
	5.16. Investment Company Act	115

	5.17. Disclosure	115
	5.18. Certificate of Beneficial Ownership	115
	5.19. [Reserved]	115
	5.20. Swaps	115
	5.21. Business and Property of Loan Parties	115
	5.22. Ineligible Securities	116
	5.23. Centre of Main Interests	116
	5.24. Equity Interests	116
	5.25. Commercial Tort Claims	116
	5.26. Letter of Credit Rights	116
	5.27. Material Contracts	116
	5.28. Certificate of Beneficial Ownership	116
	5.29. Sanctions and other Anti-Terrorism Laws	117
	5.30. Anti-Corruption Laws	117

VI.	AFFIRMATIVE COVENANTS	117

	6.1. Compliance with Laws	117
	6.2. Conduct of Business and Maintenance of Existence and Assets	117
	6.3. Books and Records	117
	6.4. Payment of Taxes	118
	6.5. Financial Covenants	118
	6.6. Insurance	118
	6.7. Payment of Indebtedness and Leasehold Obligations	120
	6.8. Environmental Matters	120
	6.9. Standards of Financial Statements	120
	6.10. [Reserved]	120
	6.11. Execution of Supplemental Instruments	120
	6.12. Government Receivables	120
	6.13. [Reserved]	121
	6.14. Membership / Partnership Interests	121
	6.15. Keepwell	121
	6.16. Certificate of Beneficial Ownership and Other Additional Information	121
	6.17. Sanctions and other Anti-Terrorism Laws; Anti-Corruption Laws	121

VII.	NEGATIVE COVENANTS	122

	7.1. Merger, Consolidation, Acquisition and Sale of Assets	122
	7.2. Creation of Liens	122
	7.3. Guarantees	122
	7.4. Investments	123
	7.5. Loans	123
	7.6. [Reserved]	123
	7.7. Dividends	123
	7.8. Indebtedness	123
	7.9. Nature of Business	123
	7.10. Transactions with Affiliates	124

	7.11. [Reserved]	124
	7.12. Subsidiaries	124
	7.13. Fiscal Year and Accounting Changes	125
	7.14. [Reserved]	125
	7.15. Amendment of Organizational Documents	125
	7.16. Compliance with ERISA	125
	7.17. Prepayment of Indebtedness	125
	7.18. Sanctions and other Anti-Terrorism Laws	126
	7.19. Anti-Corruption Laws	126
	7.20. Membership / Partnership Interests	126

VIII.	CONDITIONS PRECEDENT	126

	8.1. Conditions to Initial Advances	126
	8.2. Conditions to Each Advance	130
	8.3. [Reserved]	130

IX.	INFORMATION AS TO LOAN PARTIES	131

	9.1. Disclosure of Material Matters	131
	9.2. Schedules	131
	9.3. Environmental Reports	131
	9.4. Litigation	132
	9.5. Material Occurrences	132
	9.6. Government Receivables	133
	9.7. Annual Financial Statements	133
	9.8. Quarterly Financial Statements	133
	9.9. Monthly Financial Statements	133
	9.10. Borrowing Certificates	134
	9.11. Additional Information	134
	9.12. Projected Operating Budget	134
	9.13. Variances From Operating Budget	134
	9.15. Notice of Suits, Adverse Events	135
	9.16. ERISA Notices and Requests	135
	9.17. Additional Documents	136
	9.18. Updates to Certain Schedules	136
	9.19. Financial Disclosure	136

X.	EVENTS OF DEFAULT	136

	10.1. Nonpayment	136
	10.2. Breach of Representation	136
	10.3. Financial Information	137
	10.4. Judicial Actions	137
	10.5. Noncompliance	137
	10.6. Judgments	137
	10.7. Bankruptcy	137
	10.8. [Reserved]	138

	10.9. Lien Priority	138
	10.10. [Reserved]	138
	10.11. Cross Default	138
	10.12. Breach of Guaranty or Pledge Agreement	138
	10.13. Change of Control	138
	10.14. Invalidity	138
	10.15. Seizures	138
	10.16. Operations	138
	10.17. Pension Plans	139
	10.18. Anti-Money Laundering/International Trade Law Compliance	139

XI.	LENDERS’ RIGHTS AND REMEDIES AFTER DEFAULT	139

	11.1. Rights and Remedies	139
	11.2. Agent’s Discretion	141
	11.3. Setoff.	141
	11.4. Rights and Remedies not Exclusive	141
	11.5. Allocation of Payments After Event of Default	141

XII.	WAIVERS AND JUDICIAL PROCEEDINGS	143

	12.1. Waiver of Notice	143
	12.2. Delay	143
	12.3. Jury Waiver	143

XIII.	EFFECTIVE DATE AND TERMINATION	143

	13.1. Term	143
	13.2. Termination	144

XIV.	REGARDING AGENT	144

	14.1. Appointment	144
	14.2. Nature of Duties	145
	14.3. Lack of Reliance on Agent	145
	14.4. Resignation of Agent; Successor Agent	145
	14.5. Certain Rights of Agent	146
	14.6. Reliance	146
	14.7. Notice of Default	146
	14.8. Indemnification	147
	14.9. Agent in its Individual Capacity	147
	14.10. Delivery of Documents	147
	14.11. Loan Parties’ Undertaking to Agent	147
	14.12. No Reliance on Agent’s Customer Identification Program	148
	14.13. Other Agreements	148
	14.14. Erroneous Payment	148

v

XV.	BORROWING AGENCY	151

	15.1. Borrowing Agency Provisions	151
	15.2. Waiver of Subrogation	152
	15.3. Common Enterprise	152

XVI.	MISCELLANEOUS	152

	16.1. Governing Law	152
	16.2. Entire Understanding	152
	16.3. Successors and Assigns; Participations; New Lenders	156
	16.4. Application of Payments	158
	16.5. Indemnity	158
	16.6. Notice	159
	16.7. Survival	161
	16.8. Severability	161
	16.9. Expenses	161
	16.10. Injunctive Relief	162
	16.11. Consequential Damages	162
	16.12. Captions	162
	16.13. Counterparts; Facsimile Signatures	162
	16.14. Construction	162
	16.15. Confidentiality; Sharing Information	162
	16.16. Publicity	163
	16.17. Certifications From Banks and Participants; USA PATRIOT Act	163
	16.18. Anti-Terrorism Laws	164
	16.19. Limitations on Liability	164
	16.20. Amendment and Restatement	165
	16.21. Acknowledgment and Consent to Bail-In of EEA Financial Institutions – Contractual Recognition of Bail-In	166
	16.22. Acknowledgment Regarding any Supported QFCs	166

LIST OF EXHIBITS AND SCHEDULES

Exhibits

Exhibit 1.2	Borrowing Base Certificate
Exhibit 1.2(a)	Compliance Certificate
Exhibit 2.1(a)	Revolving Credit Note
Exhibit 2.4(a)	Swing Loan Note
Exhibit 7.12(a)	Borrower Joinder
Exhibit 7.12(b)	Guarantor Joinder
Exhibit 8.1(c)	Financial Condition Certificate
Exhibit 16.3	Commitment Transfer Supplement

Schedules

Schedule 1.1	Existing Letters of Credit
Schedule 1.1(S)(1)	Excluded Domestic Subsidiaries
Schedule 1.1(S)(2)	Excluded Foreign Subsidiaries
Schedule 1.2	Permitted Encumbrances
Schedule 1.3	Permitted Loans
Schedule 3.10	Tax Gross-up and Indemnities for UK Borrower
Schedule 4.4	Collateral Locations; Place of Business, Chief Executive Office, Real Property
Schedule 5.1	Consents
Schedule 5.2(a)	States of Qualification and Good Standing
Schedule 5.2(b)	Subsidiaries
Schedule 5.4	Federal Tax Identification Number
Schedule 5.6	Prior Names
Schedule 5.7	Environmental
Schedule 5.8(b)(i)	Litigation
Schedule 5.8(b)(ii)	Indebtedness
Schedule 5.8(d)	Plans
Schedule 5.9	Intellectual Property, Source Code Escrow Agreements
Schedule 5.10	Licenses and Permits
Schedule 5.14	Labor Disputes
Schedule 5.24	Equity Interests
Schedule 5.25	Commercial Tort Claims
Schedule 5.26	Letter of Credit Rights
Schedule 5.27	Material Contracts
Schedule 7.3	Guarantees

FIRST AMENDED AND RESTATED

REVOLVING CREDIT

AND

SECURITY AGREEMENT

First Amended and Restated Revolving Credit and Security Agreement, dated as of June 29, 2021, to be effective as of the Closing Date, by and among AIR & LIQUID SYSTEMS CORPORATION, a Pennsylvania corporation (“ALS”), UNION ELECTRIC STEEL CORPORATION, a Pennsylvania corporation (“UES”), ALLOYS UNLIMITED AND PROCESSING, LLC, a Pennsylvania limited liability company (“Alloys”), AKERS NATIONAL ROLL COMPANY, a Delaware corporation (“National Roll”), AKERS SWEDEN AB, a company duly incorporated and organized under the laws of Sweden with registration number 556031-8080 (“Akers Sweden”), AKERS AB, a company duly incorporated and organized under the laws of Sweden with registration number 556153-4792 (“Akers AB”) (Akers Sweden and Akers AB are, each a “Swedish Borrower” and collectively, the “Swedish Borrowers”), and UNION ELECTRIC STEEL UK LIMITED, a limited liability company organized under the laws of England and Wales with registered company number 00162966 (the “UK Borrower”) (ALS, UES, Alloys, National Roll, the Swedish Borrowers, and the UK Borrower and each Person joined hereto as a borrower from time to time, are collectively, the “Borrowers”, and each a “Borrower”), the Guarantors (as defined herein) now or which hereafter become a party hereto, the financial institutions which are now or which hereafter become a party hereto (collectively, the “Lenders” and each individually a “Lender”) and PNC BANK, NATIONAL ASSOCIATION (“PNC”), as agent for Lenders (PNC, in such capacity, the “Agent”).

WHEREAS, the Borrowers, the Guarantors, PNC and various other financial institutions party thereto (the “Existing Lenders”), and PNC, as agent for the Existing Lenders, entered into that certain Revolving Credit and Security Agreement, dated May 20, 2016 (as amended, supplemented or otherwise modified prior to the date hereof, the “Existing Credit Agreement”).

WHEREAS, the Borrowers have requested the Lenders to amend and restate the Existing Credit Agreement to provide, among other things, a revolving credit facility to the Borrowers in an aggregate principal amount, subject to Section 2.24, not to exceed One Hundred Million and 00/100 Dollars ($100,000,000.00). In consideration of their mutual covenants and agreements hereinafter set forth and intending to be legally bound hereby, the parties hereto covenant and agree as follows.

IN CONSIDERATION of the mutual covenants and undertakings herein contained, Loan Parties, Lenders and Agent hereby agree as follows:

I. DEFINITIONS.

1.1. Accounting Terms. As used in this Agreement, the Other Documents or any certificate, report or other document made or delivered pursuant to this Agreement, accounting terms not defined in Section 1.2 or elsewhere in this Agreement and accounting terms partly defined in Section 1.2 to the extent not defined shall have the respective meanings given to them under GAAP; provided, however that, whenever such accounting terms are used for the purposes of determining compliance with financial covenants in this Agreement, such accounting terms shall be defined in accordance with GAAP as applied in preparation of the audited financial statements of Loan Parties for the fiscal year ended December 31, 2015. If there occurs after the Closing Date any change in GAAP that affects in any respect the calculation of any covenant contained in this Agreement or the definition of any term defined under GAAP used in such calculations, Agent, Lenders and Loan Parties shall negotiate in good faith to amend the provisions of this Agreement that relate to the calculation of such covenants with the intent of having the respective positions of Agent, Lenders and Loan Parties after such change in GAAP conform as nearly as possible to their respective positions as of the Closing Date, provided, that, until any such amendments have been agreed upon, the covenants in this Agreement shall be calculated as if no such change in GAAP had occurred and Loan Parties shall provide additional financial statements or supplements thereto, attachments to Compliance Certificates and/or calculations regarding financial covenants as Agent may reasonably require in order to provide the appropriate financial information required hereunder with respect to the Loan Parties both reflecting any applicable changes in GAAP and as necessary to demonstrate compliance with the financial covenants before giving effect to the applicable changes in GAAP. Notwithstanding anything to the contrary contained above or in the definition of Capitalized Lease Obligation, in the event of an accounting change (whether subsequent to or applied retroactively prior to the Closing Date) requiring all leases to be capitalized, only those leases (assuming for purposes hereof that they were in existence on the date hereof) that would constitute a Capitalized Lease Obligation on the date hereof shall be considered a Capitalized Lease Obligation and all calculations and deliverables under this Agreement or any Other Document shall be made in accordance therewith (provided that all financial statements delivered to the Agent in accordance with the terms of this Agreement after the date of such accounting change shall be accompanied by a schedule showing the adjustments necessary to reconcile such financial statements with GAAP as in effect immediately prior to such accounting change).

1.2. General Terms. For purposes of this Agreement the following terms shall have the following meanings:

“Accountants” shall have the meaning set forth in Section 9.7 hereof.

“Advance Rates” shall have the meaning set forth in Section 2.1(a)(D)(y)(ii) hereof.

“Advances” shall mean and include the Revolving Advances, Letters of Credit and the Swing Loans.

“Aerofin” shall mean Aerofin Canada Services, Inc., a company duly incorporated and organized under the laws of Canada, and its successors and assigns.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affected Lender” shall have the meaning set forth in Section 3.11 hereof.

“Affiliate” of any Person shall mean (a) any Person which, directly or indirectly, is in control of, is controlled by, or is under common control with such Person, or (b) any Person who is a director, manager, member, managing member, general partner or officer (i) of such Person, (ii) of any Subsidiary of such Person or (iii) of any Person described in clause (a) above. For purposes of this definition, control of a Person shall mean the power, direct or indirect, (x) to vote 5% or more of the Equity Interests having ordinary voting power for the election of directors of such Person or other Persons performing similar functions for any such Person, or (y) to direct or cause the direction of the management and policies of such Person whether by ownership of Equity Interests, contract or otherwise.

“Agent” shall have the meaning set forth in the preamble to this Agreement and shall include its successors and assigns.

“Agreement” shall mean this First Amended and Restated Revolving Credit and Security Agreement, as the same may be further amended, restated, extended, supplemented or otherwise modified from time to time, including all schedules and exhibits.

“Akers” shall have the meaning set forth in the preamble to this Agreement and shall extend to all permitted successors and assigns of any such Person.

“Akers Sweden” shall mean have the meaning set forth in the preamble to this Agreement and shall extend to all permitted successors and assigns of any such Person.

“Akers Valji” shall mean Akers Valji Ravne d.o.o., a company duly incorporated and organized under the laws of Slovenia.

“Alloys” shall mean Alloys Unlimited and Processing, LLC, a Pennsylvania limited liability company, and its successors and assigns.

“ALS” shall mean Air & Liquid Systems Corporation, a Pennsylvania corporation, and its successors and assigns.

“Alternate Base Rate” shall mean, for any day, a rate per annum equal to the highest of (a) the Base Rate in effect on such day, (b) the sum of the Overnight Bank Funding Rate in effect on such day plus one half of one percent (0.5%), and (c) the sum of the Daily LIBOR Rate in effect on such day plus one percent (1.0%), so long as a Daily LIBOR Rate is offered, ascertainable and not unlawful. Any change in the Alternate Base Rate (or any component thereof) shall take effect at the opening of business on the day such change occurs.

“Alternate Source” shall have the meaning set forth in the definition of Overnight Bank Funding Rate.

“Ampco Investment” shall mean Ampco-Pittsburgh Securities V Investment Corporation, a Delaware corporation, and its successors and assigns.

“Ampco-Pitt Corp.” shall mean Ampco-Pittsburgh Corporation, a Pennsylvania corporation, and its successors and assigns.

“Ampco Preferred Shares” shall mean those certain shares, if any, of Ampco-Pitt Corp. preferred stock issued under terms and provisions that provide for certain dividends to be paid to the applicable shareholder(s) prior to the payment of dividends with respect to common stock of Ampco-Pitt Corp., which shares are contemplated to be offered and issued after the Closing Date.

“Ampco Securities” shall mean Ampco-Pittsburgh Securities V LLC, a Delaware limited liability company, and its successors and assigns.

“Ampco UES” shall mean Ampco UES Sub, Inc., a Delaware corporation, and its successors and assigns.

“Anti-Corruption Laws” shall mean the United States Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act 2010, and any other similar anti-corruption laws or regulations administered or enforced in any jurisdiction in which the Borrower or any of its Subsidiaries conduct business.

“Anti-Terrorism Law” shall mean any Law in force or hereinafter enacted related to terrorism, money laundering, or economic sanctions, including Executive Order No. 13224, the USA PATRIOT Act, the International Emergency Economic Powers Act, 50 U.S.C. 1701, et. seq., the Trading with the Enemy Act, 50 U.S.C. App. 1, et seq., 18 U.S.C. § 2332d, and 18 U.S.C. § 2339b, and any regulations or directives promulgated under these provisions.

“Applicable Law” shall mean all Laws applicable to the Person, conduct, transaction, covenant, Other Document or contract in question, all provisions of all applicable state, federal and foreign constitutions, statutes, rules, regulations, treaties, directives and orders of any Governmental Body, and all orders, judgments and decrees of all courts and arbitrators.

“Applicable Margin” shall mean (a) the percentage spread to be added to Revolving Advances and Swing Loans consisting of Domestic Rate Loans based upon the Average Undrawn Availability for the most recently ended fiscal quarter according to the pricing grid set forth below under the heading “Applicable Margins for Domestic Rate Loans”; and (b) the percentage spread to be added to Revolving Advances consisting of LIBOR Rate Loans based upon the Average Undrawn Availability for the most recently ended fiscal quarter according to the pricing grid set forth below under the heading “Applicable Margins for LIBOR Rate Loans”.

Effective as of the date on which the Borrowing Base Certificate required under Section 9.10 for the applicable month-end corresponding with the applicable most recently completed fiscal quarter-end of each fiscal year (each such Borrowing Base Certificate referred to herein as the “Quarter-End Borrowing Base Certificate”) is due to be delivered (each day on which such delivery is due, an “Adjustment Date”), the Applicable Margin for each type of Advance shall be adjusted, if necessary, to the applicable percent per annum set forth in the pricing table below corresponding to the Average Undrawn Availability for the most recently completed fiscal quarter prior to the applicable Adjustment Date:

LEVEL	AVERAGE UNDRAWN AVAILABILITY	APPLICABLE MARGINS FOR LIBOR RATE LOANS	APPLICABLE MARGINS FOR DOMESTIC RATE LOANS
1	>66% of the Maximum Revolving Advance Amount	2.00%	1.00%
2	<66% and >33% of the Maximum Revolving Advance Amount	2.25%	1.25%
3	<33% of the Maximum Revolving Advance Amount	2.50%	1.50%

The Applicable Margin as of the Closing Date shall be based upon the percentages associated with Level 2 pricing in the pricing grid above, and such Applicable Margin shall remain in effect until the first Adjustment Date occurring after the end of the second full fiscal quarter following the Closing Date.

If Borrowers shall fail to deliver a Quarter-End Borrowing Base Certificate required under Section 9.10 by the dates required pursuant to such section, each Applicable Margin shall be conclusively presumed to equal the highest Applicable Margin specified in the pricing table set forth above until the date of delivery of such Quarter-End Borrowing Base Certificate, at which time the rate will be adjusted based upon the Average Undrawn Availability reflected on such Quarter-End Borrowing Base Certificate. Notwithstanding anything to the contrary contained herein, no downward adjustment in any Applicable Margin shall be made on any Adjustment Date on which any Event of Default shall have occurred and be continuing. Notwithstanding anything to the contrary contained herein, immediately and automatically upon the occurrence of any Event of Default and thereafter during the continuance thereof, each Applicable Margin shall increase to and equal the highest Applicable Margin specified in the pricing table set forth above and shall continue at such highest Applicable Margin until the date (if any) on which such Event of Default shall be waived in accordance with the provisions of this Agreement, at which time the rate will be adjusted based upon the Average Undrawn Availability reflected on the most recently delivered Quarter-End Borrowing Base Certificate delivered by Borrowers to Agent pursuant to Section 9.9. Any increase in interest rates and/or other fees payable by Borrowers under this Agreement and the Other Documents pursuant to the provisions of the foregoing sentence shall be in addition to and independent of any increase in such interest rates and/or other fees resulting from the occurrence of any Event of Default (including, if applicable, any Event of Default arising from a breach of Section 9.9 hereof) and at all times thereafter during the continuance thereof and/or the effectiveness of the Default Rate provisions of Section 3.1 hereof or the default fee rate provisions of Section 3.2 hereof.

If, as a result of any restatement of, or other adjustment to, the Quarter-End Borrowing Base Certificate or for any other reason, Agent determines that (a) the Average Undrawn Availability as previously calculated as of any applicable date for any applicable period was inaccurate, and (b) a proper calculation of the Average Undrawn Availability for any such period would have resulted in different pricing for such period, then (i) if the proper calculation of the Average Undrawn Availability would have resulted in a higher interest rate and/or fees (as applicable) for such period, automatically and immediately without the necessity of any demand or notice by Agent or any other affirmative act of any party, the interest accrued on the applicable outstanding Advances and/or the amount of the fees accruing for such period under the provisions of this Agreement and the Other Documents shall be deemed to be retroactively increased by, and Borrowers shall be obligated to immediately pay to Agent for the ratable benefit of Lenders an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period; and (ii) if the proper calculation of the Average Undrawn Availability would have resulted in a lower interest rate and/or fees (as applicable) for such period, then the interest accrued on the applicable outstanding Advances and the amount of the fees accruing for such period under the provisions of this Agreement and the Other Documents shall be deemed to remain unchanged, and Agent and Lenders shall have no obligation to repay interest or fees to the Borrowers; provided, that, if as a result of any restatement or other event or other determination by Agent a proper calculation of the Average Undrawn Availability would have resulted in a higher interest rate and/or fees (as applicable) for one or more periods and a lower interest rate and/or fees (as applicable) for one or more other periods (due to the shifting of income or expenses from one period to another period or any other reason), then the amount payable by Borrowers pursuant to clause (i) above shall be based upon the excess, if any, of the amount of interest and fees that should have been paid for all applicable periods over the amounts of interest and fees actually paid for such periods.

“Application Date” shall have the meaning set forth in Section 2.8(b) hereof.

“Approvals” shall have the meaning set forth in Section 5.7(b) hereof.

“Approved Electronic Communication” shall mean each notice, demand, communication, information, document and other material transmitted, posted or otherwise made or communicated by e-mail, E-Fax, the Credit Management Module of PNC’s PINACLE® system, or any other equivalent electronic service agreed to by Agent, whether owned, operated or hosted by Agent, any Lender, any of their Affiliates or any other Person, that any party is obligated to, or otherwise chooses to, provide to Agent pursuant to this Agreement or any Other Document, including any financial statement, financial and other report, notice, request, certificate and other information material; provided that Approved Electronic Communications shall not include any notice, demand, communication, information, document or other material that Agent specifically instructs a Person to deliver in physical form.

“Authorized Officer” shall mean the President, Chief Financial Officer, Controller and Vice President-General Counsel, or director of each of the Loan Parties or such other individuals, designated by written notice to the Agent from the Loan Parties, authorized to execute notices, reports and other documents on behalf of the Loan Parties required hereunder. The Loan Parties may amend such list of individuals from time to time by giving written notice of such amendment to the Agent.

“Average Undrawn Availability” shall mean, as of any date of determination, the sum of Undrawn Availability for each of the calendar days in the previous fiscal quarter, divided by the actual number of calendar days in such previous fiscal quarter.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of any Affected Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Base Rate” shall mean the base commercial lending rate of PNC as publicly announced to be in effect from time to time, such rate to be adjusted automatically, without notice, on the effective date of any change in such rate. This rate of interest is determined from time to time by PNC as a means of pricing some loans to its customers and is neither tied to any external rate of interest or index nor does it necessarily reflect the lowest rate of interest actually charged by PNC to any particular class or category of customers of PNC.

“Beneficial Owner” shall mean, for each Borrower, each of the following: (i) each individual, if any, who, directly or indirectly, owns 25% or more of such Borrower’s Equity Interests; and (ii) a single individual with significant responsibility to control, manage, or direct such Borrower.

“Benefited Lender” shall have the meaning set forth in Section 2.6(e) hereof.

“Blocked Account Bank” shall have the meaning set forth in Section 4.8(h) hereof.

“Blocked Accounts” shall have the meaning set forth in Section 4.8(h) hereof.

“Borrower” or “Borrowers” shall have the meaning set forth in the preamble to this Agreement and shall extend to all permitted successors and assigns of such Persons.

“Borrower Joinder” shall mean a joinder by a Person as a Borrower under this Agreement and the Other Documents in the form of Exhibit 7.12(a).

“Borrowers’ Account” shall have the meaning set forth in Section 2.10 hereof.

“Borrowing Agent” shall mean Ampco-Pitt Corp.

“Borrowing Base Certificate” shall mean a certificate in substantially the form of Exhibit 1.2 hereto duly executed by the Authorized Officer of the Borrowing Agent and delivered to the Agent, appropriately completed, by which such officer shall certify to Agent the Formula Amount and calculation thereof as of the date of such certificate.

“Business Day” shall mean any day other than Saturday or Sunday or a legal holiday on which commercial banks are authorized or required by Law to be closed for business in Pittsburgh, Pennsylvania and, if the applicable Business Day relates to any LIBOR Rate Loans, such day must also be a day on which dealings are carried on in the London interbank market.

“Capital Expenditures” shall mean expenditures made or liabilities incurred for the acquisition of any fixed assets or improvements (or of any replacements or substitutions thereof or additions thereto) which have a useful life of more than one year and which, in accordance with GAAP, would be classified as capital expenditures. Capital Expenditures shall include the total principal portion of Capitalized Lease Obligations.

“Capitalized Lease Obligation” shall mean any Indebtedness of any Loan Party represented by obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

“Cash Collateralize” means to pledge and deposit with or deliver to the Agent, for the benefit of the Issuer and the Lenders, as collateral for the Maximum Undrawn Amount for the outstanding Letters of Credit, cash or deposit account balances pursuant to documentation satisfactory to Agent and the Issuer (which documents are hereby consented to by the Lenders). Such cash collateral shall be maintained in blocked, interest-bearing deposit accounts at the Agent.

“Cash Management Liabilities” shall have the meaning provided in the definition of “Cash Management Products and Services.”

“Cash Management Products and Services” shall mean agreements or other arrangements under which Agent or any Lender or any Affiliate of Agent or a Lender provides or arranges for or provides an indemnity or guarantee in respect of the provision of any of the following products or services to any Loan Party: (a) credit cards; (b) credit card processing services; (c) debit cards and stored value cards; (d) commercial cards (purchase cards); (e) ACH transactions; and (f) cash management and treasury management services and products, including without limitation controlled disbursement accounts or services, lockboxes, blocked accounts, automated clearinghouse transactions, overdrafts, interstate depository network services. The indebtedness, obligations and liabilities of any Loan Party to the provider of any Cash Management Products and Services (including all obligations and liabilities owing to such provider in respect of any returned items deposited with such provider) (the “Cash Management Liabilities”) shall be “Obligations” hereunder, guaranteed obligations under the Guaranty and secured obligations under any Guarantor Security Agreement, as applicable, and otherwise treated as Obligations for purposes of each of the Other Documents. The Liens securing the Cash Management Products and Services shall be pari passu with the Liens securing all other Obligations under this Agreement and the Other Documents, subject to the express provisions of Section 11.5.

“CEA” shall mean the Commodity Exchange Act (7 U.S.C.§1 et seq.), as amended from time to time, and any successor statute.

“CFTC” shall mean the Commodity Futures Trading Commission.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. §§9601 et seq.

“Certificate of Beneficial Ownership” shall mean, for each Borrower, a certificate in form and substance reasonably acceptable to the Agent (as amended or modified by the Agent from time to time in its reasonable discretion), certifying, among other things, the Beneficial Owner(s) of such Borrower.

“Change in Law” shall mean the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any Applicable Law; (b) any change in any Applicable Law or in the administration, implementation, interpretation or application thereof by any Governmental Body; or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of Law) by any Governmental Body; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines, interpretations or directives thereunder or issued in connection therewith (whether or not having the force of Applicable Law) and (y) all requests, rules, regulations, guidelines, interpretations or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities (whether or not having the force of Law), in each case pursuant to Basel III, shall in each case be deemed to be a Change in Law regardless of the date enacted, adopted, issued, promulgated or implemented.

“Change of Control” shall mean any person or group of persons (within the meaning of Section 13(d) or 14(a) of the Exchange Act) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the SEC under the Exchange Act) of 35% or more of the voting Equity Interests of Ampco-Pitt Corp.

“Charges” shall mean all taxes, charges, fees, imposts, levies or other assessments, including all net income, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation and property taxes, custom duties, fees, assessments, liens, claims and charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts, imposed by any taxing or other authority, domestic or foreign (including the Pension Benefit Guaranty Corporation or any environmental agency or superfund), upon the Collateral, any Loan Party or any of its Affiliates.

“CIP Regulations” shall have the meaning set forth in Section 14.12 hereof.

“Closing Date” shall mean June 29, 2021, or such other date as may be agreed to in writing by the parties hereto.

“Closing Date Undrawn Availability” at a particular date shall mean an amount equal to (a) the lesser of (i) the Formula Amount or (ii) the Maximum Revolving Advance Amount minus the Maximum Undrawn Amount of all outstanding Letters of Credit, minus (b) the sum of (i) the outstanding amount of Advances plus (ii) all amounts due and owing to any Borrower’s trade creditors which are outstanding sixty (60) days or more past their due date.

“Code” shall mean the Internal Revenue Code of 1986, as the same may be amended or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.

“Collateral” shall mean and include the collateral under the UK Security Documents, the Swedish Security Documents and all right, title and interest of each Loan Party (other than the UK Borrower, Davy Roll or the Swedish Borrowers) in all of the following property and assets of such Loan Party (other than the UK Borrower, Davy Roll or the Swedish Borrowers), in each case whether now existing or hereafter arising or created and whether now owned or hereafter acquired and wherever located:

(a) all Receivables and all supporting obligations relating thereto;

(b) all equipment and fixtures;

(c) all general intangibles (including all payment intangibles and all software) and all supporting obligations related thereto;

(d) all Inventory;

(e) all Subsidiary Stock, securities, investment property, and financial assets;

(f) all contract rights, rights of payment which have been earned under a contract rights, chattel paper (including electronic chattel paper and tangible chattel paper), commercial tort claims (whether now existing or hereafter arising); documents (including all warehouse receipts and bills of lading), deposit accounts, goods, instruments (including promissory notes), letters of credit (whether or not the respective letter of credit is evidenced by a writing) and letter-of-credit rights, cash, certificates of deposit, insurance proceeds (including hazard, flood and credit insurance), security agreements, eminent domain proceeds, condemnation proceeds, tort claim proceeds and all supporting obligations;

(g) all ledger sheets, ledger cards, files, correspondence, records, books of account, business papers, computers, computer software (owned by any Loan Party (other than the UK Borrower, Davy Roll or the Swedish Borrowers) or in which it has an interest), computer programs, tapes, disks and documents, including all of such property relating to the property described in clauses (a) through (h) of this definition;

(h) all proceeds and products of the property described in clauses (a) through (i) of this definition, in whatever form. It is the intention of the parties that if Agent shall fail to have a perfected Lien in any particular property or assets of any Loan Party (other than the UK Borrower, Davy Roll or the Swedish Borrowers) for any reason whatsoever, but the provisions of this Agreement and/or of the Other Documents, together with all financing statements and other public filings relating to Liens filed or recorded by Agent against Loan Parties (other than the UK Borrower, Davy Roll or the Swedish Borrowers), would be sufficient to create a perfected Lien in any property or assets that such Loan Party (other than the UK Borrower, Davy Roll or the Swedish

Borrowers) may receive upon the sale, lease, license, exchange, transfer or disposition of such particular property or assets, then all such “proceeds” of such particular property or assets shall be included in the Collateral as original collateral that is the subject of a direct and original grant of a security interest as provided for herein and in the Other Documents (and not merely as proceeds (as defined in Article 9 of the Uniform Commercial Code) in which a security interest is created or arises solely pursuant to Section 9-315 of the Uniform Commercial Code); and

(i) any cash collateral referred to in the definition of Cash Collateralize or in Section 3.2(b) hereof.

Notwithstanding the foregoing, Collateral shall not include any Excluded Property.

“Commitment Transfer Supplement” shall mean a document in the form of Exhibit 16.3 hereto, properly completed and otherwise in form and substance satisfactory to Agent by which the Purchasing Lender purchases and assumes a portion of the obligation of Lenders to make Advances under this Agreement.

“Compliance Certificate” shall mean a compliance certificate substantially in the form of Exhibit 1.2(a) hereto to be signed by the Chief Financial Officer or Controller of Borrowing Agent.

“Computation Date” shall have the meaning specified in Section 2.26 hereof.

“Consents” shall mean all filings and all licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Bodies and other third parties, domestic or foreign, necessary to carry on any Loan Party’s business or necessary (including to avoid a conflict or breach under any agreement, instrument, other document, license, permit or other authorization) for the execution, delivery or performance of this Agreement, the Other Documents, including any Consents required under all applicable federal, state or other Applicable Law.

“Consigned Inventory” shall mean Inventory of any Loan Party that is in the possession of another Person on a consignment, sale or return, or other basis that does not constitute a final sale and acceptance of such Inventory.

“Contract Rate” shall have the meaning set forth in Section 3.1 hereof.

“Contribution Notice” shall mean a contribution notice issued by the Pensions Regulator under section 38 or section 47 of the Pensions Act 2004.

“Controlled Group” shall mean, at any time, each Loan Party and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control and all other entities which, together with any Loan Party, are treated as a single employer under Section 414 of the Code.

“Covenant Trigger Period” shall mean, in each case, the period (a) commencing upon (i) the occurrence of an Event of Default or Default or (ii) any day on which Undrawn Availability shall be less than the greater of (y) twelve and one-half of one percent (12.50%) of the Maximum Revolving Advance Amount or (z) Twelve Million Five Hundred Thousand and 00/100 Dollars

($12,500,000.00), and (b) terminating when both (i) Undrawn Availability shall have been greater than the greater of (y) twelve and one-half of one percent (12.50%) of the Maximum Revolving Advance Amount or (z) Twelve Million Five Hundred Thousand and 00/100 Dollars ($12,500,000.00) for thirty (30) consecutive days and (ii) no Event of Default or Default is continuing (including as a result of the waiver or cure thereof).

“Covered Entity” shall mean (a) each Loan Party, each of Loan Party’s Subsidiaries, all Guarantors and all pledgors of Collateral, and (b) each Person that, directly or indirectly, is in control of a Person described in clause (a) above. For purposes of this definition, control of a Person shall mean the direct or indirect (x) ownership of, or power to vote, 25% or more of the issued and outstanding equity interests having ordinary voting power for the election of directors of such Person or other Person or other Persons performing similar functions for such Person, or (y) power to direct or cause the direction of the management and policies of such Person whether by ownership of equity interests, contract or otherwise.

“Customer” shall mean and include the account debtor with respect to any Receivable and/or the prospective purchaser of goods, services or both with respect to any contract or contract right, and/or any party who enters into or proposes to enter into any contract or other arrangement with any Loan Party, pursuant to which such Loan Party is to deliver any personal property or perform any services.

“Customs” shall have the meaning set forth in Section 2.13(b) hereof.

“Daily LIBOR Rate” shall mean, for any day, the rate per annum determined by the Agent by dividing (x) the Published Rate by (y) a number equal to 1.00 minus the Reserve Percentage; provided, however, that if the Daily LIBOR Rate determined as provided above would be less than zero percent (0.00%), such rate shall be deemed to be zero percent (0.00%) for purposes of this Agreement.

“Davy Roll” shall mean The Davy Roll Company Limited, a limited liability company under the laws of England and Wales with registered company number 03800194, and its successors and assigns.

“Debt Payments” shall mean for any period, in each case, all cash actually expended by any Loan Party to make: (a) interest payments on any Advances hereunder, plus (b) payments for all fees, commissions and charges set forth herein, plus (c) payments on Capitalized Lease Obligations, plus (d) payments with respect to any other Indebtedness for borrowed money.

“Default” shall mean an event, circumstance or condition which, with the giving of notice or passage of time or both, would constitute an Event of Default.

“Default Rate” shall have the meaning set forth in Section 3.1 hereof.

“Defaulting Lender” shall mean any Lender that: (a) has failed, within two (2) Business Days of the date required to be funded or paid, to (i) fund any portion of its Revolving Commitment Percentage of Advances, (ii) if applicable, fund any portion of its Participation Commitment in

Letters of Credit or Swing Loans or (iii) pay over to Agent, Issuer, Swing Loan Lender or any Lender any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including a particular Default or Event of Default, if any) has not been satisfied; (b) has notified Borrowers or Agent in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including a particular Default or Event of Default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit; (c) has failed, within two (2) Business Days after request by Agent, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Advances and, if applicable, participations in then outstanding Letters of Credit and Swing Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon Agent’s receipt of such certification in form and substance satisfactory to the Agent; (d) has become the subject of (i) an Insolvency Event or (ii) a Bail-In Action; or (e) has failed at any time to comply with the provisions of Section 2.6(e) with respect to purchasing participations from the other Lenders, whereby such Lender’s share of any payment received, whether by setoff or otherwise, is in excess of its pro rata share of such payments due and payable to all of the Lenders.

“Depository Accounts” shall have the meaning set forth in Section 4.8(h) hereof.

“Designated Customer” shall mean, at any time of determination, any Customer disclosed in writing by the Loan Parties to the Agent (which written disclosure shall be updated from time to time as required herein) with a rating of (a) if such Customer is rated by both Moody’s and Standard & Poor’s, “Baa3” or higher from Moody’s and “BBB-” or higher from Standard & Poor’s, or (b) if such Customer is not rated by both Moody’s and Standard & Poor’s, such Customer is rated “BBB-” or higher from Fitch and is rated (x) “Baa3” or higher from Moody’s, or (y) “BBB-” or higher from Standard & Poor’s.

“Designated Lender” shall have the meaning set forth in Section 16.2(d) hereof.

“Document” shall have the meaning given to the term “document” in the Uniform Commercial Code.

“Dollar” and the sign “$” shall mean lawful money of the United States of America.

“Dollar Equivalent” shall mean, at any time, (a) as to any amount denominated in Dollars, the amount thereof at such time, and (b) as to any amount denominated in any other currency, the equivalent amount in Dollars calculated by Agent in its Permitted Discretion at such time using the Exchange Rate in effect on the Business Day of determination.

“Domestic Inventory Advance Rate” shall have the meaning set forth in Section 2.1(a)(y)(ii) hereof.

“Domestic Inventory NOLV Advance Rate” shall have the meaning set forth in Section 2.1(a)(y)(ii) hereof.

“Domestic Rate Loan” shall mean any Advance that bears interest based upon the Alternate Base Rate.

“Domestic Receivables Advance Rate” shall have the meaning set forth in Section 2.1(a)(y)(i) hereof.

“Domestic Subsidiary” shall mean of any Person, a corporation or other entity, organized or incorporated in the United States, any State or territory thereof or the District of Columbia, of whose Equity Interests having ordinary voting power (other than Equity Interests having such power only by reason of the happening of a contingency) to elect a majority of the directors of such corporation, or other Persons performing similar functions for such entity, are owned, directly or indirectly, by such Person of any Loan Party.

“Drawing Date” shall have the meaning set forth in Section 2.14(b) hereof.

“EBITDA” shall mean, for any period, the sum of (a) net income (or loss) for such period (excluding extraordinary gains and extraordinary losses), plus (b) all interest expense for such period, plus (c) all charges against income for such period for federal, state, provincial (which shall be deemed to include territories) and local taxes, plus (d) depreciation expenses for such period, plus (e) amortization expenses for such period, plus (f) any non-cash losses or non-cash net loss impairment reflected in net income as a result of inclusion of the proportionate share of financial results of: (1) Union Electric Steel MG Roll Company Limited, an entity existing under the laws of the Peoples’ Republic of China; and/or (2) Shani Akers TISCO Roll Co. Ltd., Taiyan, an entity existing under the laws of the Peoples’ Republic of China, in each case, in the determination of net income, plus (g) pension and other post-retirement benefit expense to the extent expensed but not capitalized during such period, plus (h) non-cash asbestos-related charges and credits to the extent expensed but not capitalized during such period, plus (i) debt-related financing costs to the extent expensed but not capitalized during such period in an aggregate amount not to exceed Five Hundred Thousand and 00/100 Dollars ($500,000.00) for such period, plus (j) non-cash charges to intangible assets, non-cash impairments of plant, property and equipment and impairment of goodwill, in each case for the Loan Parties and their Subsidiaries on a consolidated basis in accordance with GAAP.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the date indicated in a document or agreement to be the date on which such document or agreement becomes effective, or, if there is no such indication, the date of execution of such document or agreement.

“Effective Federal Funds Rate” means for any day the rate per annum (based on a year of 360 days and actual days elapsed and rounded upward to the nearest 1/100 of 1% announced by the Federal Reserve Bank of New York (or any successor) on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank (or any successor) in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the “Effective Federal Funds Rate” as of the date of this Agreement; provided that if such Federal Reserve Bank (or its successor) does not announce such rate on any day, the “Effective Federal Funds Rate” for such day shall be the Effective Federal Funds Rate for the last day on which such rate was announced. Notwithstanding the foregoing, if the Effective Federal Funds Rate as determined under any method above would be less than zero percent (0.00%), such rate shall be deemed to be zero percent (0.00%) for purposes of this Agreement.

“Eligible Contract Participant” shall mean an “eligible contract participant” as defined in the CEA and regulations thereunder.

“Eligible Customs Broker” shall mean a customs broker that has its principal assets and place of business in the United States or Canada and which is acceptable to Agent and with which Agent has entered into a freight forwarder agreement, in form and substance acceptable to the Agent.

“Eligible Domestic Insured Foreign Receivable or Receivables” shall mean Receivables of a US Borrower that meet the requirements of Eligible Domestic Receivables, except clause (f) of such definition, provided that such Receivable is credit insured (the insurance carrier, amount and terms of such insurance shall be reasonably acceptable to Agent and shall name Agent as beneficiary or loss payee, as applicable).

“Eligible Domestic Inventory” shall mean and include Inventory of US Borrowers, valued at the lower of cost or market value, determined on a first-in-first-out basis, which is not, in Agent’s opinion, obsolete, slow moving or unmerchantable and which Agent, in its Permitted Discretion, shall not deem ineligible Inventory, based on such considerations as Agent may from time to time deem appropriate including whether the Inventory is subject to a perfected, first priority security interest in favor of Agent and no other Lien (other than a Permitted Encumbrance). In addition, Inventory shall not be Eligible Domestic Inventory if it: (a) does not conform to all standards imposed by any Governmental Body which has regulatory authority over such goods or the use or sale thereof; (b) is Foreign In-Transit Inventory or in-transit within the United States unless such Inventory is in transit from a domestic location owned by a Borrower or a domestic location identified on Schedule 4.4 (as such Schedule may be updated from time to time) to a domestic location owned by a Borrower or a domestic location identified on Schedule 4.4 (as such Schedule may be updated from time to time) or is located at a third party processor and where such third party processor has executed in favor of Agent a Lien Waiver Agreement (or Agent shall agree otherwise in its sole discretion after establishing reserves against the US Formula Amount with respect thereto as Agent shall deem appropriate in its sole discretion); (c) is located outside the continental United States or at a location that is not otherwise in compliance with this Agreement; (d) constitutes Consigned Inventory unless a waiver has been obtained from the holder of such Inventory (other than Consigned Inventory not in excess of (A) Five Hundred Thousand and 00/100 Dollars ($500,000.00) in any one location at any one point and (B) One Million and 00/100 Dollars in the aggregate in all locations at any one point); (e) is the subject of an Intellectual Property Claim; (f) is subject to a License Agreement that limits, conditions or restricts the applicable US Borrower’s or Agent’s right to sell or otherwise dispose of such Inventory, unless Agent is a party to a Licensor/Agent Agreement with the Licensor under such License Agreement (or Agent shall agree otherwise in its sole discretion after establishing reserves against the US Formula Amount with respect thereto as Agent shall deem appropriate in its sole discretion); (g) is situated at a location not owned by a US Borrower unless the owner or occupier of such location has executed in favor of Agent a Lien Waiver Agreement (or Agent shall agree otherwise in its sole discretion after establishing reserves against the US Formula Amount with respect thereto as Agent shall deem appropriate in its sole discretion); or (h) or if the sale of such Inventory would result in an ineligible Receivable.

“Eligible Domestic Receivables” shall mean and include, each Receivable of a US Borrower arising in the Ordinary Course of Business and which Agent, in its sole credit judgment, shall deem to be an Eligible Domestic Receivable, based on such considerations as Agent may from time to time deem appropriate. A Receivable shall not be deemed eligible unless such Receivable is subject to Agent’s first priority perfected security interest and no other Lien (other than Permitted Encumbrances), and is evidenced by an invoice or other documentary evidence satisfactory to Agent. In addition, no Receivable shall be an Eligible Domestic Receivable if:

(a) it arises out of a sale made by any US Borrower to an Affiliate of any Borrower or to a Person controlled by an Affiliate of any Borrower;

(b) it is due or unpaid more than ninety (90) days after the original invoice date or sixty (60) days after the original due date; provided, however, Receivables that, but for compliance with this subsection (b), are otherwise Eligible Domestic Receivables, either (i) due and payable by Designated Customers and not due or unpaid more than one hundred fifty (150) days after the original invoice date or sixty (60) days after the original due date, or (ii) supported by a letter of credit and not due or unpaid more than one hundred eighty (180) days after the original invoice date or sixty (60) days after the original due date, in each case, shall be deemed to be Eligible Domestic Receivables to the extent that the amount of any such Receivables does not exceed Five Million and 00/100 Dollars ($5,000,000.00), singularly or in the aggregate, at any time;

(c) fifty percent (50%) or more of the Receivables from such Customer are not deemed Eligible Domestic Receivables hereunder;

(d) any covenant, representation or warranty contained in this Agreement with respect to such Receivable has been breached;

(e) an Insolvency Event shall have occurred with respect to such Customer;

(f) the sale is to a Customer outside the continental United States of America or a province of Canada that has not adopted the Personal Property Security Act of Canada, unless the sale is on letter of credit, guaranty or acceptance terms, in each case acceptable to Agent in its sole discretion or such Receivable constitutes an Eligible Domestic Insured Foreign Receivable to the extent that the amount of all such Receivables with respect to all such Customers does not exceed Twenty Million and 00/100 Dollars ($20,000,000.00) in the aggregate at any time;

(g) the sale to the Customer is on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval, consignment or any other repurchase or return basis or is evidenced by chattel paper; provided that Agent, may from time to time, in its Permitted Discretion, permit Receivables that, but for compliance with this subsection (g), are otherwise Eligible Domestic Receivables, due and payable by certain Customers acceptable to the Agent in its Permitted Discretion to be deemed to be Eligible Domestic Receivables to the extent that the amount of all such Receivables with respect to all such Customers does not exceed One Million and 00/100 Dollars ($1,000,000.00), singularly or in the aggregate, at any time;

(h) Agent believes, in its sole judgment, that collection of such Receivable is insecure or that such Receivable may not be paid by reason of the Customer’s financial inability to pay;

(i) the Customer is the United States of America, any state or any department, agency or instrumentality of any of them, unless the applicable Borrower assigns its right to payment of such Receivable to Agent pursuant to the Assignment of Claims Act of 1940, as amended (31 U.S.C. Sub-Section 3727 et seq. and 41 U.S.C. Sub-Section 15 et seq.) or has otherwise complied with other applicable statutes or ordinances; provided, however, so long as the Borrowers shall have caused to be delivered any documents required to comply with any federal, state or local law governing assignment of claims due from such Customer (including, without limitation, the Assignment of Claims Act of 1940 (31 U.S.C. §203 et seq., as amended) to be held by the Agent in escrow and only to be provided to any such Customer upon the occurrence and continuance of any applicable Trigger Period, Receivables that, but for compliance with this subsection (i), are otherwise Eligible Domestic Receivables, shall be deemed to be Eligible Domestic Receivables to the extent that the amount of all such Receivables with respect to all such Customers does not exceed Three Million and 00/100 Dollars ($3,000,000.00), singularly or in the aggregate, at any time;

(j) the goods giving rise to such Receivable have not been delivered to and accepted by the Customer or the services giving rise to such Receivable have not been performed by the applicable US Borrower and accepted by the Customer or the Receivable otherwise does not represent a final sale; provided, however, Receivables consisting of progress billings that, but for compliance with this subsection (j), are otherwise Eligible Domestic Receivables shall be deemed to be Eligible Domestic Receivables to the extent that the amount of all such Receivables does not exceed Two Hundred Fifty Thousand and 00/100 Dollars ($250,000.00), singularly or in the aggregate, at any time;

(k) the Receivables of the Customer exceed a credit limit determined by Agent, in its sole discretion, to the extent such Receivable exceeds such limit;

(l) the Receivable is subject to any offset, deduction, defense, dispute, credits or counterclaim (but such Receivable shall only be ineligible to the extent of such offset, deduction, defense or counterclaim), the Customer is also a creditor or supplier of a Borrower or the Receivable is contingent in any respect or for any reason;

(m) the applicable US Borrower has made any agreement with any Customer for any deduction therefrom, except for discounts or allowances made in the Ordinary Course of Business for prompt payment, all of which discounts or allowances are reflected in the calculation of the face value of each respective invoice related thereto;

(n) any return, rejection or repossession of the merchandise has occurred or the rendition of services has been disputed;

(o) such Receivable is not payable to a US Borrower; or

(p) such Receivable is not otherwise satisfactory to Agent as determined in good faith by Agent in the exercise of its discretion in a reasonable manner.

“Eligible Equipment” shall mean and include with respect to each Borrower, all such equipment owned and held by such Borrower at one of Borrower’s locations in the United States or the United Kingdom that (i) Agent, in its Permitted Discretion, deems to be eligible based on any credit or collateral considerations as agent deems reasonable and appropriate from time to time and (ii) is subject to a perfected, first priority security interest in favor of Agent, free of all Liens of any Person other than Permitted Encumbrances.

“Eligible Swedish Insured Foreign Receivable or Receivables” shall mean Receivables of the Swedish Borrowers that meet the requirements of Eligible Swedish Receivables, except clause (f) of such definition, provided that such Receivable is credit insured (the insurance carrier, amount and terms of such insurance shall be reasonably acceptable to Agent and shall name Agent as beneficiary or loss payee, as applicable).

“Eligible Swedish Inventory” shall mean and include Inventory of Swedish Borrowers, valued at the lower of cost or market value, determined on a first-in-first-out basis, which is not, in Agent’s opinion, obsolete, slow moving or unmerchantable and which Agent, in its Permitted Discretion, shall not deem ineligible Inventory, based on such considerations as Agent may from time to time deem appropriate including whether the Inventory is subject to a perfected, first priority security interest in favor of Agent and no other Lien (other than a Permitted Encumbrance). In addition, Inventory shall not be Eligible Swedish Inventory if it: (a) does not conform to all standards imposed by any Governmental Body which has regulatory authority over such goods or the use or sale thereof; (b) is in-transit within Sweden unless such Inventory is in transit from a

Swedish location owned by a Borrower or a Swedish location identified on Schedule 4.4 (as such Schedule may be updated from time to time) to a Swedish location owned by a Borrower or a Swedish location identified on Schedule 4.4 (as such Schedule may be updated from time to time) or is located at a third party processor located in Sweden and where such third party processor has executed in favor of Agent a Lien Waiver Agreement (or Agent shall agree otherwise in its sole discretion after establishing reserves against the Swedish Formula Amount with respect thereto as Agent shall deem appropriate in its sole discretion); (c) is located outside Sweden or at a location that is not otherwise in compliance with this Agreement unless such Inventory is in transit from a Swedish location owned by a Borrower or a Swedish location identified on Schedule 4.4 (as such Schedule may be updated from time to time) to a third party processor located in the United States and where such third party processor has executed in favor of Agent a Lien Waiver Agreement (or Agent shall agree otherwise in its sole discretion after establishing reserves against the Swedish Formula Amount with respect thereto as Agent shall deem appropriate in its sole discretion) and then only to the extent that: (i) Agent has received assurances satisfactory to it that all of the original Documents evidencing such Inventory (all of which Documents shall be Negotiable Documents) have been issued by the applicable carrier and have been forwarded to an Eligible Customs Broker (and, if such Documents are not actually received by an Eligible Customs Broker within ten (10) days after the sending thereof, such Inventory shall thereupon cease to be Eligible Swedish Inventory), or, if required by Agent in the exercise of its sole discretion, all of such original Documents are in the possession, in the United States, of Agent or an Eligible Customs Broker (as specified by Agent); (ii) such Inventory is fully insured by marine cargo or other similar insurance, in such amounts, with such insurance companies and subject to such deductibles as are satisfactory to Agent and in respect of which Agent has been named as lender loss payee; and (iii) Agent has received an executed freight forwarder agreement with respect to such Inventory from an Eligible Customs Broker; (d) constitutes Consigned Inventory unless a waiver has been obtained from the holder of such Inventory (other than Consigned Inventory not in excess of the Dollar Equivalent amount of (A) Five Hundred Thousand and 00/100 Dollars ($500,000.00) in any one location at any one point and (B) One Million and 00/100 Dollars in the aggregate in all locations at any one point); (e) is the subject of an Intellectual Property Claim; (f) is subject to a License Agreement that limits, conditions or restricts the applicable Swedish Borrower’s or Agent’s right to sell or otherwise dispose of such Inventory, unless Agent is a party to a Licensor/Agent Agreement with the Licensor under such License Agreement (or Agent shall agree otherwise in its sole discretion after establishing reserves against the Swedish Formula Amount with respect thereto as Agent shall deem appropriate in its sole discretion); (g) is situated at a location not owned by a Swedish Borrower unless the owner or occupier of such location has executed in favor of Agent a Lien Waiver Agreement (or Agent shall agree otherwise in its sole discretion after establishing reserves against the Swedish Formula Amount with respect thereto as Agent shall deem appropriate in its sole discretion); or (h) or if the sale of such Inventory would result in an ineligible Receivable.

“Eligible Swedish Receivables” shall mean and include, each Receivable of a Swedish Borrower arising in the Ordinary Course of Business and which Agent, in its sole credit judgment, shall deem to be an Eligible Swedish Receivable, based on such considerations as Agent may from time to time deem appropriate. A Receivable shall not be deemed eligible unless such Receivable is subject to Agent’s first priority perfected security interest and no other Lien (other than Permitted Encumbrances), and is evidenced by an invoice or other documentary evidence satisfactory to Agent. In addition, no Receivable shall be an Eligible Swedish Receivable if:

(a) it arises out of a sale made by a Swedish Borrower to an Affiliate of any Borrower or to a Person controlled by an Affiliate of any Borrower;

(b) it is due or unpaid more than ninety (90) days after the original invoice date or sixty (60) days after the original due date; provided, however, Receivables that, but for compliance with this subsection (b), are otherwise Eligible Swedish Receivables, either (i) due and payable by Designated Customers and not due or unpaid more than one hundred fifty (150) days after the original invoice date or sixty (60) days after the original due date, or (ii) supported by a letter of credit and not due or unpaid more than one hundred eighty (180) days after the original invoice date or sixty (60) days after the original due date, in each case, shall be deemed to be Eligible Swedish Receivables to the extent that the Dollar Equivalent amount of any such Receivables, together with the Dollar Equivalent amount of any Receivables comprising Eligible UK Receivables under subpart (b) of the definition thereof, does not exceed Two Million Five Hundred Thousand and 00/100 Dollars ($2,500,000.00), singularly or in the aggregate, at any time;

(c) fifty percent (50%) or more of the Receivables from such Customer are not deemed Eligible Swedish Receivables hereunder;

(d) any covenant, representation or warranty contained in this Agreement with respect to such Receivable has been breached;

(e) an Insolvency Event shall have occurred with respect to such Customer;

(f) the sale is to a Customer outside Sweden, unless the sale is on letter of credit, guaranty or acceptance terms, in each case acceptable to Agent in its sole discretion; provided, however, Receivables that, but for compliance with this subsection (f), are otherwise Eligible Swedish Receivables, due and payable by Designated Customers or Eligible Swedish Insured Foreign Receivables shall be deemed to be Eligible Swedish Receivables to the extent that the Dollar Equivalent amount of any such Receivables does not exceed Five Million and 00/100 Dollars ($5,000,000.00), singularly or in the aggregate, at any time;

(g) the invoice or other documentary evidence with respect to such Receivable does not contain a notice and direction to the applicable Customer in form and substance sufficient to cause the Agent’s fixed charge security interest to be perfected against such Receivable;

(h) Agent believes, in its sole judgment, that collection of such Receivable is insecure or that such Receivable may not be paid by reason of the Customer’s financial inability to pay;

(i) [reserved];

(j) the goods giving rise to such Receivable have not been delivered to and accepted by the Customer or the services giving rise to such Receivable have not been performed by a Swedish Borrower and accepted by the Customer or the Receivable otherwise does not represent a final sale;

(k) the Receivables of the Customer exceed a credit limit determined by Agent, in its sole discretion, to the extent such Receivable exceeds such limit;

(l) the Receivable is subject to any offset, deduction, defense, dispute, credits or counterclaim (but such Receivable shall only be ineligible to the extent of such offset, deduction, defense or counterclaim), the Customer is also a creditor or supplier of a Borrower or the Receivable is contingent in any respect or for any reason;

(m) a Swedish Borrower has made any agreement with any Customer for any deduction therefrom, except for discounts or allowances made in the Ordinary Course of Business for prompt payment, all of which discounts or allowances are reflected in the calculation of the face value of each respective invoice related thereto;

(n) any return, rejection or repossession of the merchandise has occurred or the rendition of services has been disputed;

(o) such Receivable is not payable to a Swedish Borrower; or

(p) such Receivable is not otherwise satisfactory to Agent as determined in good faith by Agent in the exercise of its discretion in a reasonable manner.

“Eligible UK Insured Foreign Receivable or Receivables” shall mean Receivables of the UK Borrower that meet the requirements of Eligible UK Receivables, except clause (f) of such definition, provided that such Receivable is credit insured (the insurance carrier, amount and terms of such insurance shall be reasonably acceptable to Agent and shall name Agent as beneficiary or loss payee, as applicable).

“Eligible UK Inventory” shall mean and include Inventory of UK Borrower, valued at the lower of cost or market value, determined on a first-in-first-out basis, which is not, in Agent’s opinion, obsolete, slow moving or unmerchantable and which Agent, in its Permitted Discretion, shall not deem ineligible Inventory, based on such considerations as Agent may from time to time deem appropriate including whether the Inventory is subject to a perfected, first priority security interest in favor of Agent and no other Lien (other than a Permitted Encumbrance). In addition, Inventory shall not be Eligible UK Inventory if it: (a) does not conform to all standards imposed by any Governmental Body which has regulatory authority over such goods or the use or sale thereof; (b) is in-transit within the United Kingdom unless such Inventory is in transit from a United Kingdom location owned by a Borrower or a United Kingdom location identified on Schedule 4.4 (as such Schedule may be updated from time to time) to a United Kingdom location owned by a Borrower or a United Kingdom location identified on Schedule 4.4 (as such Schedule may be updated from time to time) or is located at a third party processor located in the United Kingdom and where such third party processor has executed in favor of Agent a Lien Waiver Agreement (or Agent shall agree otherwise in its sole discretion after establishing reserves against the UK Formula Amount with respect thereto as Agent shall deem appropriate in its sole discretion); (c) is located outside the United Kingdom or at a location that is not otherwise in compliance with this Agreement unless such Inventory is in transit from a United Kingdom location owned by a Borrower or a United Kingdom location identified on Schedule 4.4 (as such Schedule may be updated from time to time) to a third party processor located in the United States and where such third party processor has executed in favor of Agent a Lien Waiver Agreement (or Agent shall agree otherwise in its sole discretion after establishing reserves against the UK Formula Amount with respect thereto as Agent shall deem appropriate in its sole discretion) and then only to the extent that: (i) Agent has received assurances satisfactory to it that all of the original Documents evidencing such Inventory (all of which Documents shall be Negotiable Documents) have been issued by the applicable carrier and have been forwarded to an Eligible Customs Broker (and, if such Documents are not actually received by an Eligible Customs Broker within ten (10) days after the sending thereof, such Inventory shall thereupon cease to be Eligible UK Inventory), or, if required by Agent in the exercise of its sole discretion, all of such original Documents are in the possession, in the United States, of Agent or an Eligible Customs Broker (as specified by Agent); (ii) such Inventory is fully insured by marine cargo or other similar insurance, in such amounts, with such insurance companies and subject to such deductibles as are satisfactory to Agent and in respect of which Agent has been named as lender loss payee; and (iii) Agent has received an executed freight forwarder agreement with respect to such Inventory from an Eligible Customs Broker; (d) constitutes Consigned Inventory unless a waiver has been obtained from the holder of such Inventory (other than Consigned Inventory not in excess of the Dollar Equivalent amount of (A) Five Hundred Thousand and 00/100 Dollars ($500,000.00) in any one location at any one point and (B) One Million and 00/100 Dollars in the aggregate in all locations at any one point); (e) is the subject of an Intellectual Property Claim; (f) is subject to a License Agreement that limits, conditions or restricts the UK Borrower’s or Agent’s right to sell or otherwise dispose of such Inventory, unless Agent is a party to a Licensor/Agent Agreement with the Licensor under such License Agreement (or Agent shall agree otherwise in its sole discretion after establishing reserves against the UK Formula Amount with respect thereto as Agent shall deem appropriate in its sole discretion); (g) is situated at a location not owned by the UK Borrower unless the owner or occupier of such location has executed in favor of Agent a Lien Waiver Agreement (or Agent shall agree otherwise in its sole discretion after establishing reserves against the UK Formula Amount with respect thereto as Agent shall deem appropriate in its sole discretion); or (h) or if the sale of such Inventory would result in an ineligible Receivable.

“Eligible UK Receivables” shall mean and include, each Receivable of the UK Borrower arising in the Ordinary Course of Business and which Agent, in its sole credit judgment, shall deem to be an Eligible UK Receivable, based on such considerations as Agent may from time to time deem appropriate. A Receivable shall not be deemed eligible unless such Receivable is subject to Agent’s first priority perfected security interest and no other Lien (other than Permitted Encumbrances), and is evidenced by an invoice or other documentary evidence satisfactory to Agent. In addition, no Receivable shall be an Eligible UK Receivable if:

(a) it arises out of a sale made by the UK Borrower to an Affiliate of any Borrower or to a Person controlled by an Affiliate of any Borrower;

(b) it is due or unpaid more than ninety (90) days after the original invoice date or sixty (60) days after the original due date; provided, however, Receivables that, but for compliance with this subsection (b), are otherwise Eligible UK Receivables, either (i) due and payable by Designated Customers and not due or unpaid more than one hundred fifty (150) days after the original invoice date or sixty (60) days after the original due date, or (ii) supported by a letter of credit and not due or unpaid more than one hundred eighty (180) days after the original invoice date or sixty (60) days after the original due date, in each case, shall be deemed to be Eligible UK Receivables to the extent that the Dollar Equivalent amount of any such Receivables, together with the Dollar Equivalent amount of any Receivables comprising Eligible Swedish Receivables under subpart (b) of the definition thereof, does not exceed Two Million Five Hundred Thousand and 00/100 Dollars ($2,500,000.00), singularly or in the aggregate, at any time;

(c) fifty percent (50%) or more of the Receivables from such Customer are not deemed Eligible UK Receivables hereunder;

(d) any covenant, representation or warranty contained in this Agreement with respect to such Receivable has been breached;

(e) an Insolvency Event shall have occurred with respect to such Customer;

(f) the sale is to a Customer outside England and Wales, unless the sale is on letter of credit, guaranty or acceptance terms, in each case acceptable to Agent in its sole discretion; provided, however, Receivables that, but for compliance with this subsection (f), are otherwise Eligible UK Receivables, due and payable by Designated Customers, or Eligible UK Insured Foreign Receivables shall be deemed to be Eligible UK Receivables to the extent that the Dollar Equivalent amount of any such Receivables does not exceed Fifteen Million and 00/100 Dollars ($15,000,000.00), singularly or in the aggregate, at any time;

(g) [reserved];

(h) Agent believes, in its sole judgment, that collection of such Receivable is insecure or that such Receivable may not be paid by reason of the Customer’s financial inability to pay;

(i) [reserved];

(j) the goods giving rise to such Receivable have not been delivered to and accepted by the Customer or the services giving rise to such Receivable have not been performed by the UK Borrower and accepted by the Customer or the Receivable otherwise does not represent a final sale;

(k) the Receivables of the Customer exceed a credit limit determined by Agent, in its sole discretion, to the extent such Receivable exceeds such limit;

(l) the Receivable is subject to any offset, deduction, defense, dispute, credits or counterclaim (but such Receivable shall only be ineligible to the extent of such offset, deduction, defense or counterclaim), the Customer is also a creditor or supplier of a Borrower or the Receivable is contingent in any respect or for any reason;

(m) the UK Borrower has made any agreement with any Customer for any deduction therefrom, except for discounts or allowances made in the Ordinary Course of Business for prompt payment, all of which discounts or allowances are reflected in the calculation of the face value of each respective invoice related thereto;

(n) any return, rejection or repossession of the merchandise has occurred or the rendition of services has been disputed;

(o) such Receivable is not payable to the UK Borrower in Pounds Sterling; or

(p) such Receivable is not otherwise satisfactory to Agent as determined in good faith by Agent in the exercise of its discretion in a reasonable manner.

“Eligibility Date” shall mean, with respect to each Borrower and Guarantor and each Swap, the date on which this Agreement or any Other Document becomes effective with respect to such Swap (for the avoidance of doubt, the Eligibility Date shall be the Effective Date of such Swap if this Agreement or any Other Document is then in effect with respect to such Borrower or Guarantor, and otherwise it shall be the Effective Date of this Agreement and/or such Other Document(s) to which such Borrower or Guarantor is a party).

“Embargoed Property” means any property (a) in which a Sanctioned Person holds an interest; (b) beneficially owned, directly or indirectly, by a Sanctioned Person; (c) that is due to or from a Sanctioned Person; (d) that is located in a Sanctioned Jurisdiction; or (e) that would otherwise cause any actual or possible violation by the Lenders or Agent of any applicable Anti-Terrorism Law if the Lenders were to obtain an encumbrance on, lien on, pledge of or security interest in such property or provide services in consideration of such property.

“Environmental Complaint” shall have the meaning set forth in Section 9.3(b) hereof.

“Environmental Laws” shall mean all federal, state, local, provincial (which shall be deemed to include territories), country or international environmental, land use, zoning, health, chemical use, safety and sanitation laws, statutes, ordinances and codes as well as common laws, Laws relating to the protection of the environment, human health and/or governing the use, storage, treatment, generation, transportation, processing, handling, production or disposal of Hazardous Materials and the rules, regulations, policies, guidelines, interpretations, decisions, orders and directives of federal, state, provincial (which shall be deemed to include territories), international and local governmental agencies and authorities with respect thereto.

“Equity Interests” shall mean, with respect to any Person, any and all shares, rights to purchase, options, warrants, general, limited or limited liability partnership interests, member interests, participation or other equivalents of or interest in (regardless of how designated) equity of such Person, whether voting or nonvoting, including common stock, preferred stock, convertible securities or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act), including in each case all of the following rights relating to such Equity Interests, whether arising under the Organizational Documents of the Person issuing such Equity Interests (the “issuer”) or under the applicable Laws of such issuer’s jurisdiction of organization relating to the formation, existence and governance of corporations, limited liability companies, unlimited liability company, or partnerships or business trusts or other legal entities, as the case may be: (i) all economic rights (including all rights to receive dividends and distributions) relating to such Equity Interests; (ii) all voting rights and rights to consent to any particular action(s) by the applicable issuer; (iii) all management rights with respect to such issuer; (iv) in the case of any Equity Interests consisting of a general partner interest in a partnership, all powers and rights as a general partner with respect to the management, operations and control of the business and affairs of the applicable issuer; (v) in the case of any Equity Interests consisting of the membership/limited liability company/unlimited liability company interests of a managing member in a limited liability company or unlimited liability company, all powers and rights as a managing member with respect to the management, operations and control of the business and affairs of the applicable issuer; (vi) all rights to designate or appoint or vote for or remove any officers, directors, manager(s), general partner(s) or managing member(s) of such issuer and/or any members of any board of members/managers/partners/directors that may at any time have any rights to manage and direct the business and affairs of the applicable issuer under its Organizational Documents as in effect from time to time or under Applicable Law; (vii) all rights to amend the Organizational Documents of such issuer, (viii) in the case of any Equity Interests in a partnership or limited liability company, the status of the holder of such Equity Interests as a “partner”, general or limited, or “member” (as applicable) under the applicable Organizational Documents and/or Applicable Law; and (ix) all certificates evidencing such Equity Interests.

“EPCRS” shall mean the Employee Plans Compliance Resolution System established by the Internal Revenue Service under Revenue Procedure 2013-12, modified by Revenue Procedure 2015-27 and as further modified or amended by any successor guidance thereto as from time to time in effect.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended or supplemented from time to time and the rules and regulations promulgated thereunder. For greater certainty, all provisions of this Agreement with respect to ERISA shall not apply to any Foreign Loan Party.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Euro” shall refer to the lawful currency of the Participating Member States.

“European Sublimit” shall mean a Dollar Equivalent amount equal to Thirty Million and 00/100 Dollars ($30,000,000.00); provided that such amount may, at the option of the Borrowers, be increased proportionately with any increase in the Maximum Revolving Advance Amount in accordance with Section 2.24 or decreased proportionately with any permanent reduction in the Maximum Revolving Advance Amount in accordance with Section 2.2(f).

“Erroneous Payment” has the meaning assigned to it in Section 14.14(a).

“Erroneous Payment Deficiency Assignment” has the meaning assigned to it in Section 14.14(d).

“Erroneous Payment Impacted Class” has the meaning assigned to it in Section 14.14(d).

“Erroneous Payment Return Deficiency” has the meaning assigned to it in Section 14.14(d).

“Erroneous Payment Subrogation Rights” has the meaning assigned to it in Section 14.14(d).

“Event of Default” shall have the meaning set forth in Article X hereof.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exchange Rate” shall mean the prevailing spot rate of exchange of such bank as Agent may reasonably select for the purpose of conversion of one currency to another, at or around 12:00 p.m. Eastern time, on the date on which any such conversion of currency is to be made under this Agreement.

“Excluded Domestic Subsidiary” shall mean any Domestic Subsidiary listed on Schedule 1.1(S)(1).

“Excluded Foreign Subsidiary” shall mean any Foreign Subsidiary listed on Schedule 1.1(S)(2) (other than the UK Borrower, Davy Roll, the Swedish Borrowers and Akers Valji).

“Excluded Hedge Liability or Liabilities” shall mean, with respect to each Borrower and Guarantor, each of its Swap Obligations if, and only to the extent that, all or any portion of this Agreement or any Other Document that relates to such Swap Obligation is or becomes illegal under the CEA, or any rule, regulation or order of the CFTC, solely by virtue of such Borrower’s and/or Guarantor’s failure to qualify as an Eligible Contract Participant on the Eligibility Date for such Swap. Notwithstanding anything to the contrary contained in the foregoing or in any other provision of this Agreement or any Other Document, the foregoing is subject to the following provisos: (a) if a Swap Obligation arises under a master agreement governing more than one Swap, this definition shall apply only to the portion of such Swap Obligation that is attributable to Swaps for which such guaranty or security interest is or becomes illegal under the CEA, or any rule, regulations or order of the CFTC, solely as a result of the failure by such Borrower or Guarantor for any reason to qualify as an Eligible Contract Participant on the Eligibility Date for such Swap; (b) if a guarantee of a Swap Obligation would cause such obligation to be an Excluded Hedge Liability but the grant of a security interest would not cause such obligation to be an Excluded Hedge Liability, such Swap Obligation shall constitute an Excluded Hedge Liability for purposes of the guaranty but not for purposes of the grant of the security interest; and (c) if there is more than one Borrower or Guarantor executing this Agreement or the Other Documents and a Swap Obligation would be an Excluded Hedge Liability with respect to one or more of such Persons, but not all of them, the definition of Excluded Hedge Liability or Liabilities with respect to each such Person shall only be deemed applicable to (i) the particular Swap Obligations that constitute Excluded Hedge Liabilities with respect to such Person, and (ii) the particular Person with respect to which such Swap Obligations constitute Excluded Hedge Liabilities.

“Excluded Property” shall mean any non-material lease, license, contract or agreement to which any Loan Party is a party, and any of its rights or interests thereunder, if and to the extent that a security interest therein is prohibited by or in violation of (x) any Applicable Law, or (y) a term, provision or condition of any such lease, license, contract or agreement (unless in each case, such Applicable Law, term, provision or condition would be rendered ineffective with respect to the creation of such security interest pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the Uniform Commercial Code (or any successor provision or provisions) of any relevant jurisdiction or any other Applicable Law or principles of equity), provided, however, that the foregoing shall cease to be treated as “Excluded Property” (and shall constitute Collateral) immediately at such time as the contractual or legal prohibition shall no longer be applicable and to the extent severable, such security interest shall attach immediately to any portion of such lease, license, contract or agreement not subject to the prohibitions specified in (x) or (y) above, provided, further that Excluded Property shall not include any proceeds of any such lease, license, contract or agreement or any goodwill of Loan Parties’ business associated therewith or attributable thereto or consisting of assets of any of the Excluded Subsidiaries.

“Excluded Subsidiary” shall mean any Excluded Domestic Subsidiary, any Excluded Foreign Subsidiary and, during the period commencing on the date of formation or acquisition of any Transitory First Tier Foreign Subsidiary through and including the earlier of: (i) the date which is three hundred sixty-five (365) consecutive days after the date of formation or acquisition of such Transitory First Tier Foreign Subsidiary or (ii) the date such Transitory First Tier Foreign Subsidiary has either (y) ceased to be a Transitory First Tier Foreign Subsidiary of the applicable Loan Party as a result of either (1) the joinder of such Transitory First Tier Foreign Subsidiary as a Loan Party in accordance with the terms and provisions of Section 7.12, or (2) transfer of all (but not less than all) of the equity interests of such Transitory First Tier Foreign Subsidiary to one or more first tier Foreign Subsidiaries; or (z) been scheduled as an Excluded Foreign Subsidiary, any Transitory First Tier Foreign Subsidiary.

“Excluded Taxes” shall mean, with respect to Agent, any Lender, Participant, Swing Loan Lender, Issuer or any other recipient of any payment to be made by or on account of any Obligations, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the Laws of which such recipient is organized or in which its principal office or applicable lending office is located or, in the case of any Lender, Participant, Swing Loan Lender or Issuer, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which any Loan Party is located, (c) in the case of a Foreign Lender, any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new lending office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 3.10(e), except to the extent that such Foreign Lender or Participant (or its assignor or seller of a participation, if any) was entitled, at the time of designation of a new lending office (or assignment or sale of a participation), to receive additional amounts from Loan Parties with respect to such withholding tax pursuant to Section 3.10(a), or (d) any Taxes imposed on any “withholding payment” payable to such recipient as a result of the failure of such recipient to satisfy the requirements set forth in the FATCA after December 31, 2012.

“Existing Credit Agreement” shall have the meaning assigned to such term in the recitals hereof.

“Existing Letters of Credit” shall mean: (i) the letters of credit issued under that certain Letter Agreement, dated June 26, 2003, by and among Ampco-Pitt Corp., Aerofin Corporation, a Pennsylvania corporation, UES and PNC Bank, National Association, as the same may have been amended from time to time, with stated expiration dates beyond the Closing Date; and/or (ii) the letters of credit which were issued by PNC under the Existing Credit Agreement prior to the date hereof upon the application of a Loan Party and are outstanding on the Closing Date, each of which letters of credit are set forth on Schedule 1.1 hereof.

“Facility Fee” shall have the meaning set forth in Section 3.3(b) hereof.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations thereunder or official interpretations thereof.

“Fee Letter” shall mean the third amended and restated fee letter dated the Closing Date executed by Ampco-Pitt Corp. (for itself and on behalf of the other Loan Parties) and PNC.

“Financial Support Direction” shall mean a financial support direction issued by the Pensions Regulator under section 43 of the Pensions Act 2004.

“Fitch” shall mean Fitch Ratings Inc., and its successors.

“Fixed Asset Advance Amount” shall mean (X) on the Closing Date, the lesser of (a) a Dollar Equivalent amount equal to Twenty-Two Million Five Hundred Thousand and 00/100 Dollars ($22,500,000.00) and (b) subject to Section 2.1(b), 85% of the appraised net orderly liquidation value of Eligible Equipment, and (Y) after the Closing Date, the availability under the Fixed Asset Advance Amount shall be updated monthly to reflect (a) all new Eligible Equipment purchased during the preceding calendar month (with respect to which availability shall be limited to the least of (x) a Dollar Equivalent amount equal to Twenty-Two Million Five Hundred Thousand and 00/100 Dollars ($22,500,000.00), (y) eighty-five percent (85%) of the Net Invoice Cost of such new Eligible Equipment or (z) subject to Section 2.1(b), eighty-five percent (85%) of the appraised net orderly liquidation value of such new Eligible Equipment acquired pursuant to the acquisition of the stock or assets of a third party), and (b) eighty-five percent (85%) of the remaining unamortized borrowing base amount of all dispositions of Eligible Equipment which have occurred during the preceding calendar month. The Fixed Asset Advance Amount shall be reduced by amortization of two and one-half of one percent (2.50%) per fiscal quarter. Each new Eligible Equipment asset purchased after the Closing Date shall only be included in the applicable Formula Amount in an amount, subject to Section 2.1(b), equal to eighty-five percent (85%) of the

Net Invoice Cost of such new Eligible Equipment, less all required amortization until such time as the next regularly recurring Equipment appraisal is performed. Effective immediately upon delivery of each applicable recurring Equipment appraisal, the amount included in the applicable Formula Amount with respect to such Eligible Equipment shall be reset to the least of (x) a Dollar Equivalent amount equal to Twenty-Two Million Five Hundred Thousand and 00/100 Dollars ($22,500,000.00), (y) subject to the Section 2.1(b), eighty-five percent (85%) of the current appraised net orderly liquidation value of such Eligible Equipment or (z) the remaining unamortized amount.

“Fixed Charge Coverage Ratio” shall mean, with respect to any fiscal period, the ratio of (a) EBITDA, minus cash taxes paid or required to be paid (including tax distributions but excluding taxes to the extent the same are excluded when determining EBITDA), minus dividends (including, without limitation, any dividend or other application of any funds, property or assets to the purchase, redemption or other retirement of any Equity Interest, or of any options to purchase or acquire any Equity Interest of any applicable Loan Party), minus an amount equal to the sum of (i) Unfunded Capital Expenditures (including fifteen percent (15%) of the Net Invoice Cost of Equipment purchased using proceeds of Advances during any applicable fiscal period) plus (ii) an amount equal to the amount by which (y) the Net Invoice Cost of such Equipment exceeds the appraised value of such Equipment, in each case for the Loan Parties and their Subsidiaries on a consolidated basis to (b) Fixed Charges.

“Fixed Charges” shall mean, with respect to any fiscal period, the sum of interest expense, scheduled principal installments on Indebtedness, including capitalized lease obligations, amortization of availability under the Fixed Asset Advance Amount, share repurchases, cash contributed to Plans, cash paid with respect to pension and other post-retirement benefit expense, and cash paid (adjusted for insurance proceeds to the extent received for covered claims) for any asbestos related liability, in each case for the Loan Parties and their Subsidiaries on a consolidated basis in accordance with GAAP.

“Foreign Currency Hedge” shall mean any foreign exchange transaction, including spot and forward foreign currency purchases and sales, listed or over-the-counter options on foreign currencies, non-deliverable forwards and options, foreign currency swap agreements, currency exchange rate price hedging arrangements, and any other similar transaction providing for the purchase of one currency in exchange for the sale of another currency entered into by any Borrower, Guarantor and/or any of their respective Subsidiaries.

“Foreign Currency Hedge Liabilities” shall have the meaning assigned in the definition of Lender-Provided Foreign Currency Hedge.

“Foreign In-Transit Inventory” shall mean Inventory of a US Borrower that is in transit from a location outside the United States to any location within the United States of such US Borrower or a Customer of such US Borrower.

“Foreign Lender” shall mean any Lender that is organized under the Laws of a jurisdiction other than that in which Loan Parties are resident for tax purposes. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” shall mean of any Person, a corporation or other entity, that is neither (i) a Domestic Subsidiary nor (ii) an Excluded Domestic Subsidiary, of whose Equity Interests having ordinary voting power (other than Equity Interests having such power only by reason of the happening of a contingency) to elect a majority of the directors of such corporation, or other Persons performing similar functions for such entity, are owned, directly or indirectly, by such Person.

“Formula Amount” shall have the meaning set forth in Section 2.1(a)(D) hereof.

“GAAP” shall mean generally accepted accounting principles in the United States of America in effect from time to time.

“Governmental Acts” shall mean any act or omission, whether rightful or wrongful, of any present or future de jure or de facto Governmental Body.

“Governmental Body” shall mean any nation or government, any state, province (which shall be deemed to include territories) or other political subdivision thereof or any entity, authority, agency, division or department exercising the executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to a government (including any supra-national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including, without limitation, the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).

“Guarantor” shall mean Ampco-Pitt Corp., Ampco Securities, Ampco Investments, Ampco UES, RollTech, Davy Roll and any other Person who may hereafter guarantee, as surety, payment or performance of the whole or any part of the Obligations and “Guarantors” means collectively all such Persons.

“Guarantor Joinder” shall mean a joinder by a Person as a Guarantor under this Agreement and the Other Documents in the form of Exhibit 7.12(b).

“Guarantor Security Agreement” shall mean any security agreement executed by any Guarantor in favor of Agent securing the Obligations or the Guaranty of such Guarantor, in form and substance satisfactory to Agent.

“Guaranty” shall mean any guaranty of the Obligations executed by a Guarantor (whether on the Original Closing Date or otherwise) in favor of Agent for its benefit and for the ratable benefit of Lenders, in form and substance satisfactory to Agent.

“Hazardous Discharge” shall have the meaning set forth in Section 9.3(b) hereof.

“Hazardous Materials” shall mean, without limitation, any flammable explosives, radon, radioactive materials, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum and petroleum products, methane, hazardous materials, Hazardous Wastes, hazardous or Toxic Substances or related materials as defined in or subject to regulation under Environmental Laws.

“Hazardous Wastes” shall mean all waste materials subject to regulation under CERCLA, RCRA Subtitle C, and any other applicable Federal, state and provincial (which shall be deemed to include territories) Laws now in force or hereafter enacted relating to hazardous waste disposal.

“Hedge Liabilities” shall mean collectively, the Foreign Currency Hedge Liabilities and the Interest Rate Hedge Liabilities.

“Indebtedness” shall mean, as to any Person at any time, any and all indebtedness, obligations or liabilities (whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, or joint or several) of such Person for or in respect of: (a) borrowed money; (b) amounts received under or liabilities in respect of any note purchase or acceptance credit facility, and all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments; (c) all Capitalized Lease Obligations; (d) reimbursement obligations (contingent or otherwise) under any letter of credit agreement, banker’s acceptance agreement or similar arrangement; (e) obligations under any Interest Rate Hedge, Foreign Currency Hedge, or other interest rate management device, foreign currency exchange agreement, currency swap agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement, determined on a marked to market basis; (f) any other advances of credit made to or on behalf of such Person or other transaction (including forward sale or purchase agreements, capitalized leases and conditional sales agreements) having the commercial effect of a borrowing of money entered into by such Person to finance its operations or capital requirements including to finance the purchase price of property or services and all obligations of such Person to pay the deferred purchase price of property or services (but not including trade payables and accrued expenses incurred in the Ordinary Course of Business which are not represented by a promissory note or other evidence of indebtedness and which are not more than thirty (30) days past due); (g) all Equity Interests of such Person subject to repurchase or redemption rights or obligations (excluding repurchases or redemptions at the sole option of such Person); (h) all indebtedness, obligations or liabilities secured by a Lien on any asset of such Person, whether or not such indebtedness, obligations or liabilities are otherwise an obligation of such Person; (i) all obligations of such Person for “earnouts”, purchase price adjustments, profit sharing arrangements, deferred purchase money amounts and similar payment obligations or continuing obligations of any nature of such Person arising out of purchase and sale contracts; (j) obligations arising under bonus, deferred compensation, incentive compensation or similar arrangements, other than those arising in the Ordinary Course of Business; and (k) any guaranty of any indebtedness, obligations or liabilities of a type described in the foregoing clauses (a) through (j).

“Increasing Lender” shall have the meaning set forth in Section 2.24(a) hereof.

“Indemnified Taxes” shall mean Taxes other than Excluded Taxes.

“Ineligible Security” shall mean any security which may not be underwritten or dealt in by member banks of the Federal Reserve System under Section 16 of the Banking Act of 1933 (12 U.S.C. Section 24, Seventh), as amended.

“Insolvency Event” shall mean, with respect to any Person, including without limitation any Lender, such Person or such Person’s direct or indirect parent company (a) becomes the subject of a bankruptcy or insolvency proceeding (including any proceeding under Title 11 of the United States Code or any other Applicable Law), or regulatory restrictions, (b) has had a receiver, receiver and manager, monitor, liquidator, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation or arrangement of its business appointed for it or has called a meeting of its creditors, (c) admits in writing its inability, or be generally unable, to pay its debts as they become due or cease operations of its present business, (d) with respect to a Lender, such Lender is unable to perform hereunder due to the application of Applicable Law, or (e) in the good faith determination of Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment of a type described in clauses (a) or (b), provided that an Insolvency Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person or such Person’s direct or indirect parent company by a Governmental Body or instrumentality thereof if, and only if, such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Body or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Intellectual Property” shall mean property constituting a patent, copyright, trademark (or any application in respect of the foregoing), service mark, copyright, copyright application, trade name, mask work, trade secrets, design right, assumed name or license or other right to use any of the foregoing under Applicable Law.

“Intellectual Property Claim” shall mean the assertion, by any means, by any Person of a claim that any Loan Party’s ownership, use, marketing, sale or distribution of any Inventory, equipment, Intellectual Property or other property or asset is violative of any ownership of or right to use any Intellectual Property of such Person.

“Interest Period” shall mean the period provided for any LIBOR Rate Loan pursuant to Section 2.2(b) hereof.

“Interest Rate Hedge” shall mean an interest rate exchange, collar, cap, swap, floor, adjustable strike cap, adjustable strike corridor, cross-currency swap or similar agreements entered into by any Borrower, Guarantor and/or their respective Subsidiaries in order to provide protection to, or minimize the impact upon, such Borrower, any Guarantor and/or their respective Subsidiaries of increasing floating rates of interest applicable to Indebtedness.

“Interest Rate Hedge Liabilities” shall have the meaning assigned in the definition of Lender-Provided Interest Rate Hedge.

“Inventory” shall mean and include as to each Loan Party all of such Loan Party’s inventory (as defined in Article 9 of the Uniform Commercial Code) and all of such Loan Party’s goods, merchandise and other personal property, wherever located, to be furnished under any consignment arrangement, contract of service or held for sale or lease, all raw materials, work in process, finished goods and materials and supplies of any kind, nature or description which are or might be used or consumed in such Loan Party’s business or used in selling or furnishing such goods, merchandise and other personal property, and all Documents.

“Issuer” shall mean (i) Agent in its capacity as the issuer of Letters of Credit under this Agreement and (ii) any other Lender which Agent in its discretion shall designate as the issuer of and cause to issue any particular Letter of Credit under this Agreement in place of Agent as issuer.

“Law(s)” shall mean any law(s) (including common law and equitable principles), constitution, statute, treaty, regulation, rule, ordinance, opinion, issued guidance, code, release, ruling, order, executive order, injunction, writ, decree, bond, judgment, authorization or approval, lien or award of or any settlement arrangement, by agreement, consent or otherwise, with any Governmental Body, foreign or domestic.

“Leasehold Interests” shall mean all of each Loan Party’s right, title and interest in and to, and as lessee of, the premises identified as leased Real Property on Schedule 4.4 hereto.

“Lender” and “Lenders” shall have the meaning ascribed to such term in the preamble to this Agreement and shall include each Person which becomes a transferee, successor or assign of any Lender. For the purpose of provision of this Agreement or any Other Document which provides for the granting of a security interest or other Lien to the Agent for the benefit of Lenders as security for the Obligations, “Lenders” shall include any Affiliate of a Lender to which such Obligation (specifically including any Hedge Liabilities and any Cash Management Liabilities) is owed.

“Lender-Provided Foreign Currency Hedge” shall mean a Foreign Currency Hedge which is provided by any Lender and for which such Lender confirms to Agent in writing prior to the execution thereof that it: (a) is documented in a standard International Swap Dealers Association, Inc. Master Agreement or another reasonable and customary manner; (b) provides for the method of calculating the reimbursable amount of the provider’s credit exposure in a reasonable and customary manner; and (c) is entered into for hedging (rather than speculative) purposes. The liabilities owing to the provider of any Lender-Provided Foreign Currency Hedge (the “Foreign Currency Hedge Liabilities”) by any Borrower, Guarantor, or any of their respective Subsidiaries that is party to such Lender-Provided Foreign Currency Hedge shall, for purposes of this Agreement and all Other Documents be “Obligations” of such Person and of each other Borrower and Guarantor, be guaranteed obligations under any Guaranty and secured obligations under any Guarantor Security Agreement, as applicable, and otherwise treated as Obligations for purposes of the Other Documents, except to the extent constituting Excluded Hedge Liabilities of such Person. The Liens securing the Foreign Currency Hedge Liabilities shall be pari passu with the Liens securing all other Obligations under this Agreement and the Other Documents, subject to the express provisions of Section 11.5 hereof.

“Lender-Provided Interest Rate Hedge” shall mean an Interest Rate Hedge which is provided by any Lender and with respect to which such Lender confirms to Agent in writing prior to the execution thereof that it: (a) is documented in a standard International Swap Dealers Association, Inc. Master Agreement or another reasonable and customary manner; (b) provides for the method of calculating the reimbursable amount of the provider’s credit exposure in a reasonable and customary manner; and (c) is entered into for hedging (rather than speculative) purposes. The liabilities owing to the provider of any Lender-Provided Interest Rate Hedge (the “Interest Rate Hedge Liabilities”) by any Borrower, Guarantor, or any of their respective Subsidiaries that is party to such Lender-Provided Interest Rate Hedge shall, for purposes of this Agreement and all Other Documents be “Obligations” of such Person and of each other Borrower and Guarantor, be guaranteed obligations under any Guaranty and secured obligations under any Guarantor Security Agreement, as applicable, and otherwise treated as Obligations for purposes of the Other Documents, except to the extent constituting Excluded Hedge Liabilities of such Person. The Liens securing the Interest Rate Hedge Liabilities shall be pari passu with the Liens securing all other Obligations under this Agreement and the Other Documents, subject to the express provisions of Section 11.5 hereof.

“Letter of Credit Application” shall have the meaning set forth in Section 2.12(a) hereof.

“Letter of Credit Borrowing” shall have the meaning set forth in Section 2.14(d) hereof.

“Letter of Credit Fees” shall have the meaning set forth in Section 3.2 hereof.

“Letter of Credit Sublimit” shall mean a Dollar Equivalent amount equal to $40,000,000.00.

“Letters of Credit” shall have the meaning set forth in Section 2.11 hereof.

“LIBOR Alternate Source” shall have the meaning set forth in the definition of LIBOR Rate.

“LIBOR Quoted Currency” shall mean Dollars, Euro and Pounds Sterling.

“LIBOR Quoted Currency Alternate Source” shall have the meaning set forth in the definition of LIBOR Rate.

“LIBOR Rate” shall mean the following:

(a) for any LIBOR Rate Loan made in any LIBOR Quoted Currency for the then current Interest Period relating thereto, the interest rate per annum determined by Agent by dividing (the resulting quotient rounded upwards, if necessary, to the nearest 1/100th of 1% per annum) (a) the rate which appears on the Bloomberg Page BBAM1 (or on such other substitute Bloomberg page that displays rates at which such LIBOR Quoted Currency deposits are offered by leading banks in the London interbank deposit market) for such LIBOR Quoted Currency, or the rate which is quoted by another source selected by Agent as an authorized information vendor for the purpose of displaying rates at which such LIBOR Quoted Currency deposits are offered by leading banks in the London interbank deposit market (a “LIBOR Quoted Currency Alternate

Source”), at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period as the London interbank offered rate for such LIBOR Quoted Currency for an amount comparable to such LIBOR Rate Loan and having a borrowing date and a maturity comparable to such Interest Period (or if there shall at any time, for any reason, no longer exist a Bloomberg Page BBAM1 (or any substitute page) or any LIBOR Quoted Currency Alternate Source, a comparable replacement rate determined by Agent at such time (which determination shall be conclusive absent manifest error), (y) if the LIBOR Rate is unascertainable as set forth in Section 3.8.2, a comparable replacement rate determined in accordance with Section 3.8.2), by (b) a number equal to 1.00 minus the Reserve Percentage; provided, however, that if the LIBOR Rate determined as provided above would be less than zero percent (0.00%), such rate shall be deemed to be zero percent (0.00%) for purposes of this Agreement.

The LIBOR Rate shall be adjusted with respect to any LIBOR Rate Loan that is outstanding on the effective date of any change in the Reserve Percentage as of such effective date. Agent shall give reasonably prompt notice to the Borrowing Agent of the LIBOR Rate as determined or adjusted in accordance herewith, which determination shall be conclusive absent manifest error.

(b) for any LIBOR Rate Loan made in Swedish Krona for the then current Interest Period relating thereto, the interest rate per annum determined by Agent by dividing (the resulting quotient rounded upwards, if necessary, to the nearest 1/100th of 1% per annum) (a) the Stockholm Interbank Offered Rate (STIBOR) which appears on the Bloomberg Page BTMM SW (or on such other substitute Bloomberg page that displays rates at which Swedish Krona deposits are offered by leading banks in the Stockholm interbank deposit market) as published by the Swedish Bankers’ Association (or on any successor or substitute service providing rate quotations comparable to those currently provided by such service, as determined by the Agent from time to time) for Swedish Krona, or the rate which is quoted by another source selected by Agent as an authorized information vendor for the purpose of displaying rates at which Swedish Krona deposits are offered by leading banks in the Stockholm interbank deposit market (a “STIBOR Alternate Source”), at approximately 11:00 a.m., Stockholm, Sweden time, two (2) Business Days prior to the commencement of such Interest Period as the Stockholm interbank offered rate for Swedish Krona for an amount comparable to such LIBOR Rate Loan and having a borrowing date and a maturity comparable to such Interest Period (or if there shall at any time, for any reason, no longer exist a Bloomberg Page BTMM SW (or any substitute page) or any STIBOR Alternate Source, a comparable replacement rate determined by Agent at such time (which determination shall be conclusive absent manifest error)), by (b) a number equal to 1.00 minus the Reserve Percentage; provided, however, that if the LIBOR Rate determined as provided above would be less than zero percent (0.00%), such rate shall be deemed to be zero percent (0.00%) for purposes of this Agreement.

The LIBOR Rate shall be adjusted with respect to any LIBOR Rate Loan that is outstanding on the effective date of any change in the Reserve Percentage as of such effective date. Agent shall give reasonably prompt notice to the Borrowing Agent of the LIBOR Rate as determined or adjusted in accordance herewith, which determination shall be conclusive absent manifest error.

(c) If, at any time, the Agent and all of the Lenders approve an additional Optional Currency, any references in this Agreement to the LIBOR Rate applicable to any such additional Optional Currency shall be a reference to a rate to be mutually agreed upon between the Agent and the Borrowers.

“LIBOR Rate Loan” shall mean any Advance that bears interest based on the LIBOR Rate.

“License Agreement” shall mean any agreement between any Loan Party and a Licensor pursuant to which such Loan Party is authorized to use any Intellectual Property in connection with the manufacturing, marketing, sale or other distribution of any Inventory of such Loan Party or otherwise in connection with such Loan Party’s business operations.

“Licensor” shall mean any Person from whom any Loan Party obtains the right to use (whether on an exclusive or non-exclusive basis) any Intellectual Property in connection with such Loan Party’s manufacture, marketing, sale or other distribution of any Inventory or otherwise in connection with such Loan Party’s business operations.

“Licensor/Agent Agreement” shall mean an agreement between Agent and a Licensor, in form and substance satisfactory to Agent, by which Agent is given the unqualified right, vis-á-vis such Licensor, to enforce Agent’s Liens with respect to and to dispose of any Loan Party’s Inventory with the benefit of any Intellectual Property applicable thereto, irrespective of such Loan Party’s default under any License Agreement with such Licensor.

“Lien” shall mean any mortgage, deed of trust, pledge, hypothecation, assignment, security interest, lien/adverse right/adverse claim/deemed trust (whether statutory or otherwise), Charge, claim or encumbrance, or preference, priority or other security agreement or preferential arrangement held or asserted in respect of any asset of any kind or nature whatsoever including any conditional sale or other title retention agreement, any lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction, including, but not limited to any Applicable Law.

“Lien Waiver Agreement” shall mean an agreement which is executed in favor of Agent by a Person who owns or occupies premises at which any Collateral may be located from time to time in form and substance satisfactory to Agent.

“Liquidity” shall mean, on the date of determination, the sum of (i) the Borrowers’ unrestricted domestic cash, plus (ii)Net Unrestricted Foreign Cash in an amount not to exceed the Dollar Equivalent of Seven Million Five Hundred Thousand and 00/100 Dollars ($7,500,000.00), plus (iii)Undrawn Availability.

“Loan Parties” shall mean, collectively, the Borrowers and the Guarantors and “Loan Party” shall mean any Borrower or any Guarantor.

“LLC Division” shall mean, in the event a Borrower or Guarantor is a limited liability company, (a) the division of any such Borrower or Guarantor into two or more newly formed limited liability companies (whether or not such Borrower or Guarantor is a surviving entity following any such division) pursuant to Section 18-217 of the Delaware Limited Liability Company Act or any similar provision under any similar act governing limited liability companies organized under the laws of any other State or Commonwealth or of the District of Columbia, or (b) the adoption of a plan contemplating, or the filing of any certificate with any applicable Governmental Body that results or may result in, any such division.

“Material Adverse Effect” shall mean any set of circumstances or events which (a) has or could reasonably be expected to have any material adverse effect whatsoever upon the validity or enforceability of this Agreement or any Other Document, (b) is or could reasonably be expected to be material and adverse to the business, properties, assets, financial condition or results of operations of the Loan Parties taken as a whole, (c) impairs materially or could reasonably be expected to impair materially the ability of the Loan Parties to duly and punctually pay or perform their Indebtedness, or (d) impairs materially or could reasonably be expected to impair materially the ability of the Agent or any of the Lenders, to the extent permitted, to enforce their legal remedies pursuant to this Agreement or any Other Document.

“Material Contract” shall mean any contract, agreement, instrument, permit, lease or license, written or oral, of any Loan Party, which is material to any Loan Party’s business or which the failure to comply with could reasonably be expected to result in a Material Adverse Effect.

“Maximum Swing Loan Advance Amount” shall mean a Dollar Equivalent amount equal to Ten Million and 00/100 Dollars ($10,000,000.00); provided that, upon the effective date of each increase in the Maximum Revolving Advance Amount in accordance with Section 2.24 or each permanent reduction in accordance with Section 2.2(f), the Maximum Swing Loan Advance Amount shall increase or decrease, as applicable, by an amount equal to ten percent (10%) of the amount of such increase or permanent reduction in the Maximum Revolving Advance Amount.

“Maximum Revolving Advance Amount” shall mean, on and after the Closing Date, a Dollar Equivalent Amount equal to (i) One Hundred Million and 00/100 Dollars ($100,000,000.00), plus (ii) any increases in accordance with Section 2.24 and minus (iii) any permanent reductions in accordance with Section 2.2(f).

“Maximum Undrawn Amount” shall mean, with respect to any outstanding Letter of Credit as of any date, the Dollar Equivalent amount of such Letter of Credit that is or may become available to be drawn, including all automatic increases provided for in such Letter of Credit, whether or not any such automatic increase has become effective.

“Modified Commitment Transfer Supplement” shall have the meaning set forth in Section 16.3(d) hereof.

“Moody’s” shall mean Moody’s Investors Service, Inc. and its successors.

“Multiemployer Plan” shall mean a “multiemployer plan” as defined in Sections 3(37) or 4001(a)(3) of ERISA to which contributions are required or, within the preceding five plan years, were required by any Loan Party or any member of the Controlled Group.

“Multiple Employer Plan” shall mean a Plan which has two or more contributing sponsors (including any Loan Party or any member of the Controlled Group) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“National Roll” shall mean, Akers National Roll Company, a Delaware corporation.

“Negotiable Document” shall mean a Document that is “negotiable” within the meaning of Article 7 of the Uniform Commercial Code.

“Net Invoice Cost” shall mean, with respect to Equipment, the net invoice cost of such Equipment (excluding taxes, shipping, delivery, handling, installation, overhead and other so called “soft” costs).

“Net Unrestricted Foreign Cash” shall mean the foreign unencumbered cash and cash equivalents of the Borrowers net of applicable taxes calculated at the most current tax rates in effect upon the date of determination as approved by the Agent in its sole discretion. As of the date hereof, the tax rate applicable to the Net Unrestricted Foreign Cash is estimated to be fifteen percent (15%).

“New Lender” shall have the meaning set forth in Section 2.24(a) hereof.

“Non-Defaulting Lender” shall mean, at any time, any Lender holding a Revolving Commitment that is not a Defaulting Lender at such time.

“Non-Qualifying Party” shall mean any Borrower or any Guarantor that on the Eligibility Date fails for any reason to qualify as an Eligible Contract Participant.

“Note” shall mean collectively, the Revolving Credit Notes and the Swing Loan Note.

“Obligations” shall mean and include any and all loans (including without limitation, all Advances and Swing Loans), advances, debts, liabilities, obligations (including without limitation all reimbursement obligations and cash collateralization obligations with respect to Letters of Credit issued hereunder), covenants and duties owing by any Borrower or Guarantor or any Subsidiary of any Borrower or any Guarantor to Issuer, Swing Loan Lender, Lenders or Agent (or to any other direct or indirect subsidiary or affiliate of Issuer, Swing Loan Lender, any Lender or Agent) of any kind or nature, present or future (including any interest or other amounts accruing thereon, any fees accruing under or in connection therewith, any costs and expenses of any Person payable by any Loan Party and any indemnification obligations payable by any Loan Party arising or payable after maturity, or after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding relating to any Loan Party, whether or not a claim for post-filing or post-petition interest, fees or other amounts is allowable or allowed in such proceeding), whether or not for the payment of money, whether arising by reason of an extension of credit, opening or issuance of a letter of credit, loan, equipment lease, establishment of any commercial card or similar facility or guarantee, under any interest or currency swap, future, option or other similar agreement, or in any other manner, whether arising out of overdrafts or deposit or other accounts or electronic funds transfers (whether through automated clearing houses or otherwise) or out of Agent’s or any Lender’s non-receipt of or inability to collect funds or otherwise not being made whole in connection with depository transfer check or other similar arrangements, whether direct or indirect (including those acquired by assignment or participation), absolute or contingent, joint or several, due or to become due, now existing or hereafter arising, contractual or tortious, liquidated or unliquidated, regardless of how such indebtedness or liabilities arise or by what agreement or instrument they may be evidenced or whether evidenced by any agreement or instrument, including but not limited to, (i) this Agreement, the Other Documents and any amendments, extensions, renewals or increases thereto, including all costs and expenses of Agent, Issuer, Swing Loan Lender and any Lender incurred in the documentation, negotiation, modification, enforcement, collection or otherwise in connection with any of the foregoing, including but not limited to reasonable attorneys’ fees and expenses and all obligations of any Loan Party to Agent, Issuer, Swing Loan Lender or Lenders to perform acts or refrain from taking any action, (ii) all Hedge Liabilities and (iii) all Cash Management Liabilities. Notwithstanding anything to the contrary contained in the foregoing, the Obligations shall not include any Excluded Hedge Liabilities.

“Optional Currency” shall mean any of the following currencies (i) Pounds Sterling, (iii) Euros, (iv) Swedish Krona and (v) any other currency approved by the Agent and all of the Lenders.

“Ordinary Course of Business” shall mean, with respect to any Loan Party, the ordinary course of such Loan Party’s business as conducted on the Closing Date.

“Organizational Documents” shall mean, with respect to any Person, any charter, articles or certificate of incorporation, certificate of organization, registration or formation, certificate of partnership or limited partnership, bylaws, articles of association, operating agreement, limited liability company agreement, or partnership agreement of such Person and any and all other applicable documents relating to such Person’s formation, organization or entity governance matters (including any shareholders’ or equity holders’ agreement or voting trust agreement) and specifically includes, without limitation, any certificates of designation for preferred stock or other forms of preferred equity.

“Original Closing Date” shall mean March 20, 2016.

“Original Currency” shall have the meaning specified in Section 2.27 hereof.

“Other Currency” shall have the meaning specified in Section 2.27 hereof.

“Other Documents” shall mean the Note, the Perfection Certificates, any Guaranty, any Pledge Agreement, any Lender-Provided Interest Rate Hedge, any Lender-Provided Foreign Currency Hedge, the UK Security Documents, the Swedish Security Documents, the Certificate of Beneficial Ownership, and any and all other agreements, instruments and documents, including intercreditor agreements, guaranties, pledges, powers of attorney, consents, interest or currency swap agreements or other similar agreements and all other writings heretofore, now or hereafter executed by any Borrower or any Guarantor and/or delivered to Agent or any Lender in respect of the transactions contemplated by this Agreement, in each case together with all extensions, renewals, amendments, supplements, modifications, substitutions and replacements thereto and thereof.

“Other Taxes” shall mean all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any Other Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any Other Document.

“Out-of-Formula Loans” shall have the meaning set forth in Section 16.2(e) hereof.

“Overnight Bank Funding Rate” shall mean, for any, day the rate per annum (based on a year of 360 days and actual days elapsed) comprised of both overnight federal funds and overnight Eurocurrency borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the Federal Reserve Bank of New York, as set forth on its public website from time to time, and as published on the next succeeding Business Day as the overnight bank funding rate by such Federal Reserve Bank (or by such other recognized electronic source (such as Bloomberg) selected by the Agent for the purpose of displaying such rate) (an “Alternate Source”); provided, that if such day is not a Business Day, the Overnight Bank Funding Rate for such day shall be such rate on the immediately preceding Business Day; provided, further, that if such rate shall at any time, for any reason, no longer exist, a comparable replacement rate determined by the Agent at such time (which determination shall be conclusive absent manifest error). If the Overnight Bank Funding Rate determined as above would be less than zero percent (0.00%), then such rate shall be deemed to be zero percent (0.00%). The rate of interest charged shall be adjusted as of each Business Day based on changes in the Overnight Bank Funding Rate without notice to the Borrower.

“Parent” of any Person shall mean a corporation or other entity owning, directly or indirectly, 50% or more of the Equity Interests issued by such Person having ordinary voting power to elect a majority of the directors of such Person, or other Persons performing similar functions for any such Person.

“Participant” shall mean each Person who shall be granted the right by any Lender to participate in any of the Advances and who shall have entered into a participation agreement in form and substance satisfactory to such Lender.

“Participating Member State” shall mean any member State of the European Communities that adopts or has adopted the Euro as its lawful currency in accordance with legislation of the European Community relating to Economic and Monetary Union.

“Participation Advance” shall have the meaning set forth in Section 2.14(d) hereof.

“Participation Commitment” shall mean the obligation hereunder of each Lender holding a Revolving Commitment to buy a participation equal to its Revolving Commitment Percentage (subject to any reallocation pursuant to Section 2.22(b)(iii) hereof) in the Swing Loans made by Swing Loan Lender hereunder as provided for in Section 2.4(c) hereof and in the Letters of Credit issued hereunder as provided for in Section 2.14(a) hereof.

“Payment Office” shall mean initially Two Tower Center Boulevard, East Brunswick, New Jersey 08816; thereafter, such other office of Agent, if any, which it may designate by notice to Borrowing Agent and to each Lender to be the Payment Office.

“Payment Recipient” has the meaning assigned to it in Section 14.14(a).

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA or any successor.

“Pension Benefit Plan” shall mean at any time any “employee pension benefit plan” as defined in Section 3(2) of ERISA (including a Multiple Employer Plan, but not a Multiemployer Plan) which is covered by Title IV of ERISA or is subject to the minimum funding standards under Sections 412, 430 or 436 of the Code and either (i) is maintained or to which contributions are required by a Loan Party or any member of the Controlled Group or (ii) has at any time within the preceding five years been maintained or to which contributions have been required by a Loan Party or any entity which was at such time a member of the Controlled Group.

“Pensions Regulator” shall mean the body corporate called the Pensions Regulator established under Part I of the Pensions Act 2004.

“Perfection Certificates” shall mean, collectively, the information questionnaires and the responses thereto provided by each Loan Party and delivered to Agent.

“Permitted Assignees” shall mean: (a) Agent, any Lender or any of their direct or indirect Affiliates; (b) a federal or state chartered bank, a United States branch of a foreign bank, an insurance company, or any finance company generally engaged in the business of making commercial loans; (c) any fund that is administered or managed by Agent or any Lender, an Affiliate of Agent or any Lender or a related entity; and (d) any Person to whom Agent or any Lender assigns its rights and obligations under this Agreement as part of an assignment and transfer of such Agent’s or Lender’s rights in and to a material portion of such Agent’s or Lender’s portfolio of asset-based credit facilities.

“Permitted Discretion” shall mean a determination made by the Agent in good faith in the exercise of its reasonable business judgment based on how an asset based lender with similar rights providing a secured credit facility of the type set forth herein would act, in the circumstances then applicable to the Loan Parties at the time with the information then available to it.

“Permitted Encumbrances” shall mean: (a) Liens in favor of Agent for the benefit of Agent and Lenders, including without limitation, Liens securing Hedge Liabilities and Cash Management Products and Services; (b) Liens for taxes, assessments or other governmental charges not delinquent or being Properly Contested; (c) deposits or pledges to secure obligations under worker’s compensation, social security or similar laws, or under unemployment insurance; (d) deposits or pledges to secure bids, tenders, contracts (other than contracts for the payment of money), leases, statutory obligations, surety and appeal bonds and other obligations of like nature arising in the Ordinary Course of Business; (e) Liens arising by virtue of the rendition, entry or issuance against any Loan Party or any Subsidiary, or any property of any Loan Party or any

Subsidiary, of any judgment, writ, order, or decree to the extent the rendition, entry, issuance or continued existence of such judgment, writ, order or decree (or any event or circumstance relating thereto) has not resulted in the occurrence of an Event of Default under Section 10.6 hereof; (f) carriers’, repairmens’, mechanics’, workers’, materialmen’s or other like Liens arising in the Ordinary Course of Business with respect to obligations which are not due or which are being Properly Contested; (g) Liens placed upon fixed assets hereafter acquired to secure a portion of the purchase price thereof, provided that (I) any such lien shall not encumber any other property of any Loan Party and (II) the aggregate amount of Indebtedness secured by such Liens incurred as a result of such purchases together with the amount of Permitted Indebtedness under clause (h) of the definition thereof incurred during any fiscal year shall not exceed Twenty Million and 00/100 Dollars ($20,000,000.00); (h) other Liens incidental to the conduct of any Loan Party’s business or the ownership of its property and assets which were not incurred in connection with the borrowing of money or the obtaining of advances or credit, and which do not in the aggregate materially detract from Agent’s or Lenders’ rights in and to the Collateral or the value of any Loan Party’s property or assets or which do not materially impair the use thereof in the operation of any Loan Party’s business; (i) easements, rights-of-way, zoning restrictions, minor defects or irregularities in title and other charges or encumbrances, in each case, which do not interfere in any material respect with the Ordinary Course of Business of Loan Parties and their Subsidiaries; (j) Liens disclosed on Schedule 1.2; provided that such Liens shall secure only those obligations which they secure on the Closing Date (and extensions, renewals and refinancing of such obligations permitted by Section 7.8 hereof) and shall not subsequently apply to any other property or assets of any Loan Party other than the property and assets to which they apply as of the Closing Date; and (k) Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; provided that (1) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the applicable Loan Party in excess of those set forth by regulations promulgated by the Federal Reserve Board, and (2) such deposit account is not intended by such Loan Party to provide collateral to the depository institution.

“Permitted Indebtedness” shall mean: (a) the Obligations; (b) any guarantees of Indebtedness permitted under Section 7.3 hereof; (c) any Indebtedness listed on Schedule 5.8(b)(ii) hereof (including any extensions, renewals or refinancings thereof), provided that the principal amount of such Indebtedness shall not be increased without the prior written consent of the Required Lenders; (d) Indebtedness consisting of Permitted Loans made by one or more Loan Party(ies) to any other Loan Party(ies); (e) Indebtedness of a Loan Party to an Excluded Subsidiary which does not exceed the Dollar Equivalent amount of Ten Million and 00/100 Dollars ($10,000,000.00) in the aggregate for all such Indebtedness to all such Excluded Subsidiaries at any time outstanding; (f) Interest Rate Hedges and Foreign Currency Hedges and commodity hedges that are entered into by Loan Parties to hedge their risks with respect to outstanding Indebtedness of Loan Parties and not for speculative or investment purposes; (g) intercompany Indebtedness owing from one or more Loan Parties to any other one or more Loan Parties in accordance with clause (c) of the definition of Permitted Loans, (h) Indebtedness (other than Obligations) incurred for Capitalized Lease Obligations together with Indebtedness secured by Permitted Encumbrances under clause (g) of the definition thereof, not to exceed the Dollar

Equivalent amount of Twenty Million and 00/100 Dollars ($20,000,000.00) in the aggregate at any time outstanding; and (i) unsecured obligations with respect to unfunded obligations under Pension Plans, or any Plan to the extent such amounts are permitted to remain unfunded under applicable law.

“Permitted Investments” shall mean investments: (a) in obligations issued or guaranteed by the United States of America or any agency thereof; (b) in commercial paper with maturities of not more than 180 days and a published rating of not less than A-1 or P-1 (or the equivalent rating); (c) in certificates of time deposit and bankers’ acceptances having maturities of not more than 180 days and repurchase agreements backed by United States government securities of a commercial bank if (i) such bank has a combined capital and surplus of at least $500,000,000, or (ii) its debt obligations, or those of a holding company of which it is a subsidiary, are rated not less than A (or the equivalent rating) by a nationally recognized investment rating agency; (d) in U.S. money market funds that invest solely in obligations issued or guaranteed by the United States of America or an agency thereof; (e) consisting of Permitted Loans; (f) consisting of the transfer of all (but not less than all) of the equity interests of Transitory First Tier Foreign Subsidiaries to one or more first tier Foreign Subsidiaries; and (g)(1) if immediately prior to and upon giving effect to such investment, pro forma Undrawn Availability (measured as both a thirty-day average and upon giving effect to such investment) is greater than or equal to twenty-five percent (25%) of the Maximum Revolving Advance Amount, then so long as no Default or Event of Default exists prior to or upon giving effect to such investment, or (2) if immediately prior to and upon giving effect to such investment, pro forma Undrawn Availability (measured as both a thirty-day average and upon giving effect to such investment) is less than twenty-five percent (25%) of the Maximum Revolving Advance Amount, then, so long as if immediately prior to and upon giving effect to such investment, (x) no Default or Event of Default exists or will be created thereby, (y) pro forma Undrawn Availability (measured as both a thirty-day average and upon giving effect to such investment) will not be less than fifteen percent (15%) of the Maximum Revolving Advance Amount, and (z) the Loan Parties demonstrate, in form and substance reasonably acceptable to the Agent, that prior to and upon giving effect to such investment, the pro forma Fixed Charge Coverage Ratio will not be less than 1.15:1.0, in Excluded Subsidiaries in an aggregate Dollar Equivalent amount not in excess of: (A) Five Hundred Thousand and 00/100 Dollars ($500,000.00) in any applicable fiscal year; and (B) Two Million and 00/100 Dollars ($2,000,000.00) at any time.

“Permitted Loans” shall mean: (a) the extension of trade credit by a Loan Party to its Customer(s), in the Ordinary Course of Business in connection with a sale of Inventory or rendition of services, in each case on open account terms; (b) loans to employees in the Ordinary Course of Business not to exceed as to all such loans the aggregate Dollar Equivalent amount of Five Hundred Thousand and 00/100 Dollars ($500,000.00) at any time outstanding; (c) intercompany loans between and among Loan Parties, so long as, at the request of Agent, each such intercompany loan made after the Closing Date is evidenced by a promissory note (including, if applicable, any master intercompany note executed by the applicable Loan Party(ies)) on terms and conditions (including terms subordinating payment of the indebtedness evidenced by such note to the prior payment in full of all Obligations) acceptable to Agent in its reasonable discretion that has been delivered to Agent either endorsed in blank or together with an undated instrument of transfer executed in blank by the applicable Loan Party(ies) that are the payee(s) on such note, (d)

intercompany loans made by any Loan Party to Akers Valji not to exceed, as to all such loans, the aggregate Dollar Equivalent amount of Five Million and 00/100 Dollars ($5,000,000.00) at any time outstanding, so long as, at the request of Agent, each such intercompany loan made after the Closing Date is evidenced by a promissory note (including, if applicable, any master intercompany note executed by the applicable Loan Party(ies) and Akers Valji) on terms and conditions (including terms subordinating payment of the indebtedness evidenced by such note to the prior payment in full of all Obligations) acceptable to Agent in its reasonable discretion that has been delivered to Agent either endorsed in blank or together with an undated instrument of transfer executed in blank by the applicable Loan Party(ies) that are the payee(s) on such note, (e) loans, advances and investments not otherwise permitted in items (a) through (d) above in Excluded Subsidiaries in a Dollar Equivalent amount which shall not exceed Five Million and 00/100 Dollars ($5,000,000.00) in the aggregate at any one time; and (f) loans, advances and/or investments existing on the Closing Date as set forth and described on Schedule 1.3 attached hereto.

“Person” shall mean any individual, sole proprietorship, partnership, corporation, business trust, joint stock company, trust, unincorporated organization, association, limited liability company, unlimited liability company, limited liability partnership, institution, public benefit corporation, joint venture, entity or Governmental Body (whether federal, state, provincial (which shall be deemed to include territories), county, city, municipal or otherwise, including any instrumentality, division, agency, body or department thereof).

“Plan” shall mean any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Benefit Plan and a Multiemployer Plan, as defined herein) maintained by any Loan Party or any member of the Controlled Group or to which any Loan Party or any member of the Controlled Group is required to contribute; provided, however, the term “Plan” shall not include a Multiemployer plan for purposes of Subsections 5.8(d)(v), (viii), (x) and (xiv).

“Pledge Agreement” shall mean, each of that certain: (i) Pledge Agreement, dated as of the Original Closing Date, made by Ampco-Pitt Corp. for the benefit of the Agent with respect to all of the issued and outstanding membership interests of Ampco Securities and all of the issued and outstanding capital stock of ALS; (ii) Pledge Agreement, dated as of the Original Closing Date, made by Ampco Securities for the benefit of the Agent with respect to all of the issued and outstanding capital stock of Ampco Investment and UES; (iii) Pledge Agreement, dated as of the Original Closing date, made by ALS for the benefit of the Agent with respect to sixty-five percent (65%) of the issued and outstanding capital stock of Aerofin; (iv) Pledge Agreement, dated as of the Original Closing Date, made by Ampco UES for the benefit of the Agent with respect to all of the issued and outstanding capital stock of Rolltech, Davy Roll and the Swedish Borrowers; (v) Pledge Agreement, dated as of the Original Closing Date, made by UES for the benefit of the Agent with respect to all of the issued and outstanding capital stock of Ampco UES, and all of the issued and outstanding membership interests of Alloys; (vi) Pledge Agreement, dated as of the Original Closing Date, made by Rolltech for the benefit of the Agent with respect to all of the issued and outstanding capital stock of National Roll and (vii) any other pledge agreements executed subsequent to the Closing Date by any other Person to secure the Obligations.

“PNC” shall have the meaning set forth in the preamble to this Agreement and shall extend to all of its successors and assigns.

“Pound Sterling” shall mean the lawful currency of the United Kingdom.

“Pro Forma Balance Sheet” shall have the meaning set forth in Section 5.5(a) hereof.

“Pro Forma Financial Statements” shall have the meaning set forth in Section 6.12 hereof.

“Projections” shall have the meaning set forth in Section 6.12 hereof.

“Properly Contested” shall mean, in the case of any Indebtedness, Lien or Taxes, as applicable, of any Person that are not paid as and when due or payable by reason of such Person’s bona fide dispute concerning its liability to pay the same or concerning the amount thereof: (a) such Indebtedness, Lien or Taxes, as applicable, are being properly contested in good faith by appropriate proceedings promptly instituted and diligently conducted; (b) such Person has established appropriate reserves as shall be required in conformity with GAAP; (c) the non-payment of such Indebtedness or Taxes will not have a Material Adverse Effect or will not result in the forfeiture of any assets of such Person; (d) no Lien is imposed upon any of such Person’s assets with respect to such Indebtedness or taxes unless such Lien (x) does not attach to any Receivables or Inventory, (y) is at all times junior and subordinate in priority to the Liens in favor of the Agent (except only with respect to property Taxes that have priority as a matter of applicable state law) and, (z) enforcement of such Lien is stayed during the period prior to the final resolution or disposition of such dispute; and (e) if such Indebtedness or Lien, as applicable, results from, or is determined by the entry, rendition or issuance against a Person or any of its assets of a judgment, writ, order or decree, enforcement of such judgment, writ, order or decree is stayed pending a timely appeal or other judicial review.

“Protective Advances” shall have the meaning set forth in Section 16.2(f) hereof.

“Published Rate” shall mean the rate of interest published each Business Day in the Wall Street Journal “Money Rates” listing under the caption “London Interbank Offered Rates” for a one month period (or, if no such rate is published therein for any reason, then the Published Rate shall be the LIBOR Rate for a one month period as published in another publication selected by the Agent); provided, however, that if the Published Rate determined as provided above would be less than zero percent (0.00%), such rate shall be deemed to be zero percent (0.00%) for purposes of this Agreement.

“Purchasing CLO” shall have the meaning set forth in Section 16.3(d) hereof.

“Purchasing Lender” shall have the meaning set forth in Section 16.3(c) hereof.

“Qualified ECP Loan Party” shall mean each Borrower or Guarantor that on the Eligibility Date is (a) a corporation, partnership, proprietorship, organization, trust, or other entity other than a “commodity pool” as defined in Section 1a(10) of the CEA and CFTC regulations thereunder that has total assets exceeding $10,000,000 or (b) an Eligible Contract Participant that can cause another person to qualify as an Eligible Contract Participant on the Eligibility Date under Section 1a(18)(A)(v)(II) of the CEA by entering into or otherwise providing a “letter of credit or keepwell, support, or other agreement” for purposes of Section 1a(18)(A)(v)(II) of the CEA.

“RCRA” shall mean the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq., as same may be amended from time to time.

“Real Property” shall mean all of the owned and leased premises identified on Schedule 4.4 hereto or in and to any other premises or real property that are hereafter owned or leased by any Loan Party.

“Receivables” shall mean and include, as to each Loan Party, all of such Loan Party’s accounts (as defined in Article 9 of the Uniform Commercial Code) and all of such Loan Party’s contract rights, instruments (including those evidencing indebtedness owed to such Loan Party by its Affiliates), documents, chattel paper (including electronic chattel paper), general intangibles relating to accounts, contract rights, instruments, documents and chattel paper, and drafts and acceptances, credit card receivables and all other forms of obligations owing to such Loan Party arising out of or in connection with the sale or lease of Inventory or the rendition of services, all supporting obligations, guarantees and other security therefor, whether secured or unsecured, now existing or hereafter created, and whether or not specifically sold or assigned to Agent hereunder.

“Register” shall have the meaning set forth in Section 16.3(e) hereof.

“Reimbursement Obligation” shall have the meaning set forth in Section 2.14(b) hereof.

“Release” shall have the meaning set forth in Section 5.7(c)(i) hereof.

“Reportable Compliance Event” shall mean that (1) any Covered Entity becomes a Sanctioned Person, or is charged by indictment, criminal complaint or similar charging instrument, arraigned, custodially detained, penalized or the subject of an assessment for a penalty or enters into a settlement with an Governmental Body in connection with any sanctions or other Anti-Terrorism Law or Anti-Corruption law, or any predicate crime to any Anti-Terrorism Law or Anti-Corruption Law, or has knowledge of facts or circumstances to the effect that it is reasonably likely that any aspect of its operations represents a violation of any Anti-Terrorism Law or Anti-Corruption Law; (2) any Covered Entity engages in a transaction that has caused or may cause the Lenders or Agent to be in violation of any Anti-Terrorism Law, including a Covered Entity’s use of any proceeds of the credit facility to fund any operations in, finance any investments or activities in, or, make any payments to, directly or indirectly, a Sanctioned Jurisdiction or Sanctioned Person; or (3) any Collateral becomes Embargoed Property.

“Reportable ERISA Event” shall mean a reportable event described in Section 4043(c) of ERISA or the regulations promulgated thereunder notice for which is not waived pursuant to regulations under Section 4043 of ERISA.

“Required Lenders” shall mean two or more Lenders (not including Swing Loan Lender (in its capacity as such Swing Loan Lender) or any Defaulting Lender) holding at least fifty-one percent (51%) of either (a) the aggregate of the Revolving Commitment Amounts of all Lenders (excluding any Defaulting Lender), or (b) after the termination of all commitments of Lenders hereunder, the sum of (x) the outstanding Revolving Advances and Swing Loans, plus the Maximum Undrawn Amount of all outstanding Letters of Credit; provided, however, if there are fewer than three (3) Lenders, Required Lenders shall mean all Lenders (excluding any Defaulting Lender).

“Reserve Percentage” shall mean as of any day the maximum effective percentage in effect on such day as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirements (including supplemental, marginal and emergency reserve requirements) with respect to eurocurrency funding (currently referred to as “Eurocurrency Liabilities”.

“Resolution Authority” shall mean an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Revolving Advances” shall mean Advances other than Letters of Credit and the Swing Loans.

“Revolving Commitment” shall mean, as to any Lender, the obligation of such Lender (if applicable), to make Revolving Advances and participate in Swing Loans and Letters of Credit, in an aggregate principal and/or face amount not to exceed the Revolving Commitment Amount (if any) of such Lender.

“Revolving Commitment Amount” shall mean, (i) as to any Lender other than a New Lender, the Revolving Commitment amount (if any) set forth below such Lender’s name on the signature page hereto (or, in the case of any Lender that became party to this Agreement after the Closing Date pursuant to Section 16.3(c) or (d) hereof, the Revolving Commitment amount (if any) of such Lender as set forth in the applicable Commitment Transfer Supplement), and (ii) as to any Lender that is a New Lender, the Revolving Commitment amount provided for in the joinder signed by such New Lender under Section 2.24(a)(x), in each case as the same may be adjusted upon any increase by such Lender pursuant to Section 2.24 hereof, or any assignment by or to such Lender pursuant to Section 16.3(c) or (d) hereof.

“Revolving Commitment Percentage” shall mean, (i) as to any Lender other than a New Lender, the Revolving Commitment Percentage (if any) set forth below such Lender’s name on the signature page hereof (or, in the case of any Lender that became party to this Agreement after the Closing Date pursuant to Section 16.3(c) or (d) hereof, the Revolving Commitment Percentage (if any) of such Lender as set forth in the applicable Commitment Transfer Supplement), and (ii) as to any Lender that is a New Lender, the Revolving Commitment Percentage provided for in the joinder signed by such New Lender under Section 2.24(a)(ix), in each case as the same may be adjusted upon any increase in the Maximum Revolving Advance Amount pursuant to Section 2.24 hereof, or any assignment by or to such Lender pursuant to Section 16.3(c) or (d) hereof.

“Revolving Credit Note” shall mean, collectively, the promissory notes referred to in Section 2.1(a) hereof.

“Revolving Interest Rate” shall mean (a) with respect to Revolving Advances that are Domestic Rate Loans and Swing Loans, an interest rate per annum equal to the sum of the Applicable Margin plus the greater of (i) the Alternate Base Rate and (ii) the floor and (b) with respect to Revolving Advances that are LIBOR Rate Loans, the sum of the Applicable Margin plus the greater of (i) the LIBOR Rate and (ii) the floor.

“RollTech” shall mean Rolls Technology Inc., a Delaware corporation.

“Sanctioned Jurisdiction” shall mean a country subject to a sanctions program maintained under any Anti-Terrorism Law.

“Sanctioned Person” shall mean (a) a Person that is the subject of sanctions administered by OFAC or the U.S. Department of State (“State”), including by virtue of being (i) named on OFAC’s list of “Specially Designated Nationals and Blocked Persons”; (ii) organized under the laws of, ordinarily resident in, or physically located in a Sanctioned Jurisdiction; (iii) owned or controlled 50% or more in the aggregate, by one or more Persons that are the subject of sanctions administered by OFAC; (b) a Person that is the subject of sanctions maintained by the European Union (“E.U.”), including by virtue of being named on the E.U.’s “Consolidated list of persons, groups and entities subject to E.U. financial sanctions” or other, similar lists; (c) a Person that is the subject of sanctions maintained by the United Kingdom (“U.K.”), including by virtue of being named on the “Consolidated List Of Financial Sanctions Targets in the U.K.” or other, similar lists; or (d) a Person that is the subject of sanctions imposed by any Governmental Body of a jurisdiction whose laws apply to this Agreement.

“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“Secured Parties” shall mean, collectively, Agent, Issuer, Swing Loan Lender and Lenders, together with any Affiliates of Agent or any Lender to whom any Hedge Liabilities or Cash Management Liabilities are owed and with each other holder of any of the Obligations, and the respective successors and assigns of each of them.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Settlement” shall have the meaning set forth in Section 2.6(d) hereof.

“Settlement Date” shall have the meaning set forth in Section 2.6(d) hereof.

“Share Charge” shall mean the charge over shares, dated October 14, 2016, granted by Ampco UES in favor of the Agent (for itself and the benefit of the Lenders).

“Standard & Poor’s” shall mean Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and its successors.

“STIBOR Alternate Source” shall have the meaning set forth in the definition of LIBOR Rate.

“Subsidiary” shall mean any Domestic Subsidiary or Foreign Subsidiary; provided, Subsidiary shall not include any Excluded Subsidiary.

“Subsidiary Stock” shall mean (a) with respect to the Equity Interests issued to a Loan Party by any Domestic Subsidiary, 100% of such issued and outstanding Equity Interests, and (b) with respect to any Equity Interests issued to a Loan Party by any Foreign Subsidiary (i) 100% of such issued and outstanding Equity Interests not entitled to vote (within the meaning of Treas. Reg. Section 1.956(c)(2)) and (ii) 65% (or such greater percentage that, due to a change in an Applicable Law after the date hereof, (x) could not reasonably be expected to cause the undistributed earnings of such Foreign Subsidiary as determined for United States federal income tax purposes to be treated as a deemed dividend to such Loan Party and (y) could not reasonably be expected to cause any material adverse tax consequences) of such issued and outstanding Equity Interests entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)).

“Supermajority Lenders” shall mean three or more Lenders (not including Swing Loan Lender (in its capacity as such Swing Loan Lender) or any Defaulting Lender) holding greater than sixty-six and two-thirds of one percent (66.66%) of either (a) the aggregate of the Revolving Commitment Amounts of all Lenders (excluding any Defaulting Lender) or (b) after the termination of the Revolving Commitments, the sum of (y) the outstanding Revolving Advances and Swing Loans, plus (z) the participations in the Maximum Undrawn Amount of all outstanding Letters of Credit.

“Swap” shall mean any “swap” as defined in Section 1a(47) of the CEA and regulations thereunder other than (a) a swap entered into on, or subject to the rules of, a board of trade designated as a contract market under Section 5 of the CEA, or (b) a commodity option entered into pursuant to CFTC Regulation 32.3(a).

“Swap Obligation” means any obligation to pay or perform under any agreement, contract or transaction that constitutes a Swap which is also a Lender-Provided Interest Rate Hedge, or a Lender-Provided Foreign Currency Hedge.

“Swedish Availability Conditions” shall mean, singularly or collectively, as the context may require: (i) Agent shall have received each of the executed Swedish Security Documents; (ii) Swedish Borrowers shall have opened the applicable Depository Accounts with Agent or Agent shall have received duly executed agreements establishing the Blocked Accounts with financial institutions acceptable to Agent for the collection or servicing of the applicable Receivables of the Swedish Borrowers and proceeds of the applicable Collateral of the Swedish Borrowers, as applicable, and Agent shall have entered into control agreements with the applicable financial institutions in form and substance satisfactory to Agent with respect to such Blocked Accounts; (iii) Each document required by this Agreement, any Swedish Security Document, any related agreement or under law or reasonably requested by Agent to be filed, registered or recorded in order to create, in favor of Agent, a perfected security interest in or lien upon the applicable Collateral of the Swedish Borrowers, as applicable, shall have been properly filed, registered or recorded in each jurisdiction in which the filing, registration or recordation thereof is so required or requested, and Agent shall have received an acknowledgment copy, or other evidence satisfactory to it, of each such filing, registration or recordation and satisfactory evidence of the payment of any necessary fee, tax or expense relating thereto; (iv) Agent shall have received the executed supplemental legal opinion of Wistrand Advokatbyrå with respect to the Swedish Borrowers which shall cover such matters incident to the transactions contemplated by the Swedish

Security Documents, and related agreements as Agent may reasonably require; (v) Agent shall have completed Collateral examinations and received appraisals, the results of which shall be satisfactory in form and substance to Agent, of the Receivables, Inventory, General Intangibles and equipment of the Swedish Borrowers and all books and records in connection therewith; (vi) Agent shall have received any and all Consents reasonably necessary to permit the effectuation of the transactions contemplated by the Swedish Security Documents; and, Agent shall have received such Consents and waivers of such third parties as might assert claims with respect to the applicable Collateral of the Swedish Borrowers, as applicable, as Agent and its counsel shall deem necessary.

“Swedish Availability Date” shall mean the date on which all Swedish Availability Conditions have been satisfied in form and substance reasonably acceptable to the Agent.

“Swedish Borrower” and “Swedish Borrowers” shall have the meaning set forth in the preamble to this Agreement and shall extend to all permitted successors and assigns of any such Persons.

“Swedish Formula Amount” shall have the meaning set forth in Section 2.1(a)(C) hereof.

“Swedish Insured Foreign Receivables Advance Rate” shall have the meaning set forth in Section 2.1(a)(C)(y)(i) hereof.

“Swedish Inventory Advance Rate” shall have the meaning set forth in Section 2.1(a)(C)(y)(ii) hereof.

“Swedish Inventory NOLV Advance Rate” shall have the meaning set forth in Section 2.1(a)(C)(y)(ii) hereof.

“Swedish Krona” shall mean the lawful currency of Sweden.

“Swedish Letter of Credit” shall mean a Letter of Credit (other than any Letter of Credit issued under the US Formula Amount) issued or caused to be issued for the account of a Swedish Borrower.

“Swedish Obligations” shall mean all non-monetary Obligations of the Swedish Borrowers and all monetary Obligations of the Swedish Borrowers, under or in connection with Advances made by the Lenders or the Agent to a Swedish Borrower or with respect to intercompany or other transfers in respect of which a Swedish Borrower otherwise acts as a borrower (including, without limitation, any Lender-Provided Foreign Currency Hedge and/or any Lender-Provided Interest Rate Hedge), the amount of which monetary Obligations of the Swedish Borrowers shall be determined by methods reasonably satisfactory to the Agent, which shall include, without limitation, reference to the books and records relating to Advances made by Lenders or the Agent to a Swedish Borrower and the records of intercompany transfers made to and from a Swedish Borrower.

“Swedish Receivables Advance Rate” shall have the meaning set forth in Section 2.1(a)(C)(y)(i) hereof.

“Swedish Security Documents” shall mean each of the (i) Pledge Agreement regarding Floating Charge Certificates, granted by Akers Sweden to the Agent for the benefit of the Lenders; (ii) Pledge Agreement regarding Floating Charge Certificates, granted by Akers to the Agent for the benefit of the Lenders; (iii) Pledge Agreement regarding Receivables, granted by Akers Sweden to the Agent for the benefit of the Lenders; (iv) Pledge Agreement regarding Receivables, granted by Akers to the Agent for the benefit of the Lenders; (v) Pledge Agreement regarding Accounts, granted by Akers Sweden to the Agent for the benefit of the Lenders; and (vi) Pledge Agreement regarding Accounts, granted by Akers to the Agent for the benefit of the Lenders.

“Swedish Sublimit” shall mean a Dollar Equivalent amount equal to Seven Million Five Hundred Thousand and 00/100 Dollars ($7,500,000.00); provided that such amount may, at the option of the Borrowers, be increased proportionately with any increase in the Maximum Revolving Advance Amount in accordance with Section 2.24 or decreased proportionately with any permanent reduction in the Maximum Revolving Advance Amount in accordance with Section 2.2(f).

“Swedish Swing Loans” shall mean Swing Loans made to a Swedish Borrower.

“Swing Loan Lender” shall mean PNC, in its capacity as lender of the Swing Loans.

“Swing Loan Note” shall mean the promissory note described in Section 2.4(a) hereof.

“Swing Loans” shall mean the Advances made pursuant to Section 2.4 hereof.

“Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Body, including any interest, additions to tax or penalties applicable thereto.

“Term” shall have the meaning set forth in Section 13.1 hereof.

“Termination Event” shall mean: (a) a Reportable ERISA Event with respect to any Plan; (b) the withdrawal of any Loan Party or any member of the Controlled Group from a Plan during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or described in Section 4063 of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) the providing of notice of intent to terminate a Plan in a distress termination described in Section 4041(c) of ERISA; (d) the commencement of proceedings by the PBGC to terminate a Plan; (e) any event or condition (i) which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or (ii) that may result in termination of a Multiemployer Plan pursuant to Section 4041A of ERISA; (f) the partial or complete withdrawal within the meaning of Section 4203 or 4205 of ERISA, of any Loan Party or any member of the Controlled Group from a Multiemployer Plan; (g) receipt by a Loan Party of a notice pursuant to Section 4245(e)(1) of ERISA that such Multiemployer Plan is subject to Section 4245 of ERISA; or (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent, upon any Loan Party or any member of the Controlled Group.

“Toxic Substance” shall mean and include any material present on the Real Property (including the Leasehold Interests) which has been shown to have significant adverse effect on human health or which is subject to regulation under the Toxic Substances Control Act (TSCA), 15 U.S.C. §§ 2601 et seq., applicable state or provincial (which shall be deemed to include territories) law, or any other applicable Federal, state or provincial (which shall be deemed to include territories) laws now in force or hereafter enacted relating to toxic substances. “Toxic Substance” includes but is not limited to asbestos, polychlorinated biphenyls (PCBs) and lead-based paints.

“Transactions” shall have the meaning set forth in Section 5.5(a) hereof.

“Transferee” shall have the meaning set forth in Section 16.3(d) hereof.

“Transitory First Tier Foreign Subsidiary” shall mean any first tier Foreign Subsidiary that has been designated by the applicable Loan Party as a Transitory First Tier Foreign Subsidiary by written notice (in form and substance reasonably acceptable to the Agent) to the Agent stating that it is the intent of such Loan Party to cause such Transitory First Tier Foreign Subsidiary to cease to be a first tier Foreign Subsidiary within three hundred sixty-five (365) consecutive days after the date of formation or acquisition of such Transitory First Tier Foreign Subsidiary.

“Trigger Period” shall mean, in each case, the period (a) commencing upon (i) the occurrence of an Event of Default or Default or (ii) any day on which Undrawn Availability shall be less than the greater of (y) fifteen percent (15%) of the Maximum Revolving Advance Amount or (z) Fifteen Million and 00/100 Dollars ($15,000,000.00), and (b) terminating when both (i) Undrawn Availability shall have been greater than the greater of (y) fifteen percent (15%) of the Maximum Revolving Advance Amount or (z) Fifteen Million and 00/100 Dollars ($15,000,000.00) for thirty (30) consecutive days and (ii) no Event of Default or Default is continuing (including as a result of the waiver or cure thereof).

“UES” shall mean Union Electric Steel Corporation, a Pennsylvania corporation, and its successors and assigns.

“UK Borrower” shall mean Union Electric Steel UK Limited, a limited liability company under the laws of England and Wales, and its successors and assigns.

“UK Formula Amount” shall have the meaning set forth in Section 2.1(a)(B) hereof.

“UK Insured Foreign Receivables Advance Rate” shall have the meaning set forth in Section 2.1(a)(B)(y)(i) hereof.

“UK Inventory Advance Rate” shall have the meaning set forth in Section 2.1(a)(B)(y)(ii) hereof.

“UK Inventory NOLV Advance Rate” shall have the meaning set forth in Section 2.1(a)(B)(y)(ii) hereof.

“UK Letter of Credit” shall mean a Letter of Credit (other than any Letter of Credit issued under the US Formula Amount)issued or caused to be issued for the account of the UK Borrower.

“UK Obligations” shall mean all non-monetary Obligations of UK Borrower and Davy Roll and all monetary Obligations of UK Borrower and Davy Roll, under or in connection with Advances made by the Lenders or the Agent to the UK Borrower or with respect to intercompany or other transfers in respect of which the UK Borrower otherwise acts as a borrower (including, without limitation, any Lender-Provided Foreign Currency Hedge and/or any Lender-Provided Interest Rate Hedge), the amount of which monetary Obligations of UK Borrower and Davy Roll shall be determined by methods reasonably satisfactory to the Agent, which shall include, without limitation, reference to the books and records relating to Advances made by Lenders or the Agent to the UK Borrower and the records of intercompany transfers made to and from UK Borrower and/or Davy Roll.

“UK Financial Institution” shall mean any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Receivables Advance Rate” shall have the meaning set forth in Section 2.1(a)(B)(y)(i) hereof.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“UK Security Documents” shall mean the Debenture granted by the UK Borrower and Davy Roll to the Agent for the benefit of the Lenders.

“UK Swing Loans” shall mean Swing Loans made to the UK Borrower.

“Undrawn Availability” at a particular date shall mean an amount equal to (a) the lesser of (i) the Formula Amount or (ii) the Maximum Revolving Advance Amount minus the Maximum Undrawn Amount of all outstanding Letters of Credit, minus (b) the sum of the outstanding amount of Advances.

“Unfunded Capital Expenditures” shall mean, as to any Loan Party, without duplication, a Capital Expenditure funded (a) from such Loan Party’s internally generated cash flow or (b) with the proceeds of a Revolving Advance or Swing Loan.

“Uniform Commercial Code” shall have the meaning set forth in Section 1.3 hereof.

“USA PATRIOT Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

“US Borrowers” shall mean, collectively, Alloys, ALS, UES Corp., and National Roll and “US Borrower” shall mean each such party, as applicable.

“US Formula Amount” shall have the meaning set forth in Section 2.1(a)(A) hereof.

“US Letter of Credit” shall mean a Letter of Credit issued or caused to be issued for the account of a US Borrower.

“US Swing Loans” shall mean Swing Loans made to the US Borrowers.

“VFCP” shall mean the Voluntary Fiduciary Correction Program described in Federal Register Volume 71, No. 75, Pages 20261 et seq., as modified or amended by any successor guidance thereto as from time to time in effect.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.3. Uniform Commercial Code Terms. All terms used herein and defined in the Uniform Commercial Code as adopted in the Commonwealth of Pennsylvania from time to time (the “Uniform Commercial Code”) shall have the meaning given therein unless otherwise defined herein. Without limiting the foregoing, the terms “accounts”, “chattel paper” (and “electronic chattel paper” and “tangible chattel paper”), “commercial tort claims”, “deposit accounts”, “documents”, “equipment”, “financial asset”, “fixtures”, “general intangibles”, “goods”, “instruments”, “inventory”, “investment property”, “letter-of-credit rights”, “payment intangibles”, “proceeds”, “promissory note” “securities”, “software” and “supporting obligations” as and when used in the description of Collateral shall have the meanings given to such terms in Articles 8 or 9 of the Uniform Commercial Code. To the extent the definition of any category or type of collateral is expanded by any amendment, modification or revision to the Uniform Commercial Code, such expanded definition will apply automatically as of the date of such amendment, modification or revision.

1.4. Certain Matters of Construction. The terms “herein”, “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision. All references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement. Any pronoun used shall be deemed to cover all genders. Wherever appropriate in the context, terms used herein in the singular also include the plural and vice versa. All references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations. Unless otherwise provided, all references to any instruments or agreements to which Agent is a party, including references to any of the Other Documents, shall include any and all modifications, supplements or amendments thereto, any and all restatements or replacements thereof and any and all extensions or renewals thereof. Except as otherwise expressly provided for herein, all references herein to the time of day shall mean the time in Pittsburgh, Pennsylvania. Unless otherwise provided, all financial calculations shall be performed with Inventory valued on a first-in, first-out basis. Whenever the words “including” or “include” shall be used, such words shall be understood to mean “including, without limitation” or “include, without limitation”. A Default or an Event of Default shall be deemed to exist at all times during the period commencing on the date that such Default or Event of Default occurs to the date on which such Default or Event of Default is waived in writing pursuant to this Agreement or, in the case of a Default, is cured within any period of cure expressly provided for in this Agreement; and an Event of Default shall “continue” or be “continuing” until such Event of Default has been waived in writing by Required Lenders. Any Lien referred to in this Agreement or any of the Other Documents as having been created in favor of Agent, any agreement entered into by Agent pursuant to this Agreement or any of the Other Documents, any payment made by or to or funds received by Agent pursuant to or as contemplated by this Agreement or any of the Other Documents, or any act taken or omitted to be taken by Agent, shall, unless otherwise expressly provided, be created, entered into, made or received, or taken or omitted, for the benefit or account of Agent and Lenders. Wherever the phrase “to the best of Loan Parties’ knowledge” or words of similar import relating to the knowledge or the awareness of any Loan Party are used in this Agreement or Other Documents, such phrase shall mean and refer to (i) the actual knowledge of a senior officer of any Loan Party or (ii) the knowledge that a senior officer would have obtained if he/she had engaged in a good faith and diligent performance of his/her duties, including the making of such reasonably specific inquiries as may be necessary of the employees or agents of such Loan Party and a good faith attempt to ascertain the existence or accuracy of the matter to which such phrase relates. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or otherwise within the limitations of, another covenant shall not avoid the occurrence of a default if such action is taken or condition exists. In addition, all representations and warranties hereunder shall be given independent effect so that if a particular representation or warranty proves to be incorrect or is breached, the fact that another representation or warranty concerning the same or similar subject matter is correct or is not breached will not affect the incorrectness of a breach of a representation or warranty hereunder. All certificates, certifications and other documents required to be executed under this Agreement or related to this Agreement by Authorized Officers or other officers or employees of any Loan Party shall be deemed for all purposes to be executed and delivered by such persons solely in their respective capacities as such Authorized Officer, officer or employee and not in their personal capacities. It is hereby understood and agreed that the definition and use of the term “Permitted Encumbrances” herein shall mean that such encumbrances are permitted to exist but shall in no way be interpreted to mean that such encumbrances are entitled to any priority over Agent’s and Lenders’ security interests and Liens and Loan Parties hereby specifically and expressly acknowledge and agree that any such encumbrances not properly perfected under Applicable Law or those that do not have inherent priority ranking under Applicable Law shall not be entitled to priority over Agent’s and Lenders’ security interests and Liens and that this Agreement is not intended and shall not confer any rights upon any Person whatsoever who is not a party to this Agreement.

1.5. Currency Matters. Principal, interest, reimbursement obligations, fees, and all other amounts payable under this Agreement and the Other Documents shall be payable in the currency in which such Obligations are denominated. Unless stated otherwise, all calculations, comparisons, measurements or determinations under this Agreement, shall be made in Dollars. For the purpose of such calculations, comparisons, measurements or determinations, amounts denominated in other currencies shall be converted to the Dollar Equivalent thereof on the date of calculation, comparison, measurement or determination. If Agent shall receive payment in a currency other that the currency in which the Obligations are due, whether pursuant to the exercise of control under a securities account control agreement or deposit account control agreement, or as proceeds or realization of the Collateral or otherwise, then Agent shall be authorized to convert such amounts at the Exchange Rate to the currencies in which such Obligations are due for application thereto.

1.6. Excess Resulting from Exchange Rate Change. If at any time following one or more fluctuations in the exchange rate of: (i) the Pound Sterling or Euro against the Dollar, (a) the aggregate outstanding principal balance of Advances to the UK Borrower exceeds the European Sublimit or (b) the aggregate outstanding principal balance of Advances to the UK Borrower exceeds any other limit based on Dollars set forth herein for such UK Obligations, the UK Borrower shall, immediately (y) make the necessary payments or repayments to reduce such UK Obligations to an amount necessary to eliminate such excess or (z) maintain or cause to be maintained with the Agent deposits as continuing collateral security for the Obligations of the UK Borrower in an amount equal to or greater than the amount of such excess, such deposits to be maintained in such form and upon such terms as are acceptable to the Agent; and/or (ii) the Swedish Krona or Euro against the Dollar, (a) the aggregate outstanding principal balance of Advances to the Swedish Borrowers exceeds the lesser of (1) the amount available under the European Sublimit or (2) the Swedish Sublimit or (b) the aggregate outstanding principal balance of Advances to the Swedish Borrowers exceeds any other limit based on Dollars set forth herein for such Swedish Obligations, the Swedish Borrowers shall, immediately (y) make the necessary payments or repayments to reduce such Swedish Obligations to an amount necessary to eliminate such excess or (z) maintain or cause to be maintained with the Agent deposits as continuing collateral security for the Obligations of the Swedish Borrowers in an amount equal to or greater than the amount of such excess, such deposits to be maintained in such form and upon such terms as are acceptable to the Agent. Without in any way limiting the foregoing provisions, the Agent shall, weekly or more frequently in the sole discretion of the Agent, make the necessary exchange rate calculations to determine whether any such excess exists on such date and advise the Borrowers if such excess exists.

1.7. LIBOR Notification. Section 3.8.2. of this Agreement provides a mechanism for determining an alternate rate of interest in the event that one or more London interbank offered rates is no longer available or in certain other circumstances. The Agent does not warrant or accept any responsibility for and shall not have any liability with respect to, the administration, submission or any other matter related to the London interbank offered rate or other rates in the definition of “LIBOR Rate” or with respect to any alternative or successor rate thereto, or replacement rate therefor.

II. ADVANCES, PAYMENTS.

2.1. Revolving Advances.

(a) Amount of Revolving Advances.

(A) Subject to the terms and conditions set forth in this Agreement specifically including Section 2.1(b), each Lender, severally and not jointly, will make Revolving Advances in Dollars to US Borrowers in aggregate amounts outstanding at any time equal to such Lender’s Revolving Commitment Percentage of the lesser of (x) the Maximum Revolving Advance Amount, less the sum of the aggregate Dollar Equivalent of the outstanding amount of Advances to the UK Borrower plus the aggregate Dollar Equivalent of the outstanding Advances to Swedish Borrowers, less the outstanding amount of US Swing Loans, less the aggregate Maximum Undrawn Amount of all outstanding US Letters of Credit, UK Letters of Credit and Swedish Letters of Credit or (y) an amount equal to the sum of:

(i) the sum of (1) up to eighty-five percent (85%) (the “Domestic Receivables Advance Rate”) of Eligible Domestic Receivables, other than Eligible Domestic Insured Foreign Receivables, plus (2) up to ninety percent (90%) (the “Domestic Insured Foreign Receivables Advance Rate”) of Eligible Domestic Insured Foreign Receivables, plus

(ii) the least of (A) up to seventy-five percent (75%) of the value of the Eligible Domestic Inventory (the “Domestic Inventory Advance Rate”), (B) up to eighty-five percent (85%) of the appraised net orderly liquidation value of Eligible Domestic Inventory (as evidenced by an Inventory appraisal satisfactory to Agent in its sole discretion exercised in good faith) (the “Domestic Inventory NOLV Advance Rate”), or (C) Forty Million and 00/100 Dollars ($40,000,000.00) in the aggregate at any one time, plus

(iii) the portion of the Fixed Asset Advance Amount attributable to the US Borrowers, minus

(iv) the aggregate Maximum Undrawn Amount of all outstanding US Letters of Credit, minus

(v) such reserves as Agent may reasonably deem proper and necessary from time to time in its Permitted Discretion.

The amount derived from the sum of (x) Sections 2.1(a)(A)(y)(i), (ii) and (iii) minus Sections 2.1(a)(A)(y)(iv) and (v) at any time and from time to time shall be referred to as the “US Formula Amount”.

(B) Subject to the terms and conditions set forth in this Agreement specifically including Section 2.1(b), each Lender, severally and not jointly, will, on and after the

Closing Date, make Revolving Advances in Pounds Sterling or Euros to the UK Borrower in aggregate amounts outstanding at any time equal to such Lender’s Revolving Commitment Percentage of the lesser of (x) the European Sublimit, less the outstanding amount of UK Swing Loans and/or Swedish Swing Loans, as applicable, less the aggregate Maximum Undrawn Amount of all outstanding UK Letters of Credit and/or Swedish Letters of Credit, as applicable or (y) an amount equal to the sum of:

(i) the sum of (1) up to eighty-five percent (85%) (the “UK Receivables Advance Rate”) of Eligible UK Receivables, other than Eligible UK Insured Foreign Receivables, plus (2) up to ninety percent (90%) (the “UK Insured Foreign Receivables Advance Rate”) of Eligible UK Insured Foreign Receivables, plus

(ii) the least of (A) up to seventy-five percent (75%) of the value of the Eligible UK Inventory (the “UK Inventory Advance Rate”), (B) up to eighty-five (85%) of the appraised net orderly liquidation value of Eligible UK Inventory (as evidenced by an Inventory appraisal satisfactory to Agent in its sole discretion exercised in good faith) (the “UK Inventory NOLV Advance Rate”), or (C) Fifteen Million and 00/100 Dollars ($15,000,000.00), plus

(iii) the portion of the Fixed Asset Advance Amount attributable to the UK Borrower, minus

(iv) the aggregate Maximum Undrawn Amount of all outstanding UK Letters of Credit and/or Swedish Swing Loans, as applicable, minus

(v) such reserves as Agent may reasonably deem proper and necessary from time to time in its Permitted Discretion.

The amount derived from the sum of Sections 2.1(a)(B)(y)(i), (ii) and (iii) minus Sections 2.1(a)(B)(y)(iv) and (v) at any time and from time to time shall be referred to as the “UK Formula Amount”.

(C) Subject to the terms and conditions set forth in this Agreement specifically including Section 2.1(b), each Lender, severally and not jointly, will, on and after the Swedish Availability Date, make Revolving Advances in Swedish Krona or Euros to Swedish Borrowers in aggregate amounts outstanding at any time equal to such Lender’s Revolving Commitment Percentage of the lesser of (x) the lesser of the European Sublimit or the Swedish Sublimit, as the case may be, less the outstanding amount of UK Swing Loans and/or Swedish Swing Loans, as applicable, less the aggregate Maximum Undrawn Amount of all outstanding UK Letters of Credit and/or Swedish Letters of Credit or (y) an amount equal to the sum of:

(i) the sum of (1) up to eighty-five percent (85%) (the “Swedish Receivables Advance Rate”) of Eligible Swedish Receivables, other than Eligible Swedish Insured Foreign Receivables, plus (2) up to ninety percent (90%) (the “Swedish Insured Foreign Receivables Advance Rate”) of Eligible Swedish Insured Foreign Receivables, plus

(ii) the least of (A) up to seventy-five percent (75%) of the value of the Eligible Swedish Inventory (the “Swedish Inventory Advance Rate”), (B) up to eighty-five (85%) of the appraised net orderly liquidation value of Eligible Swedish Inventory (as evidenced by an Inventory appraisal satisfactory to Agent in its sole discretion exercised in good faith) (the “Swedish Inventory NOLV Advance Rate”), or (C) Five Million and 00/100 Dollars ($5,000,000.00) minus

(iii) the aggregate Maximum Undrawn Amount of all outstanding UK Letters of Credit and/or Swedish Letters of Credit, as applicable, minus

(iv) such reserves as Agent may reasonably deem proper and necessary from time to time in its Permitted Discretion.

The amount derived from the sum of (x) Sections 2.1(a)(C)(y)(i) and (ii) minus Sections 2.1(a)(C)(y)(iii) and (iv) at any time and from time to time shall be referred to as the “Swedish Formula Amount”.

(D) (i) The Lenders’ aggregate obligations to make Revolving Advances pursuant to this Agreement (whether pursuant to clause (A), (B) or (C)) is limited to the Maximum Revolving Advance Amount and (ii) each individual Lender’s aggregate obligation to make Revolving Advances pursuant to this Agreement is limited to its Revolving Commitment Amount.

(E) The Revolving Advances shall be evidenced by one or more secured promissory notes (collectively, the “Revolving Credit Notes”) substantially in the form attached hereto as Exhibit 2.1(a). Notwithstanding anything to the contrary contained in the foregoing or otherwise in this Agreement, the outstanding aggregate principal amount of Swing Loans and the Revolving Advances at any one time outstanding shall not exceed an amount equal to the lesser of (i) the Maximum Revolving Advance Amount less the Maximum Undrawn Amount of all outstanding Letters of Credit or (ii) the

(b) Discretionary Rights. The Advance Rates may be increased or decreased by Agent at any time and from time to time in the exercise of its Permitted Discretion. Each Borrower consents to any such increases or decreases and acknowledges that decreasing the Advance Rates or increasing or imposing reserves may limit or restrict Advances requested by Borrowing Agent. Prior to the occurrence of an Event of Default or Default, Agent shall give Borrowing Agent three (3) days’ prior written notice of its intention to decrease the Advance Rates. The rights of Agent under this subsection are subject to the provisions of Section 16.2(b).

2.2. Procedures for Requesting Revolving Advances; Procedures for Selection of Applicable Interest Rates for All Advances.

(a) Borrowing Agent on behalf of any Borrower may notify Agent prior to 1:00 p.m. Eastern Standard Time on a Business Day of a Borrower’s request to incur, on that day (or, with respect to any such request for a Revolving Advance in an Optional Currency, not less than three (3) Business Days prior to such request), a Revolving Advance hereunder. Should any amount required to be paid as interest hereunder, or as fees or other charges under this Agreement or any other agreement with Agent or Lenders, or with respect to any other Obligation under this Agreement, become due, the same shall be deemed a request for a Revolving Advance maintained as a Domestic Rate Loan as of the date such payment is due, in the amount required to pay in full such interest, fee, charge or Obligation, and such request shall be irrevocable.

(b) Notwithstanding the provisions of subsection (a) above, in the event any Borrower desires to obtain a LIBOR Rate Loan for any Advance (other than a Swing Loan), Borrowing Agent shall give Agent written notice by no later than 1:00 p.m. Eastern Standard Time on the day which is three (3) Business Days prior to the date such LIBOR Rate Loan is to be borrowed, specifying (i) the date of the proposed borrowing (which shall be a Business Day), (ii) the type of borrowing and the amount of such Advance to be borrowed, which amount shall be in a minimum Dollar Equivalent amount of One Million and 00/100 Dollars ($1,000,000.00) and in integral multiples of a Dollar Equivalent amount of Five Hundred Thousand and 00/100 Dollars ($500,000.00) thereafter, and (iii) the duration of the first Interest Period therefor. Interest Periods for LIBOR Rate Loans shall be for one or three months; provided that, if an Interest Period would end on a day that is not a Business Day, it shall end on the next succeeding Business Day unless such day falls in the next succeeding calendar month in which case the Interest Period shall end on the next preceding Business Day. Any Interest Period that begins on the last Business Day of a calendar month (or a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. Upon and after the occurrence of an Event of Default, and during the continuation thereof, at the option of Agent or at the direction of Required Lenders, no LIBOR Rate Loan shall be made available to any Borrower. After giving effect to each requested LIBOR Rate Loan, including those which are converted from a Domestic Rate Loan under Section 2.2(e), there shall not be outstanding more than five (5) LIBOR Rate Loans, in the aggregate.

(c) Each Interest Period of a LIBOR Rate Loan shall commence on the date such LIBOR Rate Loan is made and shall end on such date as Borrowing Agent may elect as set forth in subsection (b)(iii) above, provided that the exact length of each Interest Period shall be determined in accordance with the practice of the interbank market for offshore Dollar deposits and no Interest Period shall end after the last day of the Term.

(d) Borrowing Agent shall elect the initial Interest Period applicable to a LIBOR Rate Loan by its notice of borrowing given to Agent pursuant to Section 2.2(b) or by its notice of conversion given to Agent pursuant to Section 2.2(e), as the case may be. Borrowing Agent shall elect the duration of each succeeding Interest Period by giving irrevocable written notice to Agent of such duration not later than 1:00 p.m. Eastern Standard Time on the day which is three (3) Business Days prior to the last day of the then current Interest Period applicable to such LIBOR Rate Loan. If Agent does not receive timely notice of the Interest Period elected by Borrowing Agent, Borrowing Agent shall be deemed to have elected to convert such LIBOR Rate Loan to a Domestic Rate Loan subject to Section 2.2(e) below.

(e) Provided that no Default or Event of Default shall have occurred and be continuing, Borrowing Agent may, on the last Business Day of the then current Interest Period applicable to any outstanding LIBOR Rate Loan, or on any Business Day with respect to Domestic Rate Loans, convert any such loan into a loan of another type in the same aggregate principal amount provided that any conversion of a LIBOR Rate Loan shall be made only on the last Business Day of the then current Interest Period applicable to such LIBOR Rate Loan. If Borrowing Agent desires to convert a loan, Borrowing Agent shall give Agent written notice by no later than 1:00 p.m. Eastern Standard Time (i) on the day which is three (3) Business Days prior to the date on which such conversion is to occur with respect to a conversion from a Domestic Rate Loan to a LIBOR Rate Loan, or (ii) on the day which is one (1) Business Day prior to the date on which such conversion is to occur (which date shall be the last Business Day of the Interest Period for the applicable LIBOR Rate Loan) with respect to a conversion from a LIBOR Rate Loan to a Domestic Rate Loan, specifying, in each case, the date of such conversion, the loans to be converted and if the conversion is to a LIBOR Rate Loan, the duration of the first Interest Period therefor.

(f) At its option and upon written notice given prior to 1:00 p.m. Eastern Standard Time at least three (3) Business Days prior to the date of such prepayment, any Borrower may, subject to Section 2.2(g) hereof, prepay the LIBOR Rate Loans in whole at any time or in part from time to time with accrued interest on the principal being prepaid to the date of such repayment. Such Borrower shall specify the date of prepayment of Advances which are LIBOR Rate Loans and the amount of such prepayment. In the event that any prepayment of a LIBOR Rate Loan is required or permitted on a date other than the last Business Day of the then current Interest Period with respect thereto, such Borrower shall indemnify Agent and Lenders therefor in accordance with Section 2.2(g) hereof. The Borrowers shall also have the right at any time after the Closing Date upon five (5) days’ prior written notice to the Agent to permanently reduce the Maximum Revolving Advance Amount (by ratably reducing the current Lenders’ Revolving Commitment Amounts in proportion to their Revolving Commitment Percentages) in a minimum amount of a Dollar Equivalent of Ten Million and 00/100 Dollars ($10,000,000.00) and whole multiples of a Dollar Equivalent of Five Million and 00/100 Dollars ($5,000,000.00); provided that any such reduction shall be accompanied by prepayment of the Revolving Credit Notes, together with outstanding Facility Fees, and the full amount of interest accrued on the principal sum to be prepaid (and all amounts referred to in Section 2.2(g) hereof) to the extent necessary so that the outstanding aggregate principal amount of Swing Loans and the Revolving Advances at any one time outstanding shall not exceed an amount equal to the lesser of (i) the Maximum Revolving Advance Amount as so reduced less the Maximum Undrawn Amount of all outstanding Letters of Credit or (ii) the Formula Amount. Any reduction in the Maximum Revolving Advance Amount shall automatically result in the reduction of the European Sublimit and the Swedish Sublimit, in each case, in an amount necessary to maintain the same ratio of the European Sublimit and the Swedish Sublimit, as applicable, to the Maximum Revolving Advance Amount as in effect prior to such reduction.

(g) Each Borrower shall indemnify Agent and Lenders and hold Agent and Lenders harmless from and against any and all losses or expenses that Agent and Lenders may sustain or incur as a consequence of any prepayment, conversion of or any default by any Borrower in the payment of the principal of or interest on any LIBOR Rate Loan or failure by any Borrower to complete a borrowing of, a prepayment of or conversion of or to a LIBOR Rate Loan after notice thereof has been given, including, but not limited to, any interest payable by Agent or Lenders to lenders of funds obtained by it in order to make or maintain its LIBOR Rate Loans hereunder. A certificate as to any additional amounts payable pursuant to the foregoing sentence submitted by Agent or any Lender to Borrowing Agent shall be conclusive absent manifest error.

(h) Notwithstanding any other provision hereof, if any Applicable Law, treaty, regulation or directive, or any change therein or in the interpretation or application thereof, including without limitation any Change in Law, shall make it unlawful for Lenders or any Lender (for purposes of this subsection (h), the term “Lender” shall include any Lender and the office or branch where any Lender or any Person controlling such Lender makes or maintains any LIBOR Rate Loans) to make or maintain its LIBOR Rate Loans, the obligation of Lenders (or such affected Lender) to make LIBOR Rate Loans hereunder shall forthwith be cancelled and Borrowers shall, if any affected LIBOR Rate Loans are then outstanding, promptly upon request from Agent, either pay all such affected LIBOR Rate Loans or convert such affected LIBOR Rate Loans into loans of another type. If any such payment or conversion of any LIBOR Rate Loan is made on a day that is not the last day of the Interest Period applicable to such LIBOR Rate Loan, Borrowers shall pay Agent, upon Agent’s request, such amount or amounts set forth in clause (g) above. A certificate as to any additional amounts payable pursuant to the foregoing sentence submitted by Lenders to Borrowing Agent shall be conclusive absent manifest error.

(i) Anything to the contrary contained herein notwithstanding, neither Agent nor any Lender, nor any of their participants, is required actually to acquire LIBOR deposits to fund or otherwise match fund any Obligation as to which interest accrues based on the LIBOR Rate. The provisions set forth herein shall apply as if each Lender or its participants had match funded any Obligation as to which interest is accruing based on the LIBOR Rate by acquiring LIBOR deposits for each Interest Period in the amount of the LIBOR Rate Loans.

2.3. [Reserved].

2.4. Swing Loans.

(a) Subject to the terms and conditions set forth in this Agreement, and in order to minimize the transfer of funds between Lenders and Agent for administrative convenience, Agent, Lenders holding Revolving Commitments and Swing Loan Lender agree that in order to facilitate the administration of this Agreement, Swing Loan Lender may, at its election and option made in its sole discretion cancelable at any time for any reason whatsoever, make swing loan advances (“Swing Loans”) available to US Borrowers, the UK Borrower and Swedish Borrowers as provided for in this Section 2.4 at any time or from time to time on or after: (x) the date hereof with respect to the US Borrowers; (y) the date hereof with respect to the UK Borrower; and (z) the Swedish Availability Date with respect to the Swedish Borrowers, to, but not including, the expiration of the Term, in an aggregate principal amount up to but not in excess of the Maximum Swing Loan Advance Amount, provided that the outstanding aggregate principal amount of Swing Loans and the Revolving Advances at any one time outstanding shall not exceed (i) in the case of the US Borrowers, an amount equal to the lesser of (A) the Maximum Revolving Advance Amount, less the Maximum Undrawn Amount of all outstanding Letters of Credit, less the aggregate Dollar Equivalent of the outstanding amount of Advances to the UK Borrower and/or the Advances to Swedish Borrowers or (B) the Formula Amount, (ii) in the case of the UK Borrower, a Dollar Equivalent amount equal to the lesser of (A) the European Sublimit, less the

Dollar Equivalent of the Maximum Undrawn Amount of all outstanding UK Letters of Credit and/or Swedish Letters of Credit, as applicable or (B) the UK Formula Amount and (iii) in the case of the Swedish Borrowers, a Dollar Equivalent amount equal to the lesser of (A) the lesser of the European Sublimit or the Swedish Sublimit, as the case may be, less the Dollar Equivalent of the Maximum Undrawn Amount of all outstanding UK Letters of Credit and/or Swedish Letters of Credit, as applicable or (B) the Swedish Formula Amount. All US Swing Loans to the US Borrowers shall be in Dollars and shall be Domestic Rate Loans only. All UK Swing Loans to the UK Borrower shall be in Pounds Sterling or Euros and shall be Domestic Rate Loans only. All Swedish Swing Loans to Swedish Borrowers shall be in Swedish Krona or Euros and shall be Domestic Rate Loans only. Borrowers may borrow (at the option and election of Swing Loan Lender), repay and reborrow (at the option and election of Swing Loan Lender) Swing Loans and Swing Loan Lender may make Swing Loans as provided in this Section 2.4 during the period between Settlement Dates. All Swing Loans shall be evidenced by a secured promissory note (the “Swing Loan Note”) substantially in the form attached hereto as Exhibit 2.4(a). Swing Loan Lender’s agreement to make Swing Loans under this Agreement is cancelable at any time for any reason whatsoever and the making of Swing Loans by Swing Loan Lender from time to time shall not create any duty or obligation, or establish any course of conduct, pursuant to which Swing Loan Lender shall thereafter be obligated to make Swing Loans in the future.

(b) Upon either (i) any request by Borrowing Agent for a Revolving Advance made pursuant to Section 2.2(a) hereof or (ii) the occurrence of any deemed request by Borrowers for a Revolving Advance pursuant to the provisions of the last sentence of Section 2.2(a) hereof, Swing Loan Lender may elect, in its sole discretion, to have such request or deemed request treated as a request for a Swing Loan, and may advance same day funds to Borrowers as a Swing Loan; provided that notwithstanding anything to the contrary provided for herein, Swing Loan Lender may not make Swing Loan Advances if Swing Loan Lender has been notified by Agent or by Required Lenders that one or more of the applicable conditions set forth in Section 8.2 of this Agreement have not been satisfied or the Revolving Commitments have been terminated for any reason.

(c) Upon the making of a Swing Loan (whether before or after the occurrence of a Default or an Event of Default and regardless of whether a Settlement has been requested with respect to such Swing Loan), each Lender holding a Revolving Commitment shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from Swing Loan Lender, without recourse or warranty, an undivided interest and participation in such Swing Loan in proportion to its Revolving Commitment Percentage. Swing Loan Lender or Agent may, at any time, require the Lenders holding Revolving Commitments to fund such participations by means of a Settlement as provided for in Section 2.6(d) below. From and after the date, if any, on which any Lender holding a Revolving Commitment is required to fund, and funds, its participation in any Swing Loans purchased hereunder, Agent shall promptly distribute to such Lender its Revolving Commitment Percentage of all payments of principal and interest and all proceeds of Collateral received by Agent in respect of such Swing Loan; provided that no Lender holding a Revolving Commitment shall be obligated in any event to make Revolving Advances in an amount in excess of its Revolving Commitment Amount minus its Participation Commitment (taking into account any reallocations under Section 2.22) of the Maximum Undrawn Amount of all outstanding Letters of Credit.

2.5. Disbursement of Advance Proceeds. All Advances shall be disbursed from whichever office or other place Agent may designate from time to time and, together with any and all other Obligations of Borrowers to Agent or Lenders, shall be charged to Borrowers’ Account on Agent’s books. The proceeds of each Revolving Advance or Swing Loan requested by Borrowing Agent on behalf of any Borrower or deemed to have been requested by any Borrower under Sections 2.2(a), 2.6(b) or 2.14 hereof shall, (i) with respect to requested Revolving Advances, to the extent Lenders make such Revolving Advances in accordance with Section 2.2(a), 2.6(b) or 2.14 hereof, and with respect to Swing Loans made upon any request or deemed request by Borrowing Agent for a Revolving Advance to the extent Swing Loan Lender makes such Swing Loan in accordance with Section 2.4(b) hereof, be made available to the applicable Borrower on the day so requested by way of credit to such Borrower’s operating account at PNC, or such other bank as Borrowing Agent may designate following notification to Agent, in immediately available federal funds or other immediately available funds or, (ii) with respect to Revolving Advances deemed to have been requested by any Borrower or Swing Loans made upon any deemed request for a Revolving Advance by any Borrower, be disbursed to Agent to be applied to the outstanding Obligations giving rise to such deemed request. During the Term, Borrowers may use the Revolving Advances and Swing Loans by borrowing, prepaying and reborrowing, all in accordance with the terms and conditions hereof.

2.6. Making and Settlement of Advances.

(a) Each borrowing of Revolving Advances shall be advanced according to the applicable Revolving Commitment Percentages of Lenders holding the Revolving Commitments (subject to any contrary terms of Section 2.22). Each borrowing of Swing Loans shall be advanced by Swing Loan Lender alone.

(b) Promptly after receipt by Agent of a request or a deemed request for a Revolving Advance pursuant to Section 2.2(a) and, with respect to Revolving Advances, to the extent Agent elects not to provide a Swing Loan or the making of a Swing Loan would result in the aggregate amount of all outstanding Swing Loans exceeding the maximum amount permitted in Section 2.4(a), Agent shall notify Lenders holding the Revolving Commitments of its receipt of such request specifying the information provided by Borrowing Agent and the apportionment among Lenders of the requested Revolving Advance as determined by Agent in accordance with the terms hereof. Each Lender shall remit the principal amount of each Revolving Advance to Agent such that Agent is able to, and Agent shall, to the extent the applicable Lenders have made funds available to it for such purpose and subject to Section 8.2, fund such Revolving Advance to the US Borrowers in Dollars, to the UK Borrower in Pounds Sterling and Euros, in each case, on and after the Closing Date, and to the Swedish Borrowers in Swedish Krona and Euros on and after the Swedish Availability Date, as applicable, and immediately available funds at the Payment Office prior to the close of business, on the applicable borrowing date; provided that if any applicable Lender fails to remit such funds to Agent in a timely manner, Agent may elect in its sole discretion to fund with its own funds the Revolving Advance of such Lender on such borrowing date, and such Lender shall be subject to the repayment obligation in Section 2.6(c) hereof.

(c) Unless Agent shall have been notified by telephone, confirmed in writing, by any Lender holding a Revolving Commitment that such Lender will not make the amount which would constitute its applicable Revolving Commitment Percentage of the requested Revolving Advance available to Agent, Agent may (but shall not be obligated to) assume that such Lender has made such amount available to Agent on such date in accordance with Section 2.6(b) and may, in reliance upon such assumption, make available to Borrowers a corresponding amount. Agent will promptly notify Borrowing Agent of its receipt of any such notice from a Lender. In such event, if a Lender has not in fact made its applicable Revolving Commitment Percentage of the requested Revolving Advance available to Agent, then the applicable Lender and Borrowers severally agree to pay to Agent on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to Borrowers through but excluding the date of payment to Agent, at (i) in the case of a payment to be made by such Lender, the greater of (A) (x) the daily average Effective Federal Funds Rate (computed on the basis of a year of 360 days) during such period as quoted by Agent, times (y) such amount or (B) a rate determined by Agent in accordance with banking industry rules on interbank compensation, and (ii) in the case of a payment to be made by Borrowers, the Revolving Interest Rate for Revolving Advances that are Domestic Rate Loans. If such Lender pays its share of the applicable Revolving Advance to Agent, then the amount so paid shall constitute such Lender’s Revolving Advance. Any payment by Borrowers shall be without prejudice to any claim Borrowers may have against a Lender holding a Revolving Commitment that shall have failed to make such payment to Agent. A certificate of Agent submitted to any Lender or Borrowing Agent/Borrowers with respect to any amounts owing under this paragraph (c) shall be conclusive, in the absence of manifest error.

(d) Agent, on behalf of Swing Loan Lender, shall demand settlement (a “Settlement”) of all or any Swing Loans with Lenders holding the Revolving Commitments on at least a weekly basis, or on any more frequent date that Agent elects or that Swing Loan Lender at its option exercisable for any reason whatsoever may request, by notifying Lenders holding the Revolving Commitments of such requested Settlement by facsimile, telephonic or electronic transmission no later than 3:00 p.m. Eastern Standard Time on the date of such requested Settlement (or, with respect to any such request for a Revolving Advance in an Optional Currency, not less than three (3) Business Days prior to such requested Settlement) (the “Settlement Date”). Subject to any contrary provisions of Section 2.22, each Lender holding a Revolving Commitment shall transfer the amount of such Lender’s Revolving Commitment Percentage of the outstanding principal amount (plus interest accrued thereon to the extent requested by Agent) of the applicable Swing Loan with respect to which Settlement is requested by Agent, to such account of Agent as Agent may designate not later than 5:00 p.m. Eastern Standard Time on such Settlement Date (or, with respect to any such request for a Revolving Advance in an Optional Currency, not less than three (3) Business Days prior to such Settlement) if requested by Agent by 3:00 p.m. Eastern Standard Time, otherwise not later than 5:00 p.m. Eastern Standard Time on the next Business Day (or, with respect to any such request for a Revolving Advance in an Optional Currency, not less than three (3) Business Days prior to such Settlement). Settlements may occur at any time notwithstanding that the conditions precedent to making Revolving Advances set forth in Section 8.2 have not been satisfied or the Revolving Commitments shall have otherwise been terminated at such time. All amounts so transferred to Agent shall be applied against the amount of outstanding Swing Loans and, when so applied shall constitute Revolving Advances of such

Lenders accruing interest as Domestic Rate Loans. If any such amount is not transferred to Agent by any Lender holding a Revolving Commitment on such Settlement Date, Agent shall be entitled to recover such amount on demand from such Lender together with interest thereon as specified in Section 2.6(c).

(e) If any Lender or Participant (a “Benefited Lender”) shall at any time receive any payment of all or part of its Advances, or interest thereon, or receive any Collateral in respect thereof (whether voluntarily or involuntarily or by set-off) in a greater proportion than any such payment to and Collateral received by any other Lender, if any, in respect of such other Lender’s Advances, or interest thereon, and such greater proportionate payment or receipt of Collateral is not expressly permitted hereunder, such Benefited Lender shall purchase for cash from the other Lenders a participation in such portion of each such other Lender’s Advances, or shall provide such other Lender with the benefits of any such Collateral, or the proceeds thereof, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such Collateral or proceeds ratably with each of the other Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest. Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Law, that each Lender so purchasing a portion of another Lender’s Advances may exercise all rights of payment (including rights of set-off) with respect to such portion as fully as if such Lender were the direct holder of such portion, and the obligations owing to each such purchasing Lender in respect of such participation and such purchased portion of any other Lender’s Advances shall be part of the Obligations secured by the Collateral, and the obligations owing to each such purchasing Lender in respect of such participation and such purchased portion of any other Lender’s Advances shall be part of the Obligations secured by the Collateral.

2.7. Maximum Advances. The aggregate balance of Revolving Advances plus Swing Loans made to US Borrowers, the UK Borrower and the Swedish Borrowers outstanding at any time shall not exceed the lesser of (a) the Maximum Revolving Advance Amount less the aggregate Maximum Undrawn Amount of all issued and outstanding US Letters of Credit, UK Letters of Credit and Swedish Letters of Credit or (b) the sum of the US Formula Amount plus (i) the lesser of (A) the European Sublimit or (B) the UK Formula Amount, and (ii) the lesser of (A) the lesser of the European Sublimit or the Swedish Sublimit, as the case may be, or (B) the Swedish Formula Amount.

2.8. Manner and Repayment of Advances.

(a) The Revolving Advances and Swing Loans shall be due and payable in full on the last day of the Term subject to earlier prepayment as herein provided. Notwithstanding the foregoing, all Advances shall be subject to earlier repayment upon (x) acceleration upon the occurrence of an Event of Default under this Agreement or (y) termination of this Agreement. Each payment (including each prepayment) by any Borrower on account of the principal of and interest on the Advances shall be applied, first to the outstanding Swing Loans and next, pro rata according to the applicable Revolving Commitment Percentages of Lenders, to the outstanding Revolving Advances (subject to any contrary provisions of Section 2.22).

(b) Each Borrower recognizes that the amounts evidenced by checks, notes, drafts or any other items of payment relating to and/or proceeds of Collateral may not be collectible by Agent on the date received by Agent. Agent shall conditionally credit Borrowers’ Account for each item of payment on the next Business Day after the Business Day on which such item of payment is received by Agent (and the Business Day on which each such item of payment is so credited shall be referred to, with respect to such item, as the “Application Date”). Agent is not, however, required to credit Borrowers’ Account for the amount of any item of payment which is unsatisfactory to Agent and Agent may charge Borrowers’ Account for the amount of any item of payment which is returned, for any reason whatsoever, to Agent unpaid. Subject to the foregoing, Borrowers agree that for purposes of computing the interest charges under this Agreement, each item of payment received by Agent shall be deemed applied by Agent on account of the Obligations on its respective Application Date. Borrowers further agree that, during any applicable Trigger Period (whether such Trigger Period is actual or deemed to have occurred as provided for in this Agreement), there is a monthly float charge payable to Agent for Agent’s sole benefit, in an amount equal to (y) the face amount of all items of payment received each day during the prior month (including items of payment received by Agent as a wire transfer or electronic depository check) multiplied by (z) the Revolving Interest Rate with respect to Domestic Rate Loans for one day (i.e. Revolving Interest Rate divided by 360 or 365/366 as applicable) The monthly float charge shall be calculated daily and charged once per month, relating to all payments collected in the prior month. All proceeds received by Agent shall be applied to the Obligations in accordance with Section 4.8(h).

(c) All payments of principal, interest and other amounts payable hereunder, or under any of the Other Documents shall be made to Agent at the Payment Office not later than 1:00 p.m. Eastern Standard Time on the due date therefor in Dollars in federal funds or other funds immediately available to Agent. Agent shall have the right to effectuate payment of any and all Obligations due and owing hereunder by charging Borrowers’ Account or by making Advances as provided in Section 2.2 hereof.

(d) Except as expressly provided herein, all payments (including prepayments) to be made by any Borrower on account of principal, interest, fees and other amounts payable hereunder shall be made without deduction, setoff or counterclaim and shall be made to Agent on behalf of Lenders to the Payment Office, in each case on or prior to 1:00 p.m. Eastern Standard Time, in Dollars and in immediately available funds.

2.9. Repayment of Excess Advances. If at any time the aggregate balance of outstanding Revolving Advances, Revolving Advances made to the UK Borrower, Revolving Advances made to Swedish Borrowers, Swing Loans, and/or Advances taken as a whole exceeds the maximum Dollar Equivalent amount of such type of Advances and/or Advances taken as a whole (as applicable) permitted hereunder, such excess Advances shall be immediately due and payable without the necessity of any demand, at the Payment Office, whether or not a Default or an Event of Default has occurred.

2.10. Statement of Account. Agent shall maintain, in accordance with its customary procedures, a separate sub-loan account for the US Borrowers, the UK Borrower and the Swedish Borrowers and by applicable currency (collectively, the “Borrowers’ Account”) in the name of the

US Borrowers, the UK Borrower and the Swedish Borrowers in which shall be recorded the date and amount of each Advance made by Agent or Lenders and the date and amount of each payment in respect thereof; provided, however, the failure by Agent to record the date and amount of any Advance shall not adversely affect Agent or any Lender. Each month, Agent shall send to Borrowing Agent a statement showing the accounting for the Advances made, payments made or credited in respect thereof, and other transactions between Agent, Lenders and Borrowers during such month. The monthly statements shall be deemed correct and binding upon Borrowers in the absence of manifest error and shall constitute an account stated between Lenders and Borrowers unless Agent receives a written statement of Borrowers’ specific exceptions thereto within thirty (30) days after such statement is received by Borrowing Agent. The records of Agent with respect to Borrowers’ Account shall be conclusive evidence absent manifest error of the amounts of Advances and other charges thereto and of payments applicable thereto.

2.11. Letters of Credit.

(a) Subject to the terms and conditions hereof, on and after: (w) the Closing Date with respect to the US Borrowers; (x) the Closing Date with respect to the UK Borrower; and (y) the Swedish Availability Date with respect to the Swedish Borrowers, Issuer shall issue or cause the issuance of letters of credit for the benefit of the Loan Parties and their Subsidiaries denominated in Dollars or Swedish Krona for the account of any US Borrower, Dollars, Euros, Pounds Sterling or other Optional Currency, if any, for the account of the UK Borrower, Dollars, Euros, Swedish Krona or other Optional Currency, if any, for the account of a Swedish Borrower (collectively, “Letters of Credit”), except to the extent that the issuance thereof would then cause the sum of (i) the outstanding Revolving Advances plus (ii) the outstanding Swing Loans, plus (iii) the Maximum Undrawn Amount of all outstanding Letters of Credit, plus (iv) the Maximum Undrawn Amount of the Letter of Credit to be issued to exceed the lesser of (x) the Maximum Revolving Advance Amount or (y) the Formula Amount (calculated without giving effect to the deductions provided for in Section 2.1(a)(A)(y)((iv) in the US Formula Amount, Section 2.1(a)(B)(y)(iv) in the UK Formula Amount and Section 2.1(a)(C)(y)(iii) in the Swedish Formula Amount); provided, further, however, that Issuer will not be required to issue or cause to be issued any Letters of Credit to the extent that the issuance of such Letters of Credit: (I) for the benefit of such UK Borrower would then cause the sum of the Dollar Equivalent amount of (i) (A) the outstanding Revolving Advances to the UK Borrower plus (ii) the outstanding UK Swing Loans to the UK Borrower, plus (iii) the Maximum Undrawn Amount of all outstanding UK Letters of Credit to exceed the UK Formula Amount (calculated without giving effect to the deductions provided for in 2.1(a)(B)(y)(iv) in the UK Formula Amount and (B) the sum of outstanding Revolving Advances to the UK Borrower and outstanding Revolving Advances to a Swedish Borrower plus (ii) the sum of outstanding UK Swing Loans to the UK Borrower and outstanding Swedish Swing Loans to a Swedish Borrower, plus (iii) the Maximum Undrawn Amount of all outstanding UK Letters of Credit and all outstanding Swedish Letters of Credit to exceed the European Sublimit; or (II) for the benefit of a Swedish Borrower would then cause the sum of the Dollar Equivalent amount of (i) (A) the outstanding Revolving Advances to Swedish Borrowers plus (ii) the outstanding Swedish Swing Loans to Swedish Borrowers, plus (iii) the Maximum Undrawn Amount of all outstanding Swedish Letters of Credit to exceed the lesser of the Swedish Sublimit or the Swedish Formula Amount (calculated without giving effect to the deductions provided for in 2.1(a)(C)(y)(iii) in the Swedish Formula Amount and (B) the sum of outstanding

Revolving Advances to the UK Borrower and outstanding Revolving Advances to Swedish Borrowers plus (ii) the sum of outstanding UK Swing Loans to the UK Borrower and outstanding Swedish Swing Loans to Swedish Borrowers, plus (iii) the Maximum Undrawn Amount of all outstanding UK Letters of Credit and all outstanding Swedish Letters of Credit to exceed the European Sublimit. The Maximum Undrawn Amount of all outstanding Letters of Credit shall not exceed in the aggregate at any time the Letter of Credit Sublimit. All disbursements or payments related to Letters of Credit shall be deemed to be Domestic Rate Loans consisting of Revolving Advances and shall bear interest at the Revolving Interest Rate for Domestic Rate Loans. Letters of Credit that have not been drawn upon shall not bear interest (but fees shall accrue in respect of outstanding Letters of Credit as provided in Section 3.2 hereof).

(b) Notwithstanding any provision of this Agreement, Issuer shall not be under any obligation to issue any Letter of Credit if (i) any order, judgment or decree of any Governmental Body or arbitrator shall by its terms purport to enjoin or restrain Issuer from issuing any Letter of Credit, or any Law applicable to Issuer or any request or directive (whether or not having the force of law) from any Governmental Body with jurisdiction over Issuer shall prohibit, or request that Issuer refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon Issuer with respect to the Letter of Credit any restriction, reserve or capital requirement (for which Issuer is not otherwise compensated hereunder) not in effect on the date of this Agreement, or shall impose upon Issuer any unreimbursed loss, cost or expense which was not applicable on the date of this Agreement, and which Issuer in good faith deems material to it, or (ii) the issuance of the Letter of Credit would violate one or more policies of Issuer applicable to letters of credit generally.

(c) As of the Closing Date, (i) the Existing Letters of Credit will be deemed to have been issued as, and be, Letters of Credit under this Agreement, and (ii) the Existing Letters of Credit and the reimbursement obligations in respect thereof will be Indebtedness under this Agreement and will no longer be Indebtedness under the Existing Credit Agreement. In accordance with the foregoing, from and after the Closing Date all fees and other charges payable with respect to the Existing Letters of Credit will be determined in accordance with Section 3.2(a) of this Agreement.

2.12. Issuance of Letters of Credit.

(a) Borrowing Agent, on behalf of any Borrower, may request Issuer to issue or cause the issuance of a Letter of Credit by delivering to Issuer, with a copy to Agent at the Payment Office, prior to 1:00 p.m. Eastern Standard Time, at least five (5) Business Days prior to the proposed date of issuance, such Issuer’s form of Letter of Credit Application (the “Letter of Credit Application”) completed to the satisfaction of Agent and Issuer; and, such other certificates, documents and other papers and information as Agent or Issuer may reasonably request. Issuer shall not issue any requested Letter of Credit if such Issuer has received notice from Agent or any Lender that one or more of the applicable conditions set forth in Section 8.2 of this Agreement have not been satisfied or the commitments of Lenders to make Revolving Advances hereunder have been terminated for any reason.

(b) Each Letter of Credit shall, among other things, (i) provide for the payment of sight drafts, or other written demands for payment, or acceptances of usance drafts when presented for honor thereunder in accordance with the terms thereof and when accompanied by the documents described therein and (ii) have an expiry date not later than twelve (12) months after such Letter of Credit’s date of issuance (provided that a portion of the Letter of Credit Sublimit in an amount not to exceed Twenty Million and 00/100 Dollars ($20,000,000.00) shall be available for Letters of Credit that have an expiration date after one year from the date of issuance of such Letter of Credit; excluding, for purposes of determining the utilization of such sublimit: (i) Letter of Credit number 00258639, in the original face amount of Two Million One Hundred Two Thousand Eight Hundred Fifty-Seven and 00/100 Dollars ($2,102,857.00); and (ii) Letter of Credit number 18101851, in the original face amount of Seven Million Two Hundred Eighty-Seven Thousand Nine Hundred Fifty-Four and 00/100 Dollars ($7,287,954.00), in each case, issued for the benefit of BNY Mellon Trust) and in no event later than the last day of the Term. Notwithstanding the foregoing, (A) the expiry date of a Letter of Credit may be up to one (1) year later than the last day of the Term if the Loan Parties Cash Collateralize each such Letter of Credit having an expiry date later than the last day of the Term on or before the thirtieth (30th) day prior to the last day of the Term; and (B) any Letter of Credit (other than a Letter of Credit which expires later than the last day of the Term) may provide for the automatic renewal thereof for an additional one-year period (or, in the case of any renewal or extension thereof, one year after such renewal or extension), subject however to the Cash Collateral requirement in clause (A) above in the event any such renewal would result in a Letter of Credit which expires later than the last day of the Term. Each standby Letter of Credit shall be subject either to the Uniform Customs and Practice for Documentary Credits as most recently published by the International Chamber of Commerce at the time a Letter of Credit is issued (the “UCP”) or the International Standby Practices (International Chamber of Commerce Publication Number 590) (the “ISP98 Rules”), or any subsequent revision thereof at the time a standby Letter of Credit is issued, as determined by Issuer, and each trade Letter of Credit shall be subject to the UCP. In addition, no trade Letter of Credit may permit the presentation of an ocean bill of lading that includes a condition that the original bill of lading is not required to claim the goods shipped thereunder.

(c) Agent shall use its reasonable efforts to notify Lenders of the request by Borrowing Agent for a Letter of Credit hereunder.

(d) Upon the request of Agent, (i) if the Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an Letter of Credit Borrowing, or (ii) if, on the last day of the Term, any Letter of Credit for any reason remains outstanding, Borrowers shall, in each case, immediately Cash Collateralize the Maximum Undrawn Amount of all outstanding Letters of Credit. Borrowers hereby grant to Agent, for the benefit of the Issuer and the Lenders, a security interest in all cash collateral pledged pursuant to this Section or otherwise under this Agreement.

2.13. Requirements For Issuance of Letters of Credit.

(a) Borrowing Agent shall authorize and direct any Issuer to name the applicable Borrower as the “Applicant” or “Account Party” of each Letter of Credit. If Agent is not the Issuer of any Letter of Credit, Borrowing Agent shall authorize and direct Issuer to deliver to Agent all instruments, documents, and other writings and property received by Issuer pursuant to the Letter of Credit and to accept and rely upon Agent’s instructions and agreements with respect to all matters arising in connection with the Letter of Credit, the application therefor.

(b) In connection with all trade Letters of Credit issued or caused to be issued by Issuer under this Agreement, each Borrower hereby appoints Issuer, or its designee, as its attorney, with full power and authority if an Event of Default shall have occurred and be continuing: (i) to sign and/or endorse such Borrower’s name upon any warehouse or other receipts, and acceptances; (ii) to sign such Borrower’s name on bills of lading; (iii) to clear Inventory through the United States of America Customs Department, the HM Revenue and Customs Department of the United Kingdom or the Swedish Customs Administration, as applicable (the foregoing collectively, “Customs”), in the name of such Borrower or Issuer or Issuer’s designee, and to sign and deliver to Customs officials powers of attorney in the name of such Borrower for such purpose; and (iv) to complete in such Borrower’s name or Issuer’s, or in the name of Issuer’s designee, any order, sale or transaction, obtain the necessary documents in connection therewith, and collect the proceeds thereof. Neither Agent, Issuer nor their attorneys will be liable for any acts or omissions nor for any error of judgment or mistakes of fact or law, except for Agent’s, Issuer’s or their respective attorney’s willful misconduct. This power, being coupled with an interest, is irrevocable as long as any Letters of Credit remain outstanding.

2.14. Disbursements, Reimbursement.

(a) Immediately upon the issuance of each Letter of Credit, each Lender holding a Revolving Commitment shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from Issuer a participation in each Letter of Credit and each drawing thereunder in an amount equal to such Lender’s Revolving Commitment Percentage of the Maximum Undrawn Amount of such Letter of Credit (as in effect from time to time) and the amount of such drawing, respectively.

(b) In the event of any request for a drawing under a Letter of Credit by the beneficiary or transferee thereof, Issuer will promptly notify Agent and Borrowing Agent. Regardless of whether Borrowing Agent shall have received such notice, Borrowers shall reimburse (such obligation to reimburse Issuer shall sometimes be referred to as a “Reimbursement Obligation”) Issuer prior to 12:00 Noon, on each date that an amount is paid by Issuer under any Letter of Credit (each such date, a “Drawing Date”) in an amount equal to the amount so paid by Issuer. In the event Borrowers fail to reimburse Issuer for the full amount of any drawing under any Letter of Credit by 12:00 Noon, on the Drawing Date, Issuer will promptly notify Agent and each Lender holding a Revolving Commitment thereof, and Borrowers shall be automatically deemed to have requested that a Revolving Advance maintained as a Domestic Rate Loan be made by Lenders to be disbursed on the Drawing Date under such Letter of Credit, and Lenders holding the Revolving Commitments shall be unconditionally obligated to fund such Revolving Advance (all whether or not the conditions specified in Section 8.2 are then satisfied or the commitments of Lenders to make Revolving Advances hereunder have been terminated for any reason) as provided for in Section 2.14(c) immediately below. Any notice given by Issuer pursuant to this Section 2.14(b) may be oral if promptly confirmed in writing; provided that the lack of such a confirmation shall not affect the conclusiveness or binding effect of such notice.

(c) Each Lender holding a Revolving Commitment shall upon any notice pursuant to Section 2.14(b) make available to Issuer through Agent at the Payment Office an amount in immediately available funds equal to its Revolving Commitment Percentage (subject to any contrary provisions of Section 2.22) of the amount of the drawing, whereupon the participating Lenders shall (subject to Section 2.14(d)) each be deemed to have made a Revolving Advance maintained as a Domestic Rate Loan to Borrowers in that amount. If any Lender holding a Revolving Commitment so notified fails to make available to Agent, for the benefit of Issuer, the amount of such Lender’s Revolving Commitment Percentage of such amount by 2:00 p.m. Eastern Standard Time on the Drawing Date, then interest shall accrue on such Lender’s obligation to make such payment, from the Drawing Date to the date on which such Lender makes such payment (i) at a rate per annum equal to the Effective Federal Funds Rate during the first three (3) days following the Drawing Date and (ii) at a rate per annum equal to the rate applicable to Revolving Advances maintained as a Domestic Rate Loan on and after the fourth day following the Drawing Date. Agent and Issuer will promptly give notice of the occurrence of the Drawing Date, but failure of Agent or Issuer to give any such notice on the Drawing Date or in sufficient time to enable any Lender holding a Revolving Commitment to effect such payment on such date shall not relieve such Lender from its obligations under this Section 2.14(c), provided that such Lender shall not be obligated to pay interest as provided in Section 2.14(c)(i) and (ii) until and commencing from the date of receipt of notice from Agent or Issuer of a drawing.

(d) With respect to any unreimbursed drawing that is not converted into a Revolving Advance maintained as a Domestic Rate Loan to Borrowers in whole or in part as contemplated by Section 2.14(b), because of the Loan Parties’ failure to satisfy the conditions set forth in Section 8.2 hereof (other than any notice requirements) or for any other reason, Borrowers shall be deemed to have incurred from Agent a borrowing (each a “Letter of Credit Borrowing”) in the amount of such drawing. Such Letter of Credit Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the rate per annum applicable to a Revolving Advance maintained as a Domestic Rate Loan. Each applicable Lender’s payment to Agent pursuant to Section 2.14(c) shall be deemed to be a payment in respect of its participation in such Letter of Credit Borrowing and shall constitute a “Participation Advance” from such Lender in satisfaction of its Participation Commitment in respect of the applicable Letter of Credit under this Section 2.14.

(e) Each applicable Lender’s Participation Commitment in respect of the Letters of Credit shall continue until the last to occur of any of the following events: (x) Issuer ceases to be obligated to issue or cause to be issued Letters of Credit hereunder; (y) no Letter of Credit issued or created hereunder remains outstanding and uncancelled; and (z) all Persons (other than the Loan Parties) have been fully reimbursed for all payments made under or relating to Letters of Credit.

2.15. Repayment of Participation Advances.

(a) Upon (and only upon) receipt by Agent for the account of Issuer of immediately available funds from the Loan Parties (i) in reimbursement of any payment made by Issuer or Agent under the Letter of Credit with respect to which any Lender has made a Participation Advance to Agent, or (ii) in payment of interest on such a payment made by Issuer or Agent under such a Letter of Credit, Agent will pay to each Lender holding a Revolving Commitment, in the same funds as those received by Agent, the amount of such Lender’s Revolving Commitment Percentage of such funds, except Agent shall retain the amount of the Revolving Commitment Percentage of such funds of any Lender holding a Revolving Commitment that did not make a Participation Advance in respect of such payment by Agent (and, to the extent that any of the other Lender(s) holding the Revolving Commitment have funded any portion such Defaulting Lender’s Participation Advance in accordance with the provisions of Section 2.22, Agent will pay over to such Non-Defaulting Lenders a pro rata portion of the funds so withheld from such Defaulting Lender).

(b) If Issuer or Agent is required at any time to return to any Loan Party, or to a trustee, receiver, liquidator, custodian, or any official in any insolvency proceeding, any portion of the payments made by Borrowers or any other Loan Party to Issuer or Agent pursuant to Section 2.15(a) in reimbursement of a payment made under the Letter of Credit or interest or fee thereon, each applicable Lender shall, on demand of Agent, forthwith return to Issuer or Agent the amount of its Revolving Commitment Percentage of any amounts so returned by Issuer or Agent plus interest at the Effective Federal Funds Rate.

2.16. Documentation. Each Borrower agrees to be bound by the terms of the Letter of Credit Application and by Issuer’s interpretations of any Letter of Credit issued on behalf of such Borrower and by Issuer’s written regulations and customary practices relating to letters of credit, though Issuer’s interpretations may be different from such Borrower’s own. In the event of a conflict between the Letter of Credit Application and this Agreement, this Agreement shall govern. It is understood and agreed that, except (A) in the case of gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable judgment) or (B) the wrongful dishonor by the Issuer or any of Issuer’s Affiliates of a proper demand for payment made under any Letter of Credit, except if such dishonor resulted from any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or government authority, Issuer shall not be liable for any error, negligence and/or mistakes, whether of omission or commission, in following Borrowing Agent’s or any Borrower’s instructions or those contained in the Letters of Credit or any modifications, amendments or supplements thereto.

2.17. Determination to Honor Drawing Request. In determining whether to honor any request for drawing under any Letter of Credit by the beneficiary thereof, Issuer shall be responsible only to determine that the documents and certificates required to be delivered under such Letter of Credit have been delivered and that they comply on their face with the requirements of such Letter of Credit and that any other drawing condition appearing on the face of such Letter of Credit has been satisfied in the manner so set forth.

2.18. Nature of Participation and Reimbursement Obligations. The obligation of each Lender holding a Revolving Commitment in accordance with this Agreement to make the Revolving Advances or Participation Advances as a result of a drawing under a Letter of Credit, and the obligations of Borrowers to reimburse Issuer upon a draw under a Letter of Credit, shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Section 2.18 under all circumstances, including the following circumstances:

(i) any set-off, counterclaim, recoupment, defense or other right which such Lender or any Loan Party, as the case may be, may have against Issuer, Agent, any Borrower, any other Loan Party or Lender, as the case may be, or any other Person for any reason whatsoever;

(ii) the failure of any Borrower or any other Person to comply, in connection with a Letter of Credit Borrowing, with the conditions set forth in this Agreement for the making of a Revolving Advance, it being acknowledged that such conditions are not required for the making of a Letter of Credit Borrowing and the obligation of Lenders to make Participation Advances under Section 2.14;

(iii) any lack of validity or enforceability of any Letter of Credit;

(iv) any claim of breach of warranty that might be made by any Loan Party, Agent, Issuer or any Lender against the beneficiary of a Letter of Credit, or the existence of any claim, set-off, recoupment, counterclaim, cross-claim, defense or other right which any Loan Party, Agent, Issuer or any Lender may have at any time against a beneficiary, any successor beneficiary or any transferee of any Letter of Credit or assignee of the proceeds thereof (or any Persons for whom any such transferee or assignee may be acting), Issuer, Agent or any Lender or any other Person, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between any Loan Party or any Subsidiaries of such Loan Party and the beneficiary for which any Letter of Credit was procured);

(v) the lack of power or authority of any signer of (or any defect in or forgery of any signature or endorsement on) or the form of or lack of validity, sufficiency, accuracy, enforceability or genuineness of any draft, demand, instrument, certificate or other document presented under or in connection with any Letter of Credit, or any fraud or alleged fraud in connection with any Letter of Credit, or the transport of any property or provision of services relating to a Letter of Credit, in each case even if Issuer or any of Issuer’s Affiliates has been notified thereof;

(vi) payment by Issuer under any Letter of Credit against presentation of a demand, draft or certificate or other document which is forged or does not fully comply with the terms of such Letter of Credit (provided that the foregoing shall not excuse Issuer from any obligation under the terms of any applicable Letter of Credit to require the presentation of documents that on their face appear to satisfy any applicable requirements for drawing under such Letter of Credit prior to honoring or paying any such draw);

(vii) the solvency of, or any acts or omissions by, any beneficiary of any Letter of Credit, or any other Person having a role in any transaction or obligation relating to a Letter of Credit, or the existence, nature, quality, quantity, condition, value or other characteristic of any property or services relating to a Letter of Credit;

(viii) any failure by Issuer or any of Issuer’s Affiliates to issue any Letter of Credit in the form requested by Borrowing Agent, unless Agent and Issuer have each received written notice from Borrowing Agent of such failure within three (3) Business Days after Issuer shall have furnished Agent and Borrowing Agent a copy of such Letter of Credit and such error is material and no drawing has been made thereon prior to receipt of such notice;

(ix) the occurrence of any Material Adverse Effect;

(x) any breach of this Agreement or any Other Document by any party thereto;

(xi) the occurrence or continuance of an insolvency proceeding with respect to any Borrower or any Guarantor;

(xii) the fact that a Default or an Event of Default shall have occurred and be continuing;

(xiii) the fact that the Term shall have expired or this Agreement or the obligations of Lenders to make Advances have been terminated; and

(xiv) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.

2.19. Liability for Acts and Omissions.

(a) As among the Loan Parties and Issuer, Swing Loan Lender, Agent and Lenders, each Loan Party assumes all risks of the acts and omissions of, or misuse of the Letters of Credit by, the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, Issuer shall not be responsible for: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for an issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged (even if Issuer or any of its Affiliates shall have been notified thereof); (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) the failure of the beneficiary of any such Letter of Credit, or any other party to which such Letter of Credit may be transferred, to comply fully with any conditions required in order to draw upon such Letter of Credit or any other claim of any Borrower or any other Loan Party against any beneficiary of such Letter of Credit, or any such transferee, or any dispute between or among any Borrower or any other Loan Party and any beneficiary of any Letter of Credit or any such transferee; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, facsimile, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of Issuer, including any Governmental Acts, and none of the above shall affect or impair, or prevent the vesting of, any of Issuer’s rights or powers hereunder. Nothing in the preceding sentence shall relieve Issuer from liability for Issuer’s gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable judgment) in connection with actions or omissions described in such clauses (i) through (viii) of such sentence. In no event shall Issuer or Issuer’s Affiliates be liable to any Borrower or any other Loan Party for any indirect, consequential, incidental, punitive, exemplary or special damages or expenses (including without limitation attorneys’ fees), or for any damages resulting from any change in the value of any property relating to a Letter of Credit.

(b) Without limiting the generality of the foregoing, Issuer and each of its Affiliates: (i) may rely on any oral or other communication believed in good faith by Issuer or such Affiliate to have been authorized or given by or on behalf of the applicant for a Letter of Credit; (ii) may honor any presentation if the documents presented appear on their face substantially to comply with the terms and conditions of the relevant Letter of Credit; (iii) may honor a previously dishonored presentation under a Letter of Credit, whether such dishonor was pursuant to a court order, to settle or compromise any claim of wrongful dishonor, or otherwise, and shall be entitled to reimbursement to the same extent as if such presentation had initially been honored, together with any interest paid by Issuer or its Affiliates; (iv) may honor any drawing that is payable upon presentation of a statement advising negotiation or payment, upon receipt of such statement (even if such statement indicates that a draft or other document is being delivered separately), and shall not be liable for any failure of any such draft or other document to arrive, or to conform in any way with the relevant Letter of Credit; (v) may pay any paying or negotiating bank claiming that it rightfully honored under the laws or practices of the place where such bank is located; and (vi) may settle or adjust any claim or demand made on Issuer or its Affiliate in any way related to any order issued at the applicant’s request to an air carrier, a letter of guarantee or of indemnity issued to a steamship agent or carrier or any document or instrument of like import (each an “Order”) and honor any drawing in connection with any Letter of Credit that is the subject of such Order, notwithstanding that any drafts or other documents presented in connection with such Letter of Credit fail to conform in any way with such Letter of Credit.

(c) In furtherance and extension and not in limitation of the specific provisions set forth above, any action taken or omitted by Issuer under or in connection with the Letters of Credit issued by it or any documents and certificates delivered thereunder, if taken or omitted in good faith and without gross negligence (as determined by a court of competent jurisdiction in a final non-appealable judgment), shall not put Issuer under any resulting liability to any Borrower, any other Loan Party, Agent or any Lender.

2.20. Mandatory Prepayments.

(a) Subject to Section 7.1 hereof, when any Loan Party sells or otherwise disposes of any Collateral other than Inventory in the Ordinary Course of Business, Borrowers shall repay the Advances in an amount equal to the net proceeds of such sale (i.e., gross proceeds less the reasonable direct costs of such sales or other dispositions), such repayments to be made promptly but in no event more than one (1) Business Day following receipt of such net proceeds, and until the date of payment, such proceeds shall be held in trust for Agent. The foregoing shall not be deemed to be implied consent to any such sale otherwise prohibited by the terms and conditions hereof. Such repayments shall be applied to the Advances in such order as Agent may determine, subject to Borrowers’ ability to reborrow Revolving Advances in accordance with the terms hereof.

(b) In the event of any issuance or other incurrence of Indebtedness by any Loan Party or the issuance of any Equity Interests by any Loan Party, the Loan Parties shall, no later than one (1) Business Day after the receipt by the Loan Parties of (i) the cash proceeds from any such issuance or incurrence of Indebtedness or (ii) the net cash proceeds of any issuance of Equity Interests, as applicable, repay the Advances in an amount equal to (x) one hundred percent (100%) of such cash proceeds in the case of such incurrence or issuance of Indebtedness and (y) fifty percent (50%) of such net cash proceeds in the case of an issuance of Equity Interests. Such repayments will be applied in the same manner as set forth in Section 2.20(b) hereof.

(c) All proceeds received by Borrowers or Agent (i) under any insurance policy on account of damage or destruction of any assets or property of any Borrowers, or (ii) as a result of any taking or condemnation of any assets or property shall be applied in accordance with Section 6.6 hereof.

2.21. Use of Proceeds.

(a) Borrowers shall apply the proceeds of Advances to (i) repay existing indebtedness owed to PNC, (ii) pay fees and expenses relating to this transaction, and (iii) provide for its working capital needs, including the financing of ongoing working capital requirements, acquisitions and capital expenditures and to reimburse drawings under Letters of Credit.

(b) Without limiting the generality of Section 2.21(a) above, neither the Borrowers, the Guarantors nor any other Person which may in the future become party to this Agreement or the Other Documents as a Borrower or Guarantor, intends to use nor shall they use any portion of the proceeds of the Advances, directly or indirectly, for any purpose in violation of Applicable Law.

2.22. Defaulting Lender.

(a) Notwithstanding anything to the contrary contained herein, in the event any Lender is a Defaulting Lender, all rights and obligations hereunder of such Defaulting Lender and of the other parties hereto shall be modified to the extent of the express provisions of this Section 2.22 so long as such Lender is a Defaulting Lender.

(b) (i) except as otherwise expressly provided for in this Section 2.22, Revolving Advances shall be made pro rata from Lenders holding Revolving Commitments which are not Defaulting Lenders based on their respective Revolving Commitment Percentages, and no Revolving Commitment Percentage of any Lender or any pro rata share of any Revolving Advances required to be advanced by any Lender shall be increased as a result of any Lender being a Defaulting Lender. Amounts received in respect of principal of any type of Revolving Advances shall be applied to reduce such type of Revolving Advances of each Lender (other than any Defaulting Lender) holding a Revolving Commitment in accordance with their Revolving Commitment Percentages; provided, that, Agent shall not be obligated to transfer to a Defaulting

Lender any payments received by Agent for Defaulting Lender’s benefit, nor shall a Defaulting Lender be entitled to the sharing of any payments hereunder (including any principal, interest or fees). Amounts payable to a Defaulting Lender shall instead be paid to or retained by Agent. Agent may hold and, in its discretion, re-lend to a Borrower the amount of such payments received or retained by it for the account of such Defaulting Lender.

(ii) fees pursuant to Section 3.3(b) hereof shall cease to accrue in favor of such Defaulting Lender.

(iii) if any Swing Loans are outstanding or any Letters of Credit (or drawings under any Letter of Credit for which Issuer has not been reimbursed) are outstanding or exist at the time any such Lender holding a Revolving Commitment becomes a Defaulting Lender, then:

(A) Defaulting Lender’s Participation Commitment in the outstanding Swing Loans and of the Maximum Undrawn Amount of all outstanding Letters of Credit shall be reallocated among Non-Defaulting Lenders holding Revolving Commitments in proportion to the respective Revolving Commitment Percentages of such Non-Defaulting Lenders to the extent (but only to the extent) that (x) such reallocation does not cause the aggregate sum of outstanding Revolving Advances made by any such Non-Defaulting Lender holding a Revolving Commitment plus such Lender’s reallocated Participation Commitment in the outstanding Swing Loans plus such Lender’s reallocated Participation Commitment in the aggregate Maximum Undrawn Amount of all outstanding Letters of Credit to exceed the Revolving Commitment Amount of any such Non-Defaulting Lender, and (y) no Default or Event of Default has occurred and is continuing at such time;

(B) if the reallocation described in clause (A) above cannot, or can only partially, be effected, Borrowers shall within one Business Day following notice by Agent (x) first, prepay any outstanding Swing Loans that cannot be reallocated, and (y) second, cash collateralize for the benefit of Issuer, Borrowers’ obligations corresponding to such Defaulting Lender’s Participation Commitment in the Maximum Undrawn Amount of all Letters of Credit (after giving effect to any partial reallocation pursuant to clause (A) above) in accordance with Section 3.2(b) for so long as such Obligations are outstanding;

(C) if Borrowers cash collateralize any portion of such Defaulting Lender’s Participation Commitment in the Maximum Undrawn Amount of all Letters of Credit pursuant to clause (B) above, Borrowers shall not be required to pay any fees to such Defaulting Lender pursuant to Section 3.2(a) with respect to such Defaulting Lender’s Revolving Commitment Percentage of Maximum Undrawn Amount of all Letters of Credit during the period such Defaulting Lender’s Participation Commitment in the Maximum Undrawn Amount of all Letters of Credit are cash collateralized;

(D) if Defaulting Lender’s Participation Commitment in the Maximum Undrawn Amount of all Letters of Credit is reallocated pursuant to clause (A) above, then the fees payable to Lenders holding Revolving Commitments pursuant to Section 3.2(a) shall be adjusted and reallocated to Non-Defaulting Lenders holding Revolving Commitments in accordance with such reallocation; and

(E) if all or any portion of such Defaulting Lender’s Participation Commitment in the Maximum Undrawn Amount of all Letters of Credit is neither reallocated nor cash collateralized pursuant to clauses (A) or (B) above, then, without prejudice to any rights or remedies of Issuer or any other Lender hereunder, all Letter of Credit Fees payable under Section 3.2(a) with respect to such Defaulting Lender’s Revolving Commitment Percentage of the Maximum Undrawn Amount of all Letters of Credit shall be payable to the Issuer (and not to such Defaulting Lender) until (and then only to the extent that) such Participation Commitment in the Maximum Undrawn Amount of all Letters of Credit is reallocated and/or cash collateralized; and

(iv) so long as any Lender holding a Revolving Commitment is a Defaulting Lender, Swing Loan Lender shall not be required to fund any Swing Loans and Issuer shall not be required to issue, amend or increase any Letter of Credit, unless such Swing Loan Lender or Issuer, as applicable, is satisfied that the related exposure and Defaulting Lender’s Participation Commitment in the Maximum Undrawn Amount of all Letters of Credit and all Swing Loans (after giving effect to any such issuance, amendment, increase or funding) will be fully allocated to Non-Defaulting Lenders holding Revolving Commitments and/or cash collateral for such Letters of Credit will be provided by Borrowers in accordance with clause (A) and (B) above, and participating interests in any newly made Swing Loan or any newly issued or increased Letter of Credit shall be allocated among Non-Defaulting Lenders in a manner consistent with Section 2.22(b)(iii)(A) above (and such Defaulting Lender shall not participate therein).

(c) A Defaulting Lender shall not be entitled to give instructions to Agent or to approve, disapprove, consent to or vote on any matters relating to this Agreement and the Other Documents, and all amendments, waivers and other modifications of this Agreement and the Other Documents may be made without regard to a Defaulting Lender and, for purposes of the definition of “Required Lenders” and “Supermajority Lenders”, a Defaulting Lender shall not be deemed to be a Lender, to have any outstanding Advances or a Revolving Commitment Percentage provided, that this clause (c) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification described in clauses (i) or (ii) of Section 16.2(b).

(d) Other than as expressly set forth in this Section 2.22, the rights and obligations of a Defaulting Lender (including the obligation to indemnify Agent) and the other parties hereto shall remain unchanged. Nothing in this Section 2.22 shall be deemed to release any Defaulting Lender from its obligations under this Agreement and the Other Documents, shall alter such obligations, shall operate as a waiver of any default by such Defaulting Lender hereunder, or shall prejudice any rights which any Loan Party, Agent or any Lender may have against any Defaulting Lender as a result of any default by such Defaulting Lender hereunder.

(e) In the event that Agent, the Loan Parties, Swing Loan Lender and Issuer agree in writing that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then Agent will so notify the parties hereto, and, if such cured Defaulting Lender is a Lender holding a Revolving Commitment, then Participation Commitments of Lenders holding Revolving Commitments (including such cured Defaulting Lender) of the Swing Loans and Maximum Undrawn Amount of all outstanding Letters of Credit shall be reallocated to reflect the inclusion of such Lender’s Revolving Commitment, and on such date such Lender shall purchase at par such of the Revolving Advances of the other Lenders as Agent shall determine may be necessary in order for such Lender to hold such Revolving Advances in accordance with its Revolving Commitment Percentage.

(f) If Swing Loan Lender or Issuer has a good faith belief that any Lender holding a Revolving Commitment has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, Swing Loan Lender shall not be required to fund any Swing Loans and Issuer shall not be required to issue, amend or increase any Letter of Credit, unless Swing Loan Lender or Issuer, as the case may be, shall have entered into arrangements with Borrowers or such Lender, satisfactory to Swing Loan Lender or Issuer, as the case may be, to defease any risk to it in respect of such Lender hereunder.

2.23. Payment of Obligations. Agent may charge to Borrowers’ Account as a Revolving Advance or, at the discretion of Swing Loan Lender, as a Swing Loan (i) all payments with respect to any of the Obligations required hereunder or under any Other Document (including without limitation principal payments, payments of interest, payments of Letter of Credit Fees and all other fees provided for hereunder and payments under Sections 16.5 and 16.9) as and when each such payment shall become due and payable (whether as regularly scheduled, upon or after acceleration, upon maturity or otherwise), (ii) without limiting the generality of the foregoing clause (i), (a) all amounts expended by Agent or any Lender pursuant to Sections 4.2 or 4.3 hereof and (b) all expenses which Agent incurs in connection with the forwarding of Advance proceeds and the establishment and maintenance of any Blocked Accounts or Depository Accounts as provided for in Section 4.8(h), and (iii) any sums expended by Agent or any Lender due to any Loan Party’s failure to perform or comply with its obligations under this Agreement or any Other Document including any Loan Party’s obligations under Sections 3.3, 4.4, 4.7, 6.4, 6.6, 6.7 and 6.8 hereof, and all amounts so charged shall be added to the Obligations and shall be secured by the Collateral. To the extent Revolving Advances are not actually funded by the other Lenders in respect of any such amounts so charged, all such amounts so charged shall be deemed to be Revolving Advances made by and owing to Agent and Agent shall be entitled to all rights (including accrual of interest) and remedies of a Lender under this Agreement and the Other Documents with respect to such Revolving Advances.

2.24. Increase in Maximum Revolving Advance Amount.

(a) Borrowers may, at any time prior to the fourth (4th) anniversary of the Closing Date, request that the Maximum Revolving Advance Amount be increased by (1) one or more of the current Lenders increasing their Revolving Commitment Amount (any current Lender which elects to increase its Revolving Commitment Amount shall be referred to as an “Increasing Lender”) or (2) one or more new lenders (each a “New Lender”) joining this Agreement and providing a Revolving Commitment Amount hereunder (or a combination of Increasing Lenders and New Lenders), subject to the following terms and conditions:

(i) No current Lender shall be obligated to increase its Revolving Commitment Amount and any increase in the Revolving Commitment Amount by any current Lender shall be in the sole discretion of such current Lender;

(ii) Borrowers may not request the addition of a New Lender unless (and then only to the extent that) there is insufficient participation on behalf of the existing Lenders in the increased Revolving Commitments being requested by Borrowers;

(iii) There shall exist no Event of Default or Default on the effective date of such increase after giving effect to such increase;

(iv) After giving effect to such increase, the Maximum Revolving Advance Amount shall not exceed One Hundred Thirty Million and 00/100 Dollars ($130,000,000.00);

(v) Borrowers may not request an increase in the Maximum Revolving Advance Amount under this Section 2.24 more than three (3) times during the Term, and no single such increase in the Maximum Revolving Advance Amount shall be for an amount less than Ten Million and 00/100 Dollars ($10,000,000.00);

(vi) The Loan Parties shall deliver to Agent on or before the effective date of such increase the following documents in form and substance satisfactory to Agent: (1) certifications of their corporate secretaries with attached resolutions certifying that the increase in the Revolving Commitment Amounts has been approved by such Loan Parties, (2) certificate dated as of the effective date of such increase certifying that no Default or Event of Default shall have occurred and be continuing and certifying that the representations and warranties made by each Loan Party herein and in the Other Documents are true and complete in all respects with the same force and effect as if made on and as of such date (except to the extent any such representation or warranty expressly relates only to any earlier and/or specified date), (3) such other agreements, instruments and information (including supplements or modifications to this Agreement and/or the Other Documents executed by Loan Parties as Agent reasonably deems necessary in order to document the increase to the Maximum Revolving Advance Amount and to protect, preserve and continue the perfection and priority of the liens, security interests, rights and remedies of Agent and Lenders hereunder and under the Other Documents in light of such increase, and (4) an opinion of counsel in form and substance satisfactory to Agent which shall cover such matters related to such increase as Agent may reasonably require and each Loan Party hereby authorizes and directs such counsel to deliver such opinions to Agent and Lenders;

(vii) Borrowers shall execute and deliver (1) to each Increasing Lender a replacement Note reflecting the new amount of such Increasing Lender’s Revolving Commitment Amount after giving effect to the increase (and the prior Note issued to such Increasing Lender shall be deemed to be cancelled) and (2) to each New Lender a Note reflecting the amount of such New Lender’s Revolving Commitment Amount;

(viii) Any New Lender shall be subject to the approval of Agent and Issuer;

(ix) Each Increasing Lender shall confirm its agreement to increase its Revolving Commitment Amount pursuant to an acknowledgement in a form acceptable to Agent, signed by it and each Loan Party and delivered to Agent at least five (5) days before the effective date of such increase; and

(x) Each New Lender shall execute a lender joinder in substantially the form of Exhibit 2.24 pursuant to which such New Lender shall join and become a party to this Agreement and the Other Documents with a Revolving Commitment Amount as set forth in such lender joinder.

(b) On the effective date of such increase, (i) Borrowers shall repay all Revolving Advances then outstanding, subject to Borrowers’ obligations under Sections 3.7, 3.9, or 3.10; provided that subject to the other conditions of this Agreement, the Borrowing Agent may request new Revolving Advances on such date and (ii) the Revolving Commitment Percentages of Lenders holding a Revolving Commitment (including each Increasing Lender and/or New Lender) shall be recalculated such that each such Lender’s Revolving Commitment Percentage is equal to (x) the Revolving Commitment Amount of such Lender divided by (y) the aggregate of the Revolving Commitment Amounts of all Lenders. Each Lender shall participate in any new Revolving Advances made on or after such date in accordance with its Revolving Commitment Percentage after giving effect to the increase in the Maximum Revolving Advance Amount and recalculation of the Revolving Commitment Percentages contemplated by this Section 2.24.

(c) On the effective date of such increase, each Increasing Lender shall be deemed to have purchased an additional/increased participation in, and each New Lender will be deemed to have purchased a new participation in, each then outstanding Letter of Credit and each drawing thereunder and each then outstanding Swing Loan in an amount equal to such Lender’s Revolving Commitment Percentage (as calculated pursuant to Section 2.24(b) above) of the Maximum Undrawn Amount of each such Letter of Credit (as in effect from time to time) and the amount of each drawing and of each such Swing Loan, respectively. As necessary to effectuate the foregoing, each existing Lender holding a Revolving Commitment Percentage that is not an Increasing Lender shall be deemed to have sold to each applicable Increasing Lender and/or New Lender, as necessary, a portion of such existing Lender’s participations in such outstanding Letters of Credit and drawings and such outstanding Swing Loans such that, after giving effect to all such purchases and sales, each Lender holding a Revolving Commitment (including each Increasing Lender and/or New Lender) shall hold a participation in all Letters of Credit (and drawings thereunder) and all Swing Loans in accordance with their respective Revolving Commitment Percentages (as calculated pursuant to Section 2.24(b) above).

(d) On the effective date of such increase, Borrowers shall pay all costs and expenses incurred by Agent and by each Increasing Lender and New Lender in connection with the negotiations regarding, and the preparation, negotiation, execution and delivery of all agreements and instruments executed and delivered by any of Agent, Borrowers and/or Increasing Lenders and New Lenders in connection with, such increase (including all fees for any supplemental or additional public filings of any Other Documents necessary to protect, preserve and continue the perfection and priority of the liens, security interests, rights and remedies of Agent and Lenders hereunder and under the Other Documents in light of such increase).

2.25. Currency Fluctuations.

If on any Computation Date the aggregate balance of outstanding Revolving Advances and the Maximum Undrawn Amount of all outstanding Letters of Credit is in excess of the Maximum Revolving Advances Amount as a result of a change in exchange rates between one (1) or more Optional Currencies and Dollars, then the Agent shall notify the Borrowers of the same. The Borrowers shall pay or prepay the Advances (subject to Borrowers’ indemnity obligations hereunder) within one (1) Business Day after receiving such notice such that the aggregate balance of outstanding Revolving Advances and the Maximum Undrawn Amount of all outstanding Letters of Credit shall not exceed the Maximum Revolving Advances Amount after giving effect to such payments or prepayments.

2.26. Periodic Computations of Dollar Equivalent Amount of UK Letter of Credit Obligations and Swedish Letter of Credit Obligations. The Agent will determine the Maximum Undrawn Amount of (i) proposed Letters of Credit to be denominated in an Optional Currency as of the requested date of issuance, as the case may be, and (ii) all outstanding obligations under Letters of Credit denominated in an Optional Currency as of the last Business Day of each month, (each such date under clauses (i) and (ii), a “Computation Date”).

2.27. Judgment Currency.

(a) Currency Conversion Procedures for Judgments. If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder or under any Other Document in any currency (the “Original Currency”) into another currency (the “Other Currency”), the parties hereby agree, to the fullest extent permitted by Law, that the rate of exchange used shall be that at which in accordance with normal banking procedures each Lender could purchase the Original Currency with the Other Currency after any premium and costs of exchange on the Business Day preceding that on which final judgment is given.

(b) Indemnity in Certain Events. The obligation of the Borrowers in respect of any sum due from the Borrowers to any Lender hereunder shall, notwithstanding any judgment in an Other Currency, whether pursuant to a judgment or otherwise, be discharged only to the extent that, on the Business Day following receipt by any Lender of any sum adjudged to be so due in such Other Currency, such Lender may in accordance with normal banking procedures purchase the Original Currency with such Other Currency. If the amount of the Original Currency so purchased is less than the sum originally due to such Lender in the Original Currency, the Borrowers agree, as a separate obligation and notwithstanding any such judgment or payment, to indemnify such Lender against such loss.

2.28. European Monetary Union.

(a) Payments In Euros Under Certain Circumstances. If (A) any Optional Currency ceases to be lawful currency of the nation issuing the same and is replaced by the Euro or (B) any Optional Currency and the Euro are at the same time recognized by any governmental authority of the nation issuing such currency as lawful currency of such nation and the Agent or the Issuer shall so request in a notice delivered to the Loan Parties, then any amount payable hereunder by any party hereto in such Optional Currency shall instead be payable in the Euro and the amount so payable shall be determined by translating the amount payable in such Optional Currency to the Euro at the exchange rate established by that nation for the purpose of implementing the replacement of the relevant Optional Currency by the Euro (and the provisions governing payments in Optional Currencies in this Agreement shall apply to such payment in the Euro as if such payment in the Euro were a payment in an Optional Currency). Prior to the occurrence of the event or events described in clause (A) or (B) of the preceding sentence, each amount payable hereunder in any Optional Currency will, except as otherwise provided herein, continue to be payable only in that currency.

(b) Additional Compensation Under Certain Circumstances. Each Loan Party agrees, at the request of any Lender, to compensate such Lender for any loss, cost, expense or reduction in return that such Lender shall reasonably determine shall be incurred or sustained by such Lender as a result of the replacement of any Optional Currency by the Euro and that would not have been incurred or sustained but for the transactions provided for herein. A certificate of any Lender setting forth such Lender’s determination of the amount or amounts necessary to compensate such Lender shall be delivered to the Borrowing Agent and shall be conclusive absent manifest error so long as such determination is made on a reasonable basis. The Loan Parties shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

III. INTEREST AND FEES.

3.1. Interest. Interest on Advances shall be payable in arrears on the first day of each month with respect to Domestic Rate Loans and, with respect to LIBOR Rate Loans, at the end of each Interest Period, provided further that all accrued and unpaid interest shall be due and payable at the end of the Term. Interest charges shall be computed on the actual principal amount of Advances outstanding during the month at a rate per annum equal to (i) with respect to Revolving Advances, the Revolving Interest Rate and (ii) with respect to Swing Loans, the Revolving Interest Rate for Domestic Rate Loans (as applicable, the “Contract Rate”). Except as expressly provided otherwise in this Agreement, any Obligations other than the Advances that are not paid when due shall accrue interest at the Revolving Interest Rate for Domestic Rate Loans, subject to the provision of the final sentence of this Section 3.1 regarding the Default Rate. Whenever, subsequent to the date of this Agreement, the Alternate Base Rate is increased or decreased, the applicable Contract Rate shall be similarly changed without notice or demand of any kind by an amount equal to the amount of such change in the Alternate Base Rate during the time such change or changes remain in effect. The LIBOR Rate shall be adjusted with respect to LIBOR Rate Loans without notice or demand of any kind on the effective date of any change in the Reserve Percentage as of such effective date. Upon and after the occurrence of an Event of Default, and during the continuation thereof, at the option of Agent or at the direction of Required Lenders (or, in the case of any Event of Default under Section 10.7, immediately and automatically upon the occurrence of any such Event of Default without the requirement of any affirmative action by any party), (i) the Obligations shall bear interest at the applicable Contract Rate for Domestic Rate Loans plus two percent (2%) per annum (the “Default Rate”).

3.2. Letter of Credit Fees.

(a) Borrowers shall pay (x) to Agent, for the ratable benefit of Lenders holding Revolving Commitments, fees for each Letter of Credit for the period from and excluding the date of issuance of same to and including the date of expiration or termination, equal to the average daily face amount of each outstanding Letter of Credit multiplied by the Applicable Margin for Revolving Advances consisting of LIBOR Rate Loans, such fees to be calculated on the basis of a 360-day year for the actual number of days elapsed and to be payable quarterly in arrears on the first day of each calendar quarter and on the last day of the Term (it being understood and agreed that in no event shall the fee under this subsection (x) in respect of any Letter of Credit be less than the Agent’s minimum fee in effect from time to time), and (y) to Issuer, a fronting fee of one-quarter of one percent (0.25%) per annum times the average daily face amount of each outstanding Letter of Credit for the period from and excluding the date of issuance of same to and including the date of expiration or termination, to be payable quarterly in arrears on the first day of each calendar quarter and on the last day of the Term. (all of the foregoing fees, the “Letter of Credit Fees”). In addition, Borrowers shall pay to Agent, for the benefit of Issuer, any and all administrative, issuance, amendment, payment and negotiation charges with respect to Letters of Credit and all fees and expenses as agreed upon by Issuer and the Borrowing Agent in connection with any Letter of Credit, including in connection with the opening, amendment or renewal of any such Letter of Credit and any acceptances created thereunder, all such charges, fees and expenses, if any, to be payable on demand. All such charges shall be deemed earned in full on the date when the same are due and payable hereunder and shall not be subject to rebate or pro-ration upon the termination of this Agreement for any reason. Any such charge in effect at the time of a particular transaction shall be the charge for that transaction, notwithstanding any subsequent change in Issuer’s prevailing charges for that type of transaction. Upon and after the occurrence of an Event of Default, and during the continuation thereof, at the option of Agent or at the direction of Required Lenders (or, in the case of any Event of Default under Section 10.7, immediately and automatically upon the occurrence of any such Event of Default without the requirement of any affirmative action by any party), the Letter of Credit Fees described in clause (x) of this Section 3.2(a) shall be increased by an additional two percent (2.0%) per annum.

(b) At any time following the occurrence of an Event of Default, at the option of Agent or at the direction of Required Lenders (or, in the case of any Event of Default under Section 10.7, immediately and automatically upon the occurrence of such Event of Default, without the requirement of any affirmative action by any party), or upon the expiration of the Term or any other termination of this Agreement (and also, if applicable, in connection with any mandatory prepayment under Section 2.20), Borrowers will cause cash to be deposited and maintained in an account with Agent, as cash collateral, in an amount equal to one hundred and five percent (105%) of the Maximum Undrawn Amount of all outstanding Letters of Credit, and each Borrower hereby irrevocably authorizes Agent, in its discretion, on such Borrower’s behalf and in such Borrower’s name, to open such an account and to make and maintain deposits therein, or in an account opened by such Borrower, in the amounts required to be made by such Borrower, out of the proceeds of Receivables or other Collateral or out of any other funds of such Borrower coming into any Lender’s possession at any time. Agent may, in its discretion, invest such cash collateral (less applicable reserves) in such short-term money-market items as to which Agent and such Borrower mutually agree (or, in the absence of such agreement, as Agent may reasonably select) and the net return on such investments shall be credited to such account and constitute additional cash collateral, or Agent may (notwithstanding the foregoing) establish the account provided for under this Section 3.2(b) as a non-interest bearing account and in such case Agent shall have no obligation (and Borrowers hereby waive any claim) under Article 9 of the Uniform Commercial Code or under any other Applicable Law to pay interest on such cash collateral being held by Agent. No Borrower may withdraw amounts credited to any such account except upon the occurrence of (1) the cure or waiver of all Events of Default which resulted in the requirement to Cash Collateralize, or (2) all of the following: (x) payment and performance in full of all Obligations; (y) expiration of all Letters of Credit; and (z) termination of this Agreement. Borrowers hereby assign, pledge and grant to Agent, for its benefit and the ratable benefit of Issuer, Lenders and each other Secured Party, a continuing security interest in and to and Lien on any such cash collateral and any right, title and interest of Borrowers in any deposit account, securities account or investment account into which such cash collateral may be deposited from time to time to secure the Obligations, specifically including all Obligations with respect to any Letters of Credit. Borrowers agree that upon the coming due of any Reimbursement Obligations (or any other Obligations, including Obligations for Letter of Credit Fees) with respect to the Letters of Credit, Agent may use such cash collateral to pay and satisfy such Obligations.

3.3. Facility Fee. If, for any calendar quarter during the Term, the average daily unpaid balance of the sum of Revolving Advances plus Swing Loans plus the Maximum Undrawn Amount of all outstanding Letters of Credit for each day of such calendar quarter does not equal the Maximum Revolving Advance Amount, then Borrowers shall pay to Agent, for the ratable benefit of Lenders holding the Revolving Commitments based on their Revolving Commitment Percentages, a fee at a rate equal to one-quarter of one percent (.25%) per annum on the amount by which the Maximum Revolving Advance Amount exceeds such average daily unpaid balance (the “Facility Fee”). Such Facility Fee shall be payable to Agent in arrears on the first day of each calendar quarter with respect to the previous calendar quarter.

3.4. [Reserved].

3.5. Computation of Interest and Fees. Interest and fees hereunder shall be computed on the basis of a year of 360 days and for the actual number of days elapsed, provided that the interest applicable to Domestic Rate Loans shall be computed on the basis of a year of 365/366 days and actual days elapsed. If any payment to be made hereunder becomes due and payable on a day other than a Business Day, the due date thereof shall be extended to the next succeeding Business Day and interest thereon shall be payable at the applicable Contract Rate during such extension.

3.6. Maximum Charges. In no event whatsoever shall interest and other charges charged hereunder exceed the highest rate permissible under Applicable Law. In the event interest and other charges as computed hereunder would otherwise exceed the highest rate permitted under Applicable Law: (i) the interest rates hereunder will be reduced to the maximum rate permitted under Applicable Law; (ii) such excess amount shall be first applied to any unpaid principal balance owed by Borrowers; and (iii) if the then remaining excess amount is greater than the previously unpaid principal balance, Lenders shall promptly refund such excess amount to Borrowers and the provisions hereof shall be deemed amended to provide for such permissible rate.

3.7. Increased Costs. In the event that any Applicable Law or any Change in Law or compliance by any Lender (for purposes of this Section 3.7, the term “Lender” shall include Agent, Swing Loan Lender, any Issuer or Lender and any corporation or bank controlling Agent, Swing Loan Lender, any Lender or Issuer and the office or branch where Agent, Swing Loan Lender, any Lender or Issuer (as so defined) makes or maintains any LIBOR Rate Loans) with any request or directive (whether or not having the force of law) from any central bank or other financial, monetary or other authority, shall:

(a) subject Agent, Swing Loan Lender, any Lender or Issuer to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any LIBOR Rate Loan, or change the basis of taxation of payments to Agent, Swing Loan Lender, such Lender or Issuer in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.10 and the imposition of, or any change in the rate of, any Excluded Tax payable by Agent, Swing Loan Lender, such Lender or the Issuer);

(b) impose, modify or deem applicable any reserve, special deposit, assessment, special deposit, compulsory loan, insurance charge or similar requirement against assets held by, or deposits in or for the account of, advances or loans by, or other credit extended by, any office of Agent, Swing Loan Lender, Issuer or any Lender, including pursuant to Regulation D of the Board of Governors of the Federal Reserve System; or

(c) impose on Agent, Swing Loan Lender, any Lender or Issuer or the London interbank LIBOR market any other condition, loss or expense (other than Taxes) affecting this Agreement or any Other Document or any Advance made by any Lender, or any Letter of Credit or participation therein;

and the result of any of the foregoing is to increase the cost to Agent, Swing Loan Lender, any Lender or Issuer of making, converting to, continuing, renewing or maintaining its Advances hereunder by an amount that Agent, Swing Loan Lender, such Lender or Issuer deems to be material or to reduce the amount of any payment (whether of principal, interest or otherwise) in respect of any of the Advances by an amount that Agent, Swing Loan Lender or such Lender or Issuer deems to be material, then, in any case Borrowers shall promptly pay Agent, Swing Loan Lender, such Lender or Issuer, upon its demand, such additional amount as will compensate Agent, Swing Loan Lender or such Lender or Issuer for such additional cost or such reduction, as the case may be, provided that the foregoing shall not apply to increased costs which are reflected in the LIBOR Rate, as the case may be. Agent, Swing Loan Lender, such Lender or Issuer shall certify the amount of such additional cost or reduced amount to Borrowing Agent, and such certification shall be conclusive absent manifest error.

3.8. Alternate Rate of Interest.

3.8.1 Interest Rate Inadequate or Unfair. In the event that Agent or any Lender shall have determined that:

(a)reasonable means do not exist for ascertaining the LIBOR Rate for any Interest Period;

(b)Dollar deposits in the relevant amount and for the relevant maturity are not available in the London interbank LIBOR market, with respect to an outstanding LIBOR Rate Loan, a proposed LIBOR Rate Loan, or a proposed conversion of a Domestic Rate Loan into a LIBOR Rate Loan;

(c)the making, maintenance or funding of any LIBOR Rate Loan has been made impracticable or unlawful by compliance by Agent or such Lender in good faith with any Applicable Law or any interpretation or application thereof by any Governmental Body or with any request or directive of any such Governmental Body (whether or not having the force of law); or

(d)the LIBOR Rate will not adequately and fairly reflect the cost to such Lender of the establishment or maintenance of any LIBOR Rate Loan,

then Agent shall give Borrowing Agent prompt written or telephonic notice of such determination in accordance with the terms and provisions of Section 16.6 hereof. If such notice is given prior to a Benchmark Replacement Date (as defined below), (i) any such requested LIBOR Rate Loan shall be made as a Domestic Rate Loan, unless Borrowing Agent shall notify Agent no later than 1:00 p.m. Eastern Standard Time two (2) Business Days prior to the date of such proposed borrowing, that its request for such borrowing shall be cancelled or made as an unaffected type of LIBOR Rate Loan, (ii) any Domestic Rate Loan or LIBOR Rate Loan which was to have been converted to an affected type of LIBOR Rate Loan shall be continued as or converted into a Domestic Rate Loan, or, if Borrowing Agent shall notify Agent, no later than 1:00 p.m. Eastern Standard Time two (2) Business Days prior to the proposed conversion, shall be maintained as an unaffected type of LIBOR Rate Loan, and (iii) any outstanding affected LIBOR Rate Loans shall be converted into a Domestic Rate Loan, or, if Borrowing Agent shall notify Agent, no later than 1:00 p.m. Eastern Standard Time two (2) Business Days prior to the last Business Day of the then current Interest Period applicable to such affected LIBOR Rate Loan, shall be converted into an unaffected type of LIBOR Rate Loan, on the last Business Day of the then current Interest Period for such affected LIBOR Rate Loans (or sooner, if any Lender cannot continue to lawfully maintain such affected LIBOR Rate Loan). Until such notice has been withdrawn, Lenders shall have no obligation to make an affected type of LIBOR Rate Loan or maintain outstanding affected LIBOR Rate Loans and no Borrower shall have the right to convert a Domestic Rate Loan or an unaffected type of LIBOR Rate Loan into an affected type of LIBOR Rate Loan.

3.8.2. Benchmark Replacement Setting.

(a) Announcements Related to LIBOR. On March 5, 2021, the ICE Benchmark Administration, the administrator of LIBOR (the “IBA”) and the U.K. Financial Conduct Authority, the regulatory supervisor for the IBA, announced in a public statement the future cessation or loss of representativeness of overnight/Spot Next, 1-week, 1-month, 2-month, 3-month, 6-month and 12-month LIBOR Rate tenor settings (collectively, the “Cessation Announcements”). The parties hereto acknowledge that, as a result of the Cessation

Announcements, a Benchmark Transition Event occurred on March 5, 2021 with respect to the LIBOR Rate under clauses (1) and (2) of the definition of Benchmark Transition Event below; provided however, no related Benchmark Replacement Date occurred as of such date.

(b) Benchmark Replacement. Notwithstanding anything to the contrary herein or in the Other Documents (and any agreement executed in connection with an Interest Rate Hedge shall be deemed not to be an “Other Document” for purposes of this Section titled “Benchmark Replacement Setting”), if a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark for any Currency, then (x) if a Benchmark Replacement is determined in accordance with clause (a)(1) or (a)(2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Other Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any Other Document and (y) if a Benchmark Replacement is determined in accordance with clause (a)(3) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Other Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any Other Document so long as the Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.

(c) Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, the Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in the Other Documents, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any Other Document.

(d) Notices; Standards for Decisions and Determinations. The Agent will promptly notify the Borrowers and the Lenders of (i) any occurrence of a Benchmark Transition Event, a Term SOFR Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to paragraph (e) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section titled “Benchmark Replacement Setting,” including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any Other Document, except, in each case, as expressly required pursuant to this Section titled “Benchmark Replacement Setting.”

(e) Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any Other Document, at any time (including in connection with the implementation of a Benchmark Replacement) and for LIBOR Rate Loans in any Currency, (i) if the then-current Benchmark is a term rate (including Term SOFR or the applicable Revolving Interest Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(f) Benchmark Unavailability Period. Upon the Borrowers’ receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrowers may revoke any request for an Advance bearing interest based on the LIBOR Rate, conversion to or continuation of Advances bearing interest based on the LIBOR Rate to be made, converted or continued during any Benchmark Unavailability Period and, failing that, (i) (A) in the case of any request for a LIBOR Rate Loan in Dollars, the Borrowers will be deemed to have converted any such request into a request for an Advance or conversion to Advances bearing interest based on the Base Rate and (B) in the case of any request for a LIBOR Rate Loan in an Optional Currency, then such request shall be ineffective and (ii) (A) any outstanding affected LIBOR Rate Loans denominated in Dollars will be deemed to have been converted into Advances bearing interest based on the Base Rate at the end of the applicable Interest Period and (B) any outstanding affected LIBOR Rate Loans denominated in an Optional Currency, at the Borrowers’ election, shall either (1) be converted into Advances bearing interest based on the Base Rate denominated in Dollars (in an amount equal to the Dollar Equivalent of such Optional Currency) at the end of the applicable Interest Period or (2) be prepaid at the end of the applicable Interest Period in full; provided that if no election is made by the Borrowers by the earlier of (x) the date that is three (3) Business Days after receipt by the Borrowers of such notice and (y) the last day of the current Interest Period for the applicable LIBOR Rate Loan, the Borrowers shall be deemed to have elected clause (1) above. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Base Rate.

(g) Secondary Term SOFR Conversion. Notwithstanding anything to the contrary herein or in any Other Document and subject to the proviso below in this paragraph, if a Term SOFR Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (i) the applicable Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder or under any Other Document in respect of such Benchmark setting (the “Secondary Term SOFR Conversion Date”) and subsequent Benchmark settings, without any amendment to, or further action or consent of any other party to, this Agreement or any Other Document; and (ii) Advances denominated in Dollars outstanding on the Secondary Term SOFR Conversion Date bearing interest based on the then-current Benchmark shall be deemed to have been converted to Advances denominated in Dollars bearing interest at the Benchmark Replacement with a tenor approximately the same length as the interest payment period of the then-current Benchmark; provided that, this paragraph (g) shall not be effective unless the Agent has delivered to the Lenders and the Borrowers a Term SOFR Notice. For the avoidance of doubt, the Agent shall not be required to deliver a Term SOFR Notice after a Term SOFR Transition Event and may do so in its sole discretion.

(h) Certain Defined Terms. As used in this Section titled “Benchmark Replacement Setting”:

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark for any Currency, as applicable, (x) if the then current Benchmark for such Currency is a term rate or is based on a term rate, any tenor for such Benchmark that is or may be used for determining the length of an Interest Period pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to paragraph (e) of this Section titled “Benchmark Replacement Setting”, or (y) if the then current Benchmark for such Currency is not a term rate nor based on a term rate, any payment period for interest calculated with reference to such Benchmark pursuant to this Agreement as of such date.

“Benchmark” means, initially, with respect to any LIBOR Rate Loan in any Currency, the applicable Revolving Interest Rate; provided that if a Benchmark Transition Event, a Term SOFR Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred with respect to the applicable Revolving Interest Rate or the then-current Benchmark for such Currency, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to paragraph (b) of this Section titled “Benchmark Replacement Setting.”

“Benchmark Replacement” means, for any Available Tenor:

(a) for any Advance denominated in Dollars, the first alternative set forth in the order below that can be determined by the Agent for the applicable Benchmark Replacement Date:

(1) the sum of: (A) Term SOFR and (B) the related Benchmark Replacement Adjustment;

(2) the sum of: (A) Daily Simple SOFR and (B) the related Benchmark Replacement Adjustment;

(3) the sum of: (A) the alternate benchmark rate that has been selected by the Agent and the Borrowers as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for syndicated credit facilities denominated in the applicable Currency at such time and (B) the related Benchmark Replacement Adjustment; and

(b) for any Advance denominated in an Optional Currency, “Benchmark Replacement” shall mean the alternative set forth in clause (a)(3) above.

provided that, in the case of clause (a)(1), such Unadjusted Benchmark Replacement is displayed on a screen or other information service that publishes such rate from time to time as selected by the Agent in its reasonable discretion; provided, further, that, with respect to a Term SOFR Transition Event, on the applicable Benchmark Replacement Date, the “Benchmark Replacement” shall revert to and shall be determined as set forth in clause (a)(1) of this definition. If the Benchmark Replacement as determined pursuant to clause (a)(1), (a)(2) or (a)(3) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the Other Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark for any Currency with an Unadjusted Benchmark Replacement for such Currency and any applicable Available Tenor for any setting of such Unadjusted Benchmark Replacement:

(1) for purposes of clauses (a)(1) and (a)(2) of the definition of “Benchmark Replacement,” the applicable amount(s) set forth below:

Available Tenor	Benchmark Replacement Adjustment for Euro-Rate Loans denominated in Dollars*

One-Week	0.03839% (3.839 basis points)

One-Month	0.11448% (11.448 basis points)

Two-Months	0.18456% (18.456 basis points)

Three-Months	0.26161% (26.161 basis points)

Six-Months	0.42826% (42.826 basis points)

*	These values represent the ARRC/ISDA recommended spread adjustment values available here:

https://assets.bbhub.io/professional/sites/10/IBOR-Fallbacks-LIBOR-Cessation_Announcement_20210305.pdf.

(2) for purposes of clause (a)(3) of the definition of “Benchmark Replacement,” the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Agent and the Borrowers for the applicable Corresponding Tenor and Currency giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for syndicated credit facilities denominated in the applicable Currency;

provided that, if the then-current Benchmark is a term rate, more than one tenor of such Benchmark is available as of the applicable Benchmark Replacement Date and the applicable Unadjusted Benchmark Replacement will not be a term rate, the Available Tenor of such Benchmark for purposes of this definition of “Benchmark Replacement Adjustment” shall be deemed to be the Available Tenor that has approximately the same length (disregarding business day adjustments) as the payment period for interest calculated with reference to such Unadjusted Benchmark Replacement.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement for any Currency, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement for such Currency and to permit the administration thereof by the Agent in a manner substantially consistent with market practice in the United States (or, if the Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Agent determines that no market practice in the United States for the administration of such Benchmark Replacement for such Currency exists, in such other manner of administration as the Agent decides is reasonably necessary in connection with the administration of this Agreement and the Other Documents).

“Benchmark Replacement Date” means, with respect to any Benchmark for any Currency, the earliest to occur of the following events with respect to the then-current Benchmark for such Currency:

(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark for such Currency (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof);

(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the date determined by the Agent, which date shall promptly follow the date of the public statement or publication of information referenced therein;

(3) in the case of a Term SOFR Transition Event, the date that is set forth in the Term SOFR Notice provided to the Lenders and the Borrowers pursuant to this Section titled “Benchmark Replacement Setting”, which date shall be at least 30 days from the date of the Term SOFR Notice; or

(4) in the case of an Early Opt-in Election, the sixth (6th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, so long as the Agent has not received, by 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, written notice of objection to such Early Opt-in Election from Lenders comprising the Required Lenders.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date for any Currency occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such Currency for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means, with respect to any Benchmark for any Currency, the occurrence of one or more of the following events with respect to the then-current Benchmark for such Currency:

(1) a public statement or publication of information by or on behalf of the administrator of such Benchmark for such Currency (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark for such Currency (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark for such Currency (or such component thereof);

(2) a public statement or publication of information by an Official Body having jurisdiction over the Agent, the regulatory supervisor for the administrator of such Benchmark for such Currency (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark for such Currency (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark for such Currency (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark for such Currency (or such component), which states that the administrator of such Benchmark for such Currency (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark for such Currency (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark for such Currency (or such component thereof); or

(3) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark for such Currency (or the published component used in the calculation thereof) or an Official Body having jurisdiction over the Agent announcing that all Available Tenors of such Benchmark for such Currency (or such component thereof) are no longer representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark for any Currency if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark for such Currency (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means, with respect to any Benchmark and with respect to any Currency, the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement for such Currency has replaced the then-current Benchmark for such Currency for all purposes hereunder and under any Other Document in accordance with this Section titled “Benchmark Replacement Setting” and (y) ending at the time that a Benchmark Replacement for such Currency has replaced the then-current Benchmark for all purposes hereunder and under any Other Document in accordance with this Section titled “Benchmark Replacement Setting.”

“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Currency” shall mean Dollars and each Optional Currency.

“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for business loans; provided, that if the Agent decides that any such convention is not administratively feasible for the Agent, then the Agent may establish another convention in its reasonable discretion.

“Early Opt-in Election” means , if the then-current Benchmark is the LIBOR Rate, the occurrence of:

(1) a notification by the Agent to (or the request by the Borrowers to the Agent to notify) each of the other parties hereto that (x) with respect to Advances denominated in Dollars, at least five currently outstanding Dollar-denominated syndicated credit facilities at such time contain (as a result of amendment or as originally executed) a SOFR-based rate (including SOFR, a term SOFR or any other rate based upon SOFR) as a benchmark rate (and such syndicated credit facilities are identified in such notice and are publicly available for review) or (y) with respect to Advances denominated in an Optional Currency, U.S. credit facilities providing for loans in such Optional Currency, being executed at such time, or that include language similar to that contained in this Section titled “Benchmark Replacement Setting” with respect to such Optional Currency, are being executed or amended, as applicable, to incorporate or adopt a new Benchmark to replace the LIBOR Rate for loans in such Optional Currency, and

(2) the joint election by the Agent and the Borrowers to trigger a fallback from the LIBOR Rate and the provision by the Agent of written notice of such election to the Lenders.

“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to applicable Revolving Interest Rate or, if no floor is specified, zero.

“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.

“Reference Time” with respect to any setting of the then-current Benchmark for any Currency means (1) if such Benchmark is the LIBOR Rate, 11:00 a.m. (London time) on the day that is two London Banking Days preceding the date of such setting, and (2) if such Benchmark is not the LIBOR Rate, the time determined by the Agent in its reasonable discretion.

“Relevant Governmental Body” means (a) with respect to a Benchmark Replacement in respect of Advances denominated in Dollars, the Federal Reserve Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board or the Federal Reserve Bank of New York, or any successor thereto, and (b) with respect to a Benchmark Replacement in respect of Advances denominated in any Optional Currency, (1) the central bank for the Currency in which such Benchmark Replacement is denominated or any central bank or other supervisor which is responsible for supervising either (A) such Benchmark Replacement or (B) the administrator of such Benchmark Replacement or (2) any working group or committee officially endorsed or convened by (A) the central bank for the Currency in which such Benchmark Replacement is denominated, (B) any central bank or other supervisor that is responsible for supervising either (i) such Benchmark Replacement or (ii) the administrator of such Benchmark Replacement, (C) a group of those central banks or other supervisors or (D) the Financial Stability Board or any part thereof.

“SOFR” means, with respect to any Business Day, a rate per annum equal to the secured overnight financing rate for such Business Day published by the SOFR Administrator on the SOFR Administrator’s Website on the immediately succeeding Business Day.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“Term SOFR” means, for the applicable Corresponding Tenor as of the applicable Reference Time, the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Term SOFR Notice” means a notification by the Agent to the Lenders and the Borrower of the occurrence of a Term SOFR Transition Event.

“Term SOFR Transition Event” means, with respect to any Advances denominated in Dollars, the determination by the Agent that (a) Term SOFR has been recommended for use by the Relevant Governmental Body, and is determinable for each Available Tenor, (b) the administration of Term SOFR is administratively feasible for the Agent and (c) a Benchmark Transition Event or an Early Opt-in Election, as applicable, has previously occurred resulting in a Benchmark Replacement in accordance with Section titled “Benchmark Replacement Setting” that is not Term SOFR.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

3.9. Capital Adequacy.

(a) In the event that Agent, Swing Loan Lender or any Lender shall have determined that any Applicable Law or guideline regarding capital adequacy, or any Change in Law or any change in the interpretation or administration thereof by any Governmental Body, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Agent, Swing Loan Lender, Issuer or any Lender (for purposes of this Section 3.9, the term “Lender” shall include Agent, Swing Loan Lender, Issuer or any Lender and any corporation or bank controlling Agent , Swing Loan Lender or any Lender and the office or branch where Agent, Swing Loan Lender or any Lender (as so defined) makes or maintains any LIBOR Rate Loans) with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on Agent, Swing Loan Lender or any Lender’s capital as a consequence of its obligations hereunder (including the making of any Swing Loans) to a level below that which Agent , Swing Loan Lender or such Lender could have achieved but for such adoption, change or compliance (taking into consideration Agent’s, Swing Loan Lender’s and each Lender’s policies with respect to capital adequacy) by an amount deemed by Agent, Swing Loan Lender or any Lender to be material, then, from time to time, Borrowers shall pay upon demand to Agent, Swing Loan Lender or such Lender such additional amount or amounts as will compensate Agent , Swing Loan Lender or such Lender for such reduction. In determining such amount or amounts, Agent, Swing Loan Lender or such Lender may use any reasonable averaging or attribution methods. The protection of this Section 3.9 shall be available to Agent, Swing Loan Lender and each Lender regardless of any possible contention of invalidity or inapplicability with respect to the Applicable Law, rule, regulation, guideline or condition.

(b) A certificate of Agent, Swing Loan Lender or such Lender setting forth such amount or amounts as shall be necessary to compensate Agent , Swing Loan Lender or such Lender with respect to Section 3.9(a) hereof when delivered to Borrowing Agent shall be conclusive absent manifest error.

3.10. Taxes.

(a) Any and all payments by or on account of any Obligations hereunder or under any Other Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes; provided that if Loan Parties shall be required by Applicable Law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) Agent, Swing Loan Lender, Lender, Issuer or Participant, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) Loan Parties shall make such deductions and (iii) Loan Parties shall timely pay the full amount deducted to the relevant Governmental Body in accordance with Applicable Law.

(b) Without limiting the provisions of Section 3.10(a) above, Borrowers shall timely pay any Other Taxes to the relevant Governmental Body in accordance with Applicable Law.

(c) Each Loan Party shall indemnify Agent, Swing Loan Lender, each Lender, Issuer and any Participant, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by Agent, Swing Loan Lender, such Lender, Issuer, or such Participant, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Body. A certificate as to the amount of such payment or liability delivered to Loan Parties by any Lender, Swing Loan Lender, Participant, or Issuer (with a copy to Agent), or by Agent on its own behalf or on behalf of Swing Loan Lender, a Lender or Issuer, shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by any Loan Party to a Governmental Body, Loan Parties shall deliver to Agent the original or a certified copy of a receipt issued by such Governmental Body evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Agent.

(e) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which any Loan Party is resident for tax purposes, or under any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any Other Document shall deliver to Loan Parties (with a copy to Agent), at the time or times prescribed by Applicable Law or reasonably requested by Loan Parties or Agent, such properly completed and executed documentation prescribed by Applicable Law as will permit such payments to be made without withholding or at a reduced rate of withholding. Notwithstanding the submission of such documentation claiming a reduced rate of or exemption from U.S. withholding tax, Agent shall be entitled to withhold United States federal income taxes at the full 30% withholding rate if in its reasonable judgment it is required to do so under the due diligence requirements imposed upon a withholding agent under § 1.1441-7(b) of the United States Income Tax Regulations or other Applicable Law. Further, Agent is indemnified under § 1.1461-1(e) of the United States Income Tax Regulations against any claims and demands of any Lender, Issuer or assignee or participant of a Lender or Issuer for the amount of any tax it deducts and withholds in accordance with regulations under § 1441 of the Code. In addition, any Lender, if requested by Loan Parties or Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Loan Parties or Agent as will enable Loan Parties or Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Without limiting the generality of the foregoing, in the event that any Loan Party is resident for tax purposes in the United States of America, any Foreign Lender (or other Lender) shall deliver to Loan Parties and Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender (or other Lender) becomes a Lender under this Agreement (and from time to time thereafter upon the request of Loan Parties or Agent, but only if such Foreign Lender (or other Lender) is legally entitled to do so), whichever of the following is applicable: two (2) duly completed valid originals of IRS Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States of America is a party,

(i) two (2) duly completed valid originals of IRS Form W-8ECI,

(ii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of a Loan Party within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) two duly completed valid originals of IRS Form W-8BEN,

(iii) any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by Applicable Law to permit the Loan Parties to determine the withholding or deduction required to be made, or

(iv) To the extent that any Lender is not a Foreign Lender, such Lender shall submit to Agent two (2) originals of an IRS Form W-9 or any other form prescribed by Applicable Law demonstrating that such Lender is not a Foreign Lender.

(f) If a payment made to a Lender, Swing Loan Lender, Participant, Issuer, or Agent under this Agreement or any Other Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Person fails to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender, Swing Loan Lender, Participant, Issuer, or Agent shall deliver to the Agent (in the case of Swing Loan Lender, a Lender, Participant or Issuer) and Loan Parties (A) a certification signed by the chief financial officer, principal accounting officer, treasurer or controller of such Person, and (B) other documentation reasonably requested by Agent or any Loan Party sufficient for Agent and Loan Parties to comply with their obligations under FATCA and to determine that Swing Loan Lender, such Lender, Participant, Issuer, or Agent has complied with such applicable reporting requirements.

(g) If Agent, Swing Loan Lender, a Lender, a Participant or Issuer determines, in its sole discretion, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by Loan Parties or with respect to which Loan Parties have paid additional amounts pursuant to this Section, it shall pay to Loan Parties an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by Loan Parties under this Section with respect to the Indemnified Taxes or Other Taxes giving rise to such refund); net of all out-of-pocket expenses of the Agent, Swing Loan Lender, such Lender, Participant, or the Issuer, as the case may be, and without interest (other than any interest paid by the relevant Governmental Body with respect to such refund), provided that Loan Parties, upon the request of Agent, Swing Loan Lender, such Lender, Participant, or Issuer, agrees to repay the amount paid over to Loan Parties (plus any penalties, interest or other charges imposed by the relevant Governmental Body) to Agent, Swing Loan Lender, such Lender, Participant or the Issuer in the event Agent, Swing Loan Lender, such Lender, Participant or the Issuer is required to repay such refund to such Governmental Body. This Section shall not be construed to require Agent, Swing Loan Lender, any Lender, Participant, or Issuer to make available its tax returns (or any other information relating to its taxes that it deems confidential) to Loan Parties or any other Person.

The foregoing provisions shall apply to all Loan Parties (with such changes as the context may require for all such Loan Parties not formed or existing under the laws of the United States of America or a state thereof) other than the UK Borrower, Davy Roll and the Swedish Borrowers. The provisions of Schedule 3.10 shall apply in respect of payments made by any of the UK Borrower, Davy Roll or any other Relevant Obligor (as defined in Schedule 3.10).

3.11. Replacement of Lenders. If any Lender (an “Affected Lender”) (a) makes demand upon Borrowers for (or if Borrowers are otherwise required to pay) amounts pursuant to Section 3.7 or 3.9 hereof, (b) is unable to make or maintain LIBOR Rate Loans as a result of a condition described in Section 2.2(h) hereof, (c) is a Defaulting Lender, or (d) denies any consent requested by the Agent pursuant to Section 16.2(b) hereof, Borrowers may, within ninety (90) days of receipt of such demand, notice (or the occurrence of such other event causing Borrowers to be required to pay such compensation or causing Section 2.2(h) hereof to be applicable), or such Lender becoming a Defaulting Lender or denial of a request by Agent pursuant to Section 16.2(b) hereof, as the case may be, by notice in writing to the Agent and such Affected Lender (i) request the Affected Lender to cooperate with Borrowers in obtaining a replacement Lender satisfactory to

Agent and Borrowers (the “Replacement Lender”); (ii) request the non-Affected Lenders to acquire and assume all of the Affected Lender’s Advances and its Revolving Commitment Percentage, as provided herein, but none of such Lenders shall be under any obligation to do so; or (iii) propose a Replacement Lender subject to approval by Agent in its good faith business judgment. If any satisfactory Replacement Lender shall be obtained, and/or if any one or more of the non-Affected Lenders shall agree to acquire and assume all of the Affected Lender’s Advances and its Revolving Commitment Percentage, then such Affected Lender shall assign, in accordance with Section 16.3 hereof, all of its Advances and its Revolving Commitment Percentage and other rights and obligations under this Loan Agreement and the Other Documents to such Replacement Lender or non-Affected Lenders, as the case may be, in exchange for payment of the principal amount so assigned and all interest and fees accrued on the amount so assigned, plus all other Obligations then due and payable to the Affected Lender.

IV. COLLATERAL: GENERAL TERMS

4.1. Security Interest in the Collateral. To secure the prompt payment and performance to Agent, Issuer and each Lender (and each other holder of any Obligations) of the Obligations, each Loan Party hereby assigns, pledges and grants to Agent for its benefit and for the ratable benefit of each Lender, Issuer and each other Secured Party, a continuing security interest in and to and Lien on all of its Collateral, whether now owned or existing or hereafter created, acquired or arising and wheresoever located. Each Loan Party shall mark its books and records as may be necessary or appropriate to evidence, protect and perfect Agent’s security interest and shall cause its financial statements to reflect such security interest. Each Loan Party shall provide Agent with written notice of all commercial tort claims in which damages sought exceeds Two Million and 00/100 Dollars ($2,000,000.00) promptly upon the occurrence of any events giving rise to any such claim(s) (regardless of whether legal proceedings have yet been commenced), such notice to contain a brief description of the claim(s), the events out of which such claim(s) arose and the parties against which such claims may be asserted and, if applicable in any case where legal proceedings regarding such claim(s) have been commenced, the case title together with the applicable court and docket number. Upon delivery of each such notice, such Loan Party shall be deemed to thereby grant to Agent a security interest and lien in and to such commercial tort claims described therein and all proceeds thereof. Each Loan Party shall provide Agent with written notice promptly upon becoming the beneficiary under any letter of credit or otherwise obtaining any right, title or interest in any letter of credit rights, and at Agent’s request shall take such actions as Agent may reasonably request for the perfection of Agent’s security interest therein.

4.2. Perfection of Security Interest. Each Loan Party shall take all action that may be necessary or desirable, or that Agent may request, so as at all times to maintain the validity, perfection, enforceability and priority of Agent’s security interest in and Lien on the Collateral or to enable Agent to protect, exercise or enforce its rights hereunder and in the Collateral, including, but not limited to, (i) immediately discharging all Liens other than Permitted Encumbrances, (ii) using commercially reasonable efforts to obtain Lien Waiver Agreements as Agent may reasonably request (it being understood that, in each case, notwithstanding the use of or failure to use commercially reasonable efforts to obtain any such Lien Waiver Agreements, the failure to so obtain any such Lien Waiver Agreement shall entitle the Agent to institute an appropriate rent reserve as determined in the Agent’s Permitted Discretion with respect to any such location

(provided that the Loan Parties shall not be required to obtain Lien Waiver Agreements with respect to those locations of the Loan Parties identified on Schedule 4.4 at which less than One Million and 00/100 Dollars ($1,000,000.00) of Collateral is located; and provided further, however, that the aggregate amount of Collateral at locations for which a Lien Waiver Agreement has not been obtained shall not exceed Three Million and 00/100 Dollars ($3,000,000.00) in the aggregate at any time)), (iii) delivering to Agent, endorsed or accompanied by such instruments of assignment as Agent may specify, and stamping or marking, in such manner as Agent may specify, any and all chattel paper, instruments, letters of credits and advices thereof and documents evidencing or forming a part of the Collateral, (iv) entering into warehousing, lockbox, customs and freight agreements, blocked account agreements and other custodial arrangements satisfactory to Agent, (v) to the fullest extent required under Applicable Law, ensuring that any applicable invoice or other documentary evidence with respect to any applicable Receivable contains a notice and direction to the applicable Customer in form and substance sufficient to cause the Agent’s first-priority security interest to be perfected against such Receivable, and (vi) executing and delivering financing statements, control agreements, instruments of pledge, mortgages, notices and assignments, in each case in form and substance satisfactory to Agent, relating to the creation, validity, perfection, maintenance or continuation of Agent’s security interest and Lien under the Uniform Commercial Code or other Applicable Law. By its signature hereto, each Loan Party hereby authorizes Agent to file against such Loan Party, one or more financing, continuation or amendment statements pursuant to the Uniform Commercial Code or other Applicable Law in form and substance satisfactory to Agent (which statements may have a description of collateral which is broader than that set forth herein, including without limitation a description of Collateral as “all assets” and/or “all personal property” of any Loan Party). All charges, expenses and fees Agent may incur in doing any of the foregoing, and any local taxes relating thereto, shall be charged to Borrowers’ Account as a Revolving Advance of a Domestic Rate Loan and added to the Obligations, or, at Agent’s option, shall be paid by Loan Parties to Agent for its benefit and for the ratable benefit of Lenders immediately upon demand.

4.3. Preservation of Collateral. Following the occurrence of a Default or Event of Default, in addition to the rights and remedies set forth in Section 11.1 hereof, Agent: (a) may at any time take such steps as Agent deems necessary to protect Agent’s interest in and to preserve the Collateral, including the hiring of security guards or the placing of other security protection measures as Agent may deem appropriate; (b) may employ and maintain at any of any Loan Party’s premises a custodian who shall have full authority to do all acts necessary to protect Agent’s interests in the Collateral; (c) may lease warehouse facilities to which Agent may move all or part of the Collateral; (d) may use any Loan Party’s owned or leased lifts, hoists, trucks and other facilities or equipment for handling or removing the Collateral; and (e) shall have, and is hereby granted, a right of ingress and egress to the places where the Collateral is located, and may proceed over and through any of Loan Parties’ owned or leased property. Each Loan Party shall cooperate fully with all of Agent’s efforts to preserve the Collateral and will take such actions to preserve the Collateral as Agent may direct. All of Agent’s expenses of preserving the Collateral, including any expenses relating to the bonding of a custodian, shall be charged to Borrowers’ Account as a Revolving Advance maintained as a Domestic Rate Loan and added to the Obligations.

4.4. Ownership and Location of Collateral.

(a) With respect to the Collateral, at the time the Collateral becomes subject to Agent’s security interest: (i) each Loan Party shall be the sole owner of and fully authorized and able to sell, transfer, pledge and/or grant a first priority security interest in each and every item of its respective Collateral to Agent; and, except for Permitted Encumbrances the Collateral shall be free and clear of all Liens whatsoever; (ii) each document and agreement executed by each Loan Party or delivered to Agent or any Lender in connection with this Agreement shall be true and correct in all respects; (iii) all signatures and endorsements of each Loan Party that appear on such documents and agreements shall be genuine and each Loan Party shall have full capacity to execute same; and (iv) each Loan Party’s equipment and Inventory shall be located as set forth on Schedule 4.4 or as permitted under Section 4.4(b)and shall not be removed from such location(s) without the prior written consent of Agent except with respect to the sale of Inventory in the Ordinary Course of Business and equipment to the extent permitted in Section 7.1(b) hereof.

(b) (i) There is no location at which any Loan Party has any Inventory (except for (1)Inventory in transit, (2) Inventory located at third-party suppliers or processors or at Loan Parties or Subsidiaries of Loan Parties in the Ordinary Course of Business, or (3) to the extent the book value of such Inventory does not exceed Five Hundred Thousand and 00/100 Dollars ($500,000.00))other than those locations listed on Schedule 4.4(b)(i); (ii) Schedule 4.4(b)(ii) hereto contains a correct and complete list, as of the Closing Date, of the legal names and addresses of each warehouse at which Inventory of any Loan Party is stored; none of the receipts received by any Loan Party from any warehouse states that the goods covered thereby are to be delivered to bearer or to the order of a named Person or to a named Person and such named Person’s assigns; (iii) Schedule 4.4(b)(iii) hereto sets forth a correct and complete list as of the Closing Date of (A) each place of business of each Loan Party and (B) the chief executive office of each Loan Party; and (iv) Schedule 4.4(b)(iv) hereto sets forth a correct and complete list as of the Closing Date of the location, by state or province and street address, of all Real Property owned or leased by each Loan Party, together with the names and addresses of any landlords.

4.5. Defense of Agent’s and Lenders’ Interests. Until (a) payment and performance in full of all of the Obligations and (b) termination of this Agreement, Agent’s interests in the Collateral shall continue in full force and effect. During such period no Loan Party shall, without Agent’s prior written consent, pledge, sell (except for sales or other dispositions otherwise permitted in Section 7.1(b) hereof), assign, transfer, create or suffer to exist a Lien upon or encumber or allow or suffer to be encumbered in any way except for Permitted Encumbrances, any part of the Collateral. Each Loan Party shall defend Agent’s interests in the Collateral against any and all Persons whatsoever. At any time following demand by Agent for payment of all Obligations, Agent shall have the right to take possession of the indicia of the Collateral and the Collateral in whatever physical form contained, including: labels, stationery, documents, instruments and advertising materials. If Agent exercises this right to take possession of the Collateral, Loan Parties shall, upon demand, assemble it in the best manner possible and make it available to Agent at a place reasonably convenient to Agent. In addition, with respect to all Collateral, Agent and Lenders shall be entitled to all of the rights and remedies set forth herein and further provided by the Uniform Commercial Code or other Applicable Law. Each Loan Party shall, and Agent may, at its option, instruct all suppliers, carriers, forwarders, warehousers or others receiving or holding cash, checks, Inventory, documents or instruments in which Agent holds a security interest to deliver same to Agent and/or subject to Agent’s order and if they shall come into any Loan Party’s possession, they, and each of them, shall be held by such Loan Party in trust as Agent’s trustee, and such Loan Party will immediately deliver them to Agent in their original form together with any necessary endorsement.

4.6. Inspection of Premises. At all reasonable times and from time to time as often as Agent shall elect in its sole discretion, exercised in a commercially reasonable manner, Agent and each Lender shall have full access to and the right to audit, check, inspect and make abstracts and copies from each Loan Party’s books, records, audits, correspondence and all other papers relating to the Collateral and the operation of each Loan Party’s business; provided that no more than one (1) field examination per fiscal year shall be at the Loan Party’s expense; provided, further, that (A) there shall be no limitation on the number or frequency of such field examinations at the Loan Parties’ expense if an Event of Default has occurred and is continuing; and (B) any such field examination initiated during any applicable Trigger Period shall be at the Loan Party’s expense. Agent, any Lender and their agents may enter upon any premises of any Loan Party at any time during business hours and at any other reasonable time, and from time to time as often as Agent shall elect in its sole discretion, for the purpose of inspecting the Collateral and any and all records pertaining thereto and the operation of such Loan Party’s business.

4.7. Appraisals. Agent may, in its sole discretion, exercised in a commercially reasonable manner, at any time after the Closing Date and from time to time, engage the services of an independent appraisal firm or firms of reputable standing, satisfactory to Agent, for the purpose of appraising the then current values of Loan Parties’ assets; provided that no more than one (1) Inventory appraisal per fiscal year and two (2) equipment appraisals (including one desktop appraisal) per fiscal year shall be at the Loan Party’s expense; provided, further, that (A) there shall be no limitation on the number or frequency of such appraisals at the Loan Parties’ expense if an Event of Default has occurred and is continuing; and (B) any such appraisal initiated during any applicable Trigger Period shall be at the Loan Party’s expense. Absent the occurrence and continuance of an Event of Default at such time, Agent shall consult with Loan Parties as to the identity of any such firm. In the event the value of Borrowers’ Inventory and/or equipment, as so determined pursuant to such appraisal, is less than anticipated by Agent or Lenders, such that the Revolving Advances are in excess of such Advances permitted hereunder, then, promptly upon Agent’s demand for same, Borrowers shall make mandatory prepayments of the then outstanding Revolving Advances so as to eliminate the excess Advances.

4.8. Receivables; Deposit Accounts and Securities Accounts.

(a) Each of the Receivables shall be a bona fide and valid account representing a bona fide indebtedness incurred by the Customer therein named, for a fixed sum as set forth in the invoice relating thereto (provided immaterial or unintentional invoice errors shall not be deemed to be a breach hereof) with respect to an absolute sale or lease and delivery of goods upon stated terms of a Loan Party, or work, labor or services theretofore rendered by a Loan Party as of the date each Receivable is created. Same shall be due and owing in accordance with the applicable Loan Party’s standard terms of sale without dispute, setoff or counterclaim except as may be stated on the accounts receivable schedules delivered by Loan Parties to Agent.

(b) Each Customer, to the best of each Loan Party’s knowledge, as of the date each Receivable is created, is and will be solvent and able to pay all Receivables on which the Customer is obligated in full when due. With respect to such Customers of any Loan Party who are not solvent, such Loan Party has set up on its books and in its financial records bad debt reserves adequate to cover such Receivables.

(c) Each Loan Party’s chief executive office is located as set forth on Schedule 4.4(b)(iii). Until written notice is given to Agent by Borrowing Agent of any other office at which any Loan Party keeps its records pertaining to Receivables, all such records shall be kept at such executive office.

(d) Upon the commencement of any applicable Trigger Period (until any Loan Party’s authority to do so is terminated by Agent in accordance with the terms of this Agreement (which notice Agent may give at any time following the occurrence and during the continuance of an Event of Default or a Default)), Loan Parties shall instruct their Customers to deliver all remittances upon Receivables (whether paid by check or by wire transfer of funds) to such Blocked Account(s) and/or Depository Accounts (and any associated lockboxes) as Agent shall designate from time to time as contemplated by Section 4.8(h) or as otherwise agreed to from time to time by Agent. During any applicable Trigger Period, to the extent any Loan Party directly receives any remittances upon Receivables, such Loan Party shall, at such Loan Party’s sole cost and expense, but on Agent’s behalf and for Agent’s account, collect as Agent’s property and in trust for Agent all amounts received on Receivables, and shall not commingle such collections with any Loan Party’s funds or use the same except to pay Obligations, and shall as soon as possible and in any event no later than one (1) Business Day after the receipt thereof (i) in the case of remittances paid by check, deposit all such remittances in their original form (after supplying any necessary endorsements) and (ii) in the case of remittances paid by wire transfer of funds, transfer all such remittances, in each case, into such Blocked Account(s) and/or Depository Account(s). Each Loan Party shall deposit in the Blocked Account and/or Depository Account or, upon request by Agent, deliver to Agent, in original form and on the date of receipt thereof, all checks, drafts, notes, money orders, acceptances, cash and other evidences of Indebtedness. Each of the Loan Parties acknowledge that, solely with respect to the Receivables of the UK Borrower and/or, at all times on and after the Swedish Availability Date, the Swedish Borrowers, as applicable, the Trigger Period shall be deemed to have commenced and be continuing at all times and (i) each of the UK Borrower and/or, at all times on and after the Swedish Availability Date, the Swedish Borrowers, as applicable, shall instruct the Customers with respect to such Receivables to deliver all remittances upon such Receivables upon Receivables (whether paid by check or by wire transfer of funds) to such Blocked Account(s) and/or Depository Accounts (and any associated lockboxes) as Agent shall designate from time to time as contemplated by Section 4.8(h) or as otherwise agreed to from time to time by Agent and (ii) to the extent any Loan Party directly receives any remittances upon Receivables, such Loan Party shall, at such Loan Party’s sole cost and expense, but on Agent’s behalf and for Agent’s account, collect as Agent’s property and in trust for Agent all amounts received on Receivables, and shall not commingle such collections with any Loan Party’s funds or use the same except to pay Obligations, and shall as soon as possible and in any event no later than one (1) Business Day after the receipt thereof (y) in the case of remittances paid by check, deposit all such remittances in their original form (after supplying any necessary endorsements) and (z) in the case of remittances paid by wire transfer of funds, transfer all such remittances, in each case, into such Blocked Accounts(s) and/or Depository Account(s).

(e) At any time following the occurrence and during the continuance of an Event of Default or a Default, Agent shall have the right to send notice of the assignment of, and Agent’s security interest in and Lien on, the Receivables to any and all Customers or any third party holding or otherwise concerned with any of the Collateral. Thereafter, during the continuance of an Event of Default, Agent shall have the sole right to collect the Receivables, take possession of the Collateral, or both. Agent’s actual collection expenses, including, but not limited to, stationery and postage, telephone, facsimile, telegraph, secretarial and clerical expenses and the salaries of any collection personnel used for collection, may be charged to Borrowers’ Account and added to the Obligations. Notwithstanding the foregoing provisions and regardless of whether an Event of Default or a Default shall have occurred and be continuing, each of the Loan Parties acknowledge that, solely with respect to the Receivables of the UK Borrower and/or, at all times on and after the Swedish Availability Date, the Swedish Borrowers, as applicable, each of the UK Borrower and/or, at all times on and after the Swedish Availability Date, the Swedish Borrowers, as applicable, shall instruct the Customers with respect to such Receivables to deliver all remittances upon such Receivables (whether paid by check or by wire transfer of funds) to such Blocked Account(s) and/or Depository Accounts (and any associated lockboxes) as Agent shall designate from time to time as contemplated by Section 4.8(h) or as otherwise agreed to from time to time by Agent and Agent shall have the sole right to collect the Receivables.

(f) At any time following the occurrence and during the continuance of an Event of Default or a Default, Agent shall have the right to receive, endorse, assign and/or deliver in the name of Agent or any Loan Party any and all checks, drafts and other instruments for the payment of money relating to the Receivables, and each Loan Party hereby waives notice of presentment, protest and non-payment of any instrument so endorsed. Notwithstanding the foregoing provisions and regardless of whether an Event of Default or a Default shall have occurred and be continuing, each of the Loan Parties acknowledge that, solely with respect to the Receivables of the UK Borrower and/or the Swedish Borrowers, as applicable, each of the UK Borrower and/or the Swedish Borrowers, as applicable, Agent shall have the sole right to receive, endorse, assign and/or deliver in the name of Agent or any Loan Party any and all checks, drafts and other instruments for the payment of money relating to the Receivables, and each Loan Party hereby waives notice of presentment, protest and non-payment of any instrument so endorsed. Each Loan Party hereby constitutes Agent or Agent’s designee as such Loan Party’s attorney with power (i) at any time after the occurrence and during the continuance of an Event of Default or Default: (A) to endorse such Loan Party’s name upon any notes, acceptances, checks, drafts, money orders or other evidences of payment or Collateral; (B) to sign such Loan Party’s name on any invoice or bill of lading relating to any of the Receivables, drafts against Customers, assignments and verifications of Receivables; (C) to send verifications of Receivables to any Customer; (D) to sign such Loan Party’s name on all financing statements or any other documents or instruments deemed necessary or appropriate by Agent to preserve, protect, or perfect Agent’s interest in the Collateral and to file same; and (E) to receive, open and dispose of all mail addressed to any Loan Party at any post office box/lockbox maintained by Agent for Borrowers or at any other business premises of Agent; and (ii) at any time following the occurrence of a Default or an Event of Default: (A) to demand payment of the Receivables; (B) to enforce payment of the Receivables by legal proceedings or otherwise; (C) to exercise all of such Loan Party’s rights and remedies with respect to the collection of the Receivables and any other Collateral; (D) to sue upon or otherwise collect, extend the time of payment of, settle, adjust, compromise, extend or renew the Receivables; (E) to settle, adjust or compromise any legal proceedings brought to collect Receivables; (F) to prepare, file and sign such Loan Party’s name on a proof of claim in bankruptcy or similar document against any Customer; (G) to prepare, file and sign such Loan Party’s name on any notice of Lien, assignment or satisfaction of Lien or similar document in connection with the Receivables; (H) to accept the return of goods represented by any of the Receivables; (I) to change the address for delivery of mail addressed to any Loan Party to such address as Agent may designate; and (J) to do all other acts and things necessary to carry out this Agreement. All acts of said attorney or designee are hereby ratified and approved, and said attorney or designee shall not be liable for any acts of omission or commission nor for any error of judgment or mistake of fact or of law, unless done maliciously or with gross (not mere) negligence (as determined by a court of competent jurisdiction in a final non-appealable judgment); this power being coupled with an interest is irrevocable while any of the Obligations remain unpaid.

(g) Neither Agent nor any Lender shall, under any circumstances or in any event whatsoever, have any liability for any error or omission or delay of any kind occurring in the settlement, collection or payment of any of the Receivables or any instrument received in payment thereof, or for any damage resulting therefrom.

(h) During any applicable Trigger Period, all proceeds of Collateral and other amounts at any time received by any Borrower shall be deposited by Loan Parties into either (i) a lockbox account, dominion account or such other “blocked account” (“Blocked Accounts”) established at a bank or banks (each such bank, a “Blocked Account Bank”) pursuant to an arrangement with such Blocked Account Bank as may be acceptable to Agent or (ii) depository accounts (“Depository Accounts”) established at Agent for the deposit of such proceeds. Each applicable Loan Party, Agent and each Blocked Account Bank shall enter into a deposit account control agreement in form and substance satisfactory to Agent that is sufficient to give Agent “control” (for purposes of Articles 8 and 9 of the Uniform Commercial Code) over such account and which directs such Blocked Account Bank to transfer such funds so deposited on a daily basis or at other times acceptable to Agent to Agent during any applicable Trigger Period, either to any account maintained by Agent at said Blocked Account Bank or by wire transfer to appropriate account(s) at Agent. All funds deposited in such Blocked Accounts or Depository Accounts shall immediately become subject to the security interest of Agent for its own benefit and the ratable benefit of Issuer, Lenders and all other holders of the Obligations, and Borrowing Agent shall obtain the agreement by such Blocked Account Bank to waive any offset rights against the funds so deposited. Neither Agent nor any Lender assumes any responsibility for such blocked account arrangement, including any claim of accord and satisfaction or release with respect to deposits accepted by any Blocked Account Bank thereunder. Agent shall apply all funds received by it from the Blocked Accounts and/or Depository Accounts to the satisfaction of the Obligations (including the cash collateralization of the Letters of Credit) in such order as Agent shall determine in its sole discretion, provided that, in the absence of any Event of Default, Agent shall apply all such funds representing collection of Receivables first to the prepayment of the principal amount of the Swing Loans, if any, and then to the Revolving Advances. Each of the Loan Parties acknowledge that, solely with respect to the Receivables of the UK Borrower and/or, at all times on and after the Swedish Availability Date, the Swedish Borrowers, as applicable, the Trigger Period shall be deemed to have commenced and be continuing at all times and all proceeds of Collateral comprised of assets of the UK Borrower and/or, at all times on and after the Swedish Availability Date, the Swedish Borrowers, as applicable, shall be deposited by applicable Loan Parties into either (i) a Blocked Account established at a Blocked Account Bank pursuant to an arrangement with such Blocked Account Bank as may be acceptable to Agent or (ii) Depository Accounts established at Agent for the deposit of such proceeds.

(i) Notwithstanding anything that may be contained herein to the contrary, following the commencement of a Trigger Period, if an Authorized Officer of the Borrowing Agent certifies to the Agent in writing that all conditions necessary to terminate any applicable Trigger Period have occurred (and the Borrowing Agent has provided the Agent with all calculations and documentation reasonably requested by Agent in connection therewith), (i) the requirements of Sections 4.8(d) and 4.8(h) shall be suspended until the commencement of the next Trigger Period occurs, and (ii) the Agent shall provide written notice to the Borrowing Agent that the requirements of Sections 4.8(d) and 4.8(h) will be suspended until the commencement of the next Trigger Period. Each of the Loan Parties acknowledges that, solely with respect to the Receivables of the UK Borrower and/or, at all times on and after the Swedish Availability Date, the Swedish Borrowers, as applicable, the Trigger Period shall be deemed to have commenced and be continuing at all times.

(j) No Loan Party will, without Agent’s consent, compromise or adjust any Receivables (or extend the time for payment thereof) or accept any returns of merchandise or grant any additional discounts, allowances or credits thereon except for those compromises, adjustments, returns, discounts, credits and allowances as have been heretofore customary in the Ordinary Course of Business of such Loan Party.

(k) All deposit accounts (including all Blocked Accounts and Depository Accounts), securities accounts and investment accounts of each Loan Party and its Subsidiaries as of the Closing Date have been disclosed in writing by the Loan Parties to the Agent. No Loan Party shall open any new deposit account, securities account or investment account unless (i) Loan Parties shall have given at least thirty (30) days prior written notice to Agent and (ii) if such account is to be maintained with a bank, depository institution or securities intermediary that is not the Agent, such bank, depository institution or securities intermediary, each applicable Loan Party and Agent shall first have entered into an account control agreement in form and substance satisfactory to Agent sufficient to give Agent “control” (for purposes of Articles 8 and 9 of the Uniform Commercial Code) over such account.

Each Loan Party hereby expressly acknowledges, confirms, covenants and agrees that the cash management arrangements contemplated herein are provided to Agent in order for it to manage and monitor its collateral security and is a contractual right granted to them and not pursuant to, or as an enforcement of, any security whatsoever, or as a proceeding for the enforcement or recovery of a claim, that such cash management arrangements are critical to the structure of the lending arrangements contemplated herein and that they are relying on this acknowledgement, confirmation and agreement in respect thereto in making accommodations of credit available and in particular that any accommodations of credit are being provided by them strictly on the basis of a borrowing base calculation to fully support and collateralize any such accommodations of credit hereunder.

4.9. Inventory. To the extent Inventory held for sale or lease has been produced by any Loan Party, it has been and will be produced by such Loan Party in accordance with the Federal Fair Labor Standards Act of 1938, as amended, and all rules, regulations and orders thereunder.

4.10. [Reserved].

4.11. Exculpation of Liability. Nothing herein contained shall be construed to constitute Agent or any Lender as any Loan Party’s agent for any purpose whatsoever, nor shall Agent or any Lender be responsible or liable for any shortage, discrepancy, damage, loss or destruction of any part of the Collateral wherever the same may be located and regardless of the cause thereof. Neither Agent nor any Lender, whether by anything herein or in any assignment or otherwise, assume any of any Loan Party’s obligations under any contract or agreement assigned to Agent or such Lender, and neither Agent nor any Lender shall be responsible in any way for the performance by any Loan Party of any of the terms and conditions thereof.

4.12. Financing Statements. Except as respects the financing statements filed by Agent and financing statements filed in connection with Permitted Encumbrances, no financing statement covering any of the Collateral or any proceeds thereof is or will be on file in any public office.

V. REPRESENTATIONS AND WARRANTIES.

Each Loan Party represents and warrants as follows (it being understood and agreed that all references in this Article V to Code, Controlled Group, Environmental Laws, ERISA, Federal Occupational Safety and Health Act, Internal Revenue Service, Multiemployer Plan, Multiemployer Pension Plan Amendments Act of 1980, PBGC, Pension Benefit Plan, Plan, SEC or Termination Event, shall be deemed to be references to the jurisdictional equivalent thereof, if any, with respect to the UK Borrower, Davy Roll or the Swedish Borrowers):

5.1. Authority. Each Loan Party has full power, authority and legal right to enter into this Agreement and the Other Documents to which it is a party and to perform all its respective Obligations hereunder and thereunder. This Agreement and the Other Documents to which it is a party have been duly executed and delivered by each Loan Party, and this Agreement and the Other Documents to which it is a party constitute the legal, valid and binding obligation of such Loan Party enforceable in accordance with their terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, moratorium or similar laws affecting creditors’ rights generally. The execution, delivery and performance of this Agreement and of the Other Documents to which it is a party (a) are within such Loan Party’s corporate or company powers, as applicable, have been duly authorized by all necessary corporate or company action, as applicable, are not in contravention of law or the terms of such Loan Party’s Organizational Documents or to the conduct of such Loan Party’s business or of any Material Contract or undertaking to which such Loan Party is a party or by which such Loan Party is bound, (b) will not conflict with or violate any law or regulation, or any judgment, order or decree of any Governmental Body, (c) will not require the Consent of any Governmental Body, any party to a

Material Contract or any other Person, except those Consents set forth on Schedule 5.1 hereto, all of which will have been duly obtained, made or compiled prior to the Closing Date and which are in full force and effect except where the failure to obtain such Consents would not reasonably be expected to result in a Material Adverse Effect and (d) will not conflict with, nor result in any breach in any of the provisions of or constitute a default under or result in the creation of any Lien except Permitted Encumbrances upon any asset of such Loan Party under the provisions of any agreement, instrument, or other document to which such Loan Party is a party or by which it or its property is a party or by which it may be bound.

5.2. Formation and Qualification.

(a) Each Loan Party is duly incorporated or formed, as applicable, and in good standing (or the equivalent status for the UK Borrower, Davy Roll or the Swedish Borrowers)under the laws of the state, province, country or jurisdiction listed on Schedule 5.2(a) and is qualified to do business and is in good standing (or the equivalent status for the UK Borrower, Davy Roll or the Swedish Borrowers)in the states, provinces, countries or jurisdictions listed on Schedule 5.2(a) which constitute all states, provinces, countries and/or jurisdictions in which qualification and good standing (or the equivalent status for the UK Borrower, Davy Roll or the Swedish Borrowers)are necessary for such Loan Party to conduct its business and own its property and where the failure to so qualify could reasonably be expected to have a Material Adverse Effect. Each Loan Party has delivered to Agent true and complete copies of its Organizational Documents and will promptly notify Agent of any amendment or changes thereto.

(b) The only Subsidiaries of each Loan Party are listed on Schedule 5.2(b).

5.3. Survival of Representations and Warranties. All representations and warranties of such Loan Party contained in this Agreement and the Other Documents to which it is a party shall be true at the time of such Loan Party’s execution of this Agreement and the Other Documents to which it is a party, and shall survive the execution, delivery and acceptance thereof by the parties thereto and the closing of the transactions described therein or related thereto.

5.4. Tax Returns. Each Loan Party’s federal tax identification number, VAT registration number, Swedish entity organization number or other equivalent unique identification number, as applicable, is set forth on Schedule 5.4. Each Loan Party has filed all material federal, state, provincial and local tax returns (or the equivalent returns, if any, for the UK Borrower, Davy Roll or the Swedish Borrowers)and other reports each is required by any Applicable Law to file and has paid all taxes, assessments, fees and other governmental charges that are due and payable. The provision for taxes on the books of each Loan Party is adequate for all years not closed by applicable statutes, and for its current fiscal year, and no Loan Party has any knowledge of any deficiency or additional assessment in connection therewith not provided for on its books.

5.5. Financial Statements.

(a) The pro forma balance sheet of the Loan Parties and their Subsidiaries on a consolidated basis as of March 31, 2021 (the “Pro Forma Balance Sheet”) furnished to the Agent on the Closing Date reflects the consummation of the transactions contemplated under this

Agreement (collectively, the “Transactions”) and is accurate, complete and correct and fairly reflects the financial condition of the Loan Parties and their Subsidiaries on a consolidated basis as of the Closing Date after giving effect to the Transactions, and has been prepared in accordance with GAAP, consistently applied (it being understood that the Pro Forma Balance Sheet is based on information known to date and will be subject to change based on post-closing adjustment and final valuations of tangible and intangible assets). The Pro Forma Balance Sheet has been certified as accurate, complete and correct in all material respects by the Authorized Officer of Borrowing Agent. All financial statements referred to in this subsection 5.5(a), including the related schedules and notes thereto, have been prepared in accordance with GAAP, except as may be disclosed in such financial statements.

(b) The twelve-month cash flow for the period ended December 31, 2020 and balance sheet projections of the Loan Parties and their Subsidiaries on a consolidated basis as of December 31, 2020, copies of which have been furnished to the Agent (the “Projections”) were prepared by the Chief Financial Officer of Ampco-Pitt Corp., and are based on underlying assumptions which provide a reasonable basis for the projections contained therein (it being understood that such projections are subject to significant uncertainties and contingencies, many of which are beyond the Loan Parties’ control, and that no assurance can be given that the projections will be realized). The cash flow Projections together with the Pro Forma Balance Sheet are referred to as the “Pro Forma Financial Statements”.

(c) The consolidated balance sheet of the Loan Parties and their Subsidiaries, as of December 31, 2020, and the related consolidated statements of income, changes in stockholder’s equity, and changes in cash flow for the period ended on such date have been prepared in accordance with GAAP, consistently applied (except for changes in application to which such accountants concur) and reported upon without qualification by Ampco-Pitt. Corp.’s independent certified public accountants. Since December 31, 2020, there has been no change in the condition, financial or otherwise, of the Loan Parties and their Subsidiaries on a consolidated basis as shown on the consolidated balance sheet as of such date and no change in the aggregate value of machinery, equipment and Real Property owned by Borrowers, except changes in the Ordinary Course of Business or as a result of acquisition, none of which individually or in the aggregate has been materially adverse.

5.6. Entity Names. Except as set forth on Schedule 5.6, no Loan Party has been known by any other company or corporate name, as applicable, in the past five (5) years and does not sell Inventory under any other name, nor has any Loan Party been the surviving corporation or company, as applicable, of a merger or consolidation or acquired all or substantially all of the assets of any Person during the preceding five (5) years.

5.7. O.S.H.A. Environmental Compliance.

(a) Except as set forth on Schedule 5.7 hereto, each Loan Party is in compliance with, and its facilities, business, assets, property, leaseholds, Real Property and Equipment are in compliance with the Federal Occupational Safety and Health Act, and Environmental Laws except to the extent such failure to comply would not reasonably be expected to result in a Material Adverse Effect and there are no outstanding citations, notices or orders of non-compliance issued to any Loan Party or relating to its business, assets, property, leaseholds or Equipment under any such laws, rules or regulations except to the extent such citations, notices or orders would not reasonably be expected to result in a Material Adverse Effect.

(b) Except as set forth on Schedule 5.7 hereto, each Loan Party has been issued all required federal, state, local, provincial, country and/or international licenses, certificates or permits (collectively, “Approvals”) relating to all applicable Environmental Laws and all such Approvals are current and in full force and effect except to the extent such failure to obtain licenses, certificates or permits would not reasonably be expected to result in a Material Adverse Effect.

(c) Except as set forth on Schedule 5.7: (i) there have been no releases, spills, discharges, leaks or disposal (collectively referred to as “Releases”) of Hazardous Materials at, upon, under or migrating from or onto any Real Property owned, leased or occupied by any Loan Party, except for those Releases which are in compliance with Environmental Laws, except to the extent such Releases would not reasonably be expected to result in a Material Adverse Effect; (ii) there are no underground storage tanks or polychlorinated biphenyls on any Real Property, except for such underground storage tanks or polychlorinated biphenyls that are present in compliance with Environmental Laws; (iii) the Real Property has never been used by any Loan Party to dispose of Hazardous Wastes, in violation of Environmental Laws, except to the extent such disposal would not reasonably be expected to result in a Material Adverse Effect; and (iv) no Hazardous Materials are managed by any Loan Party on any Real Property, excepting such quantities as are managed in accordance with all applicable manufacturer’s instructions and compliance with Environmental Laws, except to the extent such management and/or failure to comply would not reasonably be expected to result in a Material Adverse Effect and as are necessary for the operation of the commercial business of any Loan Party or of its tenants.

(d) All Real Property owned by Loan Parties is insured pursuant to policies and other bonds which are valid and in full force and effect and which provide adequate coverage from reputable and financially sound insurers in amounts reasonably sufficient to insure the assets and risks of each such Loan Party in accordance with prudent business practice in the industry of such Loan Party.

5.8. Solvency; No Litigation, Violation, Indebtedness or Default; ERISA Compliance.

(a) (i) After giving effect to the Transactions, each Loan Party will be solvent, able to pay its debts as they mature, will have capital sufficient to carry on its business and all businesses in which it is about to engage, (ii) as of the Closing Date, the fair present saleable value of its assets, calculated on a going concern basis, is in excess of the amount of its liabilities, and (iii) subsequent to the Closing Date, the fair saleable value of its assets (calculated on a going concern basis) will be in excess of the amount of its liabilities.

(b) Except as disclosed in Schedule 5.8(b)(i), no Loan Party is a party to any pending or, to the knowledge of the Loan Parties, threatened litigation, arbitration, actions or proceedings which would reasonably be expected to result in a Material Adverse Effect. No Loan Party has any outstanding Indebtedness other than the Obligations, except for (i) Indebtedness disclosed in Schedule 5.8(b)(ii) and (ii) Indebtedness otherwise permitted under Section 7.8 hereof.

(c) No Loan Party is in violation of any applicable statute, law, rule, regulation or ordinance in any respect which could reasonably be expected to have a Material Adverse Effect, nor is any Loan Party in violation of any order of any court, Governmental Body or arbitration board or tribunal except to the extent such violation would not reasonably be expected to result in a Material Adverse Effect. Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Applicable Laws.

(d) No Loan Party or any member of the Controlled Group maintains or is required to contribute to any Plan other than those listed on Schedule 5.8(d) hereto. (i) Each Loan Party and each member of the Controlled Group has met all applicable minimum funding requirements under Section 302 of ERISA and Section 412 of the Code in respect of each Pension Benefit Plan, and each Pension Benefit Plan is in compliance with Sections 412, 430 and 436 of the Code and Sections 206(g), 302 and 303 of ERISA, without regard to waivers and variances; (ii) each Plan which is intended to be a qualified plan under Section 401(a) of the Code as currently in effect (A) is the subject of a favorable determination letter issued by the Internal Revenue Service, (B) is the subject of an application for such a determination letter which is currently being processed by the Internal Revenue Service, (C) is a prototype plan and is subject to a favorable opinion letter issued by the Internal Revenue Service or (D)is a prototype plan that is the subject of an application for such a determination letter, which is currently being processed by the Internal Revenue Service; (iii) neither any Loan Party nor any member of the Controlled Group has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due which are unpaid; (iv) no Plan has been terminated by the plan administrator thereof nor by the PBGC, and there is no occurrence which would cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Plan; (v) except to the extent set forth on Schedule 5.8hereto,the current value of the assets of each Plan exceeds the present value of the accrued benefits and other liabilities of such Plan as determined for funding purposes under the Code and ERISA as of the last day of the most recently-completed plan year; (vi) neither any Loan Party nor any member of the Controlled Group has breached any of the responsibilities, obligations or duties imposed on it by ERISA with respect to any Plan except to the extent such breach would not reasonably be expected to result in a Material Adverse Effect; (vii) neither any Loan Party nor any member of a Controlled Group has incurred any liability for any excise tax arising under Section 4971, 4972 or 4980B of the Code which has not been paid in full, and no fact exists which could reasonably give rise to any such liability; (viii) neither any Loan Party nor any member of the Controlled Group nor, to the knowledge of the Loan Parties, any fiduciary of, nor any trustee to, any Plan, has engaged in a non-exempt “prohibited transaction” described in Section 406 of the ERISA or Section 4975 of the Code which has not been fully and completely corrected nor taken any action which would constitute or result in a Termination Event with respect to any such Plan which is subject to ERISA; (ix) no Termination Event has occurred or is reasonably expected to occur; (x) [reserved]; (xi) neither any Loan Party nor any member of the Controlled Group has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA; (xii) except as set forth on Schedule 5.8(d) or as provided in various labor contracts to which one or more of the Loan Parties is a party as in effect from time to time, neither any Loan Party nor any member of the Controlled Group maintains or is required to contribute to any Plan which provides health, accident or life insurance benefits to former employees, their spouses or dependents, other than in accordance with Section 4980B of the Code; (xiii) neither any Loan Party nor any member of the Controlled Group has withdrawn, completely or partially, within the meaning of Section 4203 or 4205 of ERISA, from any Multiemployer Plan so as to incur liability under the Multiemployer Pension Plan Amendments Act of 1980 that has not been paid in full and there exists no fact which would reasonably be expected to result in any such liability; and (xiv) no Plan fiduciary (as defined in Section 3(21) of ERISA) has any liability for breach of fiduciary duty or for any failure in connection with the administration or investment of the assets of a Plan.

5.9. Patents, Trademarks, Copyrights and Licenses. All registered Intellectual Property owned or utilized by any Loan Party: (i) is set forth on Schedule 5.9; (ii) is valid and has been duly registered or filed with all appropriate Governmental Bodies; and (iii) constitutes all of the intellectual property rights which are reasonably necessary for the operation of its business. There is no objection to, pending challenge to the validity of, or proceeding by any Governmental Body to suspend, revoke, terminate or adversely modify, any such registered Intellectual Property and no Loan Party is aware of any actual challenge or proceedings, except as set forth in Schedule 5.9 hereto. All registered Intellectual Property owned or held by any Loan Party consists of original material or property developed by such Loan Party or was lawfully acquired by such Loan Party from the proper and lawful owner thereof. Each of such items has been maintained in a manner reasonably determined by such Loan Party so as to preserve the value thereof from the date of creation or acquisition thereof.

5.10. Licenses and Permits. Except as set forth in Schedule 5.10, each Loan Party (a) is in compliance with and (b) has procured and is now in possession of, all material licenses or permits required by any applicable federal, state, provincial or local law, rule or regulation for the operation of its business in each jurisdiction wherein it is now conducting or proposes to conduct business and, in each case of (a) and (b) above where the failure to be in compliance with and/or to procure such licenses or permits could reasonably be expected to have a Material Adverse Effect.

5.11. Default of Indebtedness. No Loan Party is in default in the payment of the principal of or interest on any material Indebtedness or under any instrument or agreement under or subject to which any Indebtedness has been issued and no event has occurred under the provisions of any such instrument or agreement which with or without the lapse of time or the giving of notice, or both, constitutes or would constitute an event of default thereunder.

5.12. No Default. No Loan Party is in default in the payment or performance of any of its material contractual obligations and no Default or Event of Default has occurred.

5.13. No Burdensome Restrictions. No Loan Party is party to any contract or agreement the performance of which could reasonably be expected to have a Material Adverse Effect. Each Loan Party has heretofore delivered to Agent true and complete copies of all Material Contracts to which it is a party or to which it or any of its properties is subject. No Loan Party has agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to a Lien which is not a Permitted Encumbrance.

5.14. No Labor Disputes. No Loan Party is involved in any labor dispute; there are no strikes or walkouts or union organization of any Loan Party’s employees threatened or in existence and no labor contract is scheduled to expire during the Term other than as set forth on Schedule 5.14 hereto.

5.15. Margin Regulations. No Loan Party is engaged, nor will it engage, principally or as one of its important activities, in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effector, with respect to any Loan Party that is not organized under or otherwise subject to the Laws of the United States, the equivalent regulation(s), if any, under the Laws applicable to such Loan Party. No part of the proceeds of any Advance will be used for “purchasing” or “carrying” “margin stock” as defined in Regulation U of such Board of Governors or, with respect to any Loan Party that is not organized under or otherwise subject to the Laws of the United States, the equivalent regulation(s), if any, under the Laws applicable to such Loan Party.

5.16. Investment Company Act. No Loan Party is an “investment company” registered or required to be registered under the Investment Company Act of 1940, as amended, nor is it controlled by such a company.

5.17. Disclosure. No representation or warranty made by any Loan Party in this Agreement or in any financial statement, report, certificate or any other document furnished in connection herewith contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements herein or therein, in light of the circumstances in which it is made, not misleading. There is no fact known to any Loan Party or which reasonably should be known to such Loan Party which such Loan Party has not disclosed to Agent in writing with respect to the transactions contemplated by this Agreement which could reasonably be expected to have a Material Adverse Effect.

5.18. Certificate of Beneficial Ownership. The Certificate of Beneficial Ownership executed and delivered to the Agent on or prior to the Closing Date, as updated from time to time, is accurate, complete and correct as of the date of the Closing Date and as of the date any such update is delivered. Each Borrower acknowledges and agrees that the Certificate of Beneficial Ownership is one of the Other Documents.

5.19. [Reserved].

5.20. Swaps. No Loan Party is a party to, nor will it be a party to, any swap agreement whereby such Loan Party has agreed or will agree to swap interest rates or currencies unless same provides that damages upon termination following an event of default thereunder are payable on an unlimited “two-way basis” without regard to fault on the part of either party.

5.21. Business and Property of Loan Parties. Upon and after the Closing Date, Loan Parties do not propose to engage in any business other than business described in the Quarterly Report on Form 10-Q for the period ended September 30, 2015 filed by Ampco-Pitt Corp. with the SEC and activities necessary to conduct the foregoing. On the Closing Date, each Loan Party will own all the property and possess all of the rights and Consents necessary for the conduct of the business of such Loan Party.

5.22. Ineligible Securities. Loan Parties do not intend to use and shall not use any portion of the proceeds of the Advances, directly or indirectly, to purchase during the underwriting period, or for 30 days thereafter, Ineligible Securities being underwritten by a securities Affiliate of Agent or any Lender.

5.23. Centre of Main Interests. Each applicable Loan Party (to the extent organized in the European Union) has its “centre of main interests” (as that term is used in Article 3(1) of the Council of the European Union Regulation No. 1346/2000 as Insolvency Proceeding (the “Regulation”) in its jurisdiction of incorporation. No Loan Party has an establishment (as that term is used in Article 2(h) of the Regulation) in any jurisdiction other than its jurisdiction of incorporation.

5.24. Equity Interests. The authorized and outstanding Equity Interests of each Loan Party (other than Ampco-Pitt Corp.), and each legal and beneficial holder thereof as of the Closing Date, are as set forth on Schedule 5.24(a) hereto. All of the Equity Interests of each Loan Party have been duly and validly authorized and issued and are fully paid and non-assessable and have been sold and delivered to the holders hereof in compliance with, or under valid exemption from, all federal and state or provincial laws and the rules and regulations of each Governmental Body governing the sale and delivery of securities. Except for the rights and obligations set forth on Schedule 5.24(b), there are no subscriptions, warrants, options, calls, commitments, rights or agreement by which any Loan Party or any of the shareholders of any Loan Party is bound relating to the issuance, transfer, voting or redemption of shares of its Equity Interests or any pre-emptive rights held by any Person with respect to the Equity Interests of any Loan Party. Except as set forth on Schedule 5.24(c), no Loan Party has issued any securities convertible into or exchangeable for shares of its Equity Interests or any options, warrants or other rights to acquire such shares or securities convertible into or exchangeable for such shares.

5.25. Commercial Tort Claims. No Loan Party has any commercial tort claims except as set forth on Schedule 5.25 hereto.

5.26. Letter of Credit Rights. As of the Closing Date, no Loan Party has any letter of credit rights except as set forth on Schedule 5.26 hereto.

5.27. Material Contracts. Schedule 5.27 sets forth all Material Contracts of the Loan Parties. All Material Contracts are in full force and effect and no material defaults currently exist thereunder.

5.28. Sanctions and other Anti-Terrorism Laws. No (a) Covered Entity: (i) is a Sanctioned Person, nor any employees, officers, directors, affiliates, consultants, brokers or agents acting on a Covered Entity’s behalf in connection with this Agreement is a Sanctioned Person; (ii) directly, or indirectly through any third party, engages in any transactions or other dealings with any Sanctioned Person or Sanctioned Jurisdiction, or which otherwise are prohibited by any Laws of the United States or laws of other applicable jurisdictions relating to economic sanctions and other Ant-Terrorism Laws; (b) Collateral is embargoed Property.

5.29. Anti-Corruption Laws. Each Covered Entity has (a) conducted its business in compliance with all Anti-Corruption Laws and (b) has instituted and maintains policies and procedures designed to ensure compliance with such Laws.

VI. AFFIRMATIVE COVENANTS.

Each Loan Party shall, until payment in full of the Obligations and termination of this Agreement (it being understood and agreed that all references, if any, in this Article VI to Code, Controlled Group, Environmental Laws, ERISA, Federal Occupational Safety and Health Act, Internal Revenue Service, Multiemployer Plan, Multiemployer Pension Plan Amendments Act of 1980, PBGC, Pension Benefit Plan, Plan, or Termination Event, shall be deemed to be references to the jurisdictional equivalent thereof, if any, with respect to the UK Borrower, Davy Roll or the Swedish Borrowers):

6.1. Compliance with Laws. Comply with all Applicable Laws with respect to the Collateral or any part thereof or to the operation of such Loan Party’s business the non-compliance with which could reasonably be expected to have a Material Adverse Effect (except to the extent any separate provision of this Agreement shall expressly require compliance with any particular Applicable Law(s) pursuant to another standard). Each Loan Party may, however, contest or dispute any Applicable Laws in any reasonable manner, provided that any related Lien is inchoate or stayed and sufficient reserves are established to the reasonable satisfaction of Agent to protect Agent’s Lien on or security interest in the Collateral.

6.2. Conduct of Business and Maintenance of Existence and Assets. (a) Conduct continuously and operate actively its business according to good business practices and maintain all of its properties useful or reasonably necessary in its business in good working order and condition (reasonable wear and tear excepted and except as may be disposed of in accordance with the terms of this Agreement), including all Intellectual Property and take all actions reasonably necessary to enforce and protect the validity of any intellectual property right or other right included in the Collateral; (b) keep in full force and effect its existence and comply in all material respects with the laws and regulations governing the conduct of its business where the failure to do so could reasonably be expected to have a Material Adverse Effect; and (c) make all such reports and pay all such franchise and other taxes and license fees and do all such other acts and things as may be lawfully required to maintain its rights, licenses, leases, powers and franchises under the laws of the United States or any political subdivision thereof or, to the extent applicable, under the laws of any other applicable jurisdiction, in each case, where the failure to do so could reasonably be expected to have a Material Adverse Effect.

6.3. Books and Records. Keep proper books of record and account in which full, true and correct entries will be made of all dealings or transactions of or in relation to its business and affairs (including without limitation accruals for taxes, assessments, Charges, levies and claims, allowances against doubtful Receivables and accruals for depreciation, obsolescence or amortization of assets), all in accordance with, or as required by, GAAP consistently applied in the opinion of such independent public accountant as shall then be regularly engaged by Loan Parties.

6.4. Payment of Taxes. Pay, when due, all taxes, assessments and other Charges lawfully levied or assessed upon such Loan Party or any of the Collateral, including real and personal property taxes, assessments and charges and all franchise, income, employment, social security benefits, withholding, and sales taxes except (a) to the extent any such tax, assessment or other charge is the subject of a good faith dispute that is being diligently prosecuted and for which such Loan Party is maintaining adequate reserves therefore in accordance with GAAP and otherwise which does not result in any Lien with any priority over the security interest of the Agent or (b) to the extent the failure to do so could not reasonably be expected to result in a Material Adverse Effect. If any tax by any Governmental Body is or may be imposed on or as a result of any transaction between any Loan Party and Agent or any Lender which Agent or any Lender may be required to withhold or pay or if any taxes, assessments, or other Charges remain unpaid after the date fixed for their payment, or if any claim shall be made which, in Agent’s or any Lender’s opinion, may possibly create a valid Lien on the Collateral, Agent may without notice to Loan Parties pay the taxes, assessments or other Charges and each Loan Party hereby indemnifies and holds Agent and each Lender harmless in respect thereof. Agent will not pay any taxes, assessments or Charges to the extent that any applicable Loan Party has Properly Contested those taxes, assessments or Charges. The amount of any payment by Agent under this Section 6.4 shall be charged to Borrowers’ Account as a Revolving Advance maintained as a Domestic Rate Loan and added to the Obligations and, until Borrowers shall furnish Agent with an indemnity therefor (or supply Agent with evidence satisfactory to Agent that due provision for the payment thereof has been made), Agent may hold without interest any balance standing to Borrowers’ credit and Agent shall retain its security interest in and Lien on any and all Collateral held by Agent.

6.5. Financial Covenants.

(a) Fixed Charge Coverage Ratio. During each Covenant Trigger Period, cause to be maintained as of the most recent quarterly financial statements received prior to the commencement of such applicable Covenant Trigger Period and as of the last day of each quarter thereafter during such applicable Covenant Trigger Period, a Fixed Charge Coverage Ratio of not less than 1.05 to 1.0, in each case, measured on a rolling four (4) consecutive quarter basis.

(b) [Reserved].

6.6. Insurance.

(a) (i) Keep all its insurable properties and properties in which such Loan Party has an interest insured against the hazards of fire, flood, sprinkler leakage, those hazards covered by extended coverage insurance and such other hazards, and for such amounts, as is customary in the case of companies engaged in businesses similar to such Loan Party’s including business interruption insurance; (ii) maintain a bond in such amounts as is customary in the case of companies engaged in businesses similar to such Loan Party insuring against larceny, embezzlement or other criminal misappropriation of insured’s officers and employees who may either singly or jointly with others at any time have access to the assets or funds of such Loan Party either directly or through authority to draw upon such funds or to direct generally the disposition of such assets; (iii) maintain public and product liability insurance against claims for personal injury, death or property damage suffered by others; (iv) maintain all such worker’s compensation or similar insurance as may be required under the laws of any state or jurisdiction in which such Loan Party is engaged in business; (v) furnish Agent with (A) copies of all policies and evidence of the maintenance of such policies by the renewal thereof at least thirty (30) days before any expiration date, and (B) appropriate loss payable endorsements in form and substance satisfactory to Agent, naming Agent as an additional insured and mortgagee and/or lender loss payee (as applicable) as its interests may appear with respect to all insurance coverage referred to in clauses (i), and (iii) above, and providing (I) that all proceeds thereunder shall be payable to Agent, (II) no such insurance shall be affected by any act or neglect of the insured or owner of the property described in such policy, and (III) that such policy and loss payable clauses may not be cancelled, amended or terminated unless at least thirty (30) days prior written notice is given to Agent. In the event of any loss thereunder, the carriers named therein hereby are directed by Agent and the applicable Loan Party to make payment for such loss to Agent and not to such Loan Party and Agent jointly. If any insurance losses are paid by check, draft or other instrument payable to any Loan Party and Agent jointly, Agent may endorse such Loan Party’s name thereon and do such other things as Agent may deem advisable to reduce the same to cash.

(b) Agent is hereby authorized to adjust and compromise claims under insurance coverage referred to in Section 6.6(a)(i) above to the extent such insurance coverage relates to Collateral. All loss recoveries received by Agent under any such insurance may be applied to the Obligations, in such order as Agent in its sole discretion shall determine. Any surplus shall be paid by Agent to Borrowers or applied as may be otherwise required by law. Any deficiency thereon shall be paid by Borrowers to Agent, on demand. Anything hereinabove to the contrary notwithstanding, and subject to the fulfillment of the conditions set forth below, Agent shall remit to Borrowing Agent insurance proceeds received by Agent during any calendar year under insurance policies procured and maintained by Loan Parties which insure Loan Parties’ insurable properties to the extent such insurance proceeds do not exceed Two Million Five Hundred Thousand and 00/100 Dollars ($2,500,000.00) per occurrence. In the event the amount of insurance proceeds received by Agent for any occurrence exceeds Two Million Five Hundred Thousand and 00/100 Dollars ($2,500,000.00), then Agent may, in its sole but reasonable discretion, either remit the insurance proceeds to Borrowing Agent upon Borrowing Agent providing Agent with evidence reasonably satisfactory to Agent that the insurance proceeds will be used by Loan Parties to repair, replace or restore the insured property which was the subject of the insurable loss, or apply the proceeds to the Obligations, as aforesaid. Any agreement of Agent to remit insurance proceeds in the manner above provided shall be subject in each instance to satisfaction of each of the following conditions: (x) No Event of Default or Default shall then have occurred, (y) Loan Parties shall use such insurance proceeds promptly but, in any event with one hundred eighty (180) days of receipt of such insurance proceeds, to repair, replace or restore the insurable property which was the subject of the insurable loss and for no other purpose, and (z) such remittances shall be made under such procedures as Agent may establish. If any Loan Party fails to obtain insurance as hereinabove provided, or to keep the same in force, Agent, if Agent so elects, may obtain such insurance and pay the premium therefor on behalf of such Loan Party, which payments shall be charged to Borrowers’ Account and constitute part of the obligations.

6.7. Payment of Indebtedness and Leasehold Obligations. Pay, discharge or otherwise satisfy (i) at or before maturity (subject, where applicable, to specified grace periods) all its Indebtedness, except when the failure to do so could not reasonably be expected to have a Material Adverse Effect or when the amount or validity thereof is currently being Properly Contested, subject at all times to any applicable subordination arrangement in favor of Lenders and (ii) when due its rental obligations under all leases under which it is a tenant, and shall otherwise comply, in all material respects, with all other terms of such leases and keep them in full force and effect except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect or when the amount or validity thereof is currently being Properly Contested.

6.8. Environmental Matters.

(a) Ensure that the Real Property and all operations and businesses conducted thereon are in compliance and remain in compliance with all Environmental Laws and it shall manage any and all Hazardous Materials on any Real Property in compliance with Environmental Laws except to the extent the failure to so comply could not reasonably be expected to result in a Material Adverse Effect.

(b) Establish and maintain an environmental management and compliance system to assure and monitor continued compliance with all applicable Environmental Laws. All potential violations and violations of Environmental Laws shall be reviewed with in house or external legal counsel to determine any required reporting to applicable Governmental Bodies and any required corrective actions to address such potential violations or violations.

(c) Respond promptly to any Hazardous Discharge or Environmental Complaint and take all necessary action in order to safeguard the health of any Person and to avoid subjecting the Collateral or Real Property to any Lien.

6.9. Standards of Financial Statements. Cause all financial statements referred to in Sections 9.7 and 9.8 as to which GAAP is applicable to be complete and correct in all material respects (subject, in the case of interim financial statements, to normal year-end audit adjustments) and to be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein (except as disclosed therein and agreed to by such reporting accountants or officer, as applicable).

6.10. [Reserved].

6.11. Execution of Supplemental Instruments. Execute and deliver to Agent from time to time, upon demand, such supplemental agreements, statements, assignments and transfers, or instructions or documents relating to the Collateral, and such other instruments as Agent may request, in order that the full intent of this Agreement may be carried into effect.

6.12. Certification of Beneficial Ownership and Other Additional Information. The Borrowing Agent (for itself and the other Borrowers) shall provide: (i) confirmation of the accuracy of the information set forth in the most recent Certificate of Beneficial Ownership provided to the Agent, as and when requested by the Agent; (ii) a new Certificate of Beneficial

Ownership to the Agent when the individual(s) identified as a controlling party and/or a direct or indirect individual owners on the most recent Certificate of Beneficial Ownership provided to the Agent have changed; and (iii) such other information and documentation as may reasonably be requested by the Agent or any Lender from time to time for purposes of compliance by the Agent and the Lenders with applicable laws (including without limitation the USA Patriot Act and other “know your customer” and anti-money laundering rules and regulations), an any policy or procedure implemented by the Agent or any Lender to comply therewith.

6.13. Government Receivables.

Except as otherwise expressly set forth in this Agreement, to the extent that the Loan Parties desire to include such Receivables in the Borrowing Base, take all steps necessary to protect Agent’s interest in the Collateral under, as applicable, the Federal Assignment of Claims Act, the Financial Administration Act, the Uniform Commercial Code and all other applicable state or local statutes or ordinances and, with respect to such Receivables which the Loan Parties desire to include in the Borrowing Base, deliver to Agent appropriately endorsed, any instrument or chattel paper connected with any Receivable arising out of any contract between any Loan Party and the United States, any state or any department, agency or instrumentality of any of them.

6.14. [Reserved].

6.15. Keepwell. If it is a Qualified ECP Loan Party, then jointly and severally, together with each other Qualified ECP Loan Party, hereby absolutely unconditionally and irrevocably (a) guarantees the prompt payment and performance of all Swap Obligations owing by each Non-Qualifying Party (it being understood and agreed that this guarantee is a guaranty of payment and not of collection), and (b) undertakes to provide such funds or other support as may be needed from time to time by any Non-Qualifying Party to honor all of such Non-Qualifying Party’s obligations under this Agreement or any Other Document in respect of Swap Obligations (provided, however, that each Qualified ECP Loan Party shall only be liable under this Section 6.15 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 6.15, or otherwise under this Agreement or any Other Document, voidable under applicable law, including applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Loan Party under this Section 6.15 shall remain in full force and effect until payment in full of the Obligations and termination of this Agreement and the Other Documents. Each Qualified ECP Loan Party intends that this Section 6.15 constitute, and this Section 6.15 shall be deemed to constitute, a guarantee of the obligations of, and a “keepwell, support, or other agreement” for the benefit of each other Borrower and Guarantor for all purposes of Section 1a(18(A)(v)(II) of the CEA.

6.16. Sanctions and other Anti-Terrorism Laws; Anti-Corruption Laws.

(a) The Loan Parties covenant and agree that (A) they shall immediately notify the Agent and each of the Lenders in writing upon the occurrence of a Reportable Compliance Event; and (B) if, at any time, any Collateral becomes Embargoed Property, in addition to all other rights and remedies available to the Agent and each of the Lenders, upon request by the Agent or any of the Lenders, the Loan Parties shall provide substitute Collateral acceptable to the Lenders that is not Embargoed Property.

(b) Each Covered Entity shall conduct their business in compliance with all Anti-Corruption Laws and maintain policies and procedures designed to ensure compliance with such Laws.

VII. NEGATIVE COVENANTS.

No Loan Party shall, until satisfaction in full of the Obligations and termination of this Agreement (it being understood and agreed that all references, if any, in this Article VII to Code, Controlled Group, Environmental Laws, ERISA, Federal Occupational Safety and Health Act, Internal Revenue Service, Multiemployer Plan, Multiemployer Pension Plan Amendments Act of 1980, PBGC, Pension Benefit Plan, Plan, or Termination Event, shall be deemed to be references to the jurisdictional equivalent thereof, if any, with respect to the UK Borrower, Davy Roll or the Swedish Borrowers):

7.1. Merger, Consolidation, Acquisition and Sale of Assets.

(a) Enter into any merger, consolidation or other reorganization with or into any other Person or acquire all or a substantial portion of the assets or Equity Interests of any Person or consummate an LLC Division or permit any other Person to consolidate with or merge with it, except any Loan Party may merge, consolidate or reorganize with another Loan Party or acquire the assets or Equity Interest of another Loan Party so long as such Loan Party provides Agent with ten (10) days prior written notice of such merger, consolidation or reorganization and delivers all of the relevant documents evidencing such merger, consolidation or reorganization.

(b) Sell, lease, transfer or otherwise dispose of any of its properties or assets (including, in each case, by way of an LLC Division), except (i) (a) the sale of Inventory in the Ordinary Course of Business and (b) the disposition or transfer of obsolete and worn-out equipment and equipment no longer used or useful in the reasonable judgment of the Loan Parties and in the Ordinary Course of Business during any fiscal year having an aggregate fair market value of not more than Five Million and 00/100 Dollars ($5,000,000.00) and only to the extent that (x) the proceeds of any such disposition are used to acquire replacement equipment which is subject to Agent’s first priority security interest or (y) the proceeds of which are remitted to Agent to be applied pursuant to Section 2.20, (ii) Equity Interests of any Excluded Subsidiary and (iii) any other sales or dispositions expressly permitted by this Agreement.

7.2. Creation of Liens. Create or suffer to exist any Lien or transfer upon or against any of its property or assets now owned or hereafter created or acquired, except Permitted Encumbrances.

7.3. Guarantees. Become liable upon the obligations or liabilities of any Person by assumption, endorsement or guaranty thereof or otherwise (other than to Lenders) except (a) as disclosed on Schedule 7.3, (b) guarantees made in the Ordinary Course of Business up to an aggregate amount of One Million and 00/100 Dollars ($1,000,000.00), (c) guarantees by one or more Loan Party(ies) of the Indebtedness or obligations of any other Loan Party(ies) to the extent such Indebtedness or obligations are permitted to be incurred and/or outstanding pursuant to the provisions of this Agreement; (d) to the extent not described in clause (c) of this definition, guarantees by one or more Loan Parties or Subsidiaries of Loan Parties of the Indebtedness or obligations or performance of any other Loan Parties or Subsidiaries in an aggregate amount not to exceed Two Million and 00/100 Dollars ($2,000,000.00), at any time; and (e) the endorsement of checks in the Ordinary Course of Business.

7.4. Investments. Purchase or acquire obligations or Equity Interests of, or any other interest in, any Person or otherwise make any investment, other than: (i) in or with respect to another Loan Party; and (ii) Permitted Investments.

7.5. Loans. Make advances, loans or extensions of credit to any Person, including any Parent, Subsidiary or Affiliate other than Permitted Loans.

7.6. [Reserved].

7.7. Dividends. Declare, pay or make any dividend or distribution on any Equity Interests of any Loan Party (other than dividends or distributions payable in its stock, or split-ups or reclassifications of its stock) or apply any of its funds, property or assets to the purchase, redemption or other retirement of any Equity Interest, or of any options to purchase or acquire any Equity Interest of any Loan Party, except that any Loan Party may pay or make: (i) any such dividend or distribution to its respective equity holder so long as such equity holder is a Loan Party (other than Ampco-Pitt Corp.); and (ii) any Subsidiary of Ampco-Pitt Corp., may transfer to Ampco-Pitt Corp., directly or indirectly, any promissory note evidencing Indebtedness of Ampco-Pitt Corp. to such Subsidiary where the purpose of such transfer is to “dividend” such promissory note evidencing such Indebtedness in order to extinguish such Indebtedness and such transfer is a non-cash event in all respects. With respect to tax distributions permitted pursuant to this Section, in the event (x) the actual distribution to members made pursuant to this Section exceeds the actual income tax liability of any member due to such Loan Party’s status as a limited liability company, or (y) if such Loan Party was a subchapter C corporation, such Loan Party would be entitled to a refund of income taxes previously paid as a result of a tax loss during a year in which such Loan Party is a limited liability company, then the members shall repay such Loan Party the amount of such excess or refund, as the case may be, no later than the date the annual tax return must be filed by such Loan Party (without giving effect to any filing extensions). In the event such amounts are not repaid in a timely manner by any member, then such Loan Party shall not pay or make any distribution with respect to, or purchase, redeem or retire, any membership interest of such Loan Party held or controlled by, directly or indirectly, such member until such payment has been made.

7.8. Indebtedness. Create, incur, assume or suffer to exist any Indebtedness other than Permitted Indebtedness.

7.9. Nature of Business. Substantially change the nature of the business in which it is presently engaged and all businesses reasonably related thereto, nor except as specifically permitted hereby purchase or invest, directly or indirectly, in any assets or property other than in the Ordinary Course of Business for assets or property which are useful in, necessary for and are to be used in its business as presently conducted.

7.10. Transactions with Affiliates. Directly or indirectly, purchase, acquire or lease any property from, or sell, transfer or lease any property to, or otherwise enter into any transaction or deal with, any Affiliate, except for (i) transactions among Loan Parties and Subsidiaries of Loan Parties which are not expressly prohibited by the terms of this Agreement and which are in the Ordinary Course of Business, (ii) payment by Loan Parties of dividends and distributions permitted under Section 7.7 hereof, and (iii) transactions disclosed to Agent in writing, which are in the Ordinary Course of Business, on an arm’s-length basis on terms and conditions no less favorable than terms and conditions which would have been obtainable from a Person other than an Affiliate.

7.11. [Reserved].

7.12. Subsidiaries.

(a) Form any Subsidiary unless (i) such Subsidiary is a Transitory First Tier Foreign Subsidiary, in which case, on or before the day which is three hundred sixty-five (365) consecutive days after the date of formation of such Transitory First Tier Foreign Subsidiary and so long as such Transitory First Tier Foreign Subsidiary has not either ceased to be a Transitory First Tier Foreign Subsidiary or been scheduled as an Excluded Foreign Subsidiary, not less than sixty-five percent (65%) of the issued and outstanding capital stock of such Subsidiary shall be pledged to the Agent (for itself and the benefit of the Lenders) by the applicable Person pursuant to a Pledge Agreement, (ii)such Subsidiary is listed as an Excluded Subsidiary on either Schedule 1.1(S)(1) or Schedule 1.1(S)(2), as applicable, pursuant to an update to such applicable schedule provided by the Borrowing Agent to the Agent, or (iii) (A) (1) such Subsidiary expressly becomes a Borrower and becomes jointly and severally liable for the obligations of Borrowers hereunder, under the Notes and under any other agreement between any Borrower and Lenders, by delivering to the Agent a Borrower Joinder and such other documents reasonably required by the Agent to join this Agreement and the Other Documents as a Borrower, or (2) such Subsidiary becomes a Guarantor for the Obligations by, among other things, delivering to the Agent a Guarantor Joinder and such other documents reasonably required by the Agent to join this Agreement and the Other Documents as a Guarantor, (B) Agent shall have received all documents, including Organizational Documents, legal opinions and all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, in each case, as it may reasonably require in connection therewith, and (C) such Subsidiary shall, concurrently with such joinder, grant first priority, perfected Liens in its assets to the Agent for the benefit of the Lenders covering the same type of assets as the Collateral, provided, however, to the extent such Subsidiary becomes a Borrower, none of such assets which become Collateral shall be included in the applicable Formula Amount in accordance with the terms of this Agreement until such time as Agent makes such determination in its sole reasonable discretion based upon the field examination and/or appraisal of such assets in form and substance acceptable to the Agent.

(b) Enter into any partnership, joint venture or similar arrangement.

7.13. Fiscal Year and Accounting Changes. Change its fiscal year from December 31 or make any change (i) in accounting treatment and reporting practices except as required by GAAP or (ii) in tax reporting treatment except as required by law.

7.14. [Reserved].

7.15. Amendment of Organizational Documents. (i) Change its legal name, (ii) change its form of legal entity (e.g., converting from a corporation to a limited liability company or vice versa), (iii) change its jurisdiction of organization or become (or attempt or purport to become) organized in more than one jurisdiction or hold any Collateral in any new or additional Canadian province or jurisdiction in addition to the Province of Ontario or the States of Pennsylvania and Texas, or (iv) otherwise amend, modify or waive any term or material provision of its Organizational Documents which would reasonably be expected to adversely affect the rights of the Agent and the Lenders under this Agreement or any Other Documents unless required by law, in any such case without (x) giving at least thirty (30) days prior written notice of such intended change to Agent, (y) having received from Agent confirmation that Agent has taken all steps necessary for Agent to continue the perfection of and protect the enforceability and priority of its Liens in the Collateral belonging to such Loan Party and in the Equity Interests of such Loan Party and (z) in any case under clause (iv), having received the prior written consent of Agent and Required Lenders to such amendment, modification or waiver.

7.16. Compliance with ERISA. (i) (x) Maintain, or permit any member of the Controlled Group to maintain, or (y) become obligated to contribute, or permit any member of the Controlled Group to become obligated to contribute, to any Plan, other than those Plans disclosed on Schedule 5.8(d), (ii) engage, or permit any member of the Controlled Group to engage, in any non-exempt “prohibited transaction”, as that term is defined in Section 406 of ERISA or Section 4975 of the Code which is not correctable under EPCRS or VFCP and could not reasonably be expected to result in a Material Adverse Effect, (iii) terminate, or permit any member of the Controlled Group to terminate, any Plan where such event could result in any liability of any Loan Party or any member of the Controlled Group or the imposition of a lien on the property of any Loan Party or any member of the Controlled Group pursuant to Section 4068 of ERISA, (iv) incur, or permit any member of the Controlled Group to incur, any withdrawal liability to any Multiemployer Plan; (v) fail promptly to notify Agent of the occurrence of any Termination Event, (vi) fail to comply, or permit a member of the Controlled Group to fail to comply, with the requirements of ERISA or the Code or other Applicable Laws in respect of any Plan, (vii) fail to meet, permit any member of the Controlled Group to fail to meet, or permit any Plan to fail to meet all minimum funding requirements under ERISA and the Code, without regard to any waivers or variances, or postpone or delay or allow any member of the Controlled Group to postpone or delay any funding requirement with respect of any Plan, or (viii) cause, or permit any member of the Controlled Group to cause, a representation or warranty in Section 5.8(d) to cease to be true and correct.

7.17. Prepayment of Indebtedness. At any time, directly or indirectly, prepay any Indebtedness (other than to Lenders), or repurchase, redeem, retire or otherwise acquire any Indebtedness of any Loan Party.

7.18. Sanctions and other Anti-Terrorism Laws. Each Loan Party hereby covenants and agrees that until the last day of the Term, the Loan Party will not, and will not permit any of its Subsidiaries to: (a) become a Sanctioned Person or allow its employees, officers, directors, affiliates, consultants, brokers, and agents acting on its behalf in connection with this Agreement to become a Sanctioned Person; (b) directly, or indirectly through a third party, engage in any transactions or other dealings with any Sanction Person or Sanctioned Jurisdiction, including any use of the proceeds of the Loans to fund any operations in, finance any investments or activities in, or, make any payments to, a Sanctions Person or Sanctioned Jurisdiction; (c) repay the Loans with funds derived from any unlawful activity; (d) permit any Collateral to become Embargoed Property; (e) engage in any transactions or other dealings with any Sanctioned Person or Sanctioned Jurisdiction prohibited by any Laws of the United States or other applicable jurisdictions relating to economic sanctions and any Anti-Terrorism Laws; or (f) cause any Lender or Agent to violate any sanctions administered by OFAC.

7.19. Anti-Corruption Laws. Each loan party hereby covenants and agrees that until the last day of the Term, the loan party will not, and will not permit any of its Subsidiaries to, directly or indirectly, use the Loans or any proceeds thereof for any purpose which would breach any Anti-Corruption Laws in any jurisdiction in which any Covered Entity conducts business.

7.20. Membership / Partnership Interests. Designate or permit any of their Subsidiaries to (a) treat their limited liability company membership interests or partnership interests, as the case may be, as securities as contemplated by the definition of “security” in Section 8-102(15) and by Section 8-103 of Article 8 of the Uniform Commercial Code or (b) certificate their limited liability membership interests or partnership interests, as applicable.

VIII. CONDITIONS PRECEDENT.

8.1. Conditions to Initial Advances. The agreement of Lenders to make the initial Advances requested to be made on the Closing Date is subject to the satisfaction, or waiver by Agent, immediately prior to or concurrently with the making of such Advances, of the following conditions precedent (excluding the Swedish Availability Conditions, as applicable):

(a) Note. Agent shall have received the Notes duly executed and delivered by an authorized officer of each Borrower;

(b) Other Documents. Agent shall have received each of the executed Other Documents, as applicable;

(c) Financial Condition Certificates. Agent shall have received an executed Financial Condition Certificate in the form of Exhibit 8.1(c);

(d) Closing Certificate. Agent shall have received a closing certificate signed by the Authorized Officer of each Loan Party dated as of the date hereof, stating that (i) all representations and warranties set forth in this Agreement and the Other Documents are true and correct on and as of such date, and (ii) on such date no Default or Event of Default has occurred or is continuing;

(e) Borrowing Base. Agent shall have received evidence from Borrowers that the aggregate amount of Eligible Domestic Receivables, Eligible Domestic Inventory and Eligible Equipment is sufficient in value and amount to support Advances in the amount requested by US Borrowers on the Closing Date;

(f) Closing Date Undrawn Availability. After giving effect to the initial Advances hereunder, Borrowers shall have Closing Date Undrawn Availability of at least Thirty-Five Million and 00/100 Dollars ($35,000,000.00);

(g) Blocked Accounts. Borrowers shall have opened the Depository Accounts with Agent or Agent shall have received duly executed agreements establishing the Blocked Accounts with financial institutions acceptable to Agent for the collection or servicing of the Receivables and proceeds of the Collateral and Agent shall have entered into control agreements with the applicable financial institutions in form and substance satisfactory to Agent with respect to such Blocked Accounts;

(h) Filings, Registrations and Recordings. Each document (including any Uniform Commercial Code financing statement) required by this Agreement, any related agreement or under law or reasonably requested by Agent to be filed, registered or recorded in order to create, in favor of Agent, a perfected security interest in or lien upon the Collateral shall have been properly filed, registered or recorded in each jurisdiction in which the filing, registration or recordation thereof is so required or requested, and Agent shall have received an acknowledgment copy, or other evidence satisfactory to it, of each such filing, registration or recordation and satisfactory evidence of the payment of any necessary fee, tax or expense relating thereto;

(i) Lien Waiver Agreements. Agent shall have received Lien Waiver Agreements with respect to all locations or places at which Inventory, Equipment and books and records are located;

(j) Secretary’s Certificates, Authorizing Resolutions and Good Standings of Borrowers. Agent shall have received a certificate of the Secretary or Assistant Secretary (or other equivalent officer, partner or manager) of each Borrower in form and substance satisfactory to Agent dated as of the Closing Date which shall certify (i) copies of resolutions in form and substance reasonably satisfactory to Agent, of the board of directors (or other equivalent governing body, member or partner) of such Borrower authorizing (x) the execution, delivery and performance of this Agreement, the Notes and each Other Document to which such Borrower is a party (including authorization of the incurrence of indebtedness, borrowing of Revolving Advances and Swing Loans and requesting of Letters of Credit on a joint and several basis with all Borrowers as provided for herein), and (y) the granting by such Borrower of the security interests in and liens upon the Collateral to secure all of the joint and several Obligations of Borrowers (and such certificate shall state that such resolutions have not been amended, modified, revoked or rescinded as of the date of such certificate), (ii) the incumbency and signature of the officers of such Borrower authorized to execute this Agreement and the Other Documents, (iii) copies of the Organizational Documents of such Borrower as in effect on such date, complete with all amendments thereto, and (iv) the good standing (or equivalent status) of such Borrower in its jurisdiction of organization and each applicable jurisdiction where the conduct of such Borrower’s business activities or the ownership of its properties necessitates qualification, as evidenced by good standing certificate(s) (or the equivalent thereof issued by any applicable jurisdiction) dated not more than thirty (30) days prior to the Closing Date, issued by the Secretary of State or other appropriate official of each such jurisdiction;

(k) Secretary’s Certificates, Authorizing Resolutions and Good Standings of Guarantors. Agent shall have received a certificate of the Secretary or Assistant Secretary (or other equivalent officer, partner or manager) of each Guarantor in form and substance satisfactory to Agent dated as of the Closing Date which shall certify (i) copies of resolutions in form and substance reasonably satisfactory to Agent, of the board of directors (or other equivalent governing body, member or partner) of each Guarantor authorizing (x) the execution, delivery and performance of such Guarantor’s Guaranty and each Other Document to which such Guarantor is a party and (y) the granting by such Guarantor of the security interests in and liens upon the Collateral to secure its obligations under its Guaranty (and such certificate shall state that such resolutions have not been amended, modified, revoked or rescinded as of the date of such certificate), (ii) the incumbency and signature of the officers of such Guarantor authorized to execute this Agreement and the Other Documents, (iii) copies of the Organizational Documents of such Guarantor as in effect on such date, complete with all amendments thereto, and (iv) the good standing (or equivalent status) of such Guarantor in its jurisdiction of organization and each applicable jurisdiction where the conduct of such Guarantor’s business activities or the ownership of its properties necessitates qualification, as evidenced by good standing certificate(s) (or the equivalent thereof issued by any applicable jurisdiction) dated not more than thirty (30) days prior to the Closing Date, issued by the Secretary of State or other appropriate official of each such jurisdiction;

(l) Legal Opinions. Agent shall have received the executed legal opinion of Cozen O’Connor with respect to the Domestic Loan Parties, Addleshaw Goddard with respect to the UK Borrower and Davy Rolland and Wistrand Advokatbyråwith respect to the Swedish Borrower and Akers, in each case, in form and substance satisfactory to Agent which shall cover such matters incident to the transactions contemplated by this Agreement, the Notes, the Other Documents, and related agreements as Agent may reasonably require and each Loan Party hereby authorizes and directs such counsel to deliver such opinions to Agent and Lenders;

(m) No Litigation. No litigation, investigation or proceeding before or by any arbitrator or Governmental Body shall be continuing or, to the knowledge of any Loan Party, threatened against any Loan Party or against the officers or directors of any Loan Party (A) in connection with this Agreement, the Other Documents or any of the transactions contemplated thereby and which, in the reasonable opinion of Agent, is deemed material or (B) which could, in the reasonable opinion of Agent, have a Material Adverse Effect; and (ii) no injunction, writ, restraining order or other order of any nature materially adverse to any Loan Party or the conduct of its business or inconsistent with the due consummation of the Transactions shall have been issued by any Governmental Body;

(n) Collateral Examination. Agent shall have completed Collateral examinations and received appraisals, the results of which shall be satisfactory in form and substance to Agent, of the Receivables, Inventory, General Intangibles and equipment of each Loan Party and all books and records in connection therewith;

(o) Fees and Expenses. Agent shall have received all fees payable to Agent and Lenders on or prior to the Closing Date hereunder, including pursuant to Article III hereof and the Fee Letter or under any Other Document, and reimbursement of all costs and expenses incurred as of the Closing Date which are payable or reimbursable under this Agreement or any Other Document and for which reimbursement has been requested;

(p) Pro Forma Financial Statements. Agent shall have received a copy of the Pro Forma Financial Statements which shall be satisfactory in all respects to Agent;

(q) Insurance. Agent shall have received in form and substance satisfactory to Agent, (i) evidence that adequate insurance, including without limitation, casualty and liability insurance, required to be maintained under this Agreement is in full force and effect, (ii) insurance certificates issued by Loan Parties’ insurance broker containing such information regarding Loan Parties’ casualty and liability insurance policies as Agent shall request and naming Agent as an additional insured, lenders loss payee and/or mortgagee, as applicable, and (iii) loss payable endorsements issued by Loan Parties’ insurer naming Agent as lenders loss payee, as applicable;

(r) Payment Instructions. Agent shall have received written instructions from Borrowing Agent directing the application of proceeds of the initial Advances made pursuant to this Agreement;

(s) Consents. Agent shall have received any and all Consents reasonably necessary to permit the effectuation of the transactions contemplated by this Agreement and the Other Documents; and, Agent shall have received such Consents and waivers of such third parties as might assert claims with respect to the Collateral, as Agent and its counsel shall deem necessary;

(t) No Adverse Material Change. (i) Since December 31, 2020, there shall not have occurred any event, condition or state of facts which could reasonably be expected to have a Material Adverse Effect and (ii) no representations made or information supplied to Agent or Lenders shall have been proven to be inaccurate or misleading in any material respect;

(u) Contract Review. Agent shall have received and reviewed all Material Contracts of Loan Parties including leases, union contracts, labor contracts, vendor supply contracts, license agreements and distributorship agreements and such contracts and agreements shall be satisfactory in all respects to Agent;

(v) Compliance with Laws. Agent shall be reasonably satisfied that each Loan Party is in compliance with all pertinent federal, state, local or territorial regulations, including those with respect to the Federal Occupational Safety and Health Act, the Environmental Protection Act, ERISA and the Anti-Terrorism Laws, except to the extent the failure to be in compliance could reasonably be expected to have a Material Adverse Effect;

(w) Certificate of Beneficial Ownership; USA Patriot Act Diligence. Agent and each Lender shall have received, in form and substance acceptable to Agent and each Lender an executed Certificate of Beneficial Ownership and such other documentation and other information requested in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act; and

(x) Other. All corporate and other proceedings, and all documents, instruments and other legal matters in connection with the Transactions shall be satisfactory in form and substance to Agent and its counsel.

8.2. Conditions to Each Advance. The agreement of Lenders to make any Advance requested to be made on any date (including the initial Advance), is subject to the satisfaction of the following conditions precedent as of the date such Advance is made:

(a) Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to this Agreement, the Other Documents and any related agreements to which it is a party, and each of the representations and warranties contained in any certificate, document or financial or other statement furnished at any time under or in connection with this Agreement, the Other Documents or any related agreement shall be true and correct in all respects on and as of such date as if made on and as of such date (except to the extent any such representation or warranty expressly relates only to any earlier and/or specified date);

(b) No Default. No Event of Default or Default shall have occurred and be continuing on such date, or would exist after giving effect to the Advances requested to be made, on such date; provided, however that Agent, in its sole discretion, may continue to make Advances notwithstanding the existence of an Event of Default or Default and that any Advances so made shall not be deemed a waiver of any such Event of Default or Default; and

(c) Maximum Advances. In the case of any type of Advance requested to be made, after giving effect thereto, the aggregate amount of such type of Advance shall not exceed the maximum amount of such type of Advance permitted under this Agreement.

Each request for an Advance by any Borrower hereunder shall constitute a representation and warranty by each Loan Party as of the date of such Advance that the conditions contained in this subsection shall have been satisfied.

8.3. [Reserved].

IX. INFORMATION AS TO LOAN PARTIES.

Each Loan Party shall, or (except with respect to Section 9.11) shall cause Borrowing Agent on its behalf to, until satisfaction in full of the Obligations and the termination of this Agreement (it being understood and agreed that all references, if any, in this Article VI to Code, Controlled Group, Environmental Laws, ERISA, Federal Occupational Safety and Health Act, Internal Revenue Service, Multiemployer Plan, Multiemployer Pension Plan Amendments Act of 1980, PBGC, Pension Benefit Plan, Plan, SEC or Termination Event, shall be deemed to be references to the jurisdictional equivalent thereof, if any, with respect to the UK Borrower, Davy Roll or the Swedish Borrowers):

9.1. Disclosure of Material Matters. Promptly upon learning thereof, report to Agent all matters materially affecting the value, enforceability or collectability of any portion of the Collateral, including any Loan Party’s reclamation or repossession of, or the return to any Loan Party of, a material amount of goods or claims or material disputes asserted by any Customer or other obligor.

9.2. Schedules. Deliver to Agent, on or before the twentieth (20th) day of each month as and for the prior month, (a) accounts receivable ageings inclusive of reconciliations to the general ledger, (b) accounts payable schedules inclusive of reconciliations to the general ledger, and (c) Inventory reports. During any applicable Trigger Period, (i) within three (3) Business Days of the commencement of such applicable Trigger Period, a sales report/roll forward for the prior week shall be furnished to the Agent and the Lenders based on the most recent calendar week ended five (5) days or more prior to the commencement of such applicable Trigger Period, and (ii) thereafter, within three (3) Business Days after each calendar week until such time as such applicable Trigger Period has ended, a sales report/roll forward for the prior week shall be furnished to the Agent and the Lenders based on the most recently ended calendar week. In addition, each Loan Party will deliver to Agent at such intervals as Agent may require: (i) confirmatory assignment schedules; (ii) copies of Customer’s invoices; (iii) evidence of shipment or delivery; and (iv) such further schedules, documents and/or information regarding the Collateral as Agent may require including trial balances and test verifications. Agent shall have the right to confirm and verify all Receivables by any manner and through any medium it considers advisable and do whatever it may deem reasonably necessary to protect its interests hereunder. The items to be provided under this Section are to be in form satisfactory to Agent and executed by each Loan Party and delivered to Agent from time to time solely for Agent’s convenience in maintaining records of the Collateral, and any Loan Party’s failure to deliver any of such items to Agent shall not affect, terminate, modify or otherwise limit Agent’s Lien with respect to the Collateral. Unless otherwise agreed to by Agent, the items to be provided under this Section 9.2 shall be delivered to Agent by the specific method of Approved Electronic Communication designated by Agent.

9.3. Environmental Reports.

(a) In the event any Loan Party obtains, gives or receives notice of any Release or threat of Release of a reportable quantity of any Hazardous Materials at the Real Property (any such event being hereinafter referred to as a “Hazardous Discharge”) or receives any notice of violation, request for information or notification that it is potentially responsible for investigation or cleanup of environmental conditions at the Real Property, demand letter or complaint, order, citation, or other written notice with regard to any Hazardous Discharge or violation of Environmental Laws affecting the Real Property or any Loan Party’s interest therein or the operations or the business (any of the foregoing is referred to herein as an “Environmental Complaint”) from any Person, including any Governmental Body in each case where the facts underlying such occurrence described in the preceding clause would reasonably be expected to result in a Material Adverse Effect, then Borrowing Agent shall, within five (5) Business Days, give written notice of same to Agent detailing facts and circumstances of which any Loan Party is aware giving rise to the Hazardous Discharge or Environmental Complaint. Such information is to be provided to allow Agent to protect its security interest in and Lien on the Collateral and is not intended to create nor shall it create any obligation upon Agent or any Lender with respect thereto.

(b) Borrowing Agent shall promptly forward to Agent copies of any request for information, notification of potential liability, demand letter relating to potential responsibility with respect to the investigation or cleanup of Hazardous Materials at any other site owned, operated or used by any Loan Party to manage of Hazardous Materials in each case where the facts underlying such occurrence described in the preceding clause would reasonably be expected to result in a Material Adverse Effect, and shall continue to forward copies of correspondence between any Loan Party and the Governmental Body regarding such claims to Agent until the claim is settled. Borrowing Agent shall promptly forward to Agent copies of all documents and reports concerning a Hazardous Discharge or Environmental Complaint at the Real Property, operations or business that any Loan Party is required to file under any Environmental Laws. Such information is to be provided solely to allow Agent to protect Agent’s security interest in and Lien on the Collateral.

9.4. Litigation. Promptly notify Agent in writing of any claim, litigation, suit or administrative proceeding affecting any Borrower or any Guarantor, whether or not the claim is covered by insurance, and of any litigation, suit or administrative proceeding, which in any such case affects the Collateral or which could reasonably be expected to have a Material Adverse Effect.

9.5. Material Occurrences. Promptly notify Agent in writing upon the occurrence of: (a) any Event of Default or Default; (b) any event, development or circumstance whereby any financial statements or other reports furnished to Agent fail in any material respect to present fairly, in accordance with GAAP consistently applied, the financial condition or operating results of any Loan Party as of the date of such statements; (e) any accumulated Pension Benefit Plan funding deficiency which, if such deficiency continued for two plan years and was not corrected as provided in Section 4971 of the Code or sections 38 to 51 of the Pensions Act 2004, could subject any Loan Party to a tax imposed by Section 4971 of the Code or the issue of a Financial Support Direction or a Contribution Notice by the Pensions Regulator that could reasonably be expected to result in a Material Adverse Effect; (c) each and every default by any Loan Party which might result in the acceleration of the maturity of any Indebtedness, including the names and addresses of the holders of such Indebtedness with respect to which there is a default existing or with respect to which the maturity has been or could be accelerated, and the amount of such Indebtedness; and (d) any other development in the business or affairs of any Borrower or any Guarantor, which could reasonably be expected to have a Material Adverse Effect; in each case describing the nature thereof and the action Loan Parties propose to take with respect thereto.

9.6. Government Receivables. To the extent that any such Receivable is to be included in the US Formula Amount, notify Agent promptly if any of its applicable Receivables arise out of contracts between any Loan Party and the United States, any state, or any department, agency or instrumentality of any of them.

9.7. Annual Financial Statements. Furnish Agent within ninety (90) days after the end of each fiscal year of the Loan Parties, financial statements of the Loan Parties and their Subsidiaries on a consolidated basis including, but not limited to, statements of income and stockholders’ equity and cash flow from the beginning of the current fiscal year to the end of such fiscal year and the balance sheet as at the end of such fiscal year, all prepared in accordance with GAAP applied on a basis consistent with prior practices, and in reasonable detail and reported upon without qualification by an independent certified public accounting firm selected by the Loan Parties and satisfactory to Agent (the “Accountants”), along with the supporting consolidating statement of income and balance sheet for the same period. In addition, the reports shall be accompanied by a Compliance Certificate.

9.8. Quarterly Financial Statements. Furnish Agent within forty-five (45) days after the end of each of the first (1st) three (3) fiscal quarters in each fiscal year an unaudited balance sheet of the Loan Parties and their Subsidiaries on a consolidated basis and unaudited statements of income and cash flow of the Loan Parties and their Subsidiaries on a consolidated basis reflecting results of operations from the beginning of the fiscal year to the end of such quarter and for such quarter, prepared on a basis consistent with prior practices and complete and correct in all material respects, subject to normal and recurring year-end adjustments that individually and in the aggregate are not material to the Loan Parties and their Subsidiaries’ business operations and setting forth in comparative form the respective financial statements for the corresponding date and period in the previous fiscal year, along with the supporting consolidating statement of income and balance sheet reflecting results of operations from the beginning of the fiscal year to the end of such quarter. The reports shall be accompanied by a Compliance Certificate.

9.9. Monthly Financial Statements. Furnish Agent within thirty (30) days after the end of each month (other than for the months of March, June, September and December which shall be delivered in accordance with Sections 9.7 and 9.8 as applicable), an unaudited balance sheet of the Loan Parties and their Subsidiaries on a consolidated basis and unaudited statements of income of the Loan Parties and their Subsidiaries on a consolidated basis reflecting results of operations from the beginning of the fiscal year to the end of such month and for such month, prepared on a basis consistent with prior practices and complete and correct in all material respects, subject to normal and recurring year-end adjustments that individually and in the aggregate are not material to the Loan Parties and their Subsidiaries’ business operations and setting forth in comparative form the respective financial statements for the corresponding date and period in the previous fiscal year, along with the supporting consolidating statement of income and balance sheet reflecting results of operations from the beginning of the fiscal year to the end of such month. The reports shall be accompanied by a Compliance Certificate.

Information required to be delivered pursuant to Sections 9.7 and 9.8 above, shall be deemed to have been delivered to the Agent and each Lender on the date on which such information is available on the website of the SEC at http://www.sec.govwithout charge (to the extent such information has been posted or is available as described in such notice).

9.10. Borrowing Certificates. Furnish Agent and Lenders within twenty (20) days after the end of each month as and for the prior month a Borrowing Base Certificate, in form and substance satisfactory to Agent (which shall be calculated as of the last day of the prior month and which shall not be binding upon Agent or restrictive of Agent’s rights under this Agreement). During any applicable Trigger Period, (i) within three (3) Business Days of the commencement of such applicable Trigger Period, a Borrowing Base Certificate shall be furnished to the Agent and the Lenders based on the most recent calendar week ended five (5) days or more prior to the commencement of such applicable Trigger Period, and (ii) thereafter, within three (3) Business Days after each calendar week until such time as such applicable Trigger Period has ended, a Borrowing Base Certificate shall be furnished to the Agent and the Lenders based on the most recently ended calendar week.

9.11. Other Reports. Furnish Agent as soon as available, but in any event within ten (10) days after the issuance thereof, (i)with copies of such financial statements, reports and returns as each Loan Party shall send to its stockholders and/or members and (ii) copies of all notices, reports (including Form 8-K), registration statements and prospectuses and other shareholder communications, filed by Ampco-Pitt Corp. with the SEC and not posted to the EDGAR website.

9.12. Additional Information. Furnish Agent with such additional information as Agent shall reasonably request in order to enable Agent to determine whether the terms, covenants, provisions and conditions of this Agreement and the Other Documents have been complied with by Loan Parties including, without the necessity of any request by Agent, (a) copies of all environmental audits and reviews, (b) at least thirty (30) days prior thereto, notice of any Loan Party’s opening of any new office or place of business or any Loan Party’s closing of any existing office or place of business, (c) promptly upon any Loan Party’s learning thereof, notice of any labor dispute to which any Loan Party may become a party, any strikes or walkouts relating to any of its plants or other facilities, and the expiration of any labor contract to which any Loan Party is a party or by which any Loan Party is bound and (d) promptly upon any Loan Party’s learning thereof, notice of any applicable Customer ceasing to be a Designated Customer.

9.13. Projected Operating Budget. Furnish Agent, no later than thirty (30) days after the beginning of each Loan Party’s fiscal years commencing with fiscal year 2021, a projected statement of income and cash flow of the Loan Parties and their Subsidiaries on a consolidated basis for such fiscal year and a balance sheet as at the end of the fiscal year, projected sales, operating income and net income on a consolidated basis for each quarter, and projected sales and operating income by operating entity. Such projections to be accompanied by a certificate signed by the Authorized Officer of the Borrowing Agent to the effect that such projections have been prepared on the basis of sound financial planning practice consistent with past budgets and financial statements and that such officer has no reason to question the reasonableness of any material assumptions on which such projections were prepared (it being understood that such projections are and will be subject to significant uncertainties and contingencies, many of which are beyond the Loan Parties’ control, and that no assurance can be given that the projections will be realized).

9.14. Variances From Operating Budget. Furnish Agent, concurrently with the delivery of the financial statements referred to in Sections 9.7, 9.8 and 9.9, a written report providing an overview of operating results of each operating entity.

9.15. Notice of Suits, Adverse Events. Furnish Agent with prompt written notice of (i) any lapse or other termination of any Consent issued to any Loan Party by any Governmental Body or any other Person that is material to the operation of any Loan Party’s business, (ii) any refusal by any Governmental Body or any other Person to renew or extend any such Consent; and (iii) copies of any periodic or special reports filed by any Borrower or any Guarantor with any Governmental Body or Person, if such reports indicate any material change in the business, operations, affairs or condition of any Borrower or any Guarantor, or if copies thereof are requested by Lender, and (iv) copies of any material notices and other material communications related to material matters from any Governmental Body or Person which specifically relate to any Borrower or any Guarantor.

9.16. ERISA Notices and Requests. Furnish Agent with prompt written notice in the event that (i) any Loan Party or any member of the Controlled Group knows or has reason to know that a Termination Event has occurred, together with a written statement describing such Termination Event and the action, if any, which such Loan Party or any member of the Controlled Group has taken, is taking, or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, Department of Labor or PBGC with respect thereto, (ii) except for actions or omissions correctable under EPCRS or VFCP and which could not reasonably be expected to result in a Material Adverse Effect any Loan Party or any member of the Controlled Group knows or has reason to know that a non-exempt prohibited transaction (as defined in Sections 406 of ERISA and 4975 of the Code) has occurred together with a written statement describing such transaction and the action which such Loan Party or any member of the Controlled Group has taken, is taking or proposes to take with respect thereto, (iii) a funding waiver request has been filed with respect to any Plan together with all communications received by any Loan Party or any member of the Controlled Group with respect to such request, (iv) subject to the impacts of plan terminations and consolidations and the impact of labor contracts, any increase in the benefits of any existing Plan or the establishment of any new Plan or the commencement of contributions to any Plan to which any Loan Party or any member of the Controlled Group was not previously contributing shall occur, (v) any Loan Party or any member of the Controlled Group shall receive from the PBGC a notice of intention to terminate a Plan or to have a trustee appointed to administer a Plan, together with copies of each such notice, (vi) any Loan Party or any member of the Controlled Group shall receive any favorable or unfavorable determination letter from the Internal Revenue Service regarding the qualification of a Plan under Section 401(a) of the Code, together with copies of each such letter; (vii) any Loan Party or any member of the Controlled Group shall receive a notice regarding the imposition of withdrawal liability, together with copies of each such notice; (viii) any Loan Party or any member of the Controlled Group shall fail to make a required installment or any other required payment under the Code or ERISA on or before the due date for such installment or payment; or (ix) any Loan Party or any member of the Controlled Group has received written notice or otherwise knows that (a) a Multiemployer Plan has been terminated, (b) the administrator or plan sponsor of a Multiemployer Plan intends to terminate a Multiemployer Plan, (c) the PBGC has instituted or will institute proceedings under Section 4042 of ERISA to terminate a Multiemployer Plan or (d) a Multiemployer Plan is subject to Section 432 of the Code or Section 305 of ERISA.

9.17. Additional Documents. Execute and deliver to Agent, upon request, such documents and agreements as Agent may, from time to time, reasonably request to carry out the purposes, terms or conditions of this Agreement.

9.18. Updates to Certain Schedules. Deliver to Agent promptly as shall be required to maintain the related representations and warranties as true and correct, updates to Schedules 4.4 (Locations of equipment and Inventory), 5.24 (Equity Interests), and 5.25 (Commercial Tort Claims); provided, that absent the occurrence and continuance of any Event of Default, Loan Party shall only be required to provide such updates on a monthly basis in connection with delivery of a Compliance Certificate with respect to the applicable month. Any such updated Schedules delivered by Loan Parties to Agent in accordance with this Section 9.17 shall automatically and immediately be deemed to amend and restate the prior version of such Schedule previously delivered to Agent and attached to and made part of this Agreement.

9.19. Financial Disclosure. Each Loan Party hereby irrevocably authorizes and directs all accountants and auditors employed by such Loan Party at any time during the Term to exhibit and deliver to Agent and each Lender copies of any of such Loan Party’s financial statements, trial balances or other accounting records of any sort in the accountant’s or auditor’s possession, and to disclose to Agent and each Lender any information such accountants may have concerning such Loan Party’s financial status and business operations. Each Loan Party hereby authorizes all Governmental Bodies to furnish to Agent and each Lender copies of reports or examinations relating to such Loan Party, whether made by such Loan Party or otherwise; however, Agent and each Lender will attempt to obtain such information or materials directly from such Loan Party prior to obtaining such information or materials from such accountants or Governmental Bodies.

X. EVENTS OF DEFAULT.

The occurrence of any one or more of the following events shall constitute an “Event of Default”:

10.1. Nonpayment. Failure by any Loan Party to pay when due (a) any principal or interest on the Obligations (including without limitation pursuant to Section 2.9), or (b) any other fee, charge, amount or liability provided for herein or in any Other Document, in each case whether at maturity, by reason of acceleration pursuant to the terms of this Agreement, by notice of intention to prepay or by required prepayment.

10.2. Breach of Representation. Any representation or warranty made or deemed made by any Loan Party or any Guarantor in this Agreement, any Other Document or any related agreement or in any certificate, document or financial or other statement furnished at any time in connection herewith or therewith shall prove to have been incorrect or misleading in any material respect on the date when made or deemed to have been made;

10.3. Financial Information. Failure by any Loan Party to (i) furnish financial information when due or when requested, or (ii) permit the inspection of its books or records or access to its premises for audits and appraisals in accordance with the terms hereof;

10.4. Judicial Actions and Seizures. (I) Issuance of a notice of Lien, levy, assessment, injunction, garnishment, writ of execution or attachment (a) against any Loan Party’s Inventory or Receivables or (b) against a material portion of any Loan Party’s other property which is not stayed or lifted within thirty (30) days or (II) (a) the seizure, garnishment or taking by a Governmental Body, or any Borrower or any Guarantor, of any portion of the Collateral, or (b) the title and rights of any Loan Party which is the owner of any material portion of the Collateral shall have become the subject matter of claim, litigation, suit, garnishment or other proceeding which might, in the opinion of Agent, upon final determination, result in impairment or loss of the security provided by this Agreement or the Other Document;

10.5. Noncompliance. Except as otherwise provided for in Sections 10.1, 10.3 and 10.5(ii), (i) failure or neglect of any Borrower, any Guarantor or any Person to perform, keep or observe any term, provision, condition, covenant herein contained, or contained in any Other Document or any other agreement or arrangement, now or hereafter entered into between any Borrower, any Guarantor or such Person, and Agent or any Lender, or (ii) failure or neglect of any Loan Party to perform, keep or observe any term, provision, condition or covenant, contained in Sections 4.5, 6.1, 6.3, 6.11, 6.13, 9.4 or 9.6 hereof which is not cured within ten (10) days from the occurrence of such failure or neglect;

10.6. Judgments. Any (a) judgment or judgments, writ(s), order(s) or decree(s) for the payment of money are rendered against any Borrower or any Guarantor for an aggregate Dollar Equivalent amount in excess of Five Million and 00/100 Dollars ($5,000,000.00) or against all Borrowers or Guarantors for an aggregate amount in excess of Five Million and 00/100 Dollars ($5,000,000.00) and (b) (i) action shall be legally taken by any judgment creditor to levy upon assets or properties of any Borrower or any Guarantor to enforce any such judgment, (ii) such judgment shall remain undischarged for the earlier of a period of thirty (30) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, shall not be in effect, or (iii) any Liens arising by virtue of the rendition, entry or issuance of such judgment upon assets or properties of any Borrower or any Guarantor shall be senior to any Liens in favor of Agent on such assets or properties;

10.7. Bankruptcy. Any Borrower, any Guarantor, any Subsidiary or Affiliate of any Borrower shall (i) apply for, consent to or suffer the appointment of, or the taking of possession by, a receiver, receiver and manager, administrator, monitor, custodian, trustee, liquidator or similar fiduciary of itself or of all or a substantial part of its property, (ii) admit in writing its inability, or be generally unable, to pay its debts as they become due or cease operations of its present business, (iii) make a general assignment for the benefit of creditors, (iv) commence a voluntary case under any state, provincial or federal bankruptcy or receivership laws (or the jurisdictional equivalent Law applicable to the UK Borrower, Davy Roll and/or a Swedish Borrower) (as now or hereafter in effect), (v) be adjudicated a bankrupt or insolvent (including by entry of any order for relief in any involuntary bankruptcy or insolvency proceeding commenced against it), (vi) file a petition seeking to take advantage of any other Applicable Law providing for the relief of debtors, (vii) acquiesce to, or fail to have dismissed prior to the earlier of (A) the date on which such petition is advertised or (B) forty-five (45) days from the date of filing, any petition filed against it in any involuntary case under such bankruptcy laws, or (viii) take any action for the purpose of effecting any of the foregoing or (ix) take or acquiesce to an equivalent action in any applicable jurisdiction;

10.8. [Reserved].

10.9. Lien Priority. Any Lien created hereunder or provided for hereby or under any related agreement for any reason ceases to be or is not a valid and perfected Lien having a first priority interest (subject only to Permitted Encumbrances);

10.10. [Reserved].

10.11. Cross Default. Either (x) any specified “event of default” under any Indebtedness (other than the Obligations) of any Loan Party with a then-outstanding principal balance (or, in the case of any Indebtedness not so denominated, with a then-outstanding total obligation amount) of Five Million and 00/100 Dollars ($5,000,000.00) or more, or any other event or circumstance which would permit the holder of any such Indebtedness of any Loan Party to accelerate such Indebtedness (and/or the obligations of Loan Party thereunder) prior to the scheduled maturity or termination thereof, shall occur (regardless of whether the holder of such Indebtedness shall actually accelerate, terminate or otherwise exercise any rights or remedies with respect to such Indebtedness) or (y) a default of the obligations of any Loan Party under any other agreement to which it is a party shall occur which has or is reasonably likely to have a Material Adverse Effect;

10.12. Breach of Guaranty or Pledge Agreement. Termination or breach of any Guaranty, Pledge Agreement or similar agreement executed and delivered to Agent in connection with the Obligations of any Borrower, or if any Guarantor or pledgor attempts to terminate, challenges the validity of, or its liability under, any such Guaranty, Pledge Agreement or similar agreement;

10.13. Change of Control. Any Change of Control shall occur;

10.14. Invalidity. Any material provision of this Agreement or any Other Document shall, for any reason, cease to be valid and binding on any Borrower or any Guarantor, or any Borrower or any Guarantor shall so claim in writing to Agent or any Lender or any Loan Party challenges the validity of or its liability under this Agreement or any Other Document;

10.15. [Reserved].

10.16. Operations. The operations of any Borrower’s or any Guarantor’s manufacturing facility are interrupted (other than in connection with any regularly scheduled shutdown for employee vacations and/or maintenance in the Ordinary Course of Business) at any time for more than ten (10) consecutive days and to the extent such interruption is reasonably likely to result in a Material Adverse Effect, unless such Borrower or Guarantor shall (i) be entitled to receive for such period of interruption, proceeds of business interruption insurance sufficient to assure that its per diem cash needs during such period is at least equal to its average per diem cash needs for the consecutive three month period immediately preceding the initial date of interruption and (ii) receive such proceeds in the amount described in clause (i) preceding not later than thirty (30) days following the initial date of any such interruption; provided, however, that notwithstanding the provisions of clauses (i) and (ii) of this section, an Event of Default shall be deemed to have occurred if such Borrower or Guarantor shall be receiving the proceeds of business interruption insurance for a period of thirty (30) consecutive days;

10.17. Pension Plans. (i) An event or condition specified in Sections 6.12, 7.16 or 9.16 hereof shall occur or exist with respect to any Plan and, as a result of such event or condition, together with all other such events or conditions, any Loan Party or any member of the Controlled Group shall incur, or in the opinion of Agent be reasonably likely to incur, a liability to a Plan or the PBGC (or each) that could reasonably be expected to result in a Material Adverse Effect, (ii) the Pensions Regulator issues a Financial Support Direction or a Contribution Notice to any Loan Party incorporated in England and Wales, which, in the reasonable judgment of Agent, would have a Material Adverse Effect; or (iii) the occurrence of any Termination Event or any Loan Party’s failure to immediately report a Termination Event in accordance with Section 9.16 hereof.

10.18. Anti-Money Laundering/International Trade Law Compliance. Any representation, warranty or covenant contained in Section16.18 is or becomes false or misleading at any time.

XI. LENDERS’ RIGHTS AND REMEDIES AFTER DEFAULT.

11.1. Rights and Remedies.

(a) Upon the occurrence of: (i) an Event of Default pursuant to Section 10.7 (other than Section 10.7(vii)), all Obligations shall be immediately due and payable and this Agreement and the obligation of Lenders to make Advances shall be deemed terminated, (ii) any of the other Events of Default and at any time thereafter, at the option of Agent or at the direction of Required Lenders all Obligations shall be immediately due and payable and Agent or Required Lenders shall have the right to terminate this Agreement and to terminate the obligation of Lenders to make Advances; and (iii) without limiting Section 8.2 hereof, any Default under Sections 10.7(vii) hereof, the obligation of Lenders to make Advances hereunder shall be suspended until such time as such involuntary petition shall be dismissed. Upon the occurrence of any Event of Default, Agent shall have the right to exercise any and all rights and remedies provided for herein, under the Other Documents, under the Uniform Commercial Code, any Applicable Laws and at law or equity generally, including, without limitation, the right to foreclose the security interests granted herein and to realize upon any Collateral by any available judicial procedure and/or to take possession of and sell any or all of the Collateral with or without judicial process. Agent may enter any of any Loan Party’s premises or other premises without legal process and without incurring liability to any Loan Party therefor, and Agent may thereupon, or at any time thereafter, in its discretion without notice or demand, take the Collateral and remove the same to such place as Agent may deem advisable and Agent may require Loan Parties to make the Collateral available to Agent at a convenient place. With or without having the Collateral at the time or place of sale, Agent may sell the Collateral, or any part thereof, at public or private sale, at any time or place, in one or more sales, at such price or prices, and upon such terms, either for cash, credit or future delivery, as Agent may elect. Except as to that part of the Collateral which is perishable or threatens to decline speedily in value or is of a type customarily sold on a recognized market, Agent shall give Loan Parties reasonable notification of such sale or sales, it being agreed that in all events written notice mailed to Borrowing Agent at least ten (10) days prior to such sale or sales is reasonable notification. At any public sale Agent or any Lender may bid (including credit bid) for and become the purchaser, and Agent, any Lender or any other purchaser at any such sale thereafter shall hold the Collateral sold absolutely free from any claim or right of whatsoever kind, including any equity of redemption and all such claims, rights and equities are hereby expressly waived and released by each Loan Party. In connection with the exercise of the foregoing remedies, including the sale of Inventory, Agent is granted a perpetual nonrevocable, royalty free, nonexclusive license and Agent is granted permission to use all of each Loan Party’s (a) Intellectual Property which is used or useful in connection with Inventory for the purpose of marketing, advertising for sale and selling or otherwise disposing of such Inventory and (b) equipment for the purpose of completing the manufacture of unfinished goods. The cash proceeds realized from the sale of any Collateral shall be applied to the Obligations in the order set forth in Section 11.5 hereof. Noncash proceeds will only be applied to the Obligations as they are converted into cash. If any deficiency shall arise, Loan Parties shall remain liable to Agent and Lenders therefor.

(b) To the extent that Applicable Law imposes duties on Agent to exercise remedies in a commercially reasonable manner, each Loan Party acknowledges and agrees that it is not commercially unreasonable for Agent: (i) to fail to incur expenses reasonably deemed significant by Agent to prepare Collateral for disposition or otherwise to complete raw material or work in process into finished goods or other finished products for disposition; (ii) to fail to obtain third party consents for access to Collateral to be disposed of, or to obtain or, if not required by other law, to fail to obtain governmental or third party consents for the collection or disposition of Collateral to be collected or disposed of; (iii) to fail to exercise collection remedies against Customers or other Persons obligated on Collateral or to remove Liens on or any adverse claims against Collateral; (iv) to exercise collection remedies against Customers and other Persons obligated on Collateral directly or through the use of collection agencies and other collection specialists; (v) to advertise dispositions of Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature; (vi) to contact other Persons, whether or not in the same business as any Loan Party, for expressions of interest in acquiring all or any portion of such Collateral; (vii) to hire one or more professional auctioneers to assist in the disposition of Collateral, whether or not the Collateral is of a specialized nature; (viii) to dispose of Collateral by utilizing internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capacity of doing so, or that match buyers and sellers of assets; (ix) to dispose of assets in wholesale rather than retail markets; (x) to disclaim disposition warranties, such as title, possession or quiet enjoyment, (xi) to purchase insurance or credit enhancements to insure Agent against risks of loss, collection or disposition of Collateral or to provide to Agent a guaranteed return from the collection or disposition of Collateral; or (xii) to the extent deemed appropriate by the Agent, to obtain the services of other brokers, investment bankers, consultants and other professionals to assist Agent in the collection or disposition of any of the Collateral. Each Loan Party acknowledges that the purpose of this Section 11.1(b) is to provide non-exhaustive indications of what actions or omissions by Agent would not be commercially unreasonable in Agent’s exercise of remedies against the Collateral and that other actions or omissions by Agent shall not be deemed commercially unreasonable solely on account of not being indicated in this Section 11.1(b). Without limitation upon the foregoing, nothing contained in this Section 11.1(b) shall be construed to grant any rights to any Loan Party or to impose any duties on Agent that would not have been granted or imposed by this Agreement or by Applicable Law in the absence of this Section 11.1(b).

11.2. Agent’s Discretion. Agent shall have the right in its sole discretion to determine which rights, Liens, security interests or remedies Agent may at any time pursue, relinquish, subordinate, or modify, which procedures, timing and methodologies to employ, and what any other action to take with respect to any or all of the Collateral and in what order, thereto and such determination will not in any way modify or affect any of Agent’s or Lenders’ rights hereunder as against Loan Parties or each other.

11.3. Setoff. Subject to Section 14.13, in addition to any other rights which Agent or any Lender may have under Applicable Law, upon the occurrence of an Event of Default hereunder, Agent and such Lender shall have a right, immediately and without notice of any kind, to apply any Loan Party’s property held by Agent and such Lender or any of their Affiliates to reduce the Obligations and to exercise any and all rights of setoff which may be available to Agent and such Lender with respect to any deposits held by Agent or such Lender; provided, however, solely with respect to the UK Borrower and Davy Roll, any such right of setoff shall be exercised in accordance with and under the terms and provisions of the UK Security Documents, as applicable.

11.4. Rights and Remedies not Exclusive. The enumeration of the foregoing rights and remedies is not intended to be exhaustive and the exercise of any rights or remedy shall not preclude the exercise of any other right or remedies provided for herein or otherwise provided by law, all of which shall be cumulative and not alternative.

11.5. Allocation of Payments After Event of Default. Notwithstanding any other provisions of this Agreement to the contrary, after the occurrence and during the continuance of an Event of Default, all amounts collected or received by Agent on account of the Obligations (including without limitation any amounts on account of any of Cash Management Liabilities or Hedge Liabilities), or in respect of the Collateral shall be paid over or delivered as follows:

FIRST, to the payment of all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) of Agent in connection with enforcing its rights and the rights of Lenders under this Agreement and the Other Documents, and any Out-of-Formula Loans and Protective Advances funded by Agent with respect to the Collateral under or pursuant to the terms of this Agreement;

SECOND, to payment of any fees owed to Agent;

THIRD, to the payment of all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) of each of the Lenders to the extent owing to such Lender pursuant to the terms of this Agreement;

FOURTH, to the payment of all of the Obligations consisting of accrued interest on account of the Swing Loans;

FIFTH, to the payment of the outstanding principal amount of the Obligations consisting of Swing Loans;

SIXTH, to the payment of all Obligations arising under this Agreement and the Other Documents consisting of accrued fees and interest (other than interest in respect of Swing Loans paid pursuant to clause FOURTH above);

SEVENTH, to the payment of the outstanding principal amount of the Obligations (other than principal in respect of Swing Loans paid pursuant to clause FIFTH above) arising under this Agreement (including Cash Management Liabilities and Hedge Liabilities to the extent a reserve for such amounts has been included in the Formula Amount) (including the payment or cash collateralization of any outstanding Letters of Credit in accordance with Section 3.2(b) hereof).

EIGHTH, to all other Obligations arising under this Agreement (including Cash Management Liabilities and Hedge Liabilities which have not been reserved for as set forth in clause “SEVENTH” above)) which shall have become due and payable (hereunder, under the Other Documents or otherwise) and not repaid pursuant to clauses “FIRST” through “SEVENTH” above;

NINTH, to all other Obligations which shall have become due and payable and not repaid pursuant to clauses “FIRST” through “EIGHTH” above; and

TENTH, to the payment of the surplus, if any, to whoever may be lawfully entitled to receive such surplus.

In carrying out the foregoing, (i) amounts received shall be applied in the numerical order provided until exhausted prior to application to the next succeeding category; (ii) each of the Lenders shall receive (so long as it is not a Defaulting Lender) an amount equal to its pro rata share (based on the proportion that the then outstanding Advances held by such Lender bears to the aggregate then outstanding Advances) of amounts available to be applied pursuant to clauses “SIXTH”, “SEVENTH”, “EIGHTH” and “NINTH” above; and (iii) notwithstanding anything to the contrary in this Section 11.5, no Swap Obligations of any Non-Qualifying Party shall be paid with amounts received from such Non-Qualifying Party under its Guaranty (including sums received as a result of the exercise of remedies with respect to such Guaranty) or from the proceeds of such Non-Qualifying Party’s Collateral if such Swap Obligations would constitute Excluded Hedge Liabilities, provided, however, that to the extent possible appropriate adjustments shall be made with respect to payments and/or the proceeds of Collateral from other Borrowers and/or Guarantors that are Eligible Contract Participants with respect to such Swap Obligations to preserve the allocation to Obligations otherwise set forth above in this Section 11.5; and (iv) to the extent that any amounts available for distribution pursuant to clause “SEVENTH” above are attributable to the issued but undrawn amount of outstanding Letters of Credit, such amounts shall be held by Agent as cash collateral for the Letters of Credit pursuant to Section 3.2(b) hereof and applied (A) first, to reimburse Issuer from time to time for any drawings under such Letters of

Credit and (B) then, following the expiration of all Letters of Credit, to all other obligations of the types described in clauses “SEVENTH,” “EIGHTH”, and “NINTH” above in the manner provided in this Section 11.5.

XII. WAIVERS AND JUDICIAL PROCEEDINGS.

12.1. Waiver of Notice. Each Loan Party hereby waives notice of non-payment of any of the Receivables, demand, presentment, protest and notice thereof with respect to any and all instruments, notice of acceptance hereof, notice of loans or advances made, credit extended, Collateral received or delivered, or any other action taken in reliance hereon, and all other demands and notices of any description, except such as are expressly provided for herein.

12.2. Delay. No delay or omission on Agent’s or any Lender’s part in exercising any right, remedy or option shall operate as a waiver of such or any other right, remedy or option or of any Default or Event of Default.

12.3. Jury Waiver.

TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW,EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, COUNTERCLAIM, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT, ANY OTHER DOCUMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS AGREEMENT, ANY OTHER DOCUMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR THE TRANSACTIONS RELATED HERETO OR THERETO IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE AND EACH PARTY HEREBY CONSENTS THAT ANY SUCH CLAIM, COUNTERCLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENTS OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

XIII. EFFECTIVE DATE AND TERMINATION.

13.1. Term.

This Agreement, which shall inure to the benefit of and shall be binding upon the respective successors and permitted assigns of each Loan Party, Agent and each Lender, shall become effective on the date hereof and shall continue in full force and effect until June 29, 2026 (the “Term”) unless sooner terminated as herein provided. Loan Parties may terminate this Agreement at any time upon thirty (30) days prior written notice to Agent upon payment in full of the Obligations.

13.2. Termination. The termination of the Agreement shall not affect Agent’s or any Lender’s rights, or any of the Obligations having their inception prior to the effective date of such termination or any Obligations which pursuant to the terms hereof continue to accrue after such date, and the provisions hereof shall continue to be fully operative until all transactions entered into, rights or interests created and Obligations have been fully and indefeasibly paid, disposed of, concluded or liquidated. The security interests, Liens and rights granted to Agent and Lenders hereunder and the financing statements filed hereunder shall continue in full force and effect, notwithstanding the termination of this Agreement or the fact that Borrowers’ Account may from time to time be temporarily in a zero or credit position, until all of the Obligations of each Loan Party have been indefeasibly paid and performed in full after the termination of this Agreement or each Loan Party has furnished Agent and Lenders with an indemnification satisfactory to Agent and Lenders with respect thereto. Accordingly, each Loan Party waives any rights which it may have under the Uniform Commercial Code to demand the filing of termination statements with respect to the Collateral, and Agent shall not be required to send such termination statements to each Loan Party, or to file them with any filing office, unless and until this Agreement shall have been terminated in accordance with its terms and all Obligations have been indefeasibly paid in full in immediately available funds. Upon the occurrence of (a) payment and performance in full of the Obligations, (b) expiration of all Letters of Credit and (c) termination of this Agreement, the Agent shall, at the sole expense of the Loan Parties, promptly but in any event within thirty (30) days of such occurrence, take such action as is reasonably necessary to file UCC-3 termination statements or other termination documents, as applicable, with respect to filings made by or on behalf of the Agent hereunder and, in the event the Agent shall not have taken such action as required hereunder, each Loan Party shall be authorized by the Agent (for itself and on behalf of the Lenders) to file such UCC-3 termination statements or such other termination documents with respect to such filing. All representations, warranties, covenants, waivers and agreements contained herein shall survive termination hereof until all Obligations are indefeasibly paid and performed in full.

XIV. REGARDING AGENT.

14.1. Appointment. Each Lender hereby designates PNC to act as Agent for such Lender under this Agreement and the Other Documents. Each Lender hereby irrevocably authorizes Agent to take such action on its behalf under the provisions of this Agreement and the Other Documents and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto and Agent shall hold all Collateral, payments of principal and interest, fees (except the fees set forth in Sections 2.8(b), 3.3 and the Fee Letter), charges and collections received pursuant to this Agreement, for the ratable benefit of Lenders. Agent may perform any of its duties hereunder by or through its agents or employees. As to any matters not expressly provided for by this Agreement (including collection of the Note) Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of Required Lenders, and such instructions shall be binding; provided, however, that

Agent shall not be required to take any action which, in Agent’s discretion, exposes Agent to liability or which is contrary to this Agreement or the Other Documents or Applicable Law unless Agent is furnished with an indemnification reasonably satisfactory to Agent with respect thereto.

14.2. Nature of Duties. Agent shall have no duties or responsibilities except those expressly set forth in this Agreement and the Other Documents. Neither Agent nor any of its officers, directors, employees or agents shall be (i) liable for any action taken or omitted by them as such hereunder or in connection herewith, unless caused by their gross (not mere) negligence or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable judgment), or (ii) responsible in any manner for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement, or in any of the Other Documents or in any certificate, report, statement or other document referred to or provided for in, or received by Agent under or in connection with, this Agreement or any of the Other Documents or for the value, validity, effectiveness, genuineness, due execution, enforceability or sufficiency of this Agreement, or any of the Other Documents or for any failure of any Loan Party to perform its obligations hereunder. Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any of the Other Documents, or to inspect the properties, books or records of any Loan Party. The duties of Agent as respects the Advances to Borrowers shall be mechanical and administrative in nature; Agent shall not have by reason of this Agreement a fiduciary relationship in respect of any Lender; and nothing in this Agreement, expressed or implied, is intended to or shall be so construed as to impose upon Agent any obligations in respect of this Agreement or the transactions described herein except as expressly set forth herein.

14.3. Lack of Reliance on Agent. Independently and without reliance upon Agent or any other Lender, each Lender has made and shall continue to make (i) its own independent investigation of the financial condition and affairs of each Borrower and each Guarantor in connection with the making and the continuance of the Advances hereunder and the taking or not taking of any action in connection herewith, and (ii) its own appraisal of the creditworthiness of each Borrower and each Guarantor. Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before making of the Advances or at any time or times thereafter except as shall be provided by any Loan Party pursuant to the terms hereof. Agent shall not be responsible to any Lender for any recitals, statements, information, representations or warranties herein or in any agreement, document, certificate or a statement delivered in connection with or for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency of this Agreement or any Other Document, or of the financial condition of any Borrower or any Guarantor, or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement, the Note, the Other Documents or the financial condition or prospects of any Loan Party, or the existence of any Event of Default or any Default.

14.4. Resignation of Agent; Successor Agent. Agent may resign on sixty (60) days written notice to each Lender and Borrowing Agent and upon such resignation, Required Lenders will promptly designate a successor Agent reasonably satisfactory to Loan Parties (provided that no such approval by Loan Parties shall be required (i) in any case where the successor Agent is one of the Lenders or (ii) after the occurrence and during the continuance of any Event of Default). Any such successor Agent shall succeed to the rights, powers and duties of Agent, and shall in particular succeed to all of Agent’s right, title and interest in and to all of the Liens in the Collateral securing the Obligations created hereunder or any Other Document (including the Pledge Agreements and all account control agreements), and the term “Agent” shall mean such successor agent effective upon its appointment, and the former Agent’s rights, powers and duties as Agent shall be terminated, without any other or further act or deed on the part of such former Agent. However, notwithstanding the foregoing, if at the time of the effectiveness of the new Agent’s appointment, any further actions need to be taken in order to provide for the legally binding and valid transfer of any Liens in the Collateral from former Agent to new Agent and/or for the perfection of any Liens in the Collateral as held by new Agent or it is otherwise not then possible for new Agent to become the holder of a fully valid, enforceable and perfected Lien as to any of the Collateral, former Agent shall continue to hold such Liens solely as agent for perfection of such Liens on behalf of new Agent until such time as new Agent can obtain a fully valid, enforceable and perfected Lien on all Collateral, provided that Agent shall not be required to or have any liability or responsibility to take any further actions after such date as such agent for perfection to continue the perfection of any such Liens (other than to forego from taking any affirmative action to release any such Liens). After any Agent’s resignation as Agent, the provisions of this Article XIV, and any indemnification rights under this Agreement, including without limitation, rights arising under Section 16.5 hereof, shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement (and in the event resigning Agent continues to hold any Liens pursuant to the provisions of the immediately preceding sentence, the provisions of this Article XIV and any indemnification rights under this Agreement, including without limitation, rights arising under Section 16.5 hereof, shall inure to its benefit as to any actions taken or omitted to be taken by it in connection with such Liens).

14.5. Certain Rights of Agent. If Agent shall request instructions from Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any Other Document, Agent shall be entitled to refrain from such act or taking such action unless and until Agent shall have received instructions from Required Lenders; and Agent shall not incur liability to any Person by reason of so refraining. Without limiting the foregoing, Lenders shall not have any right of action whatsoever against Agent as a result of its acting or refraining from acting hereunder in accordance with the instructions of Required Lenders.

14.6. Reliance. Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, email, facsimile, telex, teletype or telecopier message, cablegram, order or other document or telephone message believed by it to be genuine and correct and to have been signed, sent or made by the proper person or entity, and, with respect to all legal matters pertaining to this Agreement and the Other Documents and its duties hereunder, upon advice of counsel selected by it. Agent may employ agents and attorneys-in-fact and shall not be liable for the default or misconduct of any such agents or attorneys-in-fact selected by Agent with reasonable care.

14.7. Notice of Default. Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder or under the Other Documents, unless

Agent has received notice from a Lender or Borrowing Agent referring to this Agreement or the Other Documents, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that Agent receives such a notice, Agent shall give notice thereof to Lenders. Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by Required Lenders; provided, that, unless and until Agent shall have received such directions, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of Lenders.

14.8. Indemnification. To the extent Agent is not reimbursed and indemnified by Loan Parties, each Lender will reimburse and indemnify Agent in proportion to its respective portion of the outstanding Advances and its respective Participation Commitments in the outstanding Letters of Credit and outstanding Swing Loans (or, if no Advances are outstanding, pro rata according to the percentage that its Revolving Commitment Amount constitutes of the total aggregate Revolving Commitment Amounts), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against Agent in performing its duties hereunder, or in any way relating to or arising out of this Agreement or any Other Document; provided that Lenders shall not be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from Agent’s gross (not mere) negligence or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable judgment). All amounts due under this Section 14.8 shall be payable not later than ten (10) days after demand therefor.

14.9. Agent in its Individual Capacity. With respect to the obligation of Agent to lend under this Agreement, the Advances made by it shall have the same rights and powers hereunder as any other Lender and as if it were not performing the duties as Agent specified herein; and the term “Lender” or any similar term shall, unless the context clearly otherwise indicates, include Agent in its individual capacity as a Lender. Agent may engage in business with any Loan Party as if it were not performing the duties specified herein, and may accept fees and other consideration from any Loan Party for services in connection with this Agreement or otherwise without having to account for the same to Lenders.

14.10. Delivery of Documents. To the extent Agent receives financial statements required under Sections 9.7, 9.8, 9.9, 9.12 and 9.13 or Borrowing Base Certificates from any Loan Party pursuant to the terms of this Agreement which any Loan Party is not obligated to deliver to each Lender, Agent will promptly furnish such documents and information to Lenders.

14.11. Loan Parties’ Undertaking to Agent. Without prejudice to their respective obligations to Lenders under the other provisions of this Agreement, each Loan Party hereby undertakes with Agent to pay to Agent from time to time on demand all amounts from time to time due and payable by it for the account of Agent or Lenders or any of them pursuant to this Agreement to the extent not already paid. Any payment made pursuant to any such demand shall pro tanto satisfy the relevant Loan Party’s obligations to make payments for the account of Lenders or the relevant one or more of them pursuant to this Agreement.

14.12. No Reliance on Agent’s Customer Identification Program. To the extent the Advances or this Agreement is, or becomes, syndicated in cooperation with other Lenders, each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on Agent to carry out such Lender’s, Affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the USA PATRIOT Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the “CIP Regulations”), or any other Anti-Terrorism Law, including any programs involving any of the following items relating to or in connection with any of Loan Parties, their Affiliates or their agents, the Other Documents or the transactions hereunder or contemplated hereby: (i) any identity verification procedures, (ii) any recordkeeping, (iii) comparisons with government lists, (iv) customer notices or (v) other procedures required under the CIP Regulations or such Anti-Terrorism Law.

14.13. Other Agreements. Each of the Lenders agrees that it shall not, without the express consent of Agent, and that it shall, to the extent it is lawfully entitled to do so, upon the request of Agent, set off against the Obligations, any amounts owing by such Lender to any Loan Party or any deposit accounts of any Loan Party now or hereafter maintained with such Lender. Anything in this Agreement to the contrary notwithstanding, each of the Lenders further agrees that it shall not, unless specifically requested to do so by Agent, take any action to protect or enforce its rights arising out of this Agreement or the Other Documents, it being the intent of Lenders that any such action to protect or enforce rights under this Agreement and the Other Documents shall be taken in concert and at the direction or with the consent of Agent or Required Lenders

14.14. Erroneous Payments.

(a) If the Agent notifies a Lender, Issuer or Secured Party, or any Person who has received funds on behalf of a Lender, Issuer or Secured Party (any such Lender, Issuer, Secured Party or other recipient, a “Payment Recipient”) that the Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds received by such Payment Recipient from the Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, Issuer, Secured Party or other Payment Recipient on its behalf) (any such funds, whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Agent, and such Lender, Issuer or Secured Party shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter, return to the Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Agent in same day funds at the greater of the Overnight Bank Funding Rate/Effective Federal Funds Rate and a

rate determined by the Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice from the Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

(b) Without limiting immediately preceding clause (a), each Lender, Issuer or Secured Party, or any Person who has received funds on behalf of a Lender, Issuer or Secured Party hereby further agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Agent (or any of its Affiliates) (x) that is in an amount different than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Agent (or any of its Affiliates) with respect to such, prepayment or repayment (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Agent (or any of its Affiliates), or (z) that such Lender, Issuer or Secured Party, or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part) in each case:

(i) (A) In the case of immediately preceding clauses (x) or (y), an error shall be presumed to have been made (absent written confirmation from the Agent to the contrary) or (B) an error has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and

(ii) such Lender, Issuer or Secured Party shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of such error) notify the Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Agent pursuant to this Section 14.14(b),

(c) Each Lender, Issuer or Secured Party hereby authorizes the Agent to set off, net and apply any and all amounts at any time owing to such Lender, Issuer or Secured Party under any Other Document, or otherwise payable or distributable by the Agent to such Lender, Issuer or Secured Party from any source, against any amount due to the Agent under immediately preceding clause (a) or under the indemnification provisions of this Agreement.

(d) In the event that an Erroneous Payment (or portion thereof) is not recovered by the Agent for any reason, after demand therefor by the Agent in accordance with immediately preceding clause (a), from any Lender or Issuer that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Agent’s notice to such Lender or Issuer at any time, (i) such Lender or Issuer shall be deemed to have assigned its loans (but not its commitments) of the relevant class with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Agent may specify) (such assignment of the loans (but not commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Agent in such instance), and is hereby (together with the Borrower) deemed to execute and deliver an assignment and assumption with respect to such Erroneous Payment Deficiency Assignment, and such Lender or Issuer shall deliver any Notes evidencing such loans to the Borrower or the Agent, (ii) the Agent as the assignee Lender shall be deemed to acquire the Erroneous Payment Deficiency Assignment, (iii) upon such deemed acquisition, the Agent as the assignee Lender shall become a Lender or Issuer, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender or assigning Issuer shall cease to be a Lender or Issuer, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable commitments which shall survive as to such assigning Lender or assigning Issuer and (iv) the Agent may reflect in the Register its ownership interest in the loans subject to the Erroneous Payment Deficiency Assignment. The Agent may, in its discretion, sell any loans acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender or Issuer shall be reduced by the net proceeds of the sale of such loan (or portion thereof), and the Agent shall retain all other rights, remedies and claims against such Lender or Issuer (and/or against any recipient that receives funds on its respective behalf). For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the commitments of any Lender or Issuer and such commitments shall remain available in accordance with the terms of this Agreement. In addition, each party hereto agrees that, except to the extent that the Agent has sold a loan (or portion thereof) acquired pursuant to an Erroneous Payment Deficiency Assignment, and irrespective of whether the Agent may be equitably subrogated, the Agent shall be contractually subrogated to all the rights and interests of the applicable Lender, Issuer or Secured Party under the Other Documents with respect to such Erroneous Payment Return Deficiency (the “Erroneous Payment Subrogation Rights”).

(e) The parties hereto agree that an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other loan party, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Agent from the Borrower or any other loan party for the purpose of making such Erroneous Payment.

(f) To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Agent for the return of any Erroneous Payment received, including without limitation, waiver of any defense based on “discharge for value” or any similar doctrine.

(g) Each party’s obligations under this Section 14.14 shall survive the resignation or replacement of the Agent, the termination of all of the commitments and/or repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Other Document.

XV. BORROWING AGENCY.

15.1. Borrowing Agency Provisions.

(a) Each Loan Party hereby irrevocably designates Borrowing Agent to be its attorney and agent and in such capacity, whether verbally, in writing or through electronic methods (including, without limitation, an Approved Electronic Communication) to (i) borrow, (ii) request advances, (iii) request the issuance of Letters of Credit, (iv) sign and endorse notes, (v) execute and deliver all instruments, documents, applications, security agreements, reimbursement agreements and letter of credit agreements for Letters of Credit and all other certificates, notice, writings and further assurances now or hereafter required hereunder, (vi) make elections regarding interest rates, (vii) give instructions regarding Letters of Credit and agree with Issuer upon any amendment, extension or renewal of any Letter of Credit and (viii) otherwise take action under and in connection with this Agreement and the Other Documents, all on behalf of and in the name such Loan Party or Loan Parties, and hereby authorizes Agent to pay over or credit all loan proceeds hereunder in accordance with the request of Borrowing Agent.

(b) The handling of this credit facility as a co-borrowing facility with a borrowing agent in the manner set forth in this Agreement is solely as an accommodation to Loan Parties and at their request. Neither Agent nor any Lender shall incur liability to Loan Parties as a result thereof. To induce Agent and Lenders to do so and in consideration thereof, each Loan Party hereby indemnifies Agent and each Lender and holds Agent and each Lender harmless from and against any and all liabilities, expenses, losses, damages and claims of damage or injury asserted against Agent or any Lender by any Person arising from or incurred by reason of the handling of the financing arrangements of Loan Parties as provided herein, reliance by Agent or any Lender on any request or instruction from Borrowing Agent or any other action taken by Agent or any Lender with respect to this Section 15.1 except due to willful misconduct or gross (not mere) negligence by the indemnified party (as determined by a court of competent jurisdiction in a final and non-appealable judgment).

(c) All Obligations shall be joint and several, and each Loan Party shall make payment upon the maturity of the Obligations by acceleration or otherwise, and such obligation and liability on the part of each Loan Party shall in no way be affected by any extensions, renewals and forbearance granted by Agent or any Lender to any Loan Party, failure of Agent or any Lender to give any Loan Party notice of borrowing or any other notice, any failure of Agent or any Lender to pursue or preserve its rights against any Loan Party, the release by Agent or any Lender of any Collateral now or thereafter acquired from any Loan Party, and such agreement by each Loan Party to pay upon any notice issued pursuant thereto is unconditional and unaffected by prior recourse by Agent or any Lender to the other Loan Parties or any Collateral for such Loan Party’s Obligations or the lack thereof. Each Loan Party waives all suretyship defenses.

15.2. Waiver of Subrogation. Each Loan Party expressly waives any and all rights of subrogation, reimbursement, indemnity, exoneration, contribution of any other claim which such Loan Party may now or hereafter have against the other Loan Parties or any other Person directly or contingently liable for the Obligations hereunder, or against or with respect to any other Loan Parties’ property (including, without limitation, any property which is Collateral for the Obligations), arising from the existence or performance of this Agreement, until termination of this Agreement and repayment in full of the Obligations.

XVI. MISCELLANEOUS.

16.1. Governing Law. This Agreement and each Other Document (unless and except to the extent expressly provided otherwise in any such Other Document), and all matters relating hereto or thereto or arising herefrom or therefrom (whether arising under contract law, tort law or otherwise) shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania. Any judicial proceeding brought by or against any Loan Party with respect to any of the Obligations, this Agreement, the Other Documents or any related agreement may be brought in any court of competent jurisdiction in the Commonwealth of Pennsylvania, United States of America, and, by execution and delivery of this Agreement, each Loan Party accepts for itself and in connection with its properties, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement. Each Loan Party hereby waives personal service of any and all process upon it and consents that all such service of process may be made by certified or registered mail (return receipt requested) directed to Borrowing Agent at its address set forth in Section 16.6 and service so made shall be deemed completed five (5) days after the same shall have been so deposited in the mail of the United States of America, or, at Agent’s option, by service upon Borrowing Agent which each Loan Party irrevocably appoints as such Loan Party’s agent for the purpose of accepting service within the Commonwealth of Pennsylvania. Nothing herein shall affect the right to serve process in any manner permitted by law or shall limit the right of Agent or any Lender to bring proceedings against any Loan Party in the courts of any other jurisdiction. Each Loan Party waives any objection to jurisdiction and venue of any action instituted hereunder and shall not assert any defense based on lack of jurisdiction or venue or based upon forum non conveniens. Each Loan Party waives the right to remove any judicial proceeding brought against such Loan Party in any state court to any federal court. Any judicial proceeding by any Loan Party against Agent or any Lender involving, directly or indirectly, any matter or claim in any way arising out of, related to or connected with this Agreement or any related agreement, shall be brought only in a federal or state court located in the County of Allegheny, Commonwealth of Pennsylvania.

16.2. Entire Understanding.

(a) This Agreement and the documents executed concurrently herewith contain the entire understanding between each Loan Party, Agent and each Lender and supersedes all prior agreements and understandings, if any, relating to the subject matter hereof. Any promises, representations, warranties or guarantees not herein contained and hereinafter made shall have no force and effect unless in writing, signed by each Loan Party’s, Agent’s and each Lender’s respective officers. Neither this Agreement nor any portion or provisions hereof may be changed, modified, amended, waived, supplemented, discharged, cancelled or terminated orally or by any course of dealing, or in any manner other than by an agreement in writing, signed by the party to be charged. Notwithstanding the foregoing, Agent may modify this Agreement or any of the Other Documents for the purposes of completing missing content or correcting erroneous content of an administrative nature, without the need for a written amendment, provided that the Agent shall send a copy of any such modification to the Loan Parties and each Lender (which copy may be provided by electronic mail). Each Loan Party acknowledges that it has been advised by counsel in connection with the execution of this Agreement and Other Documents and is not relying upon oral representations or statements inconsistent with the terms and provisions of this Agreement.

(b) Required Lenders, Agent with the consent in writing of Required Lenders, and Loan Parties may, subject to the provisions of this Section 16.2(b), from time to time enter into written supplemental agreements to this Agreement or the Other Documents executed by Loan Parties, for the purpose of adding or deleting any provisions or otherwise changing, varying or waiving in any manner the rights of Lenders, Agent or Loan Parties thereunder or the conditions, provisions or terms thereof or waiving any Event of Default thereunder, but only to the extent specified in such written agreements; provided, however, that no such supplemental agreement shall:

(i) increase the Revolving Commitment Amount of any Lender without the consent of such Lender directly affected thereby;

(ii) whether or not any Advances are outstanding, extend the Term or the time for payment of principal or interest of any Advance (excluding the due date of any mandatory prepayment of an Advance), or any fee payable to any Lender, or reduce the principal amount of or the rate of interest borne by any Advances or reduce any fee payable to any Lender, without the consent of each Lender directly affected thereby (except that Required Lenders may elect to waive or rescind any imposition of the Default Rate under Section 3.1 or of default rates of Letter of Credit fees under Section 3.2 (unless imposed by Agent));

(iii) except in connection with any increase pursuant to Section 2.24 hereof, increase the Maximum Revolving Advance Amount without the consent of each Lender directly affected thereby;

(iv) alter the definition of the term Required Lenders or Supermajority Lenders or alter, amend or modify this Section 16.2(b) without the consent of all Lenders;

(v) alter, amend or modify the provisions of Section 11.5 without the consent of all Lenders;

(vi) release any Collateral during any calendar year (other than in connection with dispositions of Collateral permitted under Section 7.1 or in accordance with the provisions of this Agreement) having an aggregate value in excess of Ten Million and 00/100 Dollars ($10,000,000.00) without the consent of all Lenders;

(vii) change the rights and duties of Agent without the consent of all Lenders;

(viii) subject to clause (e) below, permit any Revolving Advance to be made if after giving effect thereto the total of Revolving Advances outstanding hereunder would exceed the Formula Amount for more than sixty (60) consecutive Business Days or exceed one hundred and ten percent (110%) of the Formula Amount without the consent of all Lenders;

(ix) increase the Advance Rates above the Advance Rates in effect on the Closing Date or change any of the other definitions used in the calculation of the Formula Amount in a manner that could increase the availability of any Revolving Advances under Section 2.1without the consent of the Supermajority Lenders; provided that the use by the Agent of its Permitted Discretion to make adjustments to eligibility criteria or to impose or remove reserves, in each case in accordance with the terms of this Agreement, shall not require the consent of any Lender; or

(x) release any Guarantor or Borrower without the consent of all Lenders.

(c) Any such supplemental agreement shall apply equally to each Lender and shall be binding upon Loan Parties, Lenders and Agent and all future holders of the Obligations. In the case of any waiver, Loan Parties, Agent and Lenders shall be restored to their former positions and rights, and any Event of Default waived shall be deemed to be cured and not continuing, but no waiver of a specific Event of Default shall extend to any subsequent Event of Default (whether or not the subsequent Event of Default is the same as the Event of Default which was waived), or impair any right consequent thereon.

(d) In the event that Agent requests the consent of a Lender pursuant to this Section 16.2 and such consent is denied, then Agent may, at its option, require such Lender to assign its interest in the Advances to Agent or to another Lender or to any other Person designated by Agent (the “Designated Lender”), for a price equal to (i) the then outstanding principal amount thereof plus (ii) accrued and unpaid interest and fees due such Lender, which interest and fees shall be paid when collected from Borrowers. In the event Agent elects to require any Lender to assign its interest to Agent or to the Designated Lender, Agent will so notify such Lender in writing within forty five (45) days following such Lender’s denial, and such Lender will assign its interest to Agent or the Designated Lender no later than five (5) days following receipt of such notice pursuant to a Commitment Transfer Supplement executed by such Lender, Agent or the Designated Lender, as appropriate, and Agent.

(e) Notwithstanding (i) the existence of a Default or an Event of Default, (ii) that any of the other applicable conditions precedent set forth in Section 8.2 hereof have not been satisfied or the commitments of Lenders to make Revolving Advances hereunder have been terminated for any reason, or (iii) any other contrary provision of this Agreement, Agent may at its discretion and without the consent of any Lender, voluntarily permit the outstanding Revolving Advances at any time to exceed the Formula Amount by up to ten percent (10%) of the Formula Amount for up to sixty (60) consecutive Business Days (the “Out-of-Formula Loans”); provided that in no event shall the aggregate outstanding amount of Revolving Advances, Swing Loans and Letters of Credit exceed the Revolving Commitments of all Lenders. If Agent is willing in its sole and absolute discretion to permit such Out-of-Formula Loans, Lenders holding the Revolving Commitments shall be obligated to fund such Out-of-Formula Loans in accordance with their respective Revolving Commitment Percentages, and such Out-of-Formula Loans shall be payable on demand and shall bear interest at the Default Rate for Revolving Advances consisting of Domestic Rate Loans; provided that, if Agent does permit Out-of-Formula Loans, neither Agent nor Lenders shall be deemed thereby to have changed the limits of Section 2.1(a) nor shall any Lender be obligated to fund Revolving Advances in excess of its Revolving Commitment Amount. For purposes of this paragraph, the discretion granted to Agent hereunder shall not preclude involuntary overadvances that may result from time to time due to the fact that the Formula Amount was unintentionally exceeded for any reason, including, but not limited to, Collateral previously deemed to be “Eligible Domestic Insured Foreign Receivables”, “Eligible Domestic Receivables”, “Eligible UK Insured Foreign Receivables”, “Eligible UK Receivables”, “Eligible Swedish Insured Foreign Receivables”, “Eligible Swedish Receivables”, “Eligible Domestic Inventory”, “Eligible UK Inventory”, “Eligible Swedish Inventory” or “Eligible Equipment”, as applicable, becomes ineligible, collections of Receivables applied to reduce outstanding Revolving Advances are thereafter returned for insufficient funds or overadvances are made to protect or preserve the Collateral. In the event Agent involuntarily permits the outstanding Revolving Advances to exceed the Formula Amount by more than ten percent (10%), Agent shall use its efforts to have Borrowers decrease such excess in as expeditious a manner as is practicable under the circumstances and not inconsistent with the reason for such excess. Revolving Advances made after Agent has determined the existence of involuntary overadvances shall be deemed to be involuntary overadvances and shall be decreased in accordance with the preceding sentence. To the extent any Out-of-Formula Loans are not actually funded by the other Lenders as provided for in this Section 16.2(e), Agent may elect in its discretion to fund such Out-of-Formula Loans and any such Out-of-Formula Loans so funded by Agent shall be deemed to be Revolving Advances made by and owing to Agent, and Agent shall be entitled to all rights (including accrual of interest) and remedies of a Lender holding a Revolving Commitment under this Agreement and the Other Documents with respect to such Revolving Advances. Each Loan Party hereby further acknowledges, confirms and agrees that Agent or any Lender shall not at any time be required to extend any credit in excess of the applicable Formula Amount calculation hereunder and that any accommodation of credit in excess of such applicable Formula Amount calculation is and shall be deemed to be, a “further extension of credit” for purposes of any Insolvency Laws (as contemplated in the definition of “Insolvency Event”) which each Loan Party acknowledges, confirms and agrees, the Agent and the Lenders are not required to make at any time or under any circumstances whatsoever.

(f) In addition to (and not in substitution of) the discretionary Revolving Advances permitted above in this Section 16.2, Agent is hereby authorized by Borrowers and Lenders, at any time in Agent’s sole discretion, regardless of (i) the existence of a Default or an Event of Default, (ii) whether any of the other applicable conditions precedent set forth in Section 8.2 hereof have not been satisfied or the commitments of Lenders to make Revolving Advances hereunder have been terminated for any reason, or (iii) any other contrary provision of this Agreement, to make Revolving Advances (“Protective Advances”) to Borrowers on behalf of

Lenders which Agent, in its reasonable business judgment, deems necessary or desirable (a) to preserve or protect the Collateral, or any portion thereof, (b) to enhance the likelihood of, or maximize the amount of, repayment of the Advances and other Obligations, or (c) to pay any other amount chargeable to Borrowers pursuant to the terms of this Agreement; provided, that the Protective Advances made hereunder shall not exceed ten percent (10% of the Maximum Revolving Advance Amount in the aggregate; and provided further that, at any time after giving effect to any such Protective Advances, the outstanding Revolving Advances, Swing Loans Maximum Undrawn Amount of all outstanding Letters of Credit do not exceed the Maximum Revolving Advance Amount. Lenders holding the Revolving Commitments shall be obligated to fund such Protective Advances and effect a settlement with Agent therefor upon demand of Agent in accordance with their respective Revolving Commitment Percentages. To the extent any Protective Advances are not actually funded by the other Lenders as provided for in this Section 16.2(f), any such Protective Advances funded by Agent shall be deemed to be Revolving Advances made by and owing to Agent, and Agent shall be entitled to all rights (including accrual of interest) and remedies of a Lender holding a Revolving Commitment under this Agreement and the Other Documents with respect to such Revolving Advances.

16.3. Successors and Assigns; Participations; New Lenders.

(a) This Agreement shall be binding upon and inure to the benefit of Loan Parties, Agent, each Lender, all future holders of the Obligations and their respective successors and assigns, except that no Loan Party may assign or transfer any of its rights or obligations under this Agreement (including, in each case, by way of an LLC Division) without the prior written consent of Agent and each Lender.

(b) Each Loan Party acknowledges that in the regular course of commercial banking business one or more Lenders may at any time and from time to time sell participating interests in the Advances to other Persons (each such transferee or purchaser of a participating interest, a “Participant”). Each Participant may exercise all rights of payment (including rights of set-off) with respect to the portion of such Advances held by it or other Obligations payable hereunder as fully as if such Participant were the direct holder thereof provided that (i) Loan Parties shall not be required to pay to any Participant more than the amount which it would have been required to pay to Lender which granted an interest in its Advances or other Obligations payable hereunder to such Participant had such Lender retained such interest in the Advances hereunder or other Obligations payable hereunder unless the sale of the participation to such Participant is made with Loan Party’s prior written consent, and (ii) in no event shall Loan Parties be required to pay any such amount arising from the same circumstances and with respect to the same Advances or other Obligations payable hereunder to both such Lender and such Participant. Each Loan Party hereby grants to any Participant a continuing security interest in any deposits, moneys or other property actually or constructively held by such Participant as security for the Participant’s interest in the Advances.

(c) Any Lender, with the consent of Agent, may sell, assign or transfer all or any part of its rights and obligations under or relating to Revolving Advances under this Agreement and the Other Documents to one or more additional Persons and one or more additional Persons may commit to make Advances hereunder (each a “Purchasing Lender”), in minimum amounts of not less than Five Million and 00/100 Dollars ($5,000,000.00), pursuant to a Commitment Transfer Supplement, executed by a Purchasing Lender, the transferor Lender, and Agent and delivered to Agent for recording, provided, however, that each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to each of the Revolving Advances under this Agreement in which such Lender has an interest. Upon such execution, delivery, acceptance and recording, from and after the transfer effective date determined pursuant to such Commitment Transfer Supplement, (i) Purchasing Lender thereunder shall be a party hereto and, to the extent provided in such Commitment Transfer Supplement, have the rights and obligations of a Lender thereunder with a Revolving Commitment Percentage as set forth therein, and (ii) the transferor Lender thereunder shall, to the extent provided in such Commitment Transfer Supplement, be released from its obligations under this Agreement, the Commitment Transfer Supplement creating a novation for that purpose. Such Commitment Transfer Supplement shall be deemed to amend this Agreement to the extent, and only to the extent, necessary to reflect the addition of such Purchasing Lender and the resulting adjustment of the Revolving Commitment Percentages arising from the purchase by such Purchasing Lender of all or a portion of the rights and obligations of such transferor Lender under this Agreement and the Other Documents. Each Loan Party hereby consents to the addition of such Purchasing Lender and the resulting adjustment of the Revolving Commitment Percentages arising from the purchase by such Purchasing Lender of all or a portion of the rights and obligations of such transferor Lender under this Agreement and the Other Documents. Loan Parties shall execute and deliver such further documents and do such further acts and things in order to effectuate the foregoing provided, however, that the consent of Borrowers (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Permitted Assignee; provided that Borrowers shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to Agent within five (5) Business Days after having received prior notice thereof.

(d) Any Lender, with the consent of Agent which shall not be unreasonably withheld or delayed, may directly or indirectly sell, assign or transfer all or any portion of its rights and obligations under or relating to Revolving Advances under this Agreement and the Other Documents to an entity, whether a corporation, partnership, trust, limited liability company or other entity that (i) is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and (ii) is administered, serviced or managed by the assigning Lender or an Affiliate of such Lender (a “Purchasing CLO” and together with each Participant and Purchasing Lender, each a “Transferee” and collectively the “Transferees”), pursuant to a Commitment Transfer Supplement modified as appropriate to reflect the interest being assigned (“Modified Commitment Transfer Supplement”), executed by any intermediate purchaser, the Purchasing CLO, the transferor Lender, and Agent as appropriate and delivered to Agent for recording. Upon such execution and delivery, from and after the transfer effective date determined pursuant to such Modified Commitment Transfer Supplement, (i) Purchasing CLO thereunder shall be a party hereto and, to the extent provided in such Modified Commitment Transfer Supplement, have the rights and obligations of a Lender thereunder and (ii) the transferor Lender thereunder shall, to the extent provided in such Modified Commitment Transfer Supplement, be released from its obligations under this Agreement, the Modified

Commitment Transfer Supplement creating a novation for that purpose. Such Modified Commitment Transfer Supplement shall be deemed to amend this Agreement to the extent, and only to the extent, necessary to reflect the addition of such Purchasing CLO. Each Loan Party hereby consents to the addition of such Purchasing CLO. Borrowers shall execute and deliver such further documents and do such further acts and things in order to effectuate the foregoing.

(e) Agent shall maintain at its address a copy of each Commitment Transfer Supplement and Modified Commitment Transfer Supplement delivered to it and a register (the “Register”) for the recordation of the names and addresses of each Lender and the outstanding principal, accrued and unpaid interest and other fees due hereunder. The entries in the Register shall be conclusive, in the absence of manifest error, and each Loan Party, Agent and Lenders may treat each Person whose name is recorded in the Register as the owner of the Advance recorded therein for the purposes of this Agreement. The Register shall be available for inspection by Borrowing Agent or any Lender at any reasonable time and from time to time upon reasonable prior notice. Agent shall receive a fee in the amount of $3,500 payable by the applicable Purchasing Lender and/or Purchasing CLO upon the effective date of each transfer or assignment (other than to an intermediate purchaser) to such Purchasing Lender and/or Purchasing CLO.

(f) Each Loan Party authorizes each Lender to disclose to any Transferee and any prospective Transferee any and all financial information in such Lender’s possession concerning such Loan Party which has been delivered to such Lender by or on behalf of such Loan Party pursuant to this Agreement or in connection with such Lender’s credit evaluation of such Loan Party.

(g) Notwithstanding anything to the contrary contained in this Agreement, any Lender may at any time and from time to time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

16.4. Application of Payments. Agent shall have the continuing and exclusive right to apply or reverse and re-apply any payment and any and all proceeds of Collateral to any portion of the Obligations. To the extent that any Loan Party makes a payment or Agent or any Lender receives any payment or proceeds of the Collateral for any Loan Party’s benefit, which are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver, custodian or any other party under any bankruptcy law, common law or equitable cause, then, to such extent, the Obligations or part thereof intended to be satisfied shall be revived and continue as if such payment or proceeds had not been received by Agent or such Lender.

16.5. Indemnity. Each Loan Party shall defend, protect, indemnify, pay and save harmless Agent, Issuer, each Lender and each of their respective officers, directors, Affiliates, attorneys, employees and agents (each an “Indemnified Party”) for and from and against any and all claims, demands, liabilities, obligations, losses, damages, penalties, fines, actions, judgments, suits, costs, charges, expenses and disbursements of any kind or nature whatsoever (including fees and disbursements of counsel (including allocated costs of internal counsel)) (collectively, “Claims”) which may be imposed on, incurred by, or asserted against any Indemnified Party in arising out of or in any way relating to or as a consequence, direct or indirect, of: (i) this Agreement, the Other Documents, the Advances and other Obligations and/or the transactions contemplated hereby including the Transactions, (ii) any action or failure to act or action taken only after delay or the satisfaction of any conditions by any Indemnified Party in connection with and/or relating to the negotiation, execution, delivery or administration of the Agreement and the Other Documents, the credit facilities established hereunder and thereunder and/or the transactions contemplated hereby including the Transactions, (iii) any Borrower’s or any Guarantor’s failure to observe, perform or discharge any of its covenants, obligations, agreements or duties under or breach of any of the representations or warranties made in this Agreement and the Other Documents, (iv) the enforcement of any of the rights and remedies of Agent, Issuer or any Lender under the Agreement and the Other Documents, (v) any threatened or actual imposition of fines or penalties, or disgorgement of benefits, for violation of any Anti-Terrorism Law by any Loan Party, any Affiliate or Subsidiary of any Loan Party, and (vi) any claim, litigation, proceeding or investigation instituted or conducted by any Governmental Body or instrumentality or any other Person with respect to any aspect of, or any transaction contemplated by, or referred to in, or any matter related to, this Agreement or the Other Documents, whether or not Agent or any Lender is a party thereto. Without limiting the generality of any of the foregoing, each Loan Party shall defend, protect, indemnify, pay and save harmless each Indemnified Party from any Claims which may be imposed on, incurred by, or asserted against any Indemnified Party arising out of or in any way relating to or as a consequence, direct or indirect, of the issuance of any Letter of Credit hereunder. Additionally, if any taxes (excluding taxes imposed upon or measured solely by the net income of Agent and Lenders, but including any intangibles taxes, stamp tax, recording tax or franchise tax) shall be payable by Agent, Lenders or Borrowers on account of the execution or delivery of this Agreement, or the execution, delivery, issuance or recording of any of the Other Documents, or the creation or repayment of any of the Obligations hereunder, by reason of any Applicable Law now or hereafter in effect, Borrowers will pay (or will promptly reimburse Agent and Lenders for payment of) all such taxes, including interest and penalties thereon, and will indemnify and hold the Indemnified Parties harmless from and against all liability in connection therewith. All amounts due under this Section 16.5 shall be payable not later than ten (10) days after demand therefor.

16.6. Notice. Any notice or request hereunder may be given to Borrowing Agent or any Loan Party or to Agent or any Lender at their respective addresses set forth below or at such other address as may hereafter be specified in a notice designated as a notice of change of address under this Section. Any notice, request, demand, direction or other communication (for purposes of this Section 16.6 only, a “Notice”) to be given to or made upon any party hereto under any provision of this Agreement shall be given or made by telephone or in writing (which includes by means of electronic transmission (i.e., “e-mail”) or facsimile transmission or by setting forth such Notice on a website to which Borrowers are directed (an “Internet Posting”) if Notice of such Internet Posting (including the information necessary to access such site) has previously been delivered to the applicable parties hereto by another means set forth in this Section 16.6) in accordance with this Section 16.6. Any such Notice must be delivered to the applicable parties hereto at the addresses and numbers set forth under their respective names on Section 16.6 hereof or in accordance with any subsequent unrevoked Notice from any such party that is given in accordance with this Section 16.6. Any Notice shall be effective:

(a) In the case of hand-delivery, when delivered;

(b) If given by mail, four (4) days after such Notice is deposited with the United States Postal Service, with first-class postage prepaid, return receipt requested;

(c) In the case of a telephonic Notice, when a party is contacted by telephone, if delivery of such telephonic Notice is confirmed no later than the next Business Day by hand delivery, a facsimile or electronic transmission, an Internet Posting or an overnight courier delivery of a confirmatory Notice (received at or before noon on such next Business Day);

(d) In the case of a facsimile transmission, when sent to the applicable party’s facsimile machine’s telephone number, if the party sending such Notice receives confirmation of the delivery thereof from its own facsimile machine;

(e) In the case of electronic transmission, when actually received;

(f) In the case of an Internet Posting, upon delivery of a Notice of such posting (including the information necessary to access such site) by another means set forth in this Section 16.6; and

(g) If given by any other means (including by overnight courier), when actually received.

Any Lender giving a Notice to Borrowing Agent or any Loan Party shall concurrently send a copy thereof to Agent, and Agent shall promptly notify the other Lenders of its receipt of such Notice.

(A) If to Agent or PNC at:

PNC Bank, National Association

300 Fifth Avenue, 14thFloor

Pittsburgh, Pennsylvania 15222

Attention:        David Thayer

Telephone:      412-768-1339

Facsimile:        412-644-7664

with a copy to:

PNC Bank, National Association

PNC Firstside Center

Mailstop: P7-PFSC-04-T

500 First Avenue

Pittsburgh, PA 15219

Attention:        Cristine Black

with an additional copy to:

Clark Hill PLC

One Oxford Centre

301 Grant Street, 14thFloor

Pittsburgh, Pennsylvania 15219

Attention: D. Craig Russell, III

Telephone: 412-394-7730

Facsimile: 412-394-2555

(B) If to a Lender other than Agent, as specified on the signature pages hereof

(C) If to Borrowing Agent or any Loan Party:

Ampco-Pittsburgh Corporation

726 Bell Avenue, Suite 301

Box 427

Carnegie, PA 15106

Attention: Chief Financial Officer

Telephone: 412-429-2472

Facsimile: 412-456-4443

with a copy to:

Ampco-Pittsburgh Corporation

726 Bell Avenue, Suite 301

Box 427

Carnegie, PA 15106

Attention: General Counsel

Telephone: 412-456-4470

Facsimile: 412-456-4443

16.7. Survival. The obligations of Borrowers under Sections 2.2(f), 2.2(g), 2.2(h), 3.7, 3.8, 3.9, 3.10, 16.5 and 16.9 and the obligations of Lenders under Sections 2.2, 2.15(b), 2.16, 2.18, 2.19, 14.8 and 16.5, shall survive termination of this Agreement and the Other Documents and payment in full of the Obligations.

16.8. Severability. If any part of this Agreement is contrary to, prohibited by, or deemed invalid under Applicable Laws, such provision shall be inapplicable and deemed omitted to the extent so contrary, prohibited or invalid, but the remainder hereof shall not be invalidated thereby and shall be given effect so far as possible.

16.9. Expenses. Borrowers shall pay (i) all out-of-pocket expenses incurred by Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for Agent), and shall pay all fees and time charges and disbursements for attorneys who may be employees of Agent, in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the Other Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all out-of-pocket expenses incurred by Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, (iii) all out-of-pocket expenses incurred by Agent, any Lender or Issuer (including the fees, charges and disbursements of any counsel for Agent, any Lender or Issuer), and shall pay all fees and time charges for attorneys who may be employees of Agent, any Lender or Issuer, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the Other Documents, including its rights under this Section, or (B) in connection with the Advances made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit, and (iv) all reasonable out-of-pocket expenses of Agent’s regular employees and agents engaged periodically to perform audits of the any Loan Party’s or any Loan Party’s Affiliate’s or Subsidiary’s books, records and business properties.

16.10. Injunctive Relief. Each Loan Party recognizes that, in the event any Loan Party fails to perform, observe or discharge any of its obligations or liabilities under this Agreement, or threatens to fail to perform, observe or discharge such obligations or liabilities, any remedy at law may prove to be inadequate relief to Lenders; therefor, Agent, if Agent so requests, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving that actual damages are not an adequate remedy.

16.11. Consequential Damages. Neither Agent nor any Lender, nor any agent or attorney for any of them, shall be liable to any Borrower, or any Guarantor (or any Affiliate of any such Person) for indirect, punitive, exemplary or consequential damages arising from any breach of contract, tort or other wrong relating to the establishment, administration or collection of the Obligations or as a result of any transaction contemplated under this Agreement or any Other Document.

16.12. Captions. The captions at various places in this Agreement are intended for convenience only and do not constitute and shall not be interpreted as part of this Agreement.

16.13. Counterparts; Facsimile Signatures. This Agreement may be executed in any number of and by different parties hereto on separate counterparts, all of which, when so executed, shall be deemed an original, but all such counterparts shall constitute one and the same agreement. Any signature delivered by a party by facsimile or electronic transmission (including email transmission of a PDF image) shall be deemed to be an original signature hereto.

16.14. Construction. The parties acknowledge that each party and its counsel have reviewed this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments, schedules or exhibits thereto.

16.15. Confidentiality; Sharing Information. Agent, each Lender and each Transferee shall hold all non-public information obtained by Agent, such Lender or such Transferee pursuant to the requirements of this Agreement in accordance with Agent’s, such Lender’s and such Transferee’s customary procedures for handling confidential information of this nature; provided, however, Agent, each Lender and each Transferee may disclose such confidential information (a) to its Affiliates and its and their examiners, Affiliates, financing sources, directors, officers, partners, employees, agents, outside auditors, counsel and other professional advisors, (b) to Agent, any Lender or to any prospective Transferees, (c) in connection with, and to the extent reasonably necessary for, the exercise of any secured creditor remedy under this Agreement or under any of the Other Documents, and (d) as required or requested by any Governmental Body or representative thereof or pursuant to legal process; provided, further that (i) unless specifically prohibited by Applicable Law, Agent, each Lender and each Transferee shall use its reasonable best efforts prior to disclosure thereof, to notify the applicable Loan Party of the applicable request for disclosure of such non-public information (A) by a Governmental Body or representative thereof (other than any such request in connection with an examination of the financial condition of a Lender or a Transferee by such Governmental Body) or (B) pursuant to legal process and (ii) in no event shall Agent, any Lender or any Transferee be obligated to return any materials furnished by any Loan Party other than those documents and instruments in possession of Agent or any Lender in order to perfect its Lien on the Collateral once the Obligations have been paid in full and this Agreement has been terminated. Each Loan Party acknowledges that from time to time financial advisory, investment banking and other services may be offered or provided to such Loan Party or one or more of its Affiliates (in connection with this Agreement or otherwise) by any Lender or by one or more Subsidiaries or Affiliates of such Lender and each Loan Party hereby authorizes each Lender to share any information delivered to such Lender by such Loan Party and its Subsidiaries pursuant to this Agreement, or in connection with the decision of such Lender to enter into this Agreement, to any such Subsidiary or Affiliate of such Lender, it being understood that any such Subsidiary or Affiliate of any Lender receiving such information shall be bound by the provisions of this Section 16.15 as if it were a Lender hereunder. Such authorization shall survive the repayment of the other Obligations and the termination of this Agreement. Notwithstanding any non-disclosure agreement or similar document executed by Agent in favor of any Loan Party or any of any Loan Party’s affiliates, the provisions of this Agreement shall supersede such agreements.

16.16. Publicity. Each Loan Party and each Lender hereby authorizes Agent to make appropriate announcements of the financial arrangement entered into among Borrowers, Agent and Lenders, including announcements which are commonly known as tombstones, in such publications, advertising, print media and promotional materials (including, without limitation, on any of the Agent’s websites) and to such selected parties as Agent shall in its sole and absolute discretion deem appropriate.

16.17. Certifications From Banks and Participants; USA PATRIOT Act.

(a) Each Lender or assignee or participant of a Lender that is not incorporated under the Laws of the United States of America or a state thereof (and is not excepted from the certification requirement contained in Section 313 of the USA PATRIOT Act and the applicable regulations because it is both (i) an affiliate of a depository institution or foreign bank that maintains a physical presence in the United States or foreign country, and (ii) subject to supervision by a banking authority regulating such affiliated depository institution or foreign bank) shall deliver to the Agent the certification, or, if applicable, recertification, certifying that such Lender is not a “shell” and certifying to other matters as required by Section 313 of the USA PATRIOT Act and the applicable regulations: (1) within ten (10) days after the Closing Date, and (2) as such other times as are required under the USA PATRIOT Act.

(b) The USA PATRIOT Act requires all financial institutions to obtain, verify and record certain information that identifies individuals or business entities which open an “account” with such financial institution. Consequently, any Lender may from time to time request, and each Loan Party shall provide to such Lender, such Loan Party’s name, address, tax identification number and/or such other identifying information as shall be necessary for such Lender to comply with the USA PATRIOT Act and any other Anti-Terrorism Law.

16.18. Anti-Terrorism Laws.

(a) Each Loan Party represents and warrants that (i) no Covered Entity is a Sanctioned Person and (ii) no Covered Entity, either in its own right or through any third party, (A) has any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person in violation of any Anti-Terrorism Law; (B) does business in or with, or derives any of its income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law; or (C) engages in any dealings or transactions prohibited by any Anti-Terrorism Law.

(b) Each Loan Party covenants and agrees that (i) no Covered Entity will become a Sanctioned Person, (ii) no Covered Entity, either in its own right or through any third party, will (A) have any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person in violation of any Anti-Terrorism Law; (B) do business in or with, or derive any of its income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law; (C) engage in any dealings or transactions prohibited by any Anti-Terrorism Law or (D) use the Advances in violation of any Anti-Terrorism Law, (iii) the funds used to repay the Obligations will not be, (iv) each Covered Entity shall comply with all Anti-Terrorism Laws and (v) the Borrowers shall promptly notify the Agent.

16.19. Limitations on Liability.

(a) Notwithstanding any provisions regarding joint and several liability contained in this Agreement, any Other Document or in any agreements related thereto, it is the intent of the parties hereto and thereto, and such parties hereby agree that, neither the UK Borrower nor Davy Roll shall be liable for any Obligations to the extent they do not constitute UK Obligations, the present and future assets of the UK Borrower and/or Davy Roll shall not be subject to any Lien, claim or action by the Agent or the Lenders to satisfy any Obligations to the extent they do not constitute UK Obligations and neither the Agent nor the Lenders shall have any recourse under this Agreement or any Other Documents against either of the UK Borrower or Davy Roll or their respective assets in respect of any Obligations to the extent they do not constitute UK Obligations. All amounts paid by the UK Borrower or Davy Roll and all value derived from their respective assets shall be applied to UK Obligations.

(b) Notwithstanding any provisions regarding joint and several liability contained in this Agreement, any Other Document or in any agreements related thereto, it is the intent of the parties hereto and thereto, and such parties hereby agree that, the Swedish Borrowers shall not be liable for any Obligations to the extent they do not constitute Swedish Obligations, the present and future assets of the Swedish Borrowers shall not be subject to any Lien, claim or action by the Agent or the Lenders to satisfy any Obligations to the extent they do not constitute Swedish Obligations and neither the Agent nor the Lenders shall have any recourse under this Agreement or any Other Documents against the Swedish Borrowers or their respective assets in respect of any Obligations to the extent they do not constitute Swedish Obligations. All amounts paid by Swedish Borrowers and all value derived from their respective assets shall be applied to Swedish Obligations.

16.20. Amendment and Restatement.

(a) This Agreement amends and restates in its entirety the Existing Credit Agreement. All references to the “Agreement” contained in the Other Documents delivered in connection with the Existing Credit Agreement or this Agreement shall, and shall be deemed to, refer to this Agreement. Notwithstanding the amendment and restatement of the Existing Credit Agreement by this Agreement, the Obligations of the Borrowers and the other Loan Parties outstanding as of the Closing Date under the Existing Credit Agreement and the Other Documents as defined and entered into in conjunction with the Existing Credit Agreement shall remain outstanding and shall constitute continuing Obligations without novation, but subject to any changes in the provisions governing the same under this Agreement and the Other Documents as defined in this Agreement. Such Obligations shall in all respects be continuing and this Agreement shall not be deemed to evidence or result in a novation or repayment and reborrowing of such Obligations.

(b) Each of Davy Roll and the UK Borrower confirms that:

(i) its liabilities and obligations arising under this Agreement shall, to the extent that those liabilities and obligations are UK Obligations, form part of (but do not limit) the Secured Obligations (as defined in the UK Security Document); and

(ii) the security created or expressed to be created in favor of the Agent (for itself and the benefit of the Lenders) by each of Davy Roll and the UK Borrower pursuant to the UK Security Document shall cover (without limitation) the obligations and liabilities under this Agreement, to the extent that those liabilities and obligations are UK Obligations.

(c) Ampco UES confirms that:

(i) its liabilities and obligations arising under this Agreement shall form part of (but do not limit) the Secured Obligations (as defined in the Share Charge); and

(ii) the security created or expressed to be created in favor of the Agent (for itself and the benefit of the Lenders) by Ampco UES pursuant to the Share Charge shall cover (without limitation) the obligations and liabilities under this Agreement.

16.21 Acknowledgment and Consent to Bail-In of EEA Financial Institutions – Contractual Recognition of Bail-In.

Notwithstanding anything to the contrary in this Agreement, any Other Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under this Agreement or any Other Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(i) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an Affected Financial Institution; and

(ii) the effects of any Bail-in Action on any such liability, including, if applicable:

(A) a reduction in full or in part or cancellation of any such liability;

(B) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any Other Document; or

(C) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

16.22. Acknowledgment Regarding any Supported QFCs.

To the extent that the Agreement or any Other Document provides support, through a guarantee or otherwise, for Hedge Liabilities or any agreement or instrument otherwise that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that this Agreement and/or any Other Document and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a) In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under this Agreement and/or any Other Document that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC, this Agreement and/or any Other Document were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b) As used in this Section 16.22, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b), (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

[INTENTIONALLY LEFT BLANK]

Each of the parties has signed this Agreement effective as of the day and year first above written.

BORROWERS:

WITNESS/ATTEST:		AIR & LIQUID SYSTEMS CORPORATION, a Pennsylvania corporation

By:	/s/ Melanie L. Sprowson	By:	/s/ Rose Hoover (SEAL)
Name:	Melanie L. Sprowson	Name:	Rose Hoover
Title:	Corporate Secretary	Title:	Executive Vice President

WITNESS/ATTEST:		UNION ELECTRIC STEEL CORPORATION, a Pennsylvania corporation

By:	/s/ Melanie L. Sprowson	By:	/s/ Rose Hoover (SEAL)
Name:	Melanie L. Sprowson	Name:	Rose Hoover
Title:	Corporate Secretary	Title:	Vice President

WITNESS/ATTEST:		ALLOYS UNLIMITED AND PROCESSING, LLC, a Pennsylvania limited liability company

By:	/s/ Melanie L. Sprowson	By:	/s/ Rose Hoover (SEAL)
Name:	Melanie L. Sprowson	Name:	Rose Hoover
Title:	Corporate Secretary	Title:	Vice President

WITNESS/ATTEST:		AKERS NATIONAL ROLL COMPANY, a Delaware corporation

By:	/s/ Melanie L. Sprowson	By:	/s/ Rose Hoover (SEAL)
Name:	Melanie L. Sprowson	Name:	Rose Hoover
Title:	Corporate Secretary	Title:	Vice President

BORROWERS (continued):

WITNESS/ATTEST:		AKERS SWEDEN AB, a company duly incorporated and organized under the laws of Sweden

By:	/s/ Ulrika Scherberg	By:	/s/ Jörgen Hedström (SEAL)
Name:	Ulrika Scherberg	Name:	Jörgen Hedström
Title:	HR Manager	Title:	Managing Director

WITNESS/ATTEST:		AKERS AB, a company duly incorporated and organized under the laws of Sweden

By:	/s/ Ulrika Scherberg	By:	/s/ Jörgen Hedström (SEAL)
Name:	Ulrika Scherberg	Name:	Jörgen Hedström
Title:	HR Manager	Title:	Managing Director

WITNESS/ATTEST:		UNION ELECTRIC STEEL UK LIMITED, a limited liability company organized under the laws of England and Wales

By:	/s/ Melanie L. Sprowson	By:	/s/ Samuel C. Lyon (SEAL)
Name:	Melanie L. Sprowson	Name:	Samuel C. Lyon
Title:	Corporate Secretary	Title:	Director

GUARANTORS:

WITNESS/ATTEST:		AMPCO-PITTSBURGH SECURITIES V LLC, a Delaware limited liability company

By:	/s/ Melanie L. Sprowson	By:	/s/ Rose Hoover (SEAL)
Name:	Melanie L. Sprowson	Name:	Rose Hoover
Title:	Corporate Secretary	Title:	President

WITNESS/ATTEST:		AMPCO-PITTSBURGH SECURITIES V INVESTMENT CORPORATION, a Delaware corporation

By:	/s/ Melanie L. Sprowson	By:	/s/ Rose Hoover (SEAL)
Name:	Melanie L. Sprowson	Name:	Rose Hoover
Title:	Corporate Secretary	Title:	President

WITNESS/ATTEST:		AMPCO UES SUB, INC., a Delaware corporation

By:	/s/ Melanie L. Sprowson	By:	/s/ Rose Hoover (SEAL)
Name:	Melanie L. Sprowson	Name:	Rose Hoover
Title:	Corporate Secretary	Title:	President

WITNESS/ATTEST:		AMPCO-PITTSBURGH CORPORATION, a Pennsylvania corporation

By:	/s/ Melanie L. Sprowson	By:	/s/ Rose Hoover (SEAL)
Name:	Melanie L. Sprowson	Name:	Rose Hoover
Title:	Corporate Secretary	Title:	President

GUARANTORS (continued):

WITNESS/ATTEST:		THE DAVY ROLL COMPANY LIMITED, a limited liability company organized under the laws of England and Wales

By:	/s/ Melanie L. Sprowson	By:	/s/ Rose Hoover (SEAL)
Name:	Melanie L. Sprowson	Name:	Rose Hoover
Title:	Corporate Secretary	Title:	Director

WITNESS/ATTEST:		ROLLS TECHNOLOGY INC., a Delaware corporation

By:	/s/ Melanie L. Sprowson	By:	/s/ Rose Hoover (SEAL)
Name:	Melanie L. Sprowson	Name:	Rose Hoover
Title:	Corporate Secretary	Title:	Vice President

AGENT AND LENDERS:

PNC BANK, NATIONAL ASSOCIATION,
As a Lender and as Agent

By:	/s/ David Thayer
Name:	David Thayer
Title:	Vice President

The Tower at PNC Plaza
300 Fifth Avenue
Pittsburgh, PA 15222

Revolving Commitment Percentage: 42.50%
Revolving Commitment Amount $42,500,000.00

FIRST NATIONAL BANK OF PENNSYLVANIA, As a Lender

By:	/s/ Angèle Stoebener
Name:	Angèle Stoebener
Title:	Vice President

One North Shore Center
12 Federal Street, Suite 500
Pittsburgh, PA 15212

Revolving Commitment Percentage: 35.00%
Revolving Commitment Amount $35,000,000.00

M&T Bank, As a Lender

By:	/s/ Robert J. Tisksus
Name:	Robert J. Tisksus
Title:	Vice President

Pittsburgh, Pennsylvania 15219

Revolving Commitment Percentage: 22.50%
Revolving Commitment Amount $22,500,000.00